As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 333-121545

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in charter)

Delaware	6712	41-0449260
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

420 Montgomery Street

San Francisco, California 94163

(800) 411-4932

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

415-396-1793

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Robert J. Kaukol Senior Counsel Wells Fargo & Company, MAC C7300-126 1740 Broadway Denver, Colorado 80274 (303) 863-2731	G. Waverly Vest, Jr., Esq. Alethia M. Theisen, Esq. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2900 Houston, Texas 77002 (713) 223-2900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus of Wells Fargo & Company	Proxy Statement of First Community Capital Corporation

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear First Community Shareholder:

First Community Capital Corporation has agreed to be acquired by Wells Fargo & Company in a stock-for-stock merger transaction. We are asking holders of First Community common and preferred stock to approve the merger at a special meeting of shareholders to be held:

July 29, 2005

10:00 a.m., local time

First Community Bank, N.A.

14200 Gulf Freeway

Houston, Texas 77034

If the merger is completed, we expect that you will receive, in exchange for each First Community common and preferred share you own, approximately $30.41 in value of Wells Fargo common stock based on a Wells Fargo measurement price defined as the average closing price of Wells Fargo common stock for the 20 consecutive trading days ending the day before the special meeting. The higher the Wells Fargo measurement price, the fewer Wells Fargo shares you will receive in the merger. Conversely, the lower the Wells Fargo measurement price, the more shares you will receive. As described on page 37 of this document, the exact number of Wells Fargo shares you will receive in the merger will be determined under a formula in the merger agreement.

If the special meeting had been held on June 24, 2005, the most recent day for which information was available prior to mailing this document, the Wells Fargo measurement price would have been $61.30 and the merger exchange ratio would have been 0.4961 ($30.41 ÷ $61.30). Based on the New York Stock Exchange closing price of Wells Fargo common stock (trading symbol “WFC”) of $58.75 on August 31, 2004, the last trading day before public announcement of the proposed merger, the value of 0.4961 of a share of Wells Fargo common stock would have been $29.15. Based on the Wells Fargo closing price on June 23, 2005 of $61.01, the value of 0.4961 of a share of Wells Fargo common stock would have been $30.27.

We expect the exchange of Wells Fargo shares for First Community common and preferred shares to be generally tax free to First Community shareholders for U.S. federal income tax purposes, except for cash received instead of partial Wells Fargo shares.

If the merger is completed, First Community shareholders will collectively own less than 1% of the outstanding common stock of Wells Fargo.

At the special meeting, First Community common shareholders will also be asked to ratify an agreement to sell First Community Bank San Antonio, N.A. to FC Holdings, Inc., an entity controlled by certain directors and executive officers of First Community. Holders of First Community Series A and Series B preferred stock are not entitled to vote on this proposal. Ratification of the agreement to sell the San Antonio bank is not a condition to the merger, and the number of shares of Wells Fargo common stock you will receive in the merger will not be affected by whether or not the sale occurs.

This document provides important information about the merger and the proposed sale of the San Antonio bank. Please read it carefully. An investment in Wells Fargo common stock involves risks. See “ Risk Factors” beginning on page 14.

Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting. Not voting on a proposal will have the same effect as voting against it.

No vote of Wells Fargo stockholders is required to complete the merger.

Your board of directors unanimously recommends approval of the merger and the sale of First Community Bank San Antonio.

Sincerely,

Nigel J. Harrison

Vice Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated June 24, 2005, and is first being mailed to First Community shareholders on or about June 28, 2005.

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and First Community from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge through the Securities and Exchange Commission website (http://www.sec.gov) or upon written or oral request to the appropriate company:

Wells Fargo & Company	First Community Capital Corporation
MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attn: Laurel Holschuh, Corporate Secretary (612) 667-8655	14200 Gulf Freeway Houston, Texas 77034 Attn: James M. McElray, Chief Financial Officer (281) 652-4021

To obtain information in time for the special meeting of shareholders, your request should be received by July 22, 2005.

See “Where You Can Find More Information” on page 63.

This proxy statement-prospectus includes, as Appendices E and F, respectively, and incorporates by reference, First Community’s Annual Report on Form 10-K for the year ended December 31, 2004, and First Community’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

FIRST COMMUNITY CAPITAL CORPORATION

14200 Gulf Freeway

Houston, Texas 77034

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m., local time, on July 29, 2005

Place	Main Office, First Community Bank, N.A.
14200 Gulf Freeway
Houston, Texas 77034

Purposes

1.    For the holders of First Community common and preferred stock to vote on a proposal to approve the merger agreement (as amended) between First Community Capital Corporation and Wells Fargo & Company pursuant to which a wholly owned subsidiary of Wells Fargo will merge into First Community and First Community will become a wholly owned subsidiary of Wells Fargo, as described in this document.

2.    For the holders of First Community common stock to vote on a proposal to ratify the stock purchase agreement between First Community Capital Corporation of Delaware, Inc. and FC Holdings, Inc. pursuant to which First Community Capital Corporation of Delaware will sell to FC Holdings all of the capital stock of First Community Bank San Antonio, N.A., as described in this document.

3. To act on any other matters that may properly come before the meeting.

Record Date	The record date for the special meeting is June 17, 2005.

•	Only holders of First Community common and preferred stock at the close of business on the record date may vote on the proposal to approve the merger agreement.

•	Only holders of First Community common stock at the close of business on the record date may vote on the proposal to ratify the sale of First Community Bank San Antonio.

Voting by Proxy	To vote by proxy, complete the enclosed proxy card, sign and date it and return it in the prepaid envelope which accompanied the proxy card.

Dissenters’ Rights

Under Texas law, First Community common and preferred shareholders have the right to dissent from the merger, obtain an appraisal of the fair value of their First Community shares and receive cash equal to the appraised fair value of their First Community shares instead of receiving Wells Fargo common stock. To exercise dissenters’ rights, First Community common and preferred shareholders must follow the procedures established by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, including not voting in favor of the merger agreement. See page 32 and Appendix C.

By Order of the Board of Directors,

Nigel J. Harrison Vice Chairman, President and Chief Executive Officer

June 24, 2005

YOUR VOTE IS IMPORTANT – PLEASE ACT TODAY!

No matter how many shares you own, please mark, date, sign and promptly return the enclosed proxy card so that your shares are voted. You can revoke your signed proxy card at any time before it is voted. Not voting on a proposal will have the same effect as voting against the proposal.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

Q:	What do I need to do now?

A:	First, carefully read this document. Then, as soon as possible, mail your signed proxy card in the enclosed return envelope so that your shares are represented at the meeting. To ensure your vote is received, please vote by proxy even if you plan to attend the meeting in person.

Q:	Can I vote in person?

A:	Yes. If you were a First Community common or preferred shareholder of record as of June 17, 2005, you can attend the special meeting and vote your shares in person on the merger proposal. If you were a First Community common shareholder of record as of that date, you can also vote in person on the proposal to sell First Community Bank San Antonio, N.A.

Q:	What happens if I return my proxy but do not indicate how to vote my shares?

A:	If you sign and return your proxy card, but do not provide any instructions on how to vote your shares, your shares of common and preferred stock will be voted FOR approval of the merger proposal and your shares of common stock will be voted FOR approval of the proposal to sell First Community Bank San Antonio.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them on the merger proposal or on the proposal to sell First Community Bank San Antonio. You should therefore instruct your broker how to vote your shares. If you fail to instruct your broker how to vote your shares on a proposal, you will, in effect, be voting against the proposal.

Q:	What does it mean if I receive more than one set of materials?

A:

It means you own shares of First Community common or preferred stock that are registered under different names. For example, you might own shares directly as a shareholder of record and other shares through a broker. In these situations you will receive multiple sets of proxy materials. Please vote, sign and return all of the proxy cards you receive to vote all shares you own. Please return each proxy card in the return envelope which accompanied that proxy card.

Q:	Can I revoke my proxy and change my vote?

A:	Yes. If you are a shareholder of record (that is, you do not hold your shares through a bank, broker, custodian or other recordholder), you can revoke your signed proxy at any time before it is voted – either by signing and timely returning a proxy card with a later date, by attending the meeting in person and voting your shares by ballot at the meeting, or by sending a written notice of revocation to First Community’s corporate secretary. If you voted your shares through a bank, broker, custodian or other recordholder, you must follow the directions you receive from the recordholder to change your vote.

Q:	What if my shares are subject to First Community’s voting and stock restriction agreement?

A:	Under the terms of that agreement, the voting representatives have the power to vote the shares subject to the agreement at the special meeting. The voting representatives have requested that the parties to the voting and stock restriction agreement indicate a preference for how their First Community shares are voted at the special meeting. Included with this document is a voting instruction form. Please mark, sign and promptly return your voting instruction form so that your voting preference is known. The voting representatives will vote all shares subject to the agreement and entitled to vote on a proposal in the manner indicated by the holders of a majority of the shares for which voting instructions have been timely received.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, Wells Fargo will send instructions to you explaining how to exchange your First Community shares for shares of Wells Fargo.

Q:	Who can answer any questions I may have about the special meeting or the proposed merger or sale of the San Antonio bank?

A:	You can call James M. McElray at First Community at (281) 652-4021.

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APPENDIX A – Agreement and Plan of Reorganization (As Amended)

APPENDIX B – Opinion of Bear, Stearns & Co. Inc.

APPENDIX C – Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act

APPENDIX D – Stock Purchase Agreement

APPENDIX E – First Community 2004 Form 10-K

APPENDIX F – First Community First Quarter 2005 Form 10-Q

APPENDIX G – Opinion of Alex Sheshunoff & Co. Investment Banking

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SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It might not contain all of the information that is important to you. You should carefully read this entire document and the documents to which it refers you to fully understand the merger. See “Where You Can Find More Information” on page 63. Each item in this summary refers to the page or pages in this document where that subject is discussed in more detail.

Information About Wells Fargo and First Community (Page 47)

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(800) 292-9932

Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the internet and other distribution channels across North America and elsewhere internationally. At March 31, 2005, Wells Fargo had assets of $436 billion, loans of $291 billion, deposits of $273 billion and stockholders’ equity of $38 billion. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol WFC.

First Community Capital Corporation

14200 Gulf Freeway

Houston, Texas 77034

(281) 996-1000

First Community Capital Corporation is a Texas corporation registered as a bank holding company under the Bank Holding Company Act. Through its subsidiary banks, First Community Bank, N.A. and First Community Bank San Antonio, N.A., it provides a diversified range of commercial banking products and services to small and medium-sized businesses, public and governmental organizations and consumers through 17 full-service banking locations in or near Houston, Texas and four locations in San Antonio, Texas. At March 31, 2005, First Community had assets of $604 million, loans of $428 million, deposits of $457 million and stockholders’ equity of $42 million. Neither First Community common stock nor First Community preferred stock is listed on an exchange or quoted on the Nasdaq National Market or any automated services, and there is no established trading market for the common or preferred stock.

Wells Fargo Will Acquire First Community in the Merger (Page 37)

In the proposed merger, a wholly owned subsidiary of Wells Fargo, formed for the purpose of the merger, will merge with First Community. First Community will survive the merger and become a wholly owned subsidiary of Wells Fargo. The merger agreement (as amended) between First Community and Wells Fargo will govern the merger. We have included the merger agreement in this document as Appendix A. Please read it carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

First Community Shareholders Will Receive Wells Fargo Common Stock for Their First Community Common and Preferred Stock (Page 37)

If the merger is completed, each outstanding share of First Community common and preferred stock will be exchanged for the number of shares of Wells Fargo common stock determined by (1) dividing $123,655,000 by the Wells Fargo measurement price, then (2) dividing that number by the total number of shares of

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First Community common and preferred stock outstanding or subject to options at the time of the merger. The number of Wells Fargo shares to be exchanged for each First Community common and preferred share is referred to in this document as the “merger exchange ratio.” The Wells Fargo measurement price will be the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange for each of the 20 consecutive trading days ending on the day immediately before the special meeting of First Community shareholders. First Community intends to file a current report on Form 8-K with the Securities and Exchange Commission immediately prior to the special meeting of shareholders to disclose the Wells Fargo measurement price.

The merger exchange ratio is not subject to a collar. This means there is no minimum or maximum merger exchange ratio that First Community shareholders are entitled to receive in the merger.

If the total number of shares of Wells Fargo common stock to be received in the merger by a First Community shareholder does not equal a whole number, the shareholder will receive cash instead of the partial share. The amount of cash will equal the partial share amount multiplied by the average of the closing prices of Wells Fargo common stock on the New York Stock Exchange for the five consecutive trading days ending on the day immediately before the special meeting.

Treatment of First Community Preferred Stock. Under the certificates of designations for the First Community Series A and Series B preferred stock, shares of First Community Series A and Series B preferred stock are convertible into shares of First Community common stock on a one-for-one basis upon the change of control that will occur due to the merger. Under the merger agreement, each share of First Community Series A and Series B preferred stock will be converted directly into the right to receive shares of Wells Fargo common stock on the same basis that each share of First Community common stock will be converted. As a result, the holders of First Community Series A and Series B preferred stock will receive the same merger consideration per share that the holders of First Community common stock will receive.

Hypothetical Merger Exchange Ratios. The following table shows hypothetical merger exchange ratios based on a range of assumed Wells Fargo measurement prices. In each case, the hypothetical merger exchange ratio assumes there will be a total of 4,066,522 shares of First Community common and preferred stock outstanding or subject to options at the time of the merger. As a result, each hypothetical merger exchange ratio was determined by dividing $123,655,000 by the Wells Fargo measurement price assumed for that hypothetical, then dividing that number by 4,066,522. The actual Wells Fargo measurement price will not be known until immediately before the special meeting of First Community shareholders and may fall outside the range set forth below.

The table also shows for each hypothetical merger exchange ratio: (1) the number of full shares of Wells Fargo common stock you would receive if you owned 100 shares of First Community common or preferred stock at the time of the merger, and (2) the amount of cash you would receive instead of any partial Wells Fargo share if the average of the closing prices of Wells Fargo common stock on the New York Stock Exchange for the five consecutive trading days ending the day immediately before the special meeting were the same as the assumed Wells Fargo measurement price.

Wells Fargo Measurement Price	Wells Fargo Shares for Each First Community Share	Full Wells Fargo Shares for 100 First Community Shares	Partial Wells Fargo Share	Cash Instead of Partial Wells Fargo Share
$55.00	0.5528	55	0.28	$15.40
57.50	0.5288	52	0.88	50.60
60.00	0.5068	50	0.68	40.80
62.50	0.4865	48	0.65	40.63
65.00	0.4678	46	0.78	50.70

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Wells Fargo Dividend Policy

The table below shows the cash dividends paid per share of Wells Fargo common stock and per share of First Community common and preferred stock for the periods shown, as well as the approximate equivalent value per share of First Community common and preferred stock of the Wells Fargo common stock dividends based on a hypothetical merger exchange ratio of 0.5068. See “Hypothetical Merger Exchange Ratios” above.

Quarter Ended	Wells Fargo Common Stock	First Community Common Stock	First Community Series A Preferred Stock	First Community Series B Preferred Stock	First Community Common and Preferred Stock per Share Equivalent
March 31, 2005	$0.48	$—	$—	$—	$.24
December 31, 2004	0.48	0.10	0.46	—	.24
September 30, 2004	0.48	—	—	—	.24
June 30, 2004	0.45	—	0.46	—	.23

Holders of Wells Fargo common stock receive dividends if, when and as declared by the Wells Fargo board of directors out of legally available funds. The amount and timing of any future dividends on Wells Fargo common stock will depend on the earnings, cash requirements and financial condition of Wells Fargo and its subsidiaries, government regulations and other factors deemed relevant by the Wells Fargo board of directors.

First Community’s Financial Advisor Believes the Merger is Fair from a Financial Point of View (Page 23)

First Community’s financial advisor for the merger, Bear, Stearns & Co. Inc., has given an opinion to the board of directors of First Community dated September 1, 2004 that, as of that date, the consideration to be received by First Community shareholders in the merger was fair from a financial point of view. A copy of the fairness opinion is included in this document as Appendix B. Please read the opinion for the assumptions made, matters considered and the limitations of the review undertaken by Bear Stearns in giving the opinion. The opinion is not a recommendation to First Community shareholders on how to vote on the proposal to approve the merger agreement. The opinion of Bear Stearns does not and will not reflect any developments that may occur or may have occurred after September 1, 2004 (the date of the opinion) and prior to completion of the merger. First Community does not currently expect that it will request an updated opinion from Bear Stearns.

First Community has agreed to pay Bear Stearns a fee of $1,236,550 upon completion of the merger for Bear Stearns’ financial advisory services. First Community paid Bear Stearns a $25,000 retainer and agreed to pay Bear Stearns a fee of $300,000 for rendering its opinion dated September 1, 2004, which amounts are not contingent upon completion of the merger, but will be credited against payment of the fee for financial advisory services.

Merger Generally Tax Free to First Community Shareholders (Page 30)

Holders of First Community common stock and preferred stock generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange in the merger of their First Community shares for full Wells Fargo common shares. They will be taxed on the cash they receive instead of partial Wells Fargo shares.

The U.S. federal income tax treatment described above might not apply to every First Community shareholder, including the types of holders identified on page 30. The tax consequences to First Community shareholders will depend on their own specific situations. As a result, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

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First Community’s Board of Directors Recommends that First Community Shareholders Approve the Merger (Page 22)

First Community’s board of directors believes that the merger is fair and in the best interests of First Community common and preferred shareholders and recommends that First Community shareholders vote FOR approval of the merger agreement.

In reaching its determination to adopt the merger agreement, the First Community board of directors consulted with First Community’s senior management and First Community’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	information regarding the business, operating results, financial condition, management, earnings and prospects of each of First Community and Wells Fargo;

•	the merger consideration in the form of shares of Wells Fargo common stock for each share of First Community common and preferred stock outstanding;

•	the analyses provided by Bear Stearns and the opinion rendered by Bear Stearns, as financial advisor to First Community, that the merger consideration was fair from a financial point of view to First Community’s shareholders;

•	the compatibility of Wells Fargo’s management team with that of First Community and the general strategic fit of the entities, including the fact that First Community’s commercial lending and geographic area complement those of Wells Fargo;

•	comparable transactions and valuations on recent transactions;

•	the First Community board’s review of other strategic alternatives available to First Community and the board’s assessment that none of the other alternatives were likely to create greater value for shareholders than the merger consideration to be paid by Wells Fargo;

•	the treatment of the stock merger consideration as a tax-free exchange of First Community common and preferred stock for Wells Fargo common stock for federal income tax purposes;

•	the anticipated impact of the merger on employees, customers and communities served by First Community;

•	the ability of Wells Fargo to provide additional financial services and products to First Community’s customers and communities;

•	the current financial services industry environment, including the continued consolidation within the industry and the increased competition in the market areas served by First Community;

•	the historical dividends paid by Wells Fargo on its common stock;

•	the likelihood that the merger will be approved by the appropriate regulatory authorities; and

•	the ability of Wells Fargo to integrate the operations of the companies following the merger.

See “The Proposed Merger—Recommendation of the First Community Board and First Community’s Reasons for the Merger” beginning on page 22.

Additional Merger Benefits to First Community’s Directors and Executive Officers (Page 28)

When First Community shareholders consider their board of directors’ recommendation to approve the merger agreement and thereby approve the merger, they should be aware that First Community’s directors and executive officers have interests in the merger that are different from, or in addition to, shareholders’ interests generally. These interests arise from, among other things:

•	the receipt by Nigel J. Harrison, Vice Chairman, President and Chief Executive Officer of First Community, and Kenneth R. Koncaba, Jr., President of First Community Bank, N.A. of cash bonuses in consideration of their efforts in connection with the merger;

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•	the execution of consulting and non-competition agreements between Wells Fargo and Messrs. Harrison and Koncaba;

•	the execution of retention agreements between Wells Fargo and James M. McElray, Executive Vice President and Chief Financial Officer of First Community, and Wes Morehead, Executive Vice President of First Community Bank, N.A.;

•	the accelerated vesting and enhancement of supplemental retirement benefits as a result of the merger payable to the directors and certain executive officers of First Community;

•	the accelerated vesting as a result of the merger of any unvested stock options held by First Community’s directors and executive officers;

•	the conversion of stock options held by First Community’s directors and executive officers into options to acquire Wells Fargo common stock;

•	the sale of First Community Bank San Antonio, N.A. to an ownership group that includes certain directors and executive officers of First Community; and

•	the indemnification by Wells Fargo of First Community’s directors and officers and the maintenance by Wells Fargo of liability insurance covering First Community’s directors and officers for a period of three years following the merger.

First Community’s board of directors was aware of these interests and considered them when it adopted the merger agreement.

Sale of First Community Bank San Antonio (Page 45)

FC Holdings, Inc., which includes among its owners certain shareholders, directors and executive officers of First Community, entered into a stock purchase agreement dated as of November 3, 2004 with First Community Capital Corporation of Delaware, Inc. Under the stock purchase agreement, FC Holdings will purchase all of the capital stock of First Community Bank San Antonio, N.A. from First Community Capital Corporation of Delaware. First Community Bank San Antonio is a wholly owned subsidiary of First Community Capital Corporation of Delaware, which is a wholly owned subsidiary of First Community Capital Corporation. The proposed purchase price will be an amount equal to the “equity capital” of the San Antonio bank plus $450,000 and plus an amount sufficient to reimburse First Community Capital Corporation of Delaware for any federal and state tax liability it or its affiliates incur from the sale of the San Antonio bank. Under the stock purchase agreement, the “equity capital” of the San Antonio bank means the greater of $3,000,000 or the sum of the common stock, capital surplus and retained earnings of the bank at the closing date. This transaction is expected to close after receipt of all required shareholder and regulatory approvals, and prior to the closing of the merger. A copy of the stock purchase agreement is attached as Appendix D. All descriptions in this summary and elsewhere in this document of the terms and conditions of the proposed sale of the San Antonio bank are qualified by reference to the stock purchase agreement.

Neither shareholder ratification nor completion of the sale of the San Antonio bank is a condition to completion of the merger. As a result, the merger still can be completed even if the sale is not ratified by shareholders or is not completed before the merger. The number of shares you will receive in the merger will not be affected by whether or not the sale is ratified or is completed.

Dissenters’ Rights (Page 32)

Under Texas law, First Community common and preferred shareholders have the right to dissent from the merger, obtain an appraisal of the fair value of their First Community shares and receive cash equal to the appraised fair value of their First Community shares instead of receiving Wells Fargo common stock. To exercise dissenters’ rights, First Community shareholders must follow the procedures established by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, including not voting in favor of the merger agreement. See Appendix C.

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Surrender of First Community Shares (see page 35)

To receive certificates or direct registration statements for your shares of Wells Fargo common stock, you will need to surrender your First Community share certificates. Direct registration means your Wells Fargo shares will be held in book entry form without a paper stock certificate. If the merger is completed, Wells Fargo’s stock transfer agent will send you written instructions for exchanging your stock certificates.

Please do not send in your certificates until you receive these instructions.

Restrictions on the Ability to Sell Wells Fargo Shares Received in the Merger (Page 36)

Unless you are considered to be an affiliate of First Community under federal securities laws, the Wells Fargo shares you receive in the merger will be freely transferable. If you are considered to be an affiliate, you can sell the Wells Fargo shares you receive in the merger only pursuant to a registration statement or an exemption from registration under the Securities Act of 1933 or as permitted under the rules of that Act (including Rule 145). Generally, you are considered an affiliate if you are an officer, director or 10% shareholder of First Community. As a practical matter, the rules of the Securities Act would generally permit an affiliate to sell the Wells Fargo shares received in the merger if the shares are sold through a broker or dealer. This proxy statement-prospectus does not cover resales of Wells Fargo common stock received in the merger by affiliates of First Community.

First Community Special Meeting to be Held on July 29, 2005 (Page 17)

First Community will hold the special meeting of shareholders at 10:00 a.m., local time, on July 29, 2005, at the main office of First Community Bank, N.A., 14200 Gulf Freeway, Houston, Texas. At the meeting First Community shareholders will be asked to vote on a proposal to approve the merger agreement and on a proposal to ratify the agreement to sell First Community Bank San Antonio, N.A. You can vote at the special meeting on the proposal to approve the merger agreement if you owned First Community common stock or preferred stock at the close of business on June 17, 2005, the record date for the meeting. You can vote on the proposal to ratify the sale of the San Antonio bank if you owned First Community common stock on the record date.

Vote Required to Approve Proposals (page 18)

Assuming a quorum is present, to complete the merger, the merger agreement must be approved by the holders of at least two-thirds of the outstanding shares of First Community common stock and by the holders of at least two-thirds of the outstanding shares of First Community preferred stock. Shares of First Community Series A preferred stock and Series B preferred stock will vote together as one class. No vote of Wells Fargo stockholders is required to complete the merger. To complete the sale of the San Antonio bank, the holders of a majority of the shares of First Community common stock entitled to vote and represented in person or by proxy at the special meeting must approve the sale.

A total of 2,039,353 shares of First Community common stock and 166,916 shares of First Community preferred stock are subject to a voting and stock restriction agreement between First Community and certain shareholders. Under the terms of the voting and stock restriction agreement, the voting representatives have the power to vote the common shares on both proposals and the preferred shares on the merger proposal. (The preferred stock is not entitled to vote on the proposal to approve the sale of the San Antonio bank.) The voting representatives have requested that the parties to the voting and stock restriction agreement indicate a preference for how their First Community shares are voted at the special meeting. The voting representatives will vote all common and preferred shares subject to the agreement and entitled to vote on a proposal in the manner indicated by the holders of a majority of the common or preferred shares, as the case may be, for which voting instructions have been timely received. The voting representatives will treat shares of First Community common and preferred stock as separate classes for purposes of determining how to vote on the merger proposal.

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Under a separate voting agreement with Wells Fargo, as to shares of First Community common and preferred stock not subject to the voting and stock restriction agreement, each director and executive officer of First Community has agreed to vote in favor of the merger all shares over which the director or executive officer has voting power in any capacity. As to shares of First Community common and preferred stock subject to the voting and stock restriction agreement, each director and executive officer has agreed to instruct the voting representatives to vote in favor of the merger all shares over which the director or executive officer has voting power other than solely in his or her capacity as a voting representative under the voting and stock restriction agreement.

At the record date, the directors and executive officers of First Community and their affiliates beneficially owned a total of 680,252 shares of First Community common stock and 109,058 shares of First Community preferred stock, representing approximately 21.3% and 14.3%, respectively, of the outstanding shares of common and preferred stock. All of these shares are subject to the voting and stock restriction agreement described above, except for a nominal number of bank director qualifying shares.

Regulatory Approval Required (Page 34)

The Board of Governors of the Federal Reserve System must approve the merger before the merger can be completed. Wells Fargo received Federal Reserve Board approval on June 23, 2005. The approval is subject to a waiting period of 15 days.

The merger is also subject to certain filing and other requirements of the Texas Department of Banking. Wells Fargo has filed the required notice of merger with the Texas Department of Banking.

Other Conditions to Completing the Merger (Page 42)

In addition to the shareholder and regulatory approvals described above, a number of other conditions must be met before the merger can be completed. These conditions include:

•	receipt by First Community of an opinion of counsel that the merger will qualify as a tax-free reorganization;

•	authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued to First Community shareholders pursuant to the merger agreement;

•	absence of any court or governmental authority order prohibiting the merger;

•	accuracy in all material respects of the representations and warranties in the merger agreement;

•	compliance in all material respects with the covenants, agreements and conditions of the merger agreement;

•	absence since December 31, 2003, of any change or circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of First Community and its subsidiaries as a whole or Wells Fargo and its subsidiaries as a whole, other than those changes specifically allowed by the merger agreement;

•	the registration statement of which this document is a part must be declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order;

•	in the case of Wells Fargo’s obligation to complete the merger:

•	the resignation of each member of First Community’s board of directors;

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•	the effectiveness of consulting and non-competition agreements between Wells Fargo and Nigel J. Harrison, Vice Chairman, President and Chief Executive Officer of First Community, and between Wells Fargo and Kenneth R. Koncaba, Jr., President of First Community Bank, N.A.;

•	the receipt by Wells Fargo of certifications of First Community’s chief executive and chief financial officers regarding First Community’s financial statements and internal controls.

Wells Fargo or First Community can waive a condition it is entitled to assert as long as the law does not require the condition to be met.

Approval of the sale of First Community Bank San Antonio, N.A. is not a condition to the merger.

Termination of the Merger Agreement (Page 43)

Wells Fargo and First Community can mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, even if First Community shareholders have voted to approve the merger agreement.

Also, either company can terminate the merger agreement without the consent of the other if:

•	the shareholders of First Community do not approve the merger at the special meeting of shareholders;

•	a court or other governmental authority prohibits the merger;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within 60 days;

•	the merger is not completed by the later of July 31, 2005, or if all required regulatory approvals have been received by then, the day after the date the last of any required waiting periods expires (but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date); or

•	First Community receives a competing acquisition or business combination proposal that its board of directors determines in good faith to be a superior proposal to the proposed merger, except that First Community cannot terminate the merger agreement under this provision unless it has not breached its covenant not to solicit a competing transaction and it pays Wells Fargo a termination fee of $5,000,000.

Wells Fargo can terminate the merger agreement at any time before the merger is completed if:

•	First Community’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of the merger agreement;

•	after First Community has either (a) entered into an agreement with a third party regarding the acquisition of, or a combination with, First Community, or (b) received an acquisition or combination proposal from a third party, First Community shareholders do not approve the merger agreement at the special meeting; or

•	the special meeting of First Community shareholders is not held within the time required under the merger agreement.

Termination Fee (Page 43)

First Community must pay Wells Fargo a termination fee of $5,000,000 if the merger agreement is terminated because First Community receives a superior competing proposal. First Community must also pay a termination fee of $5,000,000 to Wells Fargo if Wells Fargo terminates the merger agreement because:

•	First Community’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement;

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•	after First Community has either (a) entered into an agreement with a third party regarding the acquisition of, or a combination with, First Community, or (b) received an acquisition or combination proposal from a third party, First Community shareholders do not approve the merger agreement at the special meeting; or

•	the special meeting of First Community shareholders is not held within the time required under the merger agreement.

First Community agreed to pay a termination fee under the circumstances described above in order to induce Wells Fargo to enter into the merger agreement and provide the termination rights under the circumstances described above. This arrangement could have the effect of discouraging other companies from trying to acquire First Community.

Effect of Merger on Rights of First Community Shareholders (Page 54)

The rights of First Community shareholders are governed by Texas law, as well as First Community’s amended articles of incorporation and bylaws. After completion of the merger, the rights of former First Community shareholders who receive Wells Fargo common stock in the merger will be governed by Delaware law, as well as Wells Fargo’s restated certificate of incorporation and bylaws. Although Delaware law and Wells Fargo’s restated certificate of incorporation and bylaws are similar in many ways to Texas law and First Community’s amended articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of First Community shareholders.

Wells Fargo Will Control First Community After the Merger (Page 37)

After the merger, First Community will be a wholly owned subsidiary of Wells Fargo. Under the merger agreement, the directors of First Community are required to resign effective at the time of the merger, and Wells Fargo, as the sole shareholder of First Community after the merger, will be able to elect or appoint all of the directors of First Community. After the merger, First Community shareholders will collectively own less than 1% of the outstanding common stock of Wells Fargo.

Treatment of First Community Stock Options (Page 37)

At the time of the merger, each option to purchase First Community common stock granted by First Community (or assumed by First Community in the case of acquired entities) that is then outstanding and unexercised will be converted automatically into an option to buy Wells Fargo shares, generally exercisable on the same terms that applied to the option to purchase First Community common stock except:

•	the number of Wells Fargo shares subject to the Wells Fargo option will equal the number of First Community shares subject to the First Community option multiplied by the merger exchange ratio, rounded down to the nearest share; and

•	the per share exercise price of the Wells Fargo option will equal the per share exercise price of the First Community option divided by the merger exchange ratio, rounded down to the nearest cent.

Incentive stock options will be converted in a manner which is consistent with Section 424(a) of the Internal Revenue Code.

Merger Expected to be Completed in Third Quarter of 2005

The merger is expected to be completed in the third quarter of 2005, assuming all conditions to the merger have been satisfied, including receipt of all required shareholder and regulatory approvals. If all conditions to the merger have not been satisfied at that time, the merger will be completed as soon as practicable once all the conditions have been satisfied.

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Listing of Wells Fargo Shares (Page 36)

The Wells Fargo shares to be issued in the merger will be listed on the New York and Chicago Stock Exchanges.

Wells Fargo to Use Purchase Accounting (Page 36)

Wells Fargo will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Selected Financial Data and Market Price Information

The following selected financial information is to aid you in understanding certain financial aspects of the merger. The following tables present selected historical financial data for Wells Fargo and First Community. The annual historical information for Wells Fargo and First Community is derived from the respective consolidated financial statements of Wells Fargo and First Community as of and for each of the fiscal years ended December 31, 2000 through 2004. The information as of and for the three months ended March 31, 2005 is derived from the respective unaudited interim financial statements of Wells Fargo and First Community. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management of Wells Fargo and First Community, as the case may be, consider necessary for fair presentation of the financial position and results of operations for such periods. The historical results set forth below and elsewhere in this document are not necessarily indicative of the future performance of Wells Fargo or First Community.

The information is only a summary and should be read with each company’s historical consolidated financial statements and related notes contained in such company’s Annual Report on Form 10-K for the year ended December 31, 2004, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which have been incorporated by reference into this document (and in the case of First Community included in this document as Appendices E and F, respectively), as well as other information filed by the company with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 63.

Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol WFC. Neither First Community common stock nor First Community preferred stock is listed on an exchange or quoted on the Nasdaq National Market or any automated services, and there is no established trading market for the common or preferred stock. Trades in First Community common stock and First Community preferred stock are often privately negotiated between the buyer and the seller, and management of First Community may not know the prices at which some or all of such transactions took place. First Community is not aware of any trades in First Community common stock or First Community preferred stock since June 2004.

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Wells Fargo & Company and Subsidiaries

(dollars in millions, except per share amounts)

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
For the Period:
Net interest income	$4,453	$4,050	$17,150	$16,007	$14,482	$11,976	$10,339
Provision for loan losses	585	404	1,717	1,722	1,684	1,727	1,284
Noninterest income	3,636	3,097	12,909	12,382	10,767	9,005	10,360
Noninterest expense	4,692	4,029	17,573	17,190	14,711	13,794	12,889

Before effect of change in accounting principle

Net income	1,856	1,767	7,014	6,202	5,710	3,411	4,012
Earnings per common share	1.09	1.04	4.15	3.69	3.35	1.99	2.35
Diluted earnings per common share	1.08	1.03	4.09	3.65	3.32	1.97	2.32

After effect of change in accounting principle

Net income	1,856	1,767	7,014	6,202	5,434	3,411	4,012
Earnings per common share	1.09	1.04	4.15	3.69	3.19	1.99	2.35
Diluted earnings per common share	1.08	1.03	4.09	3.65	3.16	1.97	2.32
Dividends declared per share	.48	.45	1.86	1.50	1.10	1.00	.90

At Period End:
Securities available for sale	$31,685	$32,857	$33,717	$32,953	$27,947	$40,308	$38,655
Loans	290,588	264,216	287,586	253,073	192,478	167,096	155,451
Allowance for loan losses	3,783	3,891	3,762	3,891	3,819	3,717	3,681
Goodwill	10,645	10,403	10,681	10,371	9,753	9,527	9,303
Assets	435,643	397,354	427,849	387,798	349,197	307,506	272,382
Core deposits	234,984	220,105	229,703	211,271	198,234	182,295	156,710
Long-term debt	76,903	73,390	73,580	63,642	47,320	36,095	32,046
Guaranteed preferred beneficial interests in subordinated debt	—	—	—	—	2,885	2,435	935
Common stockholders’ equity	38,514	35,474	37,885	34,484	30,258	27,111	26,194
Stockholders’ equity	38,477	35,442	37,866	34,469	30,319	27,175	26,461
Book value per share	22.76	20.90	22.36	20.31	17.95	15.99	15.28

Common Stock Price:
High	$62.75	58.98	$64.04	$59.18	$54.84	$54.81	$56.38
Low	58.15	55.97	54.32	43.27	38.10	38.25	31.00
Period End	59.80	56.67	62.15	58.89	46.87	43.47	55.69

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First Community Capital Corporation and Subsidiaries

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000(1)
For the Period:
Net interest income	$5,460	$4,929	$21,250	$16,936	$15,175	$10,840	$8,638
Provision for loan losses	650	475	2,025	1,700	1,570	1,600	1,121
Noninterest income	1,550	1,224	5,072	4,642	3,923	3,111	1,601
Noninterest expense	5,869	5,287	23,310	17,362	14,641	10,955	8,155
Net income	582	346	1,006	2,064	2,234	1,226	643
Basic earnings per common share	.16	.09	.22	.60	.76	.53	.59
Diluted earnings per common share	.14	.08	.20	.56	.73	.52	.55
Dividends declared per share	—	—	.10	.10	.10	—	—

At Period End:
Securities available for sale	$88,448	$115,871	$93,798	$116,097	$97,923	$63,030	$35,113
Loans	427,788	340,059	423,352	287,439	260,755	193,273	154,369
Allowance for loan losses	4,126	3,507	3,930	2,930	3,016	2,020	1,214
Goodwill	13,873	11,648	13,873	6,578	6,578	—	—
Assets	603,553	537,066	599,288	469,238	421,361	287,565	216,249
Deposits	457,088	437,494	478,639	367,296	338,267	216,408	197,570
Junior subordinated debentures	18,558	18,558	18,558	—	—	—	—
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts	—	—	—	18,000	10,000	10,000	—
Common stockholders’ equity	30,893	28,905	30,797	27,813	27,327	19,512	18,071
Stockholders’ equity	41,533	39,545	41,437	38,453	32,332	19,512	18,071
Book value per share	9.70	10.04	9.76	9.67	9.60	8.42	15.86

(1)	First Community Bank, N.A. only.

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Comparative Per Common Share Data (Unaudited)

The following table shows selected per share information for Wells Fargo common stock on a historical and pro forma combined basis and for First Community common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2004, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of Wells Fargo and First Community that are incorporated by reference into this document. See Appendices E and F and “Where You Can Find More Information” on page 63.

The Wells Fargo pro forma combined earnings per share were calculated by dividing (1) the sum of (a) Wells Fargo’s net income applicable to common stock plus (b) First Community’s net income applicable to common stock plus (c) any dividends paid on First Community preferred stock by (2) pro forma equivalent common shares. In the merger, shares of First Community preferred stock are being exchanged for shares of Wells Fargo common stock. The Wells Fargo pro forma combined cash dividends per common share represent Wells Fargo historical cash dividends per common share. The Wells Fargo pro forma combined book value per share was calculated by dividing total combined Wells Fargo and First Community common stockholders’ equity plus First Community preferred stockholders’ equity by pro forma equivalent common shares. The First Community pro forma equivalent per common share amounts were calculated by multiplying the Wells Fargo pro forma combined per share amounts by an assumed merger exchange ratio of 0.5068. This is the merger exchange ratio that would result if the Wells Fargo measurement price were $60 and there were a total of 4,066,522 shares of First Community common and preferred stock outstanding or subject to options at the time of the merger. See “First Community Shareholders Will Receive Wells Fargo Common Stock for Their First Community Common and Preferred Stock—Hypothetical Merger Exchange Ratios” on page 2 of this Summary.

	Wells Fargo		First Community
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Earnings Per Share
Basic
Three Months Ended March 31, 2005	$1.09	$1.09	$.16	$.55
Year Ended December 31, 2004	4.15	4.15	.22	2.10
Diluted
Three Months Ended March 31, 2005	$1.08	$1.08	$.14	$.55
Year Ended December 31, 2004	4.09	4.09	.20	2.07

Cash Dividends Declared Per Share
Three Months Ended March 31, 2005	$.48	$.48	$—	$.24
Year Ended December 31, 2004	1.86	1.86	.10	.94

Book Value Per Share
March 31, 2005	$22.76	$22.76	$9.70	$11.53
December 31, 2004	22.36	22.36	9.76	11.33

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RISK FACTORS

Before deciding whether to vote for approval of the merger agreement, you should carefully consider the following risk factors, in addition to the other information contained in or incorporated by reference into this document, including the cautionary discussion about forward-looking statements contained in First Community’s and Wells Fargo’s periodic reports filed with the SEC. See, for example, “Factors That May Affect Future Results” in Wells Fargo’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, and incorporated by reference into this document. See “Where You Can Find More Information” on page 63.

Because the merger exchange ratio depends on the Wells Fargo measurement price and the total number of shares of First Community common and preferred stock outstanding or subject to options at the time of the merger, the merger exchange ratio will not be known for certain until the time of the merger.

The merger exchange ratio depends on three factors: (1) the purchase price, (2) the Wells Fargo measurement price, and (3) the total number of shares of First Community common and preferred stock outstanding or subject to options at the time of the merger. The purchase price is fixed at $123,655,000. The Wells Fargo measurement price will be the average of the closing prices of a share of Wells Fargo common stock as reported on the New York Stock Exchange for each of the 20 consecutive trading days ending on the day immediately before the special meeting of First Community shareholders, and will not be known until immediately before the special meeting of shareholders. The number of shares of shares of First Community common and preferred stock outstanding or subject to options at the time of the merger will not be known until the time of the merger. As a result, you may not know the number of shares of Wells Fargo common stock you will receive in the merger at the time you vote on the proposal to approve the merger agreement.

Because the market price of Wells Fargo common stock may fluctuate after the special meeting of shareholders, you cannot be sure of the value of the merger consideration that First Community shareholders will receive upon completion of the merger.

Any change in the price of Wells Fargo common stock after the special meeting will affect the value of the merger consideration that you will receive upon completion of the merger. Changes in the price of Wells Fargo common stock could result from a variety of factors, including general market and economic conditions, changes in Wells Fargo’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Wells Fargo’s control.

Because completion of the merger is subject to a number of conditions and allows either First Community or Wells Fargo to abandon the merger in specific instances, there is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to the Merger” on page 42. There can be no assurance that First Community and Wells Fargo will be able to satisfy the closing conditions or that closing conditions beyond their control, such as the absence of pending or threatened litigation or events that could reasonably be expected to have a material adverse effect on their respective businesses, will be satisfied or waived.

First Community and Wells Fargo can agree at any time to terminate the merger agreement, even if First Community shareholders have already voted to approve the merger agreement. Also, either First Community or Wells Fargo can terminate the merger agreement under various circumstances.

The merger agreement limits First Community’s ability to pursue alternative transactions to the merger and requires First Community to pay a termination fee if it does.

The merger agreement prohibits First Community and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or subject to very narrow exceptions, entering into discussions with any

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third party regarding alternative acquisition proposals. The prohibition limits First Community’s ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If First Community receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Wells Fargo and the merger agreement is terminated, First Community would be required to pay a $5,000,000 termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

First Community’s directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that First Community’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of First Community shareholders generally. See “The Proposed Merger—Additional Interests of First Community Management.” First Community’s board of directors was aware of these interests and considered them when it adopted the merger agreement.

The market price of Wells Fargo common stock may be affected by factors different from those affecting First Community common and preferred stock.

Upon completion of the merger, holders of First Community common and preferred stock will become holders of Wells Fargo common stock. Some of Wells Fargo’s current businesses and markets differ from those of First Community and, accordingly, the results of operations of Wells Fargo after the merger may be affected by factors different from those currently affecting the results of operations of First Community. For information about the businesses of Wells Fargo and First Community and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” on page 63.

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FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference, might contain forward-looking statements about First Community and Wells Fargo. Broadly speaking, forward-looking statements include:

•	projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items;

•	descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will” or similar expressions.

Do not unduly rely on forward-looking statements. They are expectations about the future and are not guarantees. Forward-looking statements speak only as of the date of the document in which they are made. Neither Wells Fargo nor First Community undertakes to update forward-looking statements to reflect changes that occur after that date.

There are several factors—many beyond the control of Wells Fargo and First Community—that could cause results to differ from expectations. Some of these factors are described in “Risk Factors” beginning on page 14. Other factors are described in Wells Fargo’s and First Community’s reports filed with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2004, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference into this document and in the case of First Community included in this proxy statement-prospectus as Appendices E and F, respectively. See “Where You Can Find More Information” on page 63.

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INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

First Community’s board of directors is using this document to solicit proxies for use at the special meeting of First Community shareholders and any adjournment or postponement of such meeting. This document, together with the accompanying proxy card, is expected to be mailed to First Community shareholders on or about June 28, 2005.

Matters Relating to the Special Meeting

Time and Place:	July 29, 2005 10:00 a.m., local time Main Office, First Community Bank, N.A. 14200 Gulf Freeway Houston, Texas 77034

Purposes of the Meeting:

1.      For the common and preferred shareholders to vote on a proposal to approve the merger agreement (as amended) between First Community Capital Corporation and Wells Fargo & Company pursuant to which a wholly owned subsidiary of Wells Fargo will merge into First Community and First Community will become a wholly owned subsidiary of Wells Fargo, as described in this document.

2.      For the common shareholders to vote on a proposal to ratify the stock purchase agreement between First Community Capital Corporation of Delaware, Inc. and FC Holdings, Inc. pursuant to which First Community Capital Corporation of Delaware will sell to FC Holdings all of the capital stock of First Community Bank San Antonio, N.A., as described in this document.

3.      To act on any other matters that may properly come before the meeting.

Record Date:	First Community’s board of directors has fixed the close of business on June 17, 2005 as the record date for the special meeting. Only First Community common and preferred shareholders of record on the record date are entitled to notice of the special meeting and to vote on the proposal to approve the merger agreement. Only First Community common shareholders of record on the record date are entitled to vote at the special meeting on the proposal to approve the sale of First Community Bank San Antonio.

Outstanding Shares:

At the record date, there were:

•      3,188,619 shares of First Community common stock outstanding and entitled to vote at the special meeting held by approximately 850 shareholders of record.

•      384,999 shares of First Community Series A preferred stock outstanding and entitled to vote at the special meeting held by approximately 53 shareholders of record.

•      375,654 shares of First Community Series B preferred stock outstanding and entitled to vote at the special meeting held by approximately 64 shareholders of record.

Each share of First Community common stock and preferred stock will be entitled to one vote on any item with respect to which the share is entitled to be voted.

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Quorum Requirement:

A quorum of First Community shareholders is necessary to hold a valid special meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. Shares of First Community common and preferred stock will be considered as one class for purposes of determining whether a quorum is present.

Abstentions and broker “non-votes” will count solely for the purpose of establishing a quorum. A broker non-vote on an item occurs when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Required to Approve Proposals:	Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Community common stock and the affirmative vote of at least two-thirds of the outstanding shares of First Community preferred stock. Shares of First Community Series A preferred stock and Series B preferred stock will vote together as one class. Approval of the proposal to ratify the agreement to sell First Community Bank San Antonio requires the affirmative vote of the holders of a majority of the shares of First Community common stock entitled to vote and represented in person or by proxy at the special meeting. Abstentions and broker non-votes (described above) have the effect of a vote against approval of a proposal. Under the rules of the National Association of Securities Dealers, Inc., if your broker holds your shares in its name, your broker is prohibited from voting your shares on either proposal without instruction from you. Without instruction from you, a broker non-vote will occur.

Recommendation of Board of Directors:	The First Community board unanimously recommends a vote FOR the proposal to approve the merger agreement and a vote FOR the proposal to ratify the sale of First Community Bank San Antonio.

Shares Beneficially Owned by First Community Directors and Executive Officers:

At the record date for the special meeting, First Community’s directors and executive officers and their affiliates beneficially owned a total of:

•      680,252 shares of First Community common stock (excluding shares issuable upon exercise of outstanding options), representing approximately 21.3% of the shares of the common stock outstanding;

•      92,724 shares of First Community Series A preferred stock, representing approximately 24.1% of the shares of the Series A preferred stock outstanding; and

•      16,334 shares of First Community Series B preferred stock, representing approximately 4.4% of the shares of the Series B preferred stock outstanding.

Shares Subject to Voting Agreements:	A total of 2,039,353 shares of First Community common stock and 166,916 shares of First Community preferred stock are subject to a voting and stock restriction agreement between First Community and certain shareholders. Under the terms of the voting and stock restriction agreement, the voting representatives have the power to vote the common shares on both proposals and the preferred shares on the merger proposal. (The preferred stock is not entitled to vote on the proposal to ratify the agreement to sell the San Antonio bank.) The voting representatives have requested that the parties to the voting and stock restriction agreement indicate a preference for how their First

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Community shares are voted at the special meeting. The voting representatives will vote all common and preferred shares subject to the agreement and entitled to vote on a proposal in the manner indicated by the holders of a majority of the common or preferred shares, as the case may be, for which voting instructions have been timely received. The voting representatives will treat shares of First Community common and preferred stock as separate classes for purposes of determining how to vote on the merger proposal.

Under a separate agreement with Wells Fargo, as to shares of First Community common and preferred stock not subject to the voting and stock restriction agreement, each director and executive officer of First Community has agreed to vote in favor of the merger all shares over which the director or executive officer has voting power in any capacity. As to shares of First Community common and preferred stock subject to the voting and stock restriction agreement, each director and executive officer has agreed to instruct the voting representatives to vote in favor of the merger all shares over which the director or executive officer has voting power other than solely in his or her capacity as a voting representative under the voting and stock restriction agreement.

At the record date, the directors and executive officers of First Community and their affiliates beneficially owned a total of 680,252 shares of First Community common stock and 109,058 shares of First Community preferred stock, representing approximately 21.3% and 14.3%, respectively, of the outstanding shares of common and preferred stock. All of these shares are subject to the voting and stock restriction agreement described above, except for a nominal number of bank director qualifying shares.

For more information about the beneficial ownership of First Community common and preferred stock by each current First Community director, each First Community executive officer and all First Community directors and executive officers as a group, see “Voting Securities of First Community and Principal Holders” on page 49.

Shares Beneficially Owned by Wells Fargo	Wells Fargo and its subsidiaries beneficially owned in fiduciary or advisory capacities less than 1% of the outstanding shares of First Community common and preferred stock. Wells Fargo directors and executive officers and their affiliates owned less than 1% of the outstanding shares of First Community common and preferred stock.

Other Matters Considered at Meeting:	First Community’s board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger agreement and the proposal to ratify the agreement to sell First Community Bank San Antonio. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First Community.

Voting and Revocation of Proxies

Voting in Person.    If you are a shareholder of record, you can vote in person by ballot at the special meeting. Nonetheless, we recommend that you submit your proxy card even if you plan to attend the special

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meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. If your shares are held in the name of your bank, broker, custodian or other recordholder, you cannot vote at the special meeting unless you obtain a proxy, executed in your favor, from the recordholder.

Voting by Proxy.    Your proxy card includes instructions on how to vote by proxy. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you directed. You may vote for or against a proposal or abstain from voting on the proposal. If you are a shareholder of record and choose to submit your proxy by mail, please mark each proxy card you receive, date and sign it, and return it in the return envelope which accompanied that proxy card. If you sign and date your proxy without instruction on how to vote on a proposal, your proxy will be voted FOR the proposal. If you hold your shares in street name with a bank or broker, please refer to your proxy card or the information provided to you by your bank, broker, custodian or other holder of record.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, you can revoke your proxy:

•	by submitting another valid proxy bearing a later date;

•	by attending the special meeting and voting your shares in person; or

•	by delivering a written notice of revocation to First Community’s corporate secretary.

If your shares are held in the name of your bank, broker, custodian or other recordholder, you must contact the recordholder to revoke your proxy.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the board of directors of First Community. The expense of soliciting proxies for the special meeting will be borne by First Community. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of First Community in person or by telephone, facsimile or other means of communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold First Community common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and First Community will reimburse them for their expenses in doing so.

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THE PROPOSED MERGER

General

First Community is using this document to solicit proxies from the holders of First Community common and preferred stock for use at the special meeting of First Community shareholders. At the special meeting, First Community shareholders will be asked to approve the merger agreement and thereby approve the merger. Wells Fargo is using this document to offer shares of its common stock to First Community shareholders in exchange for their shares of First Community common and preferred stock if the merger is completed.

Background of the Merger

From time to time, First Community’s board of directors and management have reviewed First Community’s future prospects for earnings and asset growth, and the viability of continued independent operations in accordance with First Community’s business plan, from the perspective of the long-term best interests of First Community and its shareholders. During 2003 and 2004, several interested parties including Wells Fargo contacted First Community to explore the possibility of a business combination. Until early 2004, First Community elected not to pursue these preliminary expressions of interest, believing it to be in the best interests of First Community and its shareholders for First Community to remain an independent entity.

In February 2004, Nigel J. Harrison, Vice Chairman, President and Chief Executive Officer of First Community, and Kenneth R. Koncaba, Jr., President of First Community Bank, N.A., met with representatives Wells Fargo to discuss the possibility of a business combination between their companies. The discussion was general in nature and addressed matters such as financial performance, management and operations. Wells Fargo provided a general price range it might be willing to pay for First Community, but the two companies did not pursue further discussions at the time.

Consistent with his duties to evaluate strategic options for First Community, in May 2004 Mr. Harrison contacted Bear, Stearns & Co. Inc. to discuss the development of a plan to investigate the alternatives available to First Community for a possible business combination or other strategic alternatives. At a special board meeting on June 16, 2004, the First Community directors discussed strategic alternatives, including the possible sale of the company, at length. At the meeting, the board decided to further explore a business combination strategy and to engage Bear Stearns as its financial advisor, and authorized management to negotiate and enter into a letter agreement with Bear Stearns. On June 25, 2004, First Community formally engaged Bear Stearns as its financial advisor to provide advisory services to the First Community board of directors in connection with a possible business combination and to provide a fairness opinion with respect to the merger consideration should a transaction be considered by the board of directors.

The board authorized Bear Stearns to contact a limited number of qualified prospects to determine their interest in a business combination with First Community. In June 2004 Bear Stearns contacted 11 potential acquirors, including Wells Fargo, to determine their level of interest in the possible acquisition of First Community. Nine financial institutions expressed interested in First Community. These institutions were provided with confidential information about First Community and signed an agreement to keep confidential any non-public information concerning First Community that each institution might obtain in this process.

First Community’s board of directors received preliminary indications of interest on July 20, 2004 from five institutions. Based on its review of the amount and type of consideration offered and in consultation with Bear Stearns, First Community selected three institutions to conduct a detailed review of First Community. During the period of July 26 through August 5, 2004, Wells Fargo and one other financial institution conducted due diligence with respect to First Community’s business and operations.

Following its on-site review, Wells Fargo submitted a letter of intent to First Community and requested that it be given the exclusive right through August 31, 2004, subject to extension, to negotiate a definitive agreement for the acquisition of First Community. At a special meeting of First Community’s board of directors on

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August 6, 2004, the board discussed the terms of the Wells Fargo offer and a representative from Bear Stearns reviewed the proposal and information regarding Wells Fargo and its financial performance. The directors discussed various issues related to pricing and other matters that arose as a result of the Wells Fargo due diligence review. In addition, the board reviewed and discussed various issues with representatives of Bracewell & Giuliani LLP, First Community’s legal counsel. Based on a review and consideration of the terms and conditions of the offer submitted, the First Community board of directors determined to enter into an exclusive non-binding letter of intent with Wells Fargo.

First Community advised the other two interested financial institutions of its decision. Representatives of First Community and Wells Fargo and their respective legal counsels engaged in negotiations related to definitive transaction agreements.

At a special meeting of the First Community board of directors on September 1, 2004, a representative of Bear Stearns discussed the terms of the offer from Wells Fargo, including an analysis of comparable transactions and the financial position and valuation of Wells Fargo. Representatives of Bracewell & Giuliani then reviewed the merger agreement and related agreements that had been negotiated with Wells Fargo. Throughout the presentations, representatives of Bear Stearns and Bracewell & Giuliani responded to numerous questions and comments from the First Community board.

First Community’s board considered the financial performance, stock performance, market position, growth prospects and other matters concerning Wells Fargo. The board evaluated Wells Fargo’s offer in relation to the then current market value of First Community’s common and preferred stock and management’s estimate of the future value of First Community as an independent entity. After thorough discussion, First Community’s board of directors determined that a business combination with Wells Fargo would be in the best interests of First Community and its shareholders. As a result, First Community’s board of directors unanimously approved the merger agreement and instructed management to execute and deliver the merger agreement on behalf of First Community.

On September 1, 2004, First Community and Wells Fargo entered into the merger agreement and each financial institution announced the proposed merger.

Recommendation of the First Community Board and First Community’s Reasons for the Merger

The First Community board of directors believes that the merger is in the best interests of First Community and its shareholders. Accordingly, the First Community board has unanimously approved the merger agreement and unanimously recommends that you vote FOR approval of the merger agreement.

The terms of the merger agreement, including the consideration to be paid to First Community shareholders, were the result of arm’s length negotiations between representatives of Wells Fargo and First Community. In evaluating whether to affiliate with Wells Fargo, the First Community board considered a number of factors, including, without limitation, the following:

•	Information regarding the business, operating results, financial condition, management, earnings and prospects of each of First Community and Wells Fargo.

•	The merger consideration in the form of shares of Wells Fargo common stock for each share of First Community common and preferred stock outstanding.

•	The analyses provided by Bear Stearns and the opinion rendered by Bear Stearns, as financial advisor to First Community, that the merger consideration was fair from a financial point of view to First Community’s shareholders.

•	The compatibility of Wells Fargo’s management team with that of First Community and the general strategic fit of the entities, including the fact that First Community’s commercial lending and geographic area complement those of Wells Fargo.

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•	Comparable transactions and valuations on recent transactions.

•	The First Community board’s review of other strategic alternatives available to First Community and the board’s assessment that none of the other alternatives were likely to create greater value for shareholders than the merger consideration to be paid by Wells Fargo.

•	The treatment of the stock merger consideration as a tax-free exchange of First Community common and preferred stock for Wells Fargo common stock for federal income tax purposes.

•	The anticipated impact of the merger on employees, customers and communities served by First Community.

•	The ability of Wells Fargo to provide additional financial services and products to First Community’s customers and communities.

•	The current financial services industry environment, including the continued consolidation within the industry and the increased competition in the market areas served by First Community.

•	The historical dividends paid by Wells Fargo on its common stock.

•	The likelihood that the merger will be approved by the appropriate regulatory authorities.

•	The ability of Wells Fargo to integrate the operations of the companies following the merger.

This discussion of the information and factors considered by the First Community board of directors is not intended to be exhaustive, but includes the material factors considered by the First Community board. In reaching its determination to approve and recommend the merger agreement, the First Community board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The First Community board of directors is unanimous in its recommendation that you vote FOR approval of the merger agreement.

Reasons of Wells Fargo for the Merger

The merger will enable Wells Fargo to expand and strengthen its commercial banking presence in the south Houston, Texas region, and is consistent with Wells Fargo’s strategy of pursuing fill-in acquisitions to better serve its current banking communities. First Community has 17 banking locations and 19 ATMs throughout the south Houston region. Wells Fargo currently has eight banking stores in the Clear Lake/NASA area.

In approving the proposed merger, the Wells Fargo board considered, among other things:

•	the excellent reputation of First Community for commercial banking and other financial services;

•	the increase in the number of locations from which to offer financial products and services to the combined customer bases of Wells Fargo and First Community;

•	the ability of the combined company to offer a broader array of products and services to First Community’s customers;

•	the complementary strengths of the two organizations; and

•	Wells Fargo management’s prior record of successfully integrating acquired financial institutions.

Opinion of First Community’s Financial Advisor

Bear, Stearns & Co. Inc. has acted as financial advisor to First Community in connection with the proposed merger. On September 1, 2004, Bear Stearns made an oral presentation to the First Community board of directors and subsequently delivered a written opinion to the First Community board of directors that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the opinion and described below,

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the consideration to be paid to First Community shareholders in the proposed merger was fair, from a financial point of view, to those shareholders. A copy of that opinion, which sets forth assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this document as Appendix B and is incorporated by reference into this proxy statement-prospectus.

The opinion of Bear Stearns does not and will not reflect developments that may occur or may have occurred after September 1, 2004 (the date of the opinion) and prior to completion of the merger. First Community does not currently expect that it will request an updated opinion from Bear Stearns, and that it will waive this condition to its obligation to complete the merger.

Although Bear Stearns rendered its opinion and provided certain analyses to the First Community board of directors, Bear Stearns was not requested to, and did not make, any recommendation to the First Community board of directors as to the specific form or amount of the consideration to be received by First Community shareholders in the proposed merger, which was determined through negotiations between First Community and Wells Fargo. Bear Stearns’ opinion, which was directed to the First Community board of directors in connection with its consideration of the proposed merger, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by First Community shareholders in the proposed merger, does not address First Community’s underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which First Community might engage and does not constitute a recommendation to any First Community shareholder as to how to vote regarding the proposed merger.

In conducting its investigation and analyses and in arriving at its opinion, Bear Stearns reviewed information and took into account financial and economic factors, investment banking procedures and such other considerations as it deemed relevant under the circumstances. In arriving at its opinion, Bear Stearns, among other things:

•	reviewed a draft of the merger agreement dated August 27, 2004 (the “draft agreement”);

•	reviewed the statements of resolutions establishing each series of First Community preferred stock;

•	reviewed First Community’s Annual Reports on Form 10-KSB for the years ended December 31, 2001 through 2003, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, and its Current Reports on Form 8-K for the three years ended September 1, 2004;

•	reviewed certain operating and financial information relating to First Community’s business and prospects, including projections for the two years ended December 31, 2005, all as prepared and provided to Bear Stearns by First Community’s management;

•	met with certain members of First Community’s senior management to discuss First Community’s business, operations, historical and projected financial results and future prospects;

•	reviewed Wells Fargo’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, and its Current Reports on Form 8-K for the three years ended September 1, 2004;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Wells Fargo;

•	reviewed Wall Street analyst research on Wells Fargo, including earnings estimates, price targets and commentary on performance and expected operating and financial results;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to First Community;

•	reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to the merger;

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•	performed discounted cash flow analyses based on First Community’s projections;

•	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

In addition, Bear Stearns visited the headquarters of First Community and had discussions with members of First Community’s management concerning the financial condition, current operating results and business outlook for First Community.

The projections for First Community furnished to Bear Stearns and used by it in certain of its analyses were prepared by First Community’s management team. First Community did not publicly disclose internal management projections of the type provided to Bear Stearns in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

The following is a summary of the material financial analyses performed by Bear Stearns in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of the opinion attached as Appendix B and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns. The order of analyses described does not represent relative importance or weight given to the analyses performed by Bear Stearns. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Bear Stearns’ financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before September 1, 2004, and is not necessarily indicative of current market conditions.

Comparable Company Analysis.    Bear Stearns compared financial information and valuation ratios relating to First Community to corresponding data and ratios from a group of publicly traded companies deemed comparable to First Community and referred to in this document as the “Texas Small Capitalization Bank Group.”

The Texas Small Capitalization Bank Group consisted of the following six publicly traded companies with size and markets that Bear Stearns deemed comparable to First Community:

Name	Location	Trading Symbol
Franklin Bank Corp.	Houston, Texas	FBTX
MetroCorp Bancshares, Inc.	Houston, Texas	MCBI
Prosperity Bancshares, Inc.	Houston, Texas	PRSP
Southside Bancshares, Inc.	Tyler, Texas	SBSI
Summit Bancshares, Inc.	Fort Worth, Texas	SBIT
Texas Capital Bancshares, Inc.	Dallas, Texas	TCBI

This analysis produced multiples of selected valuation data as follows:

	First Community(1)	Comparable Companies Texas Small Cap Bank Group
		Min.	Mean	Median	Max.
Price to 2004 estimated earnings per share	49.0x	14.0x	16.6x	15.5x	22.7x
Price to 2005 estimated earnings per share	26.1x	10.9x	13.8x	14.2x	16.7x
Price to book value per share as of June 30, 2004	3.32x	1.31x	2.04x	2.18x	2.77x
Price to tangible book value per share as of June 30, 2004(2)	5.45x	1.34x	2.70x	2.32x	5.26x

(1)	Based on the merger consideration of $123.7 million.
(2)	Based on First Community’s June 30, 2004 tangible book value of $22.7 million.

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Bear Stearns chose these financial institutions based on a review of publicly traded financial institutions that possessed general business, operating and financial characteristics representative of the industry in which First Community operates. Bear Stearns noted that none of the financial institutions reviewed is identical to First Community and that, accordingly, the analysis of such financial institutions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each financial institution and other factors that affect the public market values of such financial institutions.

Comparable Transaction Analysis.    Bear Stearns reviewed a group of merger and acquisition transactions involving companies that it deemed comparable to First Community. The group consisted of 16 comparable Texas financial institution transactions announced or completed since January 1, 2000, with transaction equity values between $50 million and $500 million. Bear Stearns selected these transactions by searching filings made with the Securities and Exchange Commission, public company disclosures, press releases, industry and press reports, databases and other sources.

Bear Stearns compared the resulting multiples of selected valuation data to multiples for First Community derived from the estimated consideration payable in the merger.

	First Community		Comparable Transactions Texas Financial Institutions
			Minimum		Mean		Median		Max.
Transaction value (in millions)(1)	$123.7		$50.0		$98.3		$72.6		$230.1
Price to latest twelve months earnings per share(2)	83.8	x	10.7	x	22.4	x	18.9	x	57.6	x
Price to tangible book value per share as of June 30, 2004(3)	5.45	x	1.52	x	2.75	x	2.63	x	4.69	x

(1)	Based on the aggregate transaction consideration payable in the merger.
(2)	Based on First Community’s earnings for the twelve month period ended June 30, 2004 of $1.5 million.
(3)	Based on First Community’s June 30, 2004 tangible book value of $22.7 million.

Bear Stearns chose these acquisition transactions based on a review of completed acquisition transactions involving target financial institutions that possessed general business, operating and financial characteristics representative of companies in the industry in which First Community operates. Bear Stearns noted that none of the acquisition transactions or subject target financial institutions reviewed is identical to the merger or First Community, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target financial institution and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

Discounted Capital Flow (Excess Equity) Analysis.    Bear Stearns performed a discounted capital flow analysis for First Community in which it calculated the present value of the projected hypothetical future capital flows of excess equity to First Community using internal financial planning data prepared by First Community management. Bear Stearns estimated a range of theoretical values for First Community based on the net present value of First Community’s projected annual cash flows (defined as First Community’s excess equity) and a terminal value for First Community utilizing 2009 projected net income. Bear Stearns applied a range of terminal value multiples of 14.5x to 16.5x to forecasted 2009 net income and a target tangible equity ratio of 4.33% based on First Community’s June 30, 2004 capitalization. This analysis resulted in an implied standalone value of First Community ranging from a low of $71 million to a high of $86 million.

Bear Stearns then estimated a range of values of First Community from the potential cost-saving synergies by discounting to present value First Community management’s forecast of potential cost-saving synergies by applying a range of discount rates of 14.5% to 16.5%. Bear Stearns applied a perpetual growth rate to forecasted 2009 estimated cost-savings to determine the terminal value. This analysis resulted in estimated values of First Community based upon cost-saving synergies ranging from $16 million to $21 million.

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Bear Stearns aggregated the range of the values of First Community derived from the discounted cash flow analysis with the range of values of the estimated potential First Community cost-saving synergies to derive a range of the estimated change of control value of First Community. This analysis resulted in estimated values of First Community ranging from $87 million to $107 million.

The foregoing summary does not purport to be a complete description of the analyses performed by Bear Stearns or its presentations to First Community’s board of directors. In reaching its conclusion as to the fairness of the merger consideration in its presentation to the board of directors and in its September 1, 2004 opinion, Bear Stearns did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses in the aggregate, could create a different view of the processes underlying the opinion.

The analyses of Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to First Community or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which First Community was compared and other factors that could affect the public trading value of the companies.

For purposes of its opinion, Bear Stearns relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information that was publicly available and that was provided to it by First Community, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Bear Stearns relied upon the representations of the management of First Community that the information provided to it by First Community was prepared on a reasonable basis and with regard to financial planning data, estimates and other business outlook information, reflects the best then currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to Bear Stearns incomplete or misleading. Bear Stearns expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based.

For the purpose of its opinion, Bear Stearns assumed that First Community was not a party to any material pending transactions, including any external financing, recapitalization, acquisition or merger, other than the proposed merger. Bear Stearns also assumed the proposed merger would be completed under the terms of the merger agreement without material modifications and without waiver by any party of any material conditions or obligations under the merger agreement. In arriving at its opinion, Bear Stearns assumed that all necessary regulatory approvals and required consents for the merger would be obtained in a manner that will not adversely affect First Community, alter the terms of the merger, or change the merger consideration.

In arriving at its opinion, Bear Stearns did not perform any appraisals or valuations of any specific assets or liabilities of First Community and was not furnished with any such appraisals or valuations. Bear Stearns undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which First Community or its affiliates was a party or may be subject and Bear Stearns’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Bear Stearns expressed no opinion as to the liquidation value of any entity.

Bear Stearns’ opinion addressed only the proposed merger consideration set forth in the merger agreement and no other term or agreement relating to the merger or related transactions. Bear Stearns relied, without

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verification, as to all legal matters regarding the merger on the advice of counsel to First Community rendered to First Community. Bear Stearns’ opinion did not address the availability of cash or financing to Wells Fargo necessary to complete the merger. The opinion was based on information available to Bear Stearns and the facts and circumstances, including economic, monetary and market conditions, as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Bear Stearns expressed no opinion as to the value of shares of First Community common stock at the date of the opinion. Bear Stearns has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

Bear Stearns is an internationally recognized investment banking firm, and as a customary part of its investment banking business, Bear Stearns is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. First Community selected Bear Stearns to act as its financial adviser based on Bear Stearns’ experience, expertise and reputation.

Under the terms of the engagement letter dated June 25, 2004, First Community has agreed to pay Bear Stearns a fee of $1,236,550 (calculated as provided in the engagement letter) upon completion of the merger for Bear Stearns’ financial advisory services. First Community paid Bear Stearns a $25,000 retainer and agreed to pay Bear Stearns a fee of $300,000 for rendering its opinion dated September 1, 2004, which amounts are not contingent upon completion of the merger, but will be credited against payment of the fee for financial advisory services. Whether or not the transaction is completed, First Community has agreed to pay the reasonable out-of-pocket expenses of Bear Stearns up to $25,000 and to indemnify Bear Stearns against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Bear Stearns by First Community’s board of directors. In the ordinary course of its business, Bear Stearns may actively trade in the securities of First Community and Wells Fargo for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Additional Interests of First Community Management

Stock Ownership.    The directors, executive officers and principal shareholders of First Community, together with their affiliates, beneficially owned, at the record date for the special meeting, a total of 680,252 shares of First Community common stock, 109,058 shares of First Community preferred stock, and options to purchase 40,000 shares of First Community common stock. In the merger, the directors and executive officers of First Community will receive the same consideration for their First Community shares as the other shareholders of First Community and the same consideration for their options as the other option holders. Various members of First Community’s management and the First Community board of directors have other interests in the merger, as described below, that are different from, or in addition to, their interests as First Community shareholders and option holders. The First Community board was aware of those interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Stock Options.    At the effective date of the merger, each option to purchase First Community common stock then outstanding and unexercised will be converted into an option to purchase Wells Fargo common stock based on the merger exchange ratio. As of the date of this document, directors and executive officers of First Community held options to acquire a total of 40,000 shares of First Community common stock at a weighted average exercise price of $13.10. Assuming a merger exchange ratio of 0.5068, which would be the case if the Wells Fargo measurement price is $60 and there are 4,066,522 shares of First Community common and preferred stock outstanding or subject to options at the time of the merger, these options would convert on the effective date of the merger to options to purchase a total of 20,272 shares of Wells Fargo common stock at a weighted average exercise price of $25.85. Options for all but 63,750 shares were fully vested as of the date of this document. All unvested options will be immediately and fully exercisable as a result of the merger, including options to acquire 5,000 shares of First Community common stock at a weighted average exercise price of $13.50 held by James M. McElray, Executive Vice President and Chief Financial Officer of First Community.

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Cash Bonuses Relating to the Merger.    First Community’s board of directors has approved the payment of a cash bonus of $200,000 to Nigel J. Harrison, Vice Chairman, President and Chief Executive Officer of First Community, and a cash bonus of $150,000 to Kenneth R. Koncaba, Jr., President of First Community Bank, N.A., at and subject to the closing of the merger, in consideration of their efforts in connection with the merger.

Consulting and Non-Competition Agreements.    Wells Fargo has entered into consulting and non-competition agreements with Messrs. Harrison and Koncaba. Each agreement runs from the day after the merger is completed until the last day of the 42nd calendar month following completion of the merger. Under the terms of their agreements, Messrs. Harrison and Koncaba have agreed to provide consulting services to First Community and Wells Fargo for the first six months following the merger. They have also agreed for the term of their agreements not to compete with First Community, Wells Fargo and Wells Fargo Bank, N.A. in Harris, Galveston and Brazoria Counties, Texas. Mr. Harrison’s agreement provides for a monthly cash payment of $19,166.67 for the first six months as compensation for consulting services and a monthly cash payment of $14,375 for the remainder of the term of the agreement in exchange for his agreement not to compete, resulting in a total value of $632,500. Mr. Koncaba’s agreement provides for a monthly cash payment of $13,750 for the first six months as compensation for consulting services and a monthly cash payment of $10,312.50 for the remainder of the term of the agreement in exchange for his agreement not to compete, resulting in a total value of $453,750.

Retention Agreements.    Wells Fargo has entered into retention agreements with Mr. McElray and Wes Morehead, Executive Vice President of First Community Bank, N.A. Each agreement runs from the day immediately following the effective date of the merger and, unless the executive is earlier released by Wells Fargo, in the case of Mr. McElray continues until 60 days after the completion of the conversion (as determined by Wells Fargo) of First Community’s systems and procedures to Wells Fargo’s systems and procedures and in the case of Mr. Morehead continues until 30 days after the effective date of the merger. Under the terms of their agreements, Messrs. McElray and Morehead have agreed, among other things, to assist in the transition of First Community’s platforms, systems and processes to Wells Fargo’s platforms, systems and processes. Mr. McElray’s agreement provides for a monthly salary of $11,563 payable semi-monthly and subject to his continued employment through the conversion completion date a bonus of $75,000. Wells Fargo has agreed to advance Mr. McElray the bonus amount of $75,000 as soon as administratively possible after the effective date of the merger. Mr. Morehead’s agreement provides for a monthly salary of $8,393.42 payable semi-monthly and a bonus of $75,000 payable as soon as administratively possible after the effective date of the merger. Messrs. McElray’s and Morehead’s agreements also provide for severance payments of $52,708.33 and $58,753.92, respectively, when they leave Wells Fargo provided they continue to work through the conversion completion date unless earlier released by Wells Fargo.

Supplemental Retirement Plans.    In 2000, the board of directors of First Community Bank, N.A. established the Director Supplemental Retirement Plan and the Executive Supplemental Retirement Plan to provide supplemental retirement benefits to the directors and certain executive officers of the bank when they reach “normal retirement age” under the applicable plan (age 65, in most cases). Upon completion of the merger and the resulting change in control of the bank, any then unvested supplemental retirement benefits will vest immediately. In addition, the amount of the supplemental retirement benefit payable to a director or executive officer will be calculated as if the director or executive officer were continuously employed by the bank or serving the bank until his or her normal retirement age. Except for James M. McElray, all of the First Community directors and covered executive officers were fully vested as of the date of this document. The estimated values of the enhanced benefits for the directors and executive officers of First Community due to the change of control resulting from the merger are: George A. Clark, Jr. $9,286; Robert A. Ferstl $21,477; Nigel J. Harrison $143,978; Thomas R. Johnson $25,818; Paul J. Knoble $59,803; Kenneth R. Koncaba, Jr. $101,665; Ervin Lev $100,406; Kenneth A. Love $29,653; James M. McElray $165,118; Wesley A. Morehead $76,451; and Richard Wagoner $21,716.

Sale of First Community Bank San Antonio.    FC Holdings, Inc. has agreed to purchase all of the capital stock of First Community Bank San Antonio, N.A. from First Community Capital Corporation of Delaware, Inc.,

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a wholly owned subsidiary of First Community Capital Corporation. The owners of FC Holdings, Inc. include the following directors and/or executive officers of First Community or First Community Bank, N.A.: Nigel J. Harrison, Kenneth R. Koncaba, Jr., Robert A. Ferstl, and Louis F. Goza. See “Sale of First Community Bank San Antonio” for more information.

Office Lease.    Wells Fargo has agreed to lease Mr. Harrison the current First Community executive office suite at the 14200 Gulf Freeway bank location at no cost for 18 months after the merger and thereafter at a market rental rate for a mutually agreeable term.

Indemnification and Insurance.    Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in First Community’s amended articles of incorporation or bylaws in favor of the present and former directors and officers of First Community with respect to claims arising from (a) acts or events that occurred before the effective time of the merger or (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

Wells Fargo will cause the persons serving as officers and directors of First Community immediately prior to the effective date of the merger to be covered for a period of three (3) years after the effective date of the merger by the current policies of the directors and officers liability insurance or comparable policies (except to the extent the annual premiums for such policies exceed 150% of First Community’s current premiums) maintained by First Community with respect to acts or omissions of officers and directors, in their capacity as such, prior to the effective date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a general summary of the material United States federal income tax consequences of the merger that are applicable to holders of First Community common stock and First Community preferred stock who are citizens of, reside in or are organized under the laws of the United States. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

This discussion assumes that the First Community shareholders hold their shares of First Community common or preferred stock as a capital asset within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to First Community shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	foreign persons;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	S corporations or other pass-through entities;

•	First Community shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	First Community shareholders who received their First Community common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; or

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•	First Community shareholders who hold their First Community common stock as part of a “hedge,” “straddle” or “conversion transaction.”

Completion of the merger is conditioned upon the receipt by First Community of the opinion of Bracewell & Giuliani LLP, counsel to First Community, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion, which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The tax opinion to be delivered in connection with the merger is not binding on the Internal Revenue Service (“IRS”) or the courts, and neither First Community nor Wells Fargo intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger.

Assuming the facts as set forth in the opinion referred to above occur, and pursuant to the merger a holder exchanges all of his or her shares of First Community common or preferred stock solely for shares of Wells Fargo common stock, that holder will not recognize any gain or loss except in respect of cash received instead of any partial share of Wells Fargo common stock (as discussed below). The merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The aggregate adjusted tax basis of the shares of Wells Fargo common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of First Community common or preferred stock surrendered for the Wells Fargo common stock (reduced by the tax basis allocable to any partial share of Wells Fargo common stock for which cash is received), and the holding period of the Wells Fargo common stock will include the period during which the shares of First Community common or preferred stock were held. If a holder has differing bases or holding periods in respect of his or her shares of First Community common or preferred stock, the holder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Wells Fargo common stock received in the exchange.

Cash Received Instead of a Partial Share.    Cash received by a holder instead of a partial share of Wells Fargo common stock generally will be treated as received in redemption of the partial share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the partial share and the portion of the holder’s aggregate adjusted tax basis of the share of First Community common or preferred stock surrendered allocable to the partial share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of First Community common or preferred stock is more than one year.

Dissenting Shareholders.    Holders of First Community common or preferred stock who dissent with respect to the merger as discussed in “Dissenters’ Rights” beginning on page 32, and who receive cash in respect of their shares of First Community common or preferred stock will be treated as if the Wells Fargo common stock had been received and then redeemed for cash by Wells Fargo. A holder will recognize capital gain equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

Backup Withholding.    Non-corporate shareholders of First Community may be subject to information reporting and backup withholding on any cash payments they receive. Shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s federal income tax liability, provided he or she furnishes the required information to the IRS.

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Reporting Requirements.    Shareholders who receive Wells Fargo common stock as a result of the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with his or her federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. First Community’s shareholders will be responsible for the preparation of their own tax returns.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a First Community shareholder will depend upon the facts of his or her particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular tax consequences to you of the merger.

Dissenters’ Rights

The following section of this proxy statement-prospectus describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you are a shareholder of First Community and you wish to dissent from the merger and receive the fair value in cash of your shares of First Community common or preferred stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is included in this proxy statement-prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights.

If you hold one or more shares of First Community common or preferred stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger, you will receive an amount in cash representing the fair value of the shares of First Community common or preferred stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of First Community common or preferred stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is included in this proxy statement-prospectus as Appendix C. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

How to Exercise and Perfect Your Right to Dissent.    To be eligible to exercise your right to dissent from the merger, you must not consent to the approval of the merger agreement. If you vote to approve the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Wells Fargo common stock as described in the merger agreement. A vote against the merger is not sufficient to perfect your dissenters’ right of appraisal. You must give written notice to First Community prior to the special meeting that you dissent from the merger. If you provide written notice to First Community prior to the special meeting, First Community will send you a written notice advising you of the date that the merger was completed and notifying you of your right to dissent from the merger. First Community must deliver this notice to you within ten days after the merger is completed.

If you wish to receive the fair value of your shares of First Community common or preferred stock in cash, you must, within 20 days after the date the notice was mailed to you by First Community, send a written demand to First Community for payment of the fair value of your shares of First Community common or preferred stock. The fair value of your shares of First Community common or preferred stock will be the value of the shares as of the date immediately preceding the shareholder’s meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to First Community must be sent to:

First Community Capital Corporation

14200 Gulf Freeway

Houston, Texas 77034

Attention: James M. McElray

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Your Demand for Payment.    Your written demand must state how many shares of First Community common or preferred stock you own and your estimate of the fair value of your shares of First Community common or preferred stock. If you fail to send this written demand to First Community within the 20-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of First Community common or preferred stock. Instead, you will receive shares of Wells Fargo common stock as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of First Community common or preferred stock to First Community. First Community will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to First Community for notation, First Community may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs First Community.

First Community’s Actions Upon Receipt of Your Demand for Payment.    Within 20 days after First Community receives your demand for payment and your estimate of the fair value of your shares of First Community common or preferred stock, First Community must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If First Community accepts your estimate, First Community will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. First Community will make this payment to you only if you have surrendered the share certificates representing your shares of First Community common or preferred stock, duly endorsed for transfer.

If First Community does not accept your estimate, First Community will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days after the merger is completed or decline.

Payment of the Fair Value of Your Shares of First Community Common or Preferred Stock Upon Agreement of an Estimate.    If you and First Community have reached an agreement on the fair value of your shares of First Community common or preferred stock within 60 days after the merger is completed, First Community must pay you the agreed amount. The payment must be made by First Community within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of First Community common or preferred stock, duly endorsed for transfer.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled.    If you and First Community have not reached an agreement as to the fair market value of your shares of First Community common or preferred stock within 60 days after the merger is completed, you or First Community may, with 60 days after the expiration of the 60-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of First Community common or preferred stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of First Community common or preferred stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and First Community may address the court about the report. The court will determine the fair value of your shares and direct First Community to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder.    If you have made a written demand on First Community for payment of the fair value of your shares of First Community common or preferred stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

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Withdrawal of Demand.    If you have made a written demand on First Community for payment of the fair value of your First Community common or preferred stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Federal Income Tax Consequences.    You should consult your own tax advisor as to how the expected federal income tax consequences of the transaction, as described above, will change if you elect to dissent from the merger. See “Material U.S. Federal Income Tax Consequences of the Merger—Dissenting Shareholders” above.

Regulatory Approvals

Federal Reserve Board Approval.    The Board of Governors of the Federal Reserve System must approve the merger before the merger can be completed. Federal Reserve Board approval is required because Wells Fargo is a bank holding company proposing to acquire another bank holding company, First Community.

On October 1, 2004, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. Wells Fargo received Federal Reserve Board approval on June 23, 2005. The approval is subject to a waiting period of 15 days.

Texas Department of Banking.    The merger is also subject to certain filing and other requirements of the Texas Department of Banking. Wells Fargo has filed the required notice of merger with the Texas Department of Banking.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Community shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Wells Fargo and First Community are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and First Community intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See “The Merger Agreement—Conditions to the Merger” and “—Termination of the Merger Agreement.”

Employee Benefit Plans

Each person who, as of the effective date of the merger, is an employee of First Community or a First Community subsidiary and who becomes an employee of Wells Fargo (an “eligible employee”) will be eligible to participate in the employee welfare benefit plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will receive full credit for years of past service to First Community or the First Community subsidiary (or their predecessors in interest), to the extent credited under the vacation and short-term disability programs of First Community, for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Contribution Pay Plan and Short Term Disability Plan.

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Eligible employees will be eligible to participate in the Wells Fargo 401(k) plan, subject to any eligibility requirements applicable to the plan. Eligible employees will receive full credit for years of past service to First Community or the First Community subsidiary (or their predecessors in interest) to the extent that such service is currently given credit under First Community’s existing 401(k) plan, for the purpose of satisfying any eligibility and vesting periods applicable to the Wells Fargo 401(k) plan.

Eligible employees will be eligible to participate in the Wells Fargo cash balance plan, subject to any eligibility requirements applicable to the plan. Eligible employees will not recognize past service to First Community or the First Community subsidiary (or their predecessors in interest) for purposes of the cash balance plan. As a result, eligible employees will begin participation in the cash balance plan as new employees.

Eligible employees will be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo will recognize years of past service with First Community or a First Community subsidiary for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

Exchange of Certificates

After completion of the merger, Wells Fargo Bank, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of First Community common stock or First Community preferred stock a form of letter of transmittal, together with instructions for the exchange of the holder’s First Community stock certificates for a certificate or direct registration statement representing shares of Wells Fargo common stock. Direct registration means your shares of Wells Fargo common stock will be held in book-entry form without a paper stock certificate.

First Community shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of First Community common or preferred stock until after the certificates have been surrendered for exchange.

When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate or direct registration statement representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining partial share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the partial share amount or amounts payable as dividends or other distributions.

A certificate or direct registration statement for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate or direct registration statement either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

The exchange agent will issue stock certificates or direct registration statements for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for First Community stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

After completion of the merger, no transfers will be permitted on the books of First Community. If, after completion of the merger, certificates for First Community common stock are presented for transfer to the

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exchange agent, they will be canceled and exchanged for certificates or direct registration statements representing Wells Fargo common stock.

None of Wells Fargo, First Community, the exchange agent or any other person will be liable to any former holder of First Community common or preferred stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Sale of Wells Fargo Common Stock Issued in the Merger

The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to First Community shareholders who are considered to be “affiliates” of First Community under Rule 145 under the Securities Act. The definition of “affiliate” is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

Affiliates of First Community may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions. As a practical matter, the rules of the Securities Act generally would permit an affiliate to sell the Wells Fargo shares received in the merger if the shares are sold through a broker or dealer.

First Community has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of First Community that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

This proxy statement-prospectus does not cover resales of Wells Fargo common stock received in the merger by affiliates of First Community.

Stock Exchange Listing

The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York and Chicago Stock Exchanges. The listing of the Wells Fargo common stock to be issued in the merger is a condition to First Community’s obligation to complete the merger. See “The Merger Agreement—Conditions to the Merger.”

Accounting Treatment

Wells Fargo will account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of First Community. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of First Community’s operations after the merger.

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THE MERGER AGREEMENT

The following is a summary of certain provisions of the merger agreement. When we use the term merger agreement in this document, we are referring to the agreement and plan of reorganization (as amended) between First Community and Wells Fargo, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. First Community shareholders are encouraged to read the merger agreement carefully and in its entirety. You should not rely on the merger agreement for factual information about Wells Fargo or First Community, as some of that information may have been qualified or modified by information exchanged by Wells Fargo and First Community when they signed the merger agreement.

General

The merger agreement provides for the merger of a newly formed, wholly owned subsidiary of Wells Fargo with and into First Community. First Community will survive the merger and become a wholly owned subsidiary of Wells Fargo. First Community shareholders will receive shares of Wells Fargo common stock for their shares of First Community common stock and First Community preferred stock.

Closing Matters

The merger will become effective on the date articles of merger are filed with the Texas Secretary of State. First Community and Wells Fargo have agreed to file articles of merger within two business days after the last condition to the merger has been satisfied or waived or on such other date as they may agree, provided that in no event will the articles of merger be filed on the last business day of a calendar month.

Merger Consideration

Share Exchange.    The merger agreement provides that at the completion of the merger each share of First Community common and preferred stock outstanding immediately before the merger (other than shares as to which statutory dissenters’ rights have been exercised) will be converted into the right to receive the number of shares of Wells Fargo common stock (the “merger exchange ratio”) determined by dividing the “Adjusted Wells Fargo Shares” by the number of shares of First Community common and preferred stock outstanding or subject to options at the time of the merger. The Adjusted Wells Fargo Shares will equal $123,655,000 divided by the “Wells Fargo Measurement Price.” The Wells Fargo measurement price will be the average of the closing prices of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 20 consecutive trading days ending on the day immediately before the special meeting of First Community shareholders, rounded to the nearest ten-thousandth. First Community intends to file a current report on Form 8-K with the Securities and Exchange Commission immediately prior to the special meeting of shareholders to disclose the Wells Fargo measurement price.

At June 17, 2005, there were 4,066,522 shares of First Community common and preferred stock outstanding or subject to options. Because the merger agreement prohibits First Community from issuing additional shares of common or preferred stock (except upon an option exercise) or issuing additional options, this will be the maximum number of shares of First Community common and preferred stock outstanding or subject to options at the time of the merger.

Option Conversion.    The merger agreement also provides that at the completion of the merger each option to purchase First Community common stock granted by First Community (or, in the case of stock options of acquired entities, assumed by First Community) under any stock plan which is outstanding and unexercised immediately before the merger will become fully vested and exercisable and will be converted into an option to purchase Wells Fargo common stock exercisable on the same terms that applied to the option to purchase First Community common stock except:

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•	the number of Wells Fargo shares subject to the new option will equal the number of First Community shares subject to the First Community option multiplied by the merger exchange ratio, rounded down to the nearest share; and

•	the exercise price per share of the new option will equal the exercise price per share of the First Community option divided by the merger exchange ratio, rounded down to the nearest cent.

Cash Instead of Partial Shares.    If the aggregate number of shares of Wells Fargo common stock you are to receive in the merger does not equal a whole number, you will receive cash instead of the partial share. The cash payment will be equal to the product of the partial share of Wells Fargo common stock multiplied by the average closing price of a share of Wells Fargo common stock on the New York Stock Exchange for the period of five consecutive trading days ending on the day immediately before the special meeting of First Community shareholders.

Adjustments for Changes in Capitalization.    If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the merger exchange ratio.

Representations and Warranties

The merger agreement contains representations and warranties made by one party to the other. Some of these representations and warranties may have been qualified by information exchanged by Wells Fargo and First Community when they signed the merger agreement. The representations and warranties contained in the merger agreement concern, among other things:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of organizational documents, material agreements or applicable laws as a result of the merger;

•	governmental and third party consents and approvals;

•	financial statements and filings with the SEC and other governmental agencies;

•	good title to and condition of real and personal property;

•	filing of tax returns, payment of taxes and absence of certain tax proceedings;

•	absence of material adverse changes or events;

•	contracts, commitments, leases and other agreements;

•	absence of pending or threatened litigation or regulatory proceedings other than litigation or regulatory proceedings disclosed under the merger agreement;

•	insurance;

•	compliance with laws;

•	labor matters;

•	employee benefit plans;

•	information provided for inclusion in this document;

•	absence of any contractual obligation to register securities;

•	absence of brokerage or finder’s fees except as disclosed under the merger agreement;

•	proper administration of fiduciary accounts;

•	absence of default on material agreements;

•	absence of environmental liabilities except as disclosed under the merger agreement; and

•	patents, trademarks and trade names

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Covenants

The merger agreement has a number of covenants and agreements that govern the actions of First Community and Wells Fargo pending completion of the merger.

First Community.    Some of the more significant covenants and agreements of First Community are summarized below.

No Solicitation of Competing Transactions.    Neither First Community nor any First Community subsidiary nor any director, officer, representative or agent of First Community or any First Community subsidiary will, directly or indirectly, solicit, authorize the solicitation of or, except to the extent First Community’s board of directors concludes in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

•	purchase any shares of its common stock, any option or warrant to purchase any shares of its common stock, any security convertible into its common stock, or any other equity security of First Community or any of its subsidiaries except with respect to the sale of First Community Bank San Antonio, N.A.;

•	make a tender or exchange offer for any shares of its common stock or other equity security of First Community or any of its subsidiaries;

•	purchase, lease or otherwise acquire the assets of First Community or any of its subsidiaries except in the ordinary course of business; or

•	merge, consolidate or otherwise combine with First Community or any of its subsidiaries.

Notwithstanding the above, First Community is permitted to comply with certain tender offer rules as provided in the merger agreement.

First Community and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing.

Recommendation of Merger Agreement by First Community Board.    First Community has agreed that its board of directors will, except to the extent First Community’s board of directors concludes in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, recommend that First Community shareholders vote for approval of the merger agreement and use its best efforts to solicit shareholder proxies in favor of approval of the merger agreement. First Community has also agreed to use its best efforts to solicit proxies from its shareholders in favor of the sale of First Community Bank of San Antonio.

Conduct of Business Pending Closing of the Merger.    First Community and each First Community subsidiary will, except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business;

•	conduct its business in its ordinary and usual manner;

•	extend credit in accordance with existing lending policies, with certain extensions of credit subject to the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances;

•	maintain proper business and accounting records in accordance with generally accepted principles;

•	maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

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•	maintain in all material respects presently existing insurance coverage;

•	use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

•	use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

•	comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of First Community and each First Community subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on First Community and its subsidiaries taken as a whole; and

•	permit Wells Fargo and its representatives (including KPMG LLP) to examine its (and its subsidiaries’) books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business.

Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, First Community and each First Community subsidiary will not:

•	amend or otherwise change its articles of incorporation or bylaws;

•	issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except as required under employee benefit plans and outstanding stock options as specified in the merger agreement;

•	authorize or incur any long-term debt (other than deposit liabilities);

•	mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

•	enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

•	make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

•	amend or terminate any specified employee benefit plan except as required by law or the terms of the merger agreement;

•	make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except:

•

First Community may declare and pay dividends on First Community common stock, in accordance with applicable law and consistent with past practice, out of the net earnings of First Community between the date of the merger agreement and the effective date of the merger, determined in accordance with generally accepted accounting principles, in an amount

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not to exceed an annualized rate of $0.10 per share of First Community common stock, provided First Community shareholders will be entitled to a dividend, as determined by First Community after consultation with Wells Fargo, on First Community common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes;

•	First Community may pay semi-annual dividends on its Series A preferred stock in accordance with the terms of the Series A preferred stock; and

•	any dividend declared by a First Community subsidiary’s board of directors in accordance with applicable law and regulation;

•	redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of First Community;

•	increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices and except for the establishment of an employee retention plan and executive retention plan and the payment of bonuses to Nigel J. Harrison, Vice Chairman, President and Chief Executive Officer of First Community, and Kenneth R. Koncaba, Jr., President of First Community Bank, N.A.;

•	sell or otherwise dispose of any shares of capital stock of any First Community subsidiary; or

•	sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business and other than the sale of First Community Bank San Antonio, N.A. and certain automobiles currently used by officers of First Community subsidiaries.

Other First Community Covenants.    First Community has also agreed:

•	subject to specified conditions, to establish such additional accruals and reserves as are necessary to conform its accounting and loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of First Community’s business after the merger, and to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the merger; and

•	to use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of First Community who may reasonably be deemed an “affiliate” of First Community within the meaning of such term as used in Rule 145 of the Securities Act. See “The Proposed Merger—Sale of Wells Fargo Common Stock Issued in the Merger” on page 36.

Wells Fargo.    Some of the more significant covenants and agreements of Wells Fargo are summarized below:

Regulatory Approvals.    Wells Fargo has agreed to take all necessary corporate and other action and file all documents required to obtain all regulatory approvals required to complete the merger.

Stock Exchange Listing.    Wells Fargo will file all documents required to list the Wells Fargo shares to be issued in the merger on the New York and Chicago Stock Exchanges.

Indemnification; Directors and Officers Insurance.    Wells Fargo has agreed that all rights to indemnification and all limitations of liability in favor of any person who is now, or has been at any time prior the date of the merger agreement, or who becomes prior to the merger, a director or officer of First Community or any First Community subsidiary, in the articles of incorporation or bylaws of First Community or any First Community subsidiary, as applicable in the particular case and as in effect as of the date of the merger agreement, will survive the merger and continue in full force and effect with respect to claims arising from (a) facts or events that occurred before the merger, or (b) the merger agreement, the agreement and plan of merger or any of the transactions contemplated by either agreement. In the event of a liquidation or sale of substantially all assets of First Community, Wells Fargo will guarantee the

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indemnification obligations of First Community and its subsidiaries to the extent of the net asset value of First Community or any of its subsidiaries at the time of the merger. Under no circumstances is Wells Fargo required to indemnify any person who was a director or officer of First Community or any First Community subsidiary to a greater extent than First Community or the First Community subsidiary was, as of the date of the merger agreement, required to indemnify that person. Wells Fargo has the right to assume the defense of any claim made against a present or former director or officer of First Community or any of its subsidiaries if such claim could trigger its indemnification obligations.

Wells Fargo has also agreed to maintain the current directors’ and officers’ liability insurance maintained by First Community (or to substitute policies with substantially equivalent coverage and terms) for a period of three years after the merger, but is not obligated to pay more than 150% of the current annual premiums paid for such insurance.

Registration of Shares to be Issued in the Merger and Underlying Converted Options.    Wells Fargo has agreed to list, reserve and register under the Securities Act all Wells Fargo shares to be issued in the merger and under the converted options of First Community. See “The Merger Agreement—Merger Consideration; Option Conversion” beginning on page 37.

Other Covenants.    Wells Fargo has agreed to maintain its corporate existence in good standing and conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Wells Fargo has also agreed to maintain all books and records, including all financial statements, in accordance with generally accepted accounting principles and practices consistent with those used for its financial statements and to abide by the terms and conditions of the First Community supplemental retirement plans.

Conditions to the Merger

Under the merger agreement, various conditions are required to be met before Wells Fargo or First Community is obligated to complete the merger. These conditions are customary and include:

•	continued accuracy of the other party’s representations and warranties;

•	performance by the other party of its obligations under the merger agreement;

•	approval of the merger by First Community shareholders and by regulatory authorities, and expiration of all applicable waiting and appeal periods;

•	absence of any order restraining or enjoining the merger;

•	receipt by Wells Fargo of all securities law or blue sky authorizations necessary to complete the merger; and

•	subject to certain exceptions, absence since December 31, 2003 of any changes which have had or might reasonably be expected to have a material adverse effect on the other party.

Various additional conditions must be met before First Community is obligated to complete the merger, including:

•	listing on the New York and Chicago Stock Exchanges of the Wells Fargo common stock to be delivered to First Community shareholders; and

•	receipt by First Community of a favorable tax opinion.

Also, various additional conditions must be met before Wells Fargo is obligated to complete the merger, including:

•	receipt by First Community and each First Community subsidiary of all material consents or waivers from third parties to loan agreements, leases or other contracts required to complete the merger;

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•	the total number of shares of First Community common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute First Community common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 4,066,522;

•	the resignation of each member of First Community’s board of directors;

•	the effectiveness of consulting and non-competition agreements between Wells Fargo and Nigel J. Harrison, Vice Chairman, President and Chief Executive Officer of First Community, and between Wells Fargo and Kenneth R. Koncaba, Jr., President of First Community Bank, N.A.; and

•	the receipt by Wells Fargo of certifications of First Community’s chief executive and chief financial officers regarding First Community’s financial statements and internal controls.

Some of the conditions to the merger are subject to exceptions and/or a “materiality” standard. Certain conditions to the merger may be waived by the party entitled to assert the condition.

Approval of the sale of First Community Bank San Antonio, N.A. is not a condition to the merger.

Termination of the Merger Agreement

Right to Terminate.    The merger agreement may be terminated at any time prior to the completion of the merger:

•	By mutual written consent of Wells Fargo and First Community;

•	By either Wells Fargo or First Community if:

•	The merger has not been completed by July 31, 2005, or if all required regulatory approvals have been received by then, the day after the last of any required waiting periods expires (but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date).

•	A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or prohibiting the transactions contemplated by the merger agreement.

•	First Community’s board of directors determines in good faith that a “takeover proposal” constitutes a “superior proposal” provided that First Community may not terminate the merger agreement under this provision unless it has not breached its covenant not to solicit a competing transaction and pays Wells Fargo a termination fee of $5,000,000. For purposes of this provision:

•	“takeover proposal” means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving First Community or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, First Community; and

•	“superior proposal” means a bona fide proposal or offer made by a person to acquire First Community pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of, First Community and its subsidiaries on terms which First Community’s board of directors determines in good faith, after taking into account the advice of counsel, to be more favorable to First Community and its shareholders than the transactions contemplated by the merger agreement.

•	By Wells Fargo if:

•	First Community’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

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•	After an agreement to engage in or the occurrence of an “acquisition event” or after a third party shall have made a proposal to First Community or its shareholders to engage in an acquisition event, the merger agreement is not approved by First Community shareholders at the special meeting. For purposes of this provision, an acquisition event means:

•	a merger, consolidation or similar transaction involving First Community or any of its subsidiaries (other than First Community Bank San Antonio) or any successor to First Community or any of its subsidiaries (other than First Community Bank San Antonio, N.A.),

•	a purchase, lease or other acquisition in one or a series of related transactions of assets of First Community or any of its subsidiaries (other than First Community Bank San Antonio) representing 25% or more of the consolidated assets of First Community and its subsidiaries (other than First Community Bank San Antonio), or

•	a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of First Community or its subsidiaries (other than First Community Bank San Antonio) in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

•	A meeting of First Community shareholders to approve the merger agreement is not held when and as required under the merger agreement.

Termination Fee Payable by First Community.    First Community has agreed to pay Wells Fargo a termination fee of $5,000,000 if:

•	the merger agreement is terminated pursuant to the provision that allows termination if First Community’s board of directors determines in good faith that a takeover proposal constitutes a superior proposal (see above for a discussion of these terms); or

•	the merger agreement is terminated pursuant to the provision that allows termination by Wells Fargo if:

•	First Community’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

•	After an agreement to engage in or the occurrence of an acquisition event (see above for a discussion of this term) or after a third party shall have made a proposal to First Community or its shareholders to engage in an acquisition event, the merger agreement is not approved by First Community shareholders at the special meeting.

•	A meeting of First Community shareholders to approve the merger agreement is not held when and as required under the merger agreement.

Waiver and Amendment

Either Wells Fargo or First Community may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement, unless applicable law requires the condition to be met.

Wells Fargo and First Community can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after First Community shareholders approve the merger agreement if the amendment would change in a manner adverse to First Community shareholders the consideration to be received by First Community shareholders in the merger.

Expenses

Wells Fargo and First Community will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel.

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SALE OF FIRST COMMUNITY BANK SAN ANTONIO

As part of its consideration of the business combination or other strategic alternatives for First Community, the directors considered possible alternatives for disposition of First Community Bank San Antonio, N.A. other than as part of a sale of First Community. When First Community solicited indications of interest for a business combination with First Community, it decided to exclude First Community Bank San Antonio from the process which might lead to the sale of First Community and its principal subsidiary, First Community Bank, N.A., Houston, in order to maintain the flexibility to consider a proposal from certain management officials to acquire the San Antonio bank or some other possible separate disposition of the San Antonio bank.

Management and the First Community directors continued to explore alternatives for the San Antonio bank in light of its recent conversion from a state to a national bank, its relocation to San Antonio as a new entrant into such market and its lack of current profitability. The plan eventually developed was to sell the San Antonio bank to a new entity formed by a group of First Community and First Community Bank San Antonio directors and officers consisting of Nigel J. Harrison, Kenneth R. Koncaba, Jr., Robert A. Ferstl, Louis F. Goza, and Charles L. Castro. These individuals proposed to form a new Texas corporation, FC Holdings, to acquire the San Antonio bank in conjunction with the sale of First Community to Wells Fargo.

At its August 19, 2004 board meeting, the board of directors of First Community approved in principal the proposed sale of the San Antonio bank to the management sponsored entity, subject to several conditions, including receipt of an independent valuation of the San Antonio bank, receipt of a fairness opinion and preparation of a satisfactory stock purchase agreement between First Community Capital Corporation of Delaware, the First Community subsidiary which directly holds the stock of First Community Bank San Antonio, and FC Holdings. Because the transaction involves First Community directors and officers who have a personal financial interest in, and are directors and officers of, the new company which will engage in the transaction with First Community, the disinterested directors of First Community also required that the proposed sale be submitted to shareholders of First Community for ratification. The First Community directors who have an interest in FC Holdings (Messrs. Harrison, Goza and Ferstl) did not participate in the board deliberations and abstained from voting on this matter at the August board meeting.

The form of stock purchase agreement was agreed to by First Community Capital Corporation of Delaware and representatives of FC Holdings and attached as an exhibit to the merger agreement. The disinterested directors of First Community approved the transaction and the form of the stock purchase agreement at the special board meeting held on September 1, 2004. The agreement, dated as of November 3, 2004, was finalized and executed by the parties and is included with this proxy statement-prospectus as Appendix D. The discussion of the terms of the stock purchase agreement here and elsewhere in this proxy statement-prospectus is qualified by reference to the stock purchase agreement.

The stock purchase agreement provides that the proposed purchase price of the stock of the San Antonio bank will be an amount equal to the “equity capital” of the bank plus $450,000 and an amount sufficient to reimburse First Community Capital Corporation of Delaware for any federal and state tax liability it or its affiliates incur from the sale of the bank. Under the stock purchase agreement, the “equity capital” of the San Antonio bank means the greater of $3 million or the sum of the common stock, capital surplus and retained earnings of the bank at the closing date. The purchase premium of $450,000 is based on a valuation analysis dated August 18, 2004 from Alex Sheshunoff & Co. Investment Banking indicating in its view that a representative sales price for the San Antonio bank would equal the bank’s tangible capital at closing of the sale plus a premium ranging from $350,000 to $450,000. Based on the San Antonio bank’s equity capital at June 20, 2005, the purchase price would be approximately $4,135,047.

The stock purchase agreement contains detailed representations, warranties and covenants of the parties, which are customary for transactions of this type. It also provides for restrictions on competition and solicitation of employees by FC Holdings and its affiliates which are similar to those in the consulting agreements of

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Messrs. Harrison and Koncaba. See “The Proposed Merger – Additional Interests of First Community Management.” FC Holdings must pay its expenses and all out-of-pocket expenses of First Community and First Community Capital Corporation of Delaware in connection with the stock purchase agreement, including the fairness opinion described below. The agreement is subject to required regulatory approvals, receipt of a fairness opinion from Alex Sheshunoff & Co. and shareholder approval in accordance with the provisions of Section 2.35-1 of the Texas Business Corporation Act. FC Holdings filed the appropriate regulatory applications and notices on December 20, 2004 and received approval of the proposed transaction on January 24, 2005. Alex Sheshunoff & Co. has delivered its opinion dated June 24, 2005 to First Community to the effect that as of such date the consideration to be received by First Community pursuant to the stock purchase agreement was fair from a financial point of view. The opinion of Alex Sheshunoff & Co. is included in this proxy statement-prospectus as Appendix G and is incorporated by reference into this proxy statement-prospectus.

Section 2.35-1 of the Texas Business Corporation Act provides a procedure for shareholders to ratify an otherwise valid contract between a corporation and another entity in which one or more of its directors or officers serve as directors or officers or have a financial interest. First Community is submitting the proposed sale of First Community Bank San Antonio to the shareholders of First Community for ratification under this statutory procedure. The board of directors of First Community (with Messrs. Harrison, Goza and Ferstl abstaining) recommends that you vote to ratify the transaction set forth in the stock purchase agreement and requests that you execute and return the proxy indicating your approval of such transaction. Ratification of the transaction will not affect the value or number of shares of Wells Fargo common stock you will receive in the merger.

The affirmative vote of the holders of record of a majority of the shares of common stock entitled to vote and represented in person or by proxy at the special meeting at which a quorum is present is necessary to ratify the stock purchase agreement and transaction set forth therein. The voting representatives intend to vote the shares First Community common stock subject to the voting and stock restriction agreement in the manner indicated by the holders of a majority of the shares for which voting instructions have been timely received. Messrs. Harrison, Goza, Koncaba and Ferstl have agreed to abstain from participating in the decisions related to this issue.

Neither ratification of the stock purchase agreement nor completion of the sale of the San Antonio bank is a condition to the merger, and the number of shares of Wells Fargo common stock you will receive in the merger will not be affected by whether or not the stock purchase agreement is ratified or the sale is completed before the merger. If the stock purchase agreement is not ratified, Wells Fargo will acquire First Community Bank San Antonio in the merger.

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THE COMPANIES

Wells Fargo

General.    Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the internet and other distribution channels across North America and elsewhere internationally. At March 31, 2005, Wells Fargo had assets of $436 billion, loans of $291 billion, deposits of $273 billion and stockholders’ equity of $38 billion. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol WFC.

Wells Fargo is a separate and distinct legal entity from its banking and other subsidiaries. Its principal source of funds to pay dividends on its capital stock and interest and principal on its debt is dividends from its subsidiaries. Various federal and state laws and regulations limit the amount of dividends Wells Fargo subsidiaries can pay to Wells Fargo without regulatory approval.

Wells Fargo expands its business in part by acquiring banking institutions and other companies that engage in activities that are financial in nature. Wells Fargo continues to explore opportunities to acquire banking and non-banking organizations as permitted for a financial holding company under the Bank Holding Company Act. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Wells Fargo policy is not to comment on such discussions or a possible acquisition until a definitive agreement with respect thereto has been signed.

Wells Fargo’s executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 292-9932.

Additional Information About Wells Fargo.    Financial and other information about Wells Fargo is set forth in Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wells Fargo, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2004, and Wells Fargo’s Proxy Statement for its 2005 Annual Meeting of Stockholders. See “Where You Can Find More Information” on page 63.

Information on Wells Fargo’s Web Site.    Information on the internet website of Wells Fargo or any subsidiary of Wells Fargo is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is in this document or has been incorporated by reference into this document.

First Community

General.    First Community Capital Corporation is a Texas corporation registered as a bank holding company under the Bank Holding Company Act. Through its subsidiary banks, First Community Bank, N.A. and First Community Bank San Antonio, N.A., it provides a diversified range of commercial banking products and services to small and medium-sized businesses, public and governmental organizations and consumers through 17 full-service banking locations in or near Houston, Texas and four locations in San Antonio, Texas. At March 31, 2005, First Community had assets of $604 million, loans of $428 million, deposits of $457 million and stockholders’ equity of $42 million. Neither First Community common stock nor First Community preferred stock is listed on an exchange or quoted on the Nasdaq National Market or any automated services, and there is

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no established trading market for the common or preferred stock. First Community’s executive offices are at 14200 Gulf Freeway, Houston, Texas 77034, and its telephone number is (218) 996-1000.

Additional Information About First Community.    Financial and other information about First Community is set forth in First Community’s Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of First Community, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in First Community’s Annual Report on Form 10-K for the year ended December 31, 2004. See Appendix E.

Information on First Community’s Web Site.    Information on the internet website of First Community Bank, N.A. or any other subsidiary of First Community is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement or the proposal to ratify the sale of the San Antonio bank unless that information is in this document or has been incorporated by reference into this document.

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VOTING SECURITIES OF FIRST COMMUNITY AND PRINCIPAL HOLDERS

The following tables set forth certain information regarding the beneficial ownership of First Community common stock and preferred stock as of June 17, 2005 by (1) each director and executive officer of First Community and certain executive officers of First Community Bank, N.A., (2) all directors and executive officers as a group and (3) each person who is known by First Community to beneficially own 5% or more of First Community common stock. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each person is the same as First Community’s address.

Directors and Executive Officers

Name	Number of Shares of Common Stock		Percentage of Outstanding Shares of Common Stock Beneficially Owned (1)	Number of Shares of Preferred Stock (2)	Percentage of Outstanding Shares of Preferred Stock Beneficially Owned (3)
George A. Clark, Jr.	18,540		*
Steve Davis	10,000		*
Linn C. Eignus	23,000		*	3,800	*
Robert A. Ferstl	84,270	(4)	2.64%	89,924	11.82%
Louis F. Goza	61,896	(5)	1.94%	12,000	*
Nigel J. Harrison	82,000		2.57%
Thomas R. Johnson	20,000	(6)	*
Kenneth R. Koncaba	32,546	(7)	1.02%
Paul J. Knoble	22,000		*
Ervin A. Lev	24,000		*
Kenneth A. Love	43,830	(8)	1.37%
James M. McElray	10,500	(9)	*	3,334	*
Wes Morehead	29,800		*
Richard L. Wagoner	41,000	(10)	1.29%
Charles L. Whynot	38,596	(11)	1.21%
All directors and executive officers as a group (15 persons)	541,978		17.00%	109,058	14.34%

*	less than 1%.
(1)	Based on 3,188,619 shares of First Community common stock issued and outstanding. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of First Community common stock held by such shareholder or group and exercisable within 60 days.
(2)	For purposes of this column and because they will be voting together as one class, Series A preferred stock and Series B preferred stock are included together.
(3)	Based on 760,653 shares of First Community Series A Preferred Stock and Series B Preferred Stock issued and outstanding. For purposes of this calculation and because they will be voting together as one class, Series A preferred stock and Series B preferred stock are included together.
(4)	Includes 2,000 shares held of record by Texas Truck & Body, Inc., of which Mr. Ferstl is President, and 10,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.
(5)	Includes 4,100 shares held of record by Lingo Properties, Inc., of which Mr. Goza is the controlling shareholder, 12,000 shares held of record by Lingo Family Partnership, of which Mr. Goza is the general partner.
(6)	Includes 9,600 shares held of record by the T&P Johnson Family Trust, of which Mr. Johnson is trustee.
(7)	Includes 1,000 shares held of record by Mr. Koncaba’s spouse, 213 shares held of record by his spouse’s IRA and 15,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.

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(8)	Includes 10,830 shares held of record by Kenneth A. Love as custodian for his minor children. Excludes shares held by GAR Company Inc. as indicated in the following table.
(9)	Includes 5,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.
(10)	Includes 7,000 shares held of record by W’s Five Partnership, of which Mr. Wagoner is a general partner.
(11)	Includes 10,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.

Principal Shareholders

Name	Number of Shares of Common Stock		Percentage of Outstanding Shares of Common Stock Beneficially Owned (1)	Number of Shares of Preferred Stock	Percentage of Outstanding Shares of Preferred Stock Beneficially Owned (1)
Wayne K. Love, Trustee GAR Company Inc. Profit Sharing Plan P. O. Box 266084 Houston, Texas 77207	178,274	(2)	5.59%

Voting Representatives under the Voting Agreement (Messrs. Eignus, Ferstl, Goza, Harrison, Johnson, Love, Wagoner and Whynot, each of whom is a director) 14200 Gulf Freeway Houston, Texas 77034	2,039,353		63.96%	166,916	21.9%

(1)	Based on 3,188,619 shares of First Community common stock issued and outstanding.
(2)	Mr. Kenneth Love, a director and shareholder of First Community, serves as one of three trustees for the profit sharing plan, is an employee of GAR Company Inc. and has voting and investment control over First Community common stock held by the profit sharing plan. This total does not include additional 57,332 shares of First Community common stock held by the profit sharing plan for Copper State Rubber of Arizona, Inc., a wholly owned subsidiary of GAR Company Inc.

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WELLS FARGO CAPITAL STOCK

The following summary of the terms of Wells Fargo capital stock is not complete and is qualified by reference to Wells Fargo’s restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and to Wells Fargo’s bylaws. You should read these documents for complete information on Wells Fargo capital stock. Wells Fargo’s restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and Wells Fargo’s bylaws are filed as exhibits to the registration statement of which this document is a part and are incorporated by reference into this document. See “Where You Can Find More Information” on page 63.

Wells Fargo files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Wells Fargo might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC.

General

Shares Authorized and Outstanding.    As of the date of this document, Wells Fargo was authorized to issue 6,000,000,000 shares of common stock. At March 31, 2005, Wells Fargo had issued 1,736,381,025 shares of common stock, of which 1,692,321,916 shares were outstanding and 44,059,109 shares were held as treasury shares.

Common Stock Dividends.    Holders of Wells Fargo common stock receive dividends if, when and as declared by Wells Fargo’s board of directors out of funds that Wells Fargo can legally use to pay dividends. Wells Fargo may pay dividends in cash, stock or other property. In some cases, holders of Wells Fargo common stock may not receive dividends until Wells Fargo has satisfied its obligations to holders of outstanding preferred stock. Other restrictions on Wells Fargo’s ability to pay dividends are described below under “—Restrictions on Payment of Dividends.”

Voting Rights.    Holders of Wells Fargo common stock have the exclusive right to vote on all matters presented to Wells Fargo stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of Wells Fargo common stock is entitled to one vote per share. Holders of Wells Fargo common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on Wells Fargo’s board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors. Wells Fargo’s board of directors is not classified.

Other Rights.    If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of Wells Fargo’s remaining assets available for distribution to stockholders after Wells Fargo has provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When Wells Fargo issues securities in the future, holders of Wells Fargo common stock have no preemptive rights with respect to those securities. This means the holders of Wells Fargo common stock have no right, as holders of Wells Fargo common stock, to buy any portion of those issued securities. Holders of Wells Fargo common stock have no rights to have their shares of common stock redeemed by Wells Fargo or to convert their shares of common stock into shares of any other class of Wells Fargo capital stock.

Listing.    Outstanding shares of Wells Fargo common stock are listed on the New York and Chicago Stock Exchanges under the symbol “WFC.” Wells Fargo Bank, National Association is the transfer agent and registrar for Wells Fargo common stock.

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Fully Paid.    Outstanding shares of Wells Fargo common stock are fully paid and non assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares. Robert J. Kaukol, Senior Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. See “Legal Opinions” on page 62.

Restrictions on Payment of Dividends

Wells Fargo is incorporated in Delaware and is governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after it pays the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

As a bank holding company, Wells Fargo’s ability to pay dividends is affected by the ability of its bank and non-bank subsidiaries to pay dividends to it. Various federal laws limit the amount of dividends Wells Fargo’s national bank subsidiaries can pay to it without regulatory approval. State-chartered banks are subject to state regulations that limit dividends.

Restrictions on Ownership of Wells Fargo Common Stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of Wells Fargo’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo’s outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws

Certain provisions of Wells Fargo’s restated certificate of incorporation, as amended, could make it less likely that Wells Fargo management would be changed or someone would acquire voting control of Wells Fargo without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock.    Wells Fargo’s board of directors can at any time, under Wells Fargo’s restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Wells Fargo through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Wells Fargo management could stop a takeover by preventing the person trying to take control of Wells Fargo from acquiring enough voting shares to take control.

Nomination Procedures.    Holders of Wells Fargo common stock can nominate candidates for Wells Fargo’s board of directors. A stockholder must follow the advance notice procedures described in Wells Fargo’s bylaws. In general, to nominate a person for election to the board of directors at a meeting of Wells Fargo stockholders, a stockholder must submit a written notice of the proposed nomination to Wells Fargo’s corporate secretary at least 30 but not more than 60 days before the meeting.

Proposal Procedures.    Under Wells Fargo’s bylaws, a stockholder can propose at an annual meeting of Wells Fargo stockholders that business other than nominations to board of directors be considered only if the

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stockholder follows the advance notice procedures described in Wells Fargo’s bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to Wells Fargo’s corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of stockholders.

Rights Plan.    Although Wells Fargo does not have a stockholder rights plan (commonly referred to as a “poison pill”) as of the date of this document, under Delaware law, Wells Fargo’s board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo’s board of directors.

Amendment of Bylaws.    Under Wells Fargo’s bylaws, the Wells Fargo board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Wells Fargo stockholders also have the power to change or repeal Wells Fargo’s bylaws.

Preferred Stock

As of the date of this document, Wells Fargo was authorized to issue, without further stockholder approval, 24,000,000 shares of preferred stock, consisting of 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, including shares already issued or reserved for issuance. At March 31, 2005, Wells Fargo had 535,360 shares of preferred stock issued and outstanding. Wells Fargo had not issued any shares of preference stock as of March 31, 2005. In this description of Wells Fargo capital stock, “preferred stock” means preferred stock and preference stock unless the context indicates otherwise.

Wells Fargo’s board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of the holders of Wells Fargo common stock. Wells Fargo can issue shares of preferred stock at any time in any amount, provided that not more than 24,000,000 shares of preferred stock are outstanding at any one time.

Shares of Wells Fargo common stock are subject to the rights of holders of Wells Fargo preferred stock. Wells Fargo preferred stockholders are entitled to payment of dividends on their preferred stock before Wells Fargo can pay dividends on Wells Fargo common stock. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, its preferred stockholders are entitled to receive, out of any assets remaining for distribution to stockholders, all accrued and unpaid dividends on their preferred stock and any liquidation preference for their preferred stock before holders of Wells Fargo common stock receive any distribution of assets with respect to their common stock.

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COMPARISON OF STOCKHOLDER RIGHTS

The following is a summary of the material differences between the current rights of First Community shareholders and the rights of Wells Fargo stockholders. The summary is not a complete statement of the provisions affecting, and the differences between, the current rights of First Community shareholders and those of Wells Fargo stockholders, and is qualified in its entirety by reference to the Texas Business Corporation Act, the Delaware General Corporation Law, First Community’s amended articles of incorporation and bylaws, and Wells Fargo’s restated certificate of incorporation and bylaws. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

First Community is organized under the laws of the state of Texas. The rights of First Community shareholders are currently governed by the Texas Business Corporation Act (TBCA) and First Community’s amended articles of incorporation and bylaws. Wells Fargo is organized under the laws of the state of Delaware. If you become a Wells Fargo stockholder, your rights will be governed by the Delaware General Corporation Law (DGCL) and Wells Fargo’s restated certificate of incorporation and bylaws.

You should carefully read Wells Fargo’s restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document is a part and which are incorporated by reference into this document.

Authorized Capital Stock

First Community	Wells Fargo

Authorized: • 5,000,000 shares of common stock. • 2,000,000 shares of preferred stock.	Authorized: • 6,000,000,000 shares of common stock. • 20,000,000 shares of preferred stock. • 4,000,000 shares of preference stock.

Outstanding at March 31, 2005: • 3,183,619 shares of common stock. • 384,999 shares of Series A preferred stock. • 375,654 shares of Series B preferred stock.	Outstanding at March 31, 2005: • 1,692,321,916 shares of common stock. • 535,360 shares of preferred stock. • No shares of preference stock.

Board of Directors

First Community	Wells Fargo

First Community’s bylaws provide that the board of directors shall determine the number of directors composing the board of directors from time to time. First Community’s board of directors, by resolution, has fixed the number of directors at 10.	Wells Fargo’s bylaws provide that the board of directors shall consist of not less than 10 nor more than 28 persons. Wells Fargo’s board of directors currently consists of 14 members. Wells Fargo’s restated certificate of incorporation requires directors to be stockholders.

Classes of Directors

First Community	Wells Fargo

First Community’s board is not classified, and all directors are elected annually.	Wells Fargo’s board is not classified, and all directors are elected annually.

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Removal of Directors

First Community	Wells Fargo

Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Nomination of Directors and Submission of Stockholder Proposals

First Community	Wells Fargo

Neither First Community’s amended articles of incorporation nor its bylaws contain provisions regarding the nomination of directors or submission of shareholder proposals.

Wells Fargo’s bylaws provide detailed procedures that must be strictly complied with in order for shareholder nominations of candidates for directors or shareholder proposals to be considered at a stockholders’ meeting. In general, to nominate a person for election to the board of directors at a meeting of stockholders, a stockholder must submit a written notice of the proposed nomination to Wells Fargo’s corporate secretary at least 30 but not more than 60 days before the meeting.

A stockholder can propose at an annual meeting of stockholders that business other than nominations to the Wells Fargo board of directors be considered only if the stockholder follows the advance notice procedures described in Wells Fargo’s bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal to Wells Fargo’s corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of Wells Fargo stockholders.

Stockholders of Wells Fargo interested in submitting a proposal for inclusion in the proxy materials for a stockholders’ meeting must also comply with the rules and regulations of the SEC applicable to shareholder proposals.

Calling Special Meetings of Stockholders

First Community	Wells Fargo

First Community’s bylaws provide that a special meeting of First Community’s shareholders may be called, for any purpose or purposes, by the chairman of the board, the president or by the board of directors, and may be called by the president at the request of holders of not less than one-third of all of the outstanding shares of First Community entitled to vote at the meeting.	Wells Fargo’s bylaws provide that special meetings of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo’s board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders. This restriction on who may call a special meeting of stockholders,

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including the inability of holders of common stock to call a special meeting, may deter hostile takeovers of Wells Fargo by making it more difficult for a person or entity to call a special meeting of stockholders for the purpose of considering an acquisition proposal or related matters.

Stockholder Action Without a Meeting

First Community	Wells Fargo

First Community’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the shareholders entitled to vote.	Wells Fargo’s bylaws provide that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.

Anti-Takeover Statutes

First Community	Wells Fargo

Articles 13.01 through 13.08 of the TBCA (the “Texas Business Combination Law”) provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless:

•      the business combination or purchase or acquisition of shares made by the affiliate shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder, or

•      the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder.

A Texas corporation may elect not to be governed by the Texas Business Combination Law. First Community has made such an election.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15 percent or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•      the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

•      after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or

•      after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Wells Fargo has not made such an election.

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Stockholder Vote Required for Mergers, Sales of Assets and Other Transactions

First Community	Wells Fargo

The TBCA requires that certain mergers and share exchanges be approved by the holders of at least two-thirds of the outstanding shares entitled to vote thereon. The TBCA similarly requires that a sale of all or substantially all of the assets of a corporation be approved by the holders of at least two-thirds of the outstanding shares entitled to vote thereon.	The DGCL requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL similarly requires that a sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Transactions with Officers and Directors

First Community	Wells Fargo

First Community’s amended articles of incorporation provide that an otherwise valid contract or other transaction between the corporation and one or more of its directors, officers or security holders or between the corporation and another corporation, partnership, joint venture, trust or other entity of which one or more of First Community’s directors, officers or security holders are members, officers, security holders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be valid notwithstanding whether such director, officer or security holder is present at or participates in the meeting of the board of directors or committees thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if any one of the following is satisfied:

•      the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the board of directors or committee thereof, and such board or committee in good faith authorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum, or

•      the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitle to vote thereon, and the contract or other transaction is approved in good faith by a vote of the shareholders; or

•      the contract or other transaction is fair as to First Community as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Under the DGCL, a contract between a corporation and one or more of its directors or officers may not be voided if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the contract or transaction is approved by a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to stockholders entitled to vote thereon and the contract or transaction is approved by the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes the contract or transaction.

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Dividends

First Community	Wells Fargo

First Community’s bylaws provide that the board of directors or the executive committee, if so authorized by a resolution of the board of directors, may declare dividends on its outstanding shares in the manner provided by law.

Under the TBCA, a Texas corporation may make a distribution to its shareholders if the distribution does not exceed the corporation’s surplus and the corporation would not become insolvent after giving effect to the distribution.

Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after payment of the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Dissenters’ Rights

First Community	Wells Fargo

Subject to certain exceptions which are not applicable to First Community, the TBCA provides that shareholders of a corporation involved in a merger have the right to dissent from the merger, obtain an appraisal of the fair value of their shares and receive cash equal to the appraised fair value of their shares. This value may be more or less than the value of the merger consideration that would otherwise be received pursuant to the merger agreement.

The availability of a shareholder’s right to dissent from the merger and obtain the fair value of his shares is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the TBCA. For a discussion of procedures for exercising dissenters’ rights and the method of determining fair value, see “The Proposed Merger—Dissenters’ Rights” on page 32.

The DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

•      listed on a national securities exchange,

•      designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

•      held of record by more than 2,000 stockholders

unless holders of stock are required to accept in the merger anything other than any combination of:

•      shares of stock or depository receipts of the surviving corporation in the merger

•      shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be

•      listed on a national securities exchange,

•      designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

•      held of record by more than 2,000 holders

•      cash instead of partial shares of the stock or depository receipts received.

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Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges and currently held by more than 2,000 stockholders. As a result, assuming the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

Indemnification

First Community	Wells Fargo

The TBCA provides that a corporation may indemnify a director or officer who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director or officer if such person:

•      conducted himself in good faith;

•      reasonably believed:

•      in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation’s best interests, and

•      in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and

•      in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The TBCA also provides that a corporation must indemnify a director or officer against reasonable expenses incurred by him or her in connection with a proceeding in which such person is a named defendant or respondent because he or she is or was a director officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Certain other individuals serving at the request of the corporation may also be indemnified under Texas law.

First Community’s amended articles of incorporation provide for mandatory indemnification to the fullest extent allowed by Texas law.

The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•      acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•      in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Wells Fargo’s restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith,

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provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo’s board of directors.

Wells Fargo’s restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo’s restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

Limitations on Directors’ Liability

First Community	Wells Fargo

The Texas Miscellaneous Corporations Laws Act (TMCLA) permits a corporation’s articles of incorporation to set limits on the extent of a director’s liability, except that liability for monetary damages cannot be eliminated for:

•      a breach of duty of loyalty to the corporation or its shareholders,

•      an act or omission not in good faith that constitutes a breach of duty to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

•      a transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, and

•      an act or omission for which liability is expressly provided for by statute.

First Community’s amended articles of incorporation contain provisions limiting a director’s liability consistent with the TMCLA.

Wells Fargo’s restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

•      any breach of the director’s duty of loyalty to Wells Fargo or its stockholders,

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•      payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or any transaction from which the director derived an improper personal benefit.

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Amendment of Articles of Incorporation or Certificate of Incorporation

First Community	Wells Fargo

The TBCA provides that a corporation’s articles of incorporation may be amended only if the proposed amendment is approved by the corporation’s board of directors and thereafter approved by two-thirds of the outstanding shares entitled to vote thereon.	Wells Fargo’s restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo’s board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo’s restated certificate of incorporation may be issued by Wells Fargo’s board of directors without amending Wells Fargo’s restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo’s stockholders.

Amendment of Bylaws

First Community	Wells Fargo

First Community’s bylaws provide for alternation, amendment or repeal by a majority of First Community’s board of directors.	Wells Fargo’s bylaws generally provide for amendment by a majority of Wells Fargo’s board of directors or by a majority of the outstanding stock entitled to vote thereon. However, Wells Fargo’s bylaws require the affirmative vote or consent of 80% of the common stock outstanding to amend a bylaw provision related to maintaining local directorships at subsidiaries with which Wells Fargo has an agreement to so maintain local directorships.

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EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. That audit report on the consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

The consolidated financial statements of First Community Capital Corporation as of December 31, 2004 and 2003, and for each of the three years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of Harper & Pearson Company, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Robert J. Kaukol, Senior Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. Mr. Kaukol owns, or has the right to acquire, a number of shares of Wells Fargo common stock which represents less than 0.1% of the total outstanding common stock.

Bracewell & Giuliani LLP, Houston, Texas, will deliver an opinion concerning certain federal income tax consequences of the merger. It is a condition to the completion of the merger that First Community receives an opinion from its counsel with respect to the tax treatment of the merger. G. Waverly Vest, Jr., a partner with Bracewell & Giuliani, owns 1,132 shares of First Community common stock.

FUTURE FIRST COMMUNITY SHAREHOLDER PROPOSALS

First Community will hold an annual meeting in the year 2005 only if the merger is not completed. If First Community holds a 2005 annual meeting of shareholders, the deadline for submitting a proposal for inclusion in First Community’s proxy statement for the meeting will be disclosed in a First Community Form 10-Q or Form 8-K filing with the Securities and Exchange Commission.

OTHER MATTERS

The First Community board is not aware of any business to come before the First Community special meeting other than the proposal to approve the merger agreement and the proposal to ratify the sale of First Community Bank San Antonio, N.A.. However, if any other matters should properly come before the First Community special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

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WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to First Community shareholders in the merger. This document is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

First Community and Wells Fargo SEC Filings

Wells Fargo and First Community file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by Wells Fargo or First Community with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Wells Fargo’s and First Community’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Documents Incorporated by Reference

The SEC allows Wells Fargo and First Community to “incorporate by reference” certain information into this proxy statement-prospectus, which means that Wells Fargo and First Community can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in, or incorporated by reference into, this document. This document incorporates by reference the documents set forth below that Wells Fargo and First Community documents have previously filed with the SEC.

Wells Fargo SEC Filings (File No. 001-02979)	-	Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004.
	-	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
	-	Current Reports on Form 8-K filed January 18, 2005, January 31, 2005, February 3, 2005, February 28, 2005, March 18, 2005, April 19, 2005, and May 2, 2005.

	-	The description of Wells Fargo common stock contained in Exhibit 99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendments or reports filed to update such description.

First Community SEC Filings (File No. 000-32609)	- -	Annual Report on Form 10-K for the year ended December 31, 2004. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

	-	The description of First Community common stock contained in First Community’s registration statement on Form 8-A filed on April 27, 2001, including any amendments or reports filed to update such description.

63

All documents filed by Wells Fargo and First Community with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this proxy statement-prospectus and are part of this document from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

Wells Fargo and First Community will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference into this document. You may obtain a copy of any document incorporated by reference by writing or calling the appropriate company:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attn: Laura A. Holschuh, Corporate Secretary (612) 667-8655	First Community Capital Corporation 14200 Gulf Freeway Houston, Texas 77275 Attn: James M. McElray, Chief Financial Officer (281) 652-4021

To ensure delivery of the copies in time for the special meeting, your request should be received by July 22, 2005.

In deciding how to vote on the merger and the sale of the San Antonio bank, you should rely only on the information contained in or incorporated by reference into this document. Neither Wells Fargo nor First Community has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated June 24, 2005. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

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APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION (AS AMENDED)

(including as Exhibit A the form of related

Agreement and Plan of Merger)

AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) dated as of November 30, 2004 to that certain Agreement and Plan of Reorganization (the “Agreement”) entered into as of the 1st day of September, 2004 by and between FIRST COMMUNITY CAPITAL CORPORATION (“Company”), a Texas corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, Company and Wells Fargo have entered into the Agreement; and

WHEREAS, the Agreement provided that the Adjusted Wells Fargo Shares shall be a number equal to $123,655,000, minus the Grimes County Tax Amount, divided by the Wells Fargo Measurement Price; and

WHEREAS, Company and Wells Fargo have agreed that there shall be no reduction for the Grimes County Tax Amount and that the Adjusted Wells Fargo Shares shall be a number equal to $123,655,000, divided by the Wells Fargo Measurement Price; and

WHEREAS, the parties desire to amend the Agreement as provided herein.

1. Capitalized defined terms used herein but not defined herein shall have the meaning given them in the Agreement .

2. Paragraph 1(a) of the Agreement is amended and restated in its entirety as follows:

“1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the “Merger Co.”) will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock and each share of Preferred Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock and Preferred Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of Company Common Stock and Preferred Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted)) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of Company Common Stock and Preferred Stock and “Company Stock Options” (as defined in paragraph 1(b) below) outstanding immediately prior to the Effective Time (the “Merger Exchange Ratio”). The “Adjusted Wells Fargo Shares” shall be a number equal to (A) $123,655,000 divided by (B) the Wells Fargo Measurement Price, rounded to the nearest ten-thousandth. The “Wells Fargo Measurement Price” is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement, rounded to the nearest ten-thousandth.”

3. Paragraph 1(h) of the Agreement is deleted in its entirety.

4. The second sentence of paragraph 2(c) of the Agreement is amended and restated in its entirety as follows:

“The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto were exercised is 4,066,522.”

5. Paragraph 7(h) of the Agreement is amended and restated in its entirety as follows:

(h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 4,066,552.

6. This Amendment shall constitute an amendment to the Agreement as provided in Paragraph 17 thereof. Except as specifically amended herein, the Agreement remains in full force and effect. This Amendment and the Agreement, as amended by this Amendment, shall be deemed one and the same instrument and may be amended and restated in one instrument.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

[The rest of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WELLS FARGO & COMPANY

By:	/S/ TODD J. MAY
	Its	Senior Vice President

FIRST COMMUNITY CAPITAL CORPORATION

By:	/S/ NIGEL J. HARRISON
	Its	Vice Chairman & Chief Executive Officer

AGREEMENT

AND

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) entered into as of the 1st day of September, 2004, by and between FIRST COMMUNITY CAPITAL CORPORATION (“Company”), a Texas corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the “Merger”) pursuant to an agreement and plan of merger (the “Merger Agreement”) in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company, of the par value of $0.01 per share (“Company Common Stock”), and of the Company’s Series A Preferred Stock and Series B Preferred Stock, each of the par value of $0.01 per share (“Preferred Stock”), outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share (“Wells Fargo Common Stock”).

NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant, and agree as follows:

1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the “Merger Co.”) will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock and each share of Preferred Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock and Preferred Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of Company Common Stock and Preferred Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted)) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of Company Common Stock and Preferred Stock and “Company Stock Options” (as defined in paragraph 1(b) below) outstanding immediately prior to the Effective Time (the “Merger Exchange Ratio”). The “Adjusted Wells Fargo Shares” shall be a number equal to (A) $123,655,000 minus the Grimes County Tax Amount divided by (B) the Wells Fargo Measurement Price, rounded to the nearest ten-thousandth. The “Wells Fargo Measurement Price” is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement, rounded to the nearest ten-thousandth.

(b) Conversion of Company Options. At the Effective Time of the Merger, each option (granted by Company or, in the case of stock options of acquired entities, assumed by Company) to purchase shares of Company Common Stock under any stock option plan (collectively, the “Company Stock Option Plans”) which is outstanding and unexercised immediately prior to the Effective Date of the Merger (each, a “Company Stock Option”), shall cease to represent a right to acquire shares of the Company Common Stock and shall be converted automatically into an option to purchase shares of Wells Fargo Common Stock (each, a “Substitute Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans).

(i) The number of shares of Wells Fargo Common Stock to be subject to the Substitute Option shall be the product (rounded down to the nearest share) of the number of shares of Company Common Stock subject to the Company Stock Option and the Merger Exchange Ratio; and

(ii) The exercise price per share of Wells Fargo Common Stock under the Substitute Option shall be equal to the result (rounded down to the nearest cent) of dividing the exercise price per share of Company Common Stock under the Company Stock Option by the Merger Exchange Ratio.

The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a “Common Stock Adjustment”), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock and Preferred Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

(d) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the five (5) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

(e) Treasury Shares. At the Effective Time, all shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by the Company or by Wells Fargo, other than Trust Account Shares or DPC Shares, shall be canceled and shall cease to exist, and no capital stock of Wells Fargo or other consideration shall be delivered in exchange therefor.

(f) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Texas within two (2) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the “Closing Date”), provided that the Closing Date shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the “Time of Filing.” The day on which such filing is made and accepted is herein referred to as the “Effective Date of the Merger.” The “Effective Time of the Merger” shall be 11:59 p.m., Central time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

The closing of the transactions contemplated by this Agreement and the Merger Agreement (the “Closing”) shall take place on the Closing Date at the offices of counsel for the Company, Bracewell & Patterson, LLP, Houston, Texas.

(g) Reservation of Right to Revise Structure. At Wells Fargo’s election, the Merger may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (ii) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (iii) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company’s shareholders in the Merger or under such alternative structure (the “Merger Consideration”), (B) adversely affect the tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph 6(h), or (C) materially impede or delay consummation of the Merger or the Spin-Off. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

(h) Grimes County Tax Amount. The “Grimes County Tax Amount” shall be an amount equal to aggregate tax (including penalties and interest) due on the Grimes County Tax Returns (as defined in paragraph 4(t)) plus any out-of-pocket expenses (including attorney fees) incurred by Company in connection with the “Grimes County Tax Matter” between the date hereof and the Closing Date; provided, however, that such amount shall be reduced by the Grimes County Tax Refund Amount. The “Grimes County Tax Refund Amount” shall mean any tax refund to which the Company is entitled to receive relating to the Grimes County Tax Matter for which there has been a Final Resolution. The “Grimes County Tax Matter” shall mean the filing of any tax refund claim for Grimes County Capital Corporation for the tax period ending on January 6, 2004. A “Final Resolution” shall mean a closing agreement executed between a federal taxing authority (with respect to a federal refund claim) or a state taxing authority (with respect to a state refund claim) and the Company pursuant to Section 7121(b) of the Code (or similar state statute or law) to ensure that there is “finality” to the closing agreement as prescribed in Section 7121(b) of the Code. The Grimes County Tax Refund Amount shall be zero if a Final Resolution does not occur on or before the Closing Date; provided, however, that the Company shall receive credit toward the Grimes County Tax Refund Amount for the amount of any third-party payments received (net of any tax cost and any out-of-pocket expenses associated with such payments from the date hereof) by the Company with respect to the Grimes County Tax Amount on or before the Closing Date. If a valid election under Section 338(h)(10) of the Code is made with respect to the January 6, 2004 acquisition of Community State Bank (“Grimes 338(h)(10) Election”), the Grimes County Tax Amount shall be reduced by any tax benefit subsequently recognized from the ability of Company to deduct any loss in the tax year of the “Spin-Off” (as defined in paragraph 4(s)) attributable to additional tax basis resulting from the Grimes 338(h)(10) Election (including any deferred intercompany loss within the meaning of Treas. Reg. § 1.1502-13(b)(2) or any loss on the sale of the stock of First Community Bank San Antonio, N.A.). Any claims for third-party payments (excluding any tax refund claim) relating to the Grimes County Tax Amount which are not made before the Closing Date will be for the benefit of the shareholders of the Company (on a net of tax basis) immediately before the Effective Time of the Merger pursuant to a distribution or assignment agreement the terms of which are agreed to by Company and Wells Fargo prior to the Closing Date.

2. Representations and Warranties of Company. Company represents and warrants to Wells Fargo as follows:

(a) Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

(b) Company’s Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company’s subsidiaries as of the date hereof (individually a “Company Subsidiary” and collectively the “Company

Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. §55 (1982) with respect to national banking association subsidiaries, all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation, national banking association or state bank duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(c) Capitalization. Except as set forth in Schedule 2(c), the authorized capital stock of Company consists of 5,000,000 shares of common stock, $0.01 par value, of which, as of the close of business on June 30, 2004, 2,900,291 shares were outstanding and 12,848 shares were held in the treasury, 2,000,000 shares of Preferred Stock, of which 385,000 shares have been designated as the 7% Series A Mandatory Convertible Preferred Stock, $0.01 par value (“Series A Preferred”), of which at the close of business on June 30, 2004, 384,999 shares were outstanding and no shares were held in the treasury, and 376,000 shares, which have been designated as the Series B Mandatory Convertible Preferred Stock, $0.01 par value, of which on the close of business on June 30, 2004, 375,654 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto were exercised is 4,057,522. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Schedule 2(c) sets forth a detailed listing of the Company Stock Option Plans, together with the number of shares of Company Common Stock issuable, the vesting schedule and the exercise prices payable for each outstanding option or warrant exercisable under each such plan. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, plans, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Company has provided Wells Fargo with a list of all Company Stock Options outstanding under the First Community Capital Corporation 1996 Stock Option Plan (as amended) (the “Company Stock Option Plan”), the holders of all Company Stock Options, the exercise price thereof, and the number and date of grant of Company Stock Options held by such optionee, all as of the date hereof. Except as set forth in Schedule 2(c), since June 30, 2004 no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and except as set forth in Schedule 2(c), since June 30, 2004 no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Company.

(d) Authorization. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

Except as set forth on Schedule 2(d), neither the execution, delivery, and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), other federal and state banking laws, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement.

(e) Company Financial Statements. The consolidated balance sheets of Company and Company’s Subsidiaries as of December 31, 2003 and 2002 and related consolidated statements of income, shareholders’ equity and cash flows for the two (2) years ended December 31, 2003, together with the notes thereto, audited by Harper & Pearson Company, P.C. and included in Company’s Annual Report on Form 10-K SB for the fiscal year ended December 31, 2003 (the “Company 10-K SB”) as filed with the Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of Company and Company’s Subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the six (6) months then ended included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June, 2004 as filed with the SEC (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company’s Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company’s Subsidiaries for the periods stated therein.

(f) Reports. Since December 31, 1998, Company and each Company Subsidiary, as applicable, has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the “FDIC”), (iv) the United States Office of the Comptroller of the Currency (the “Comptroller”), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

(g) Properties and Leases. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company’s consolidated balance sheet as of December 31, 2003 included in the Company’s 10-K SB for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company’s and each Company Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes. Except as set forth on Schedule 2(i), each of Company and the Company Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid for all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 2000, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor, to Company’s knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. Except as set forth on Schedule 2(i), the consolidated balance sheet as of December 31, 2003, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof. During the five (5) year period ending on the date hereof, neither Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i) Absence of Certain Changes. Except as set forth on Schedule 2(i), since December 31, 2003, there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

(j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

(ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(iii) any labor contract or agreement with any labor union;

(iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(v) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(vi) any real property lease, any sale-leaseback arrangement and any other lease with annual rental payments aggregating $25,000 or more;

(vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party;

(viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity; or

(ix) any agreement or contract providing for (A) a term in excess of one year, (B) termination fees, liquidated damages or penalties in excess of $25,000 payable upon termination before the end of the term, or (C) automatic renewal within one year from the date of this Agreement.

(k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 2003 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. Except as disclosed in Schedule 2(k), there is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

(l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. A list of the current insurance policies and coverages maintained by Company and its Subsidiaries is attached as Schedule 2(l).

(m) Compliance with Laws; Controls.

(i) Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation (including, but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001). Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court in any material respect. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

(ii) The records, systems, controls, data, and information of Company and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system internal accounting controls described in the following sentence. As and to the extent described in the Company Reports filed with the SEC prior to the date hereof, Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Company (A) has designed disclosure controls and procedures to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the management of Company by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s auditors and the audit committee of Company’s board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Company’s ability to record, process, summarize, and report financial data and have identified for Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Company has made available to Wells Fargo a summary of any such disclosure made by management to Company’s auditors and audit committee since January 1, 2002.

(n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any “associate” (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company’s or such Company Subsidiary’s Board of Directors.

(p) Company Benefit Plans.

(i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the “Plans”). For purposes of this paragraph 2(p) and Schedule 2(p)(i), “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the term “Plan” or “Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

(ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

(iv) Except as disclosed on Schedule 2(p)(iv), (A) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (B) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (C) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (D) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (E) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) Except as disclosed on Schedule 2(p)(v), (A) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (B) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (C) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 404, 419, 419A of the Code or otherwise); and (D) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

(vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

(vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any “reportable events” as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

(viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, whether or not such payment under (A), (B), or , (C) would constitute a parachute payment under the meaning of Code Section 280G.

(ix) Except as disclosed in Schedule 2(p)(ix), neither Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, or which would accelerate or provide any rights or other rights or benefits separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law), or (B) any amount that will not be deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign tax law).

(q) Proxy Statement, Etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock and Preferred Stock pursuant to the provisions of the Merger Agreement (the “Registration Statement”), (ii) the proxy statement included in the Registration Statement to be mailed to Company’s shareholders in connection with the meeting to be called to consider the Merger and the “Spin-Off” (as defined in paragraph 4(s)) (the “Proxy Statement”, and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

(r) Registration Obligations. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

(s) Brokers and Finders. Except for Bear, Stearns & Co., Inc. and, with respect to the “Spin-Off” (as defined in paragraph 4(s)), Alex Sheshunoff & Co. Investment Banking (the costs of which shall be the responsibility of the “Investor Group” (as defined in paragraph 4(s)), neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(t) Fiduciary Activities. Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(u) No Defaults. Neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company’s knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

(v) Environmental Liability. Except as disclosed in Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or to the best of Company’s knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company’s Subsidiaries taken as a whole; except as disclosed in Schedule 2(v), to the best of Company’s knowledge, there is no reasonable basis for any such proceeding, claim or action; except as disclosed in Schedule 2(v), and to the best of Company’s knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

(w) Patents, Trademarks and Trade Names. Schedule 2(w) sets forth a correct and complete list of (i) all patents, trademarks, trade names and registered copyrights owned by Company or any Company Subsidiary (“Proprietary Intellectual Property”) and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Company and the Company Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party, excluding computer software purchased with a shrink-wrap license (the “Licensed Intellectual Property,” and together with the Proprietary Intellectual Property herein referred to as the “Intellectual Property”). Company and each Company Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property. No claims are pending or, to the best knowledge of the Company and each Subsidiary, threatened against Company or any Company Subsidiary by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property. To the knowledge of the Company, the current use by Company and each Company Subsidiary of the Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a material adverse effect upon Company’s ownership or use of such Intellectual Property. There are no pending claims or charges brought by Company or any Company Subsidiary against any person with respect to the use of any Intellectual Property or the enforcement of any of Company’s or any Company Subsidiary’s rights relating to the Intellectual Property.

(x) Board Approval. The Board of Directors of Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, the Merger Agreement, and the Merger are in the best interests of Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement, the Merger Agreement, and the Merger, and (iii) recommended that the shareholders of Company adopt this Agreement and directed that such matter be submitted for consideration by Company shareholders at the Company shareholders’ meeting required by paragraph 4(c) of this Agreement. No state takeover statute will preclude consummation of the Merger, the Merger Agreement, or the other transactions contemplated hereby or thereby.

(y) Investment Advisor Subsidiaries. Company does not have any Subsidiaries which are providing investment management, investment advisory, or subadvisory services to third parties.

(z) Required Shareholder Approval. The affirmative vote of two-thirds ( 2/3rds) of the outstanding shares of Company Common Stock, and of Series A Preferred and Series B Preferred, voting as separate classes is sufficient to approve the Merger, this Agreement, and the Merger Agreement and the transactions contemplated thereby pursuant to the Texas Business Corporation Act and pursuant to the articles of incorporation and bylaws of Company.

(aa) Spin-Off. The Board of Directors of the Company, in accordance with the provisions of Section 2.35-1 of the Texas Business Corporation Act, has authorized the submission of the Spin-Off to the shareholders for approval. A true and correct copy of the appraisal rendered by Alex Sheshunoff & Co. Investment Banking in connection therewith has been provided to Wells Fargo.

3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Company as follows:

(a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

(b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 2003, of Wells Fargo’s Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a “Wells Fargo Subsidiary” and collectively the “Wells Fargo Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. § 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

(c) Wells Fargo Capitalization. As of June 30, 2004, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 2004, 403 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 2,882 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 4,006 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 3,985 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 10,810 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 28,962 shares of 2000 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 39,379 shares of 2001 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 52,294 shares of 2002 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 66,713 shares of 2003 ESOP Cumulative Convertible Preferred, $1,000 stated value, and 177,069 237,903 shares of 2004 ESOP Cumulative Preferred, $1,000 stated value, and no shares of Adjustable-Rate

Cumulative Preferred Stock, Series B, $50 stated value; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on June 30, 2004, no shares were outstanding; and (iii) 6,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on June 30, 2004, 1,687,970,085 shares were outstanding and 48,410,940 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable. As described in Schedule 3(c) and Wells Fargo’s Form 10-Q for the quarter ended June 30, 2004, Wells Fargo may repurchase shares of Wells Fargo Common Stock from time to time.

(d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the shareholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

(e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo’s subsidiaries as of December 31, 2003 and 2002 and related supplemental consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2003, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the six (6) months then ended included in Wells Fargo’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as filed with the SEC (collectively, the “Wells Fargo Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

(f) Reports. Since December 31, 1998, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Wells Fargo Reports.” As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo’s consolidated balance sheet as of December 31, 2003 included in Wells Fargo’s Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo’s and each Wells Fargo Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1988, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo’s knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

(i) Absence of Certain Changes. Since June 30, 2004, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

(j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of June 30, 2004 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any labor contract or agreement with any labor union;

(ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

(l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

(m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

(n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Wells Fargo Benefit Plans.

(i) For purposes of this Section 3(o), the term “Wells Fargo Plan” or “Wells Fargo Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

(ii) No Wells Fargo Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

(iv) Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

(vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

(vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

(p) Registration Statement, Etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

(q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo’s knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

(s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo

Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo’s knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo’s knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

(t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.’s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

(a) Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written concurrence of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt, as evidenced by confirmed facsimile, of the request by the representative designated in writing by Wells Fargo), (A) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (other than consumer-purpose loans and loans which are for less than $100,000), would be in excess of $1,000,000 or (B) make any extensions of credit aggregating in excess of $1,000,000 to a person or entity that is not a borrower as of the date hereof or that has not been a borrower within twelve (12) months prior to the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine, in accordance with law, its and its subsidiaries’ books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

(b) Negative Covenants. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities (except as required under existing Plans and outstanding Company Stock Options and except as contemplated by paragraph 4(o)); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) Company may declare and pay dividends on Company Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Company between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.10 per share of Company Common Stock and except for semi-annual dividends in accordance with the terms of Company’s Series A Preferred; provided, however, that the shareholders of Company shall be entitled to a dividend as determined by Company after consultation with Wells Fargo on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (ii) any dividend declared by a Company Subsidiary’s Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, and except for establishment of the Employee Retention Plan and Executive Retention Plan described on Schedule 4.2(b), and except for the payment of certain bonuses to Nigel Harrison and Kenneth Koncaba described on Schedule 4.2(b); sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business, except for the “Spin-Off” as defined and contemplated by paragraph 4(s) and except that Company may sell to its officers certain automobiles owned by Company Subsidiaries for use by such officers at the appraised fair market value thereof, subject to applicable banking regulations.

(c) Shareholder Meeting. The Board of Directors of Company will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement and the “Spin-Off” (as defined in paragraph 4(s)) be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor of approval of this Agreement, the Merger Agreement, and the Spin-Off.

(d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Harper & Pearson Company, P.C. to use such opinion in such Registration Statement.

(e) Approvals. Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

(f) Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company’s outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain.

(h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, except with respect to the “Spin-Off” (as defined in paragraph 4(s)), (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any such acquisition proposal. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry to Wells Fargo.

(i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(j) Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

(k) Affiliate Letters. Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an “affiliate” of Company within the meaning of such term as used in Rule 145 under the Securities Act.

(l) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company’s accounting practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of Company’s business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement, provided, however, that Company shall not be required to take such actions more than three (3) business days prior to the Closing Date or prior to the time Wells Fargo agrees that all of the conditions to its obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing Date) and no such adjustment shall (A) require any prior filing with any governmental agency or regulatory authority or (B) violate any law, rule, or regulation applicable to Company; provided that in any event no accrual or reserve made by Company pursuant to this paragraph 4(l) shall constitute or deemed to be a breach, violation of, or failure to satisfy any representation, warranty, covenant, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred.

(m) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (which assessments must include the results of tests for indoor air quality). Oral reports of such environmental assessments shall be delivered to Wells Fargo as soon as practicable but in no event later than eight (8) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property and other than facilities constructed within five (5) years prior to the date hereof) and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of execution of this Agreement.

(n) Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Such boundary surveys shall show the existence and location of all structures, easements and encroachments.

(o) Company Stock Option Plans. Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to any options, awards and stock appreciation rights exercised under the Company Stock Option Plan prior to the Effective Time of the Merger, and shall comply with all payroll reporting requirements with respect thereto. All outstanding Company Stock Options that remain unexercised at the Effective Time of the Merger shall be converted into Substitute Options pursuant to paragraph 1(b) hereof as of the Effective Time of the Merger and the Company may accelerate the vesting of such options in accordance with the terms of the Company Stock Option Plan.

(p) Section 16 Reporting Requirements. The Board of Directors of Company shall, prior to the Effective Time of the Merger, take all such actions as may be necessary or appropriate pursuant to Exchange Act Rule 16b-3(e) to exempt (i) the conversion of Company Common Stock, Preferred Stock, and Company Stock Options into Wells Fargo Common Stock and options to purchase Wells Fargo Common Stock, as the case may be, and (ii) the acquisition of Wells Fargo Common Stock or options to purchase Wells Fargo Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall provide to counsel for Wells Fargo copies of the resolutions to be adopted by the Board of Directors of Company to implement the foregoing.

(q) Subsidiary Information. Promptly after the date of this Agreement, Company shall provide Wells Fargo with the following information concerning each of the Company Subsidiaries:

(i) Legal name, physical street address, city, county, state (country), zip code;

(ii) Formation date;

(iii) Primary regulator that supervises each functionally regulated entity;

(iv) Legal name of direct equity holder and physical location (city/state/country);

(v) Percent of equity to be transferred to Wells Fargo; and

(vi) The applicable regulatory and activity code (as defined by the applicable instructions for the Federal Reserve Board’s Form FRY-10).

(r) Accounting Methods. Except as disclosed in any Company Report filed prior to the date of this Agreement, Company shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles, with concurrence by Company’s independent auditors.

(s) Spin-Off. Company has advised Wells Fargo that First Community Holdings, Inc., the shareholders of which include or will include certain current shareholders and directors of Company (“Investor Group”) has approached the Company concerning the sale by Company to the Investor Group (“Spin-Off”) of all of the outstanding shares of capital stock of First Community Bank San Antonio, N.A. (“San Antonio”) for a “Purchase Price” equal to the amount set forth in Section 1.2 of the form of Stock Purchase Agreement attached hereto as Exhibit C (which Purchase Price shall, in addition to a premium based on the appraised value of San Antonio and San Antonio’s “Equity Capital,” include an amount sufficient to fully reimburse Company for any federal and state tax liability of Seller or its affiliates resulting from the Spin-Off) (“Stock Purchase Agreement”). Company agrees and covenants that (i) it will use its best efforts to enter into or cause its subsidiary to enter into the Stock Purchase Agreement in the form attached as Exhibit C within thirty (30) days hereof and, without the prior written consent of Wells Fargo, the Company shall not change or modify or agree to any change or modification of the form of Stock Purchase Agreement (except for the filling in of blanks, changes in caption headings, dating of the Stock Purchase Agreement, and similar typographical and conforming changes that are not substantive in character), and (ii) upon entering into the Stock Purchase Agreement, Company shall comply with the terms of the Stock Purchase Agreement in accordance with the terms thereof; provided, that, at Wells Fargo’s option, in the event the Company elects to make the “Grimes 338(h)(10) Election,” the Section 338(h)(10) election provided for in the Stock Purchase Agreement shall be deleted In addition, Company shall not, without first obtaining the prior written consent of Wells Fargo, (i) transfer any employees or assets or liabilities from Company or its affiliates, other than San Antonio (“Other Affiliates”), to San Antonio or from San Antonio to Company or its Other Affiliates, (ii) divert or attempt to divert any business of the Company or its Other Affiliates by soliciting current customers of Company or its Other Affiliates, who are not current customers of San Antonio, to become customers of San Antonio (which shall not prohibit solicitations, customer mailings, and advertisements not directed at customers of Company or its Other Affiliates), (iii) incur any cost obligation or liability in connection with the Spin-Off for which Company or its Other Affiliates are not fully reimbursed, and (iv) enter into the Stock Purchase Agreement more than forty-five (45) days after the date hereof.

(t) Grimes County Tax Return. Company shall have prepared and filed all federal and state tax returns for Grimes County Capital Corporation and its subsidiaries for the tax period ending on January 6, 2004 (the “Grimes County Tax Returns”). Company shall permit Wells Fargo to review and approve the Grimes County Tax Returns prior to filing. The Grimes County Tax Returns shall be filed and the tax due (including any penalties and interest) shall be paid on or before October 15, 2004. In addition, the Grimes County Tax Returns shall be prepared on a basis consistent with the original documentation for the acquisition by Company of Grimes County Capital Corporation.

5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

(a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

(b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

(c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders’ meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the “Prospectus”), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

(d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

(e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance to said shareholders pursuant to this Agreement and the Merger Agreement, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of all liens, claims, and encumbrances. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the shareholders of Wells Fargo or any other person or entity.

(f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

(g) Approvals. Wells Fargo will take all necessary corporate and other action and, as promptly as practicable, file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

(h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company’s Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law or regulation, or which may be required for disclosure in the proxy, and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers, it being agreed that such documents and information of Company and Company Subsidiaries shall be treated as provided in the letter agreement dated July 9, 2004 between Company and Wells Fargo.

(i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

(j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

(m) Indemnification; Directors and Officers Insurance. With respect to the indemnification of directors and officers, Wells Fargo agrees as follows:

(i) Following the Effective Date of the Merger, Wells Fargo shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an “Indemnified Party” and, collectively, the “Indemnified Parties”), to the same extent as Company is obligated to indemnify, defend and hold harmless the Indemnified Parties in Company’s articles of incorporation or bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained in this Agreement shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

(ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it/them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter;

(iii) for a period of three (3) years after the Effective Time of the Merger, Wells Fargo shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that Wells Fargo may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Wells Fargo be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(m)(iii), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the “Maximum Amount”) and provided, further, that, prior to the Effective Time of the Merger, Company shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto to the extent known to the Company, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Wells Fargo shall use reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount;

(iv) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(m); and

(v) the provisions of this paragraph 5(m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(n) Form S-8. Wells Fargo shall (i) register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Wells Fargo Common Stock issuable pursuant to the Substitute Options, (ii) cause such shares to be authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

(o) Supplemental Retirement Plans. Wells Fargo expressly acknowledges the existence of and obligations under the Executive Supplemental Retirement Plan and Director Supplemental Retirement Plan agreements between First Community Bank, N.A. and the individuals listed on Schedule 5(c) (collectively, the “Retirement Agreements”) and agrees to abide by the terms of such Retirement Agreements.

6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

(b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

(c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

(d) Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s Articles of Incorporation and the Texas Business Corporation Act.

(e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

(f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

(h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor, and decreased by the amount of any money received and increased by the amount of any gain recognized; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) Fairness Opinion. Prior to the mailing of the Proxy Statement, Company and the Board of Directors of Company shall have received an opinion of Bear, Stearns & Co, Inc. addressed to Company and the Board of Directors of Company, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as Bear, Stearns & Co., Inc. deems appropriate or necessary, to the effect that the consideration to be received by shareholders of Company pursuant to the Merger is fair from a financial point of view. Company shall promptly provide a copy of such opinion to Wells Fargo upon receipt.

(k) No Material Adverse Change. Since December 31, 2003, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole as if made at the Time of Filing.

(b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

(c) Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s Articles of Incorporation and the Texas Business Corporation Act.

(d) Company’s Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

(e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

(f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company’s or such Company Subsidiary’s business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation by it of the Merger.

(g) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 4,057,522.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Casualty Losses, Etc. Company and the Company Subsidiaries considered as a whole shall not have sustained from the date of this Agreement any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance which has had and could reasonably be expected to have a material adverse effect upon Company and its subsidiaries.

(k) No Environmental Liability. There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

(l) No Material Adverse Change. Except for the matter disclosed on Schedule 2(i), since December 31, 2003, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and the Company Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

(m) Resignations. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

(n) Comfort Certificate. Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated as of the Closing Date, to the effect that:

(i) the interim quarterly consolidated financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Company;

(ii) from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date five (5) days prior to the effective date of the Registration Statement and to a date five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in shareholders’ equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

(iii) they are responsible for establishing and maintaining internal controls;

(iv) they have designated such internal controls to ensure that material information relating to the Company and its consolidated subsidiaries is made known to them by others within those entities, particularly during the period in which the periodic reports are being prepared;

(v) they have evaluated the effectiveness of the Company’s internal controls as of a date within ninety (90) days prior to the report;

(vi) they have presented in the report their conclusions about the effectiveness of their internal controls based on their evaluation as of that date;

(vii) they have disclosed to the Company’s auditors and the audit committee of the board of directors (or persons fulfilling the equivalent function):

(A) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls; and

(B) to the best of their knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(o) Corporate Documentation. Company shall have delivered the following to Wells Fargo no later than the Closing:

(i) with respect to Company and each of the Company Subsidiaries:

(A) Certified copies of the articles of incorporation and bylaws;

(B) Certificate of Good Standing, issued by the Secretary of State of the jurisdiction of incorporation of such entity within ten (10) days of the Closing;

(C) Stock certificates for all of the issued and outstanding capital stock of each direct and indirect Company Subsidiary; and

(D) Minute books for Company and each non-bank Company Subsidiary.

(ii) Definitive agreements and related documents for all acquisitions or divestitures pending between Company or any Company Subsidiary and any person and closing files for all acquisitions or divestitures completed between Company or any Company Subsidiary and any person.

(p) Non-Competition and Consulting Agreements. Those certain non-competition and consulting agreements in the form attached as Exhibit 7(p) between Nigel Harrison, Company, and Wells Fargo and Kenneth Koncaba, Company and Wells Fargo shall be in full force and effect.

(q) Spin-Off. Company shall have complied with paragraph 4(s) hereof.

(r) Termination Agreements. The agreement listed on Schedule 7(r) shall have been terminated as provided on Schedule 7(r).

8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger (“Company Employees”) shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

(a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger but in any case no earlier than, the first day of the month following the closing of the Spin-Off or termination of the Stock Purchase Agreement) (the “Benefits Conversion Date”):

Medical Plan

Dental Plan

Vision Plan

Short Term Disability Plan

Long Term Disability Plan

Long Term Care Plan

Flexible Benefits Plan

Basic Group Life Insurance Plan

Group Universal Life Insurance Plan

Dependent Group Life Insurance Plan

Business Travel Accident Insurance Plan

Accidental Death and Dismemberment Plan

Salary Continuation Pay Plan

Paid Time Off Program

It is intended that the transition from Company’s Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such Plan immediately following the Benefit Conversion Date; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan that would provide such Company Employee with benefits after the Effective Time of the Merger or who has an employment, change in control or severance agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement.

(b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the “401(k) Plan”), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, or to any predecessor-in-interest of Company or the Company Subsidiaries to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the “Cash Balance Plan”) under the terms thereof, subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Company Employee’s past service with Company or any Company Subsidiary or any predecessor-in-interest of Company or the Company Subsidiaries for any purpose under the Cash Balance Plan. Therefore, each Company Employee shall be eligible for participation, as a new employee, in the Cash Balance Plan pursuant to the terms thereof.

Each Company Employee shall be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

9. Termination of Agreement.

(a) This Agreement may be terminated at any time prior to the Time of Filing:

(i) by mutual written consent of the parties hereto;

(ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by July 31, 2005 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; provided however, that if all approvals set forth in paragraph 6(e) hereof have been received, then the date that is one day after the date that all waiting periods, if any, shall expire shall be deemed to be a later date approved in writing by the Company and Wells Fargo for purposes of this Agreement; or

(iii) by Company or Wells Fargo upon written notice to the other party if (A) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (B) the shareholders of the Company fail to vote their approval of the Agreement and the Merger Agreement at the shareholders’ meeting where the transaction was presented to such shareholders for approval and voted upon, except as provided in paragraph 9(a)(v) below; or

(iv) by either Wells Fargo or Company upon written notice to the other party if the Board of Directors of Company shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this paragraph 9(a)(iv) unless (i) it has not breached any covenant contained in paragraph 4(h) and (ii) it delivers to Wells Fargo the fee as provided in paragraph 9(c) below. As used in this Agreement, (i) “Takeover Proposal” means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Company or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Company, and (ii) “Superior Proposal” means a bona fide proposal or offer made by a person to acquire Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of Company and the Company Subsidiaries on terms which the Board of Directors of Company shall determine in good faith, after taking into account the advice of counsel, to be more favorable to Company and its shareholders than the transactions contemplated hereby;

(iv) by Wells Fargo upon written notice to Company if (A) the Board of Directors of Company fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby; provided that any communication to Company shareholders with respect to a Takeover Proposal, other than a communication permitted by Rule 14d-9(f) or a recommendation against such Takeover Proposal, shall be deemed to be a failure to recommend, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Company or Company’s shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Company shareholders contemplated by paragraph 4(c), or (C) Company has failed to comply with its obligations under paragraph 4(c). “Acquisition Event” means any of the following: (A) a merger, consolidation or similar transaction involving Company or its Subsidiaries (other than San Antonio) or any successor to Company or its Subsidiaries (other than San Antonio), (B) a purchase, lease or other acquisition in one or a series of related transactions of assets of Company or any of its Subsidiaries (other than San Antonio) representing twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries (other than San Antonio) or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing twenty-five percent (25%) or more of the voting power of Company or its Subsidiaries (other than San Antonio) in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

(vi) by the Company, upon written notice to Wells Fargo, if (A) there shall have been a breach by Wells Fargo of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Wells Fargo, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 6(a) or (b), and which breach has not been cured within sixty (60) days following written notice thereof to Wells Fargo or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 6 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date; or

(vii) by Wells Fargo, upon written notice to Company, if (A) there shall have been a breach by Company of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 7(a) or (b), and which breach has not been cured within sixty (60) days following written notice thereof to the Company or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 7 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wells Fargo to comply with its obligations under this Agreement) and Wells Fargo has not waived such condition on or before the Closing Date.

(b) Except as provided in paragraph 9(c) hereof, termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

(c) If this Agreement is terminated pursuant to paragraph 9(a)(iv) or 9(a)(v), then Company shall promptly, but in no event later than ten (10) business days after the delivery of the notice of termination, pay

Wells Fargo a fee equal to $5,000,000 as reasonable and full compensation for any loss sustained by Wells Fargo. Upon the making and receipt of such payment pursuant hereto, and except for paragraphs 4(g), 5(h), and 10, Wells Fargo and the Company shall have no further obligations or liabilities of any kind under this Agreement.

10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

12. Third Party Beneficiaries. Except as otherwise provided in paragraphs 5(m) and 5(n) hereof with respect to indemnification and insurance of directors and officers and the preparation of a Form S-8, and paragraph 8 with respect to employee benefits, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (a) delivered in person, or (b) shall be mailed by first class registered or certified mail, postage prepaid, or (c) shall be sent by facsimile, or (d) shall be sent by reputable overnight courier service addressed as follows:

If to Wells Fargo:

Wells Fargo & Company

Wells Fargo Center

MAC N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Attention: Corporate Secretary

Fax: (612) 667-6082

If to Company:

First Community Capital Corporation

14200 Gulf Freeway

Houston, Texas 77275

Attention: Nigel J. Harrison

Fax: (281) 464-3715

With a copy to:

Bracewell & Patterson, LLP

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Attention: G. Waverly Vest, Esq.

Fax: (713) 221-1212

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof.

19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(m), 5(n), and 10 shall survive the Merger.

20. Control of Other Party’s Business. Nothing contained in this Agreement shall give Wells Fargo, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

21. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

22. Specific Performance. The parties hereto agree that legal damages would be inadequate and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY

By:	/S/ JOHN E. GANOE
	Its	Executive Vice President

FIRST COMMUNITY CAPITAL CORPORATION

By:	/S/ NIGEL J. HARRISON
	Its	Vice Chairman & Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

between

FIRST COMMUNITY CAPITAL CORPORATION,

a Texas corporation

(the surviving corporation)

and

WELLS FARGO FCCC MERGER CO.,

a Texas corporation

(the merged corporation)

THIS AGREEMENT AND PLAN OF MERGER dated as of                 , 2005, is between FIRST COMMUNITY CAPITAL CORPORATION, a Texas corporation (hereinafter sometimes called “First Community” and sometimes called the “surviving corporation”), and WELLS FARGO FCCC MERGER CO., a Texas corporation (“Wells Fargo FCCC Merger Co.”) (said corporations being hereinafter sometimes referred to as the “constituent corporations”).

WHEREAS, Wells Fargo FCCC Merger Co., a wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on March 30, 2005, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Wells Fargo FCCC Merger Co. has authorized capital stock of 100,000 shares of common stock, $0.01 par value per share (“Wells Fargo FCCC Merger Co. Common Stock”). As of                 , 2005, there were 100,000 shares of Wells Fargo FCCC Merger Co. Common Stock outstanding and no shares were held in the treasury; and

WHEREAS, First Community was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on January 12, 2001, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act, with authorized capital stock consisting of 5,000,000 shares of common stock, $0.01 par value per share (“First Community Common Stock”), of which as of the close of business on                 , 2005,                      shares of First Community Common Stock were issued and outstanding and no shares of First Community Common Stock were held in the treasury; 2,000,000 shares of Preferred stock (“First Community Preferred Stock”) of which 385,000 shares have been designated as the 7% Series A Mandatory Convertible Preferred Stock, $0.01 par value (“Series A Preferred”), of which at the close of business on                 , 2005,                      shares were outstanding and no shares were held in the treasury; and 376,000 shares, which have been designated as the Series B Mandatory Convertible Preferred Stock, $0.01 par value (“Series B Preferred Stock”), of which on the close of business on                 , 2005,                      shares were outstanding and no shares were held in the treasury; and

WHEREAS, Wells Fargo and First Community are parties to an Agreement and Plan of Reorganization dated as of September 1, 2004, as amended (the “Reorganization Agreement”), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that Wells Fargo FCCC Merger Co. be merged with and into First Community, with First Community continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger;

NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Wells Fargo FCCC Merger Co. and First Community, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Wells Fargo FCCC Merger Co. shall be merged with and into First Community pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Wells Fargo FCCC Merger Co. with and into First Community, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of First Community Common Stock and First Community Preferred Stock for shares of common stock, par value $1 2/3 per share, of Wells Fargo (“Wells Fargo Common Stock”), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

FIRST: At the time of merger, Wells Fargo FCCC Merger Co. shall be merged with and into First Community, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Wells Fargo FCCC Merger Co. shall cease and the name of the surviving corporation shall remain “First Community Capital Corporation.”

SECOND: The Articles of Incorporation of First Community at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law.

THIRD: The Bylaws of First Community at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

Jon R. Campbell

Richard D. Levy

James M. Strother

FIFTH: At the time of merger, the following named persons shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

Jon R. Campbell	President
Howard I. Atkins	Executive Vice President
Patricia R. Callahan	Executive Vice President
Laurel A. Holschuh	Executive Vice President
Richard D. Levy	Executive Vice President & Treasurer
Heidi M. Dzieweczynski	Senior Vice President
Karen B. Martin	Vice President
Lisa M. Bernard	Vice President
James E. Hanson	Vice President
Roger J. Saucerman	Vice President
James A. Horton	Vice President
Michael E. Newburg	Vice President
Diana Lea-Kahle	Secretary
Rachelle M. Graham	Assistant Secretary
Margaret M. Weber	Assistant Secretary

SIXTH: The manner and basis of converting the shares of First Community Common Stock and First Community Preferred Stock shall be as follows:

1. Subject to the terms and conditions contained herein, Wells Fargo FCCC Merger Co. will be merged by statutory merger with and into First Community, with First Community as the Surviving Corporation, in which merger each share of First Community Common Stock and First Community Preferred Stock (which shall be deemed to include any shares of First Community Common Stock into which the First Community Preferred Stock otherwise would be converted automatically pursuant to the terms of the First Community Articles of Incorporation ) outstanding immediately prior to the effective time of the merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of First Community Common Stock and First Community Preferred Stock owned, directly or indirectly, by Wells Fargo or First Community (other than shares of First Community Common Stock and First Community Preferred Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of First Community Common Stock and First Community Preferred Stock held by First Community or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted, will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of First Community Common Stock and First Community Preferred Stock and “Company Stock Options” (as defined in paragraph 1(b) of the Reorganization Agreement) outstanding immediately prior to the effective time of the merger. The “Adjusted Wells Fargo Shares” shall be a number equal to (A) $123,655,000 divided by (B) the Wells Fargo Measurement Price, rounded to the nearest ten-thousandth. The “Wells Fargo Measurement Price” is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement, rounded to the nearest ten-thousandth.

2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of First Community Common Stock and First Community Preferred Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate representing a share of First Community Common Stock or First Community Preferred Stock for cancellation to the surviving corporation or to Wells Fargo Bank, National Association, as the designated agent of the surviving corporation (the “Agent”), to receive a new certificate or direct registration statements representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of First Community Common Stock or First Community Preferred Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for First Community Common Stock or First Community Preferred Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate or direct registration statement representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

3. If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of First Community Common Stock or First Community Preferred Stock shall be exchangeable on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of First Community Common Stock or First Community Preferred Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which the holders of shares of First Community Common Stock or

First Community Preferred Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the five (5) consecutive trading days ending on the day immediately preceding the meeting of shareholders held to approve the merger.

5. Each share of Wells Fargo FCCC Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

SEVENTH: The merger provided for by this Agreement shall be effective as follows:

1. The effective date of merger shall be the date specified in the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh); provided, however, that all of the following actions shall have been taken in the following order:

a. This Agreement shall be approved and adopted on behalf of Wells Fargo FCCC Merger Co. and First Community in accordance with the Texas Business Corporation Act; and

b. Articles of Merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Wells Fargo FCCC Merger Co. and by the Secretary or an Assistant Secretary of Wells Fargo FCCC Merger Co., and by the President or a Vice President of First Community and by the Secretary or an Assistant Secretary of First Community, and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act; and

2. The merger shall become effective as of 12:01 a.m. [or 11:59 p.m. at the option of Wells Fargo] (the “time of merger”) on the effective date of merger.

EIGHTH: At the time of merger:

1. The separate existence of Wells Fargo FCCC Merger Co. shall cease, and the corporate existence and identity of First Community shall continue as the surviving corporation.

2. The merger shall have the other effects prescribed by Section 5.06 of the Texas Business Corporation Act.

NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

1. If at any time First Community shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in First Community the title to any property or rights of Wells Fargo FCCC Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of First Community and Wells Fargo FCCC Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in First Community and otherwise carry out the purposes of this Agreement.

2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

6. First Community will be responsible for the payment of all fees and franchise taxes that may be owed by Wells Fargo FCCC Merger Co. and First Community will be obligated to pay such fees and franchise taxes if the same are not timely paid.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

WELLS FARGO FCCC MERGER CO.

By:
Its

Attest:

[Assistant] Secretary

[Signature page to Agreement and Plan of Merger between

First Community Capital Corporation and Wells Fargo FCCC Merger Co.]

FIRST COMMUNITY CAPITAL CORPORATION

By:
	Its	President

Attest:

[Assistant] Secretary

[Signature page to Agreement and Plan of Merger between

First Community Capital Corporation and Wells Fargo FCCC Merger Co.]

EXHIBIT B

Wells Fargo & Company

Wells Fargo Center

Sixth and Marquette

Minneapolis, MN 55479

Attn: Secretary

Gentlemen:

I have been advised that I might be considered to be an “affiliate,” as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of First Community Capital Corporation, a Texas corporation (“FCCC”).

Pursuant to an Agreement and Plan of Reorganization, dated as of September     , 2004 (the “Reorganization Agreement”) between FCCC and Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into FCCC (the “Merger”) and as a result, I will receive in exchange for each share of Common Stock and Preferred Stock, each $.01 par value, of FCCC owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo (“Wells Fargo Common Stock”), as more specifically set forth in the Reorganization Agreement.

I hereby agree as follows:

I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the “Stock”) except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”

Wells Fargo’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for FCCC.

Sincerely,

APPENDIX B

OPINION OF BEAR, STEARNS & CO. INC.

September 1, 2004

The Board of Directors

First Community Capital Corporation

14200 Gulf Freeway

Houston, Texas 77034

Ladies and Gentlemen:

We understand that First Community Capital Corporation (“First Community”) and Wells Fargo & Company (“Wells Fargo”) propose to enter into an Agreement and Plan of Reorganization expected to be dated as of September 1, 2004 (the “Agreement”), which contemplates entering into an Agreement and Plan of Merger dated as of September 1, 2004, (the “Merger Agreement”, together with the Agreement the “Agreements”), pursuant to which Merger Sub will merge with and into First Community (the “Merger”) in a transaction in which all shares of First Community’s Common Stock, $0.01 par value, (“First Community Common Stock”) and of First Community’s Series A Preferred Stock and Series B Preferred Stock, each $0.01 par value, (collectively, “First Community Preferred Stock”), outstanding immediately prior to the Merger will, in the aggregate, be converted into the right to receive (collectively, the “Merger Consideration”): (i) a number of shares of Wells Fargo common stock, par value $1-2/3 per share (“Wells Fargo Common Stock”) having a value determined by the average closing price of Wells Fargo Common Stock on the 20 consecutive trading days immediately preceding the First Community Shareholder vote on the Merger equal to $123,655,000 and (ii) cash consideration equal to the Grimes County Tax Amount (as defined in the Agreement). Any capitalized terms not otherwise defined in this opinion have the meaning set forth in the Agreement. We understand that contemporaneously with the merger, all of the outstanding shares of capital stock of First Community Bank San Antonio, N.A. will be sold (the “San Antonio Sale”) to a group of investors that will include certain current shareholders and directors of First Community. This opinion does not address any aspect of the San Antonio Sale.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of First Community.

In the course of performing our review and analyses for rendering this opinion, we have, among other things:

•	reviewed a draft dated August 27, 2004 of the Agreement (the “Draft Agreement”);

•	reviewed the Statements of Resolutions establishing series of shares for the First Community Preferred Stock;

•	reviewed First Community’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004, and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information relating to First Community’s business and prospects, including projections for the two years ended December 31, 2005, all as prepared and provided to us by First Community’s management;

•	met with certain members of First Community’s senior management to discuss First Community’s business, operations, historical and projected financial results and future prospects;

•	reviewed Wells Fargo’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 through 2003, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004, and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Wells Fargo;

•	reviewed Wall Street analyst research on Wells Fargo including earnings estimates, price targets and commentary on performance and expected operating and financial results.

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to First Community;

•	reviewed the terms of recent acquisitions of companies which we deemed generally comparable to the Merger;

•	performed discounted cash flow analyses based on the projections for First Community;

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In rendering this opinion, we have assumed that the final form of the Agreement and their ancillary agreements and documents would be substantially similar to the Draft Agreement.

We have relied upon and assumed, without independent verification, the accuracy and completeness of First Community’s and Wells Fargo’s publicly available information, other information from third party sources, and the financial and other information provided to us by First Community, including, without limitation, the projections and synergy estimates. With respect to First Community’s projected financial results, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of First Community as to the expected future performance of First Community. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of First Community that they are unaware of any facts that would make the information, projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of First Community or Wells Fargo, nor have we been furnished with any such appraisals. Accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan losses for First Community or Wells Fargo nor have we conducted a comprehensive review of the credit files relating to First Community or Wells Fargo. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with First Community, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on First Community or Wells Fargo.

We do not express any opinion as to the price or range of prices at which Wells Fargo Common Stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which Wells Fargo Common Stock may trade subsequent to the consummation of the Merger.

We have acted as a financial advisor to First Community in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Wells Fargo for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of First Community and does not constitute a recommendation to the Board of Directors of First Community or any holders of First Community Common and Preferred Stock as to how to vote in connection with the Merger. This opinion does not address First Community’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for First Community or the effects of any other transaction in which First Community might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement / prospectus to be distributed to the holders of First Community Common Stock in connection with the Merger.

Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of First Community.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Steven R. Dykeman
Senior Managing Director

APPENDIX C

ARTICLES 5.11, 5.12 and 5.13

OF THE

TEXAS BUSINESS CORPORATION ACT

Art. 5.11 Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of any domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are: (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12 Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13 Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

APPENDIX D

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of November 3, 2004 (“Agreement”) is by and between First Community Capital Corporation of Delaware, Inc. (“Seller”) and FC Holdings, Inc. (“Purchaser”). The Seller owns all of the issued and outstanding shares of common stock of First Community Bank San Antonio, N.A. (“Bank”), $50.00 par value per share (“Shares”). The Seller desires to sell and the Purchaser desires to purchase the Shares in the manner provided by and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto. Accordingly, for the mutual representations, warranties, covenants and agreements contained herein, the payments herein provided and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. THE TRANSACTION

1.1    Purchase and Sale of Stock. Pursuant to the terms and conditions of this Agreement, the Purchaser agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Shares, free and clear of all liens, security interests, options, rights of first refusal, charges, mortgages, community property interests, pledges, restrictions, agreements or any other encumbrances and other restrictions or limitations of any kind (“Encumbrances”), to Purchaser on the Closing Date (as hereinafter defined) against receipt by Seller of the Purchase Price, as detailed below.

1.2    Purchase Price. The price to be paid to Seller for all of the Shares (“Purchase Price”) will be an amount equal to the Equity Capital specified in Section 7.10 hereof plus $450,000, plus an amount sufficient to fully reimburse Seller for any federal and state tax liability of Seller or its affiliates resulting from the sale of the Shares, payable in cash at the Closing (as hereinafter defined). The Purchase Price shall be paid by delivery by the Purchaser to the Seller of readily available funds at the Closing.

2. REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Purchaser as follows:

2.1    Organization.

(a) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The Bank has full corporate power and authority to own and lease its properties, to engage in the business and activities now conducted by it and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as hereinafter defined) on the Bank.

(b) True and complete copies of the Articles of Association and Bylaws of the Bank, as amended, have been delivered to the Purchaser and the Bank is not in default under or in violation of the provisions of such documents. The Bank is a member of the Federal Reserve System.

(c) Except as set forth in Schedule 2.1(c), the Bank (i) does not have any subsidiaries or affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all stockholders of the Bank.

(d) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank.

2.2    Capitalization.

(a) The authorized capital stock of the Bank consists of 18,923 shares of common stock, $50.00 par value per share (“Common Stock”), all of which shares are issued and outstanding. As of the date of this Agreement, no shares of other classes of stock or other securities of the Bank were issued and outstanding. There are no shares of Common Stock or other classes of stock or other securities of the Bank held in the treasury. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable (except as provided in the National Bank Act) and were not issued in violation of the preemptive rights of any person or of any legal requirements or applicable securities laws. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any shares of Common Stock or other classes of stock or other securities of the Bank nor does the Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any shares of its outstanding capital stock. Except as disclosed on Schedule 2.2 hereto, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Common Stock.

(b) The Shares are owned beneficially and of record by the Seller, free and clear of all Encumbrances.

(c) Except as set forth in Schedule 2.2(c), the Seller have full legal right to sell, assign and transfer the Shares to Purchaser and will, upon delivery of the Shares to Purchaser pursuant to the terms hereof, transfer to Purchaser good and valid title to the Shares free and clear of all Encumbrances of every kind affecting the Shares.

2.3    Authority and Enforceability; Approvals.

(a) The Seller has full legal capacity, power and authority to execute and deliver this Agreement (and any related documents), to perform its obligations hereunder and thereunder and to consummate the contemplated transactions. All actions or proceedings on the part of the Seller necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken. This Agreement (and any related documents) has been duly executed and delivered by each of the Seller and, assuming it is a valid and binding agreement of the Purchaser, constitutes a valid and binding agreement of the Seller enforceable against such Seller in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) Except for the filing of applications and notices with bank and bank holding company regulatory authorities, and approval of such applications and notices, no consents or approvals of or filings or registrations with any federal, state or local court, administrative agency, arbitrator, commission or any other governmental authority or instrumentality (“Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Seller of this Agreement (and any related documents) and the consummation and performance by the Seller of the contemplated transactions.

2.4    Financial Statements and Information.

(a) The Seller has furnished or made available to the Purchaser true and complete copies of the Bank’s unaudited balance sheet (the “Balance Sheet) as at June 30, 2004 (the “Balance Sheet Date”) and the related statement of income for the six (6) months then ended. The financial information referred to in this Section 2.4 is collectively referred to herein as the “Financial Statements”. The Financial Statements fairly present the financial position and results of operations of the Bank at the dates and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis, subject only in the case of interim financial statements to year end adjustments consisting only of normal recurring accruals and restatements necessary to present the financial statements in accordance with generally accepted accounting principles. The Bank had, as of the dates of the Financial Statements, no liabilities, or obligations of any nature, which were material and were not fully disclosed or adequately provided for in the Financial Statements.

(b) Since the Balance Sheet Date, there has been no Material Adverse Effect with respect to the Bank and no event has occurred or circumstance exists which may result in a Material Adverse Effect on the Bank.

2.5    Title. True and complete copies of all of the deeds, leases and title insurance policies for all real property owned or leased by the Bank and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered or made available to the Purchaser. Except as set forth on Schedule 2.5, the Bank has good and indefeasible title to all of its real property and good and marketable title to all its personal property, including without limitation all of the properties and assets (real and personal) reflected in the Financial Statements subject to no Encumbrances of any kind except (i) as noted in the Financial Statements or as set forth in the documents delivered or made available to the Purchaser referred to above, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and Encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Financial Statements. The Bank owns no securities of or interest in any commercial bank, financial institution or other entity except as set forth in Schedule 2.5 hereto.

2.6    Environmental Laws. To the knowledge of the Seller, the Bank is in compliance with all terms and conditions of all applicable federal, state and local environmental statutes, regulations or ordinances required thereunder (“Environmental Laws”). There is no legal, administrative or other proceeding, claim or legal action of any nature pending, or to the knowledge of Seller threatened, which seeks to impose on the Bank any liability arising from (i) any violation of any Environmental Laws or (ii) the release of Hazardous Materials (as hereinafter defined). The Bank is not subject to any claim or lien under any Environmental Laws. No real estate currently owned, operated or leased by the Bank, or owned, operated or leased by the Bank within ten (10) years preceding the date of this Agreement, has been designated by any federal, state or local agency as requiring any environmental remediation or other response action to comply with Environmental Laws, or to the knowledge of the Seller, has been the site of the release or discharge of any Hazardous Materials except as set forth in Schedule 2.6 hereto. For purposes of this Section 2.6, the Bank shall not be considered to “own” or “operate” real estate if it merely maintains a security interest in that real estate. As used in this Agreement, the term “Hazardous Materials” means petroleum and all petroleum products, as well as any pollutant, contaminant or hazardous substance covered under the Comprehensive Environmental Response, Compensation and Liability Act, or any similar state law.

To the knowledge of the Seller, no real estate owned or operated by the Bank is constructed of any asbestos-containing building materials and no borrower from or obligor to the Bank has liability under any Environmental Laws that would reasonably be expected to impair the ability of such borrower or obligor to fulfill his obligations to the Bank.

2.7    Litigation and Other Proceedings. Except as otherwise noted in Schedule 2.7 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of the Seller, threatened before any court or administrative body in any manner against the Bank, or any of its properties or capital stock, which may have a Material Adverse Effect on the Bank. The Seller has no knowledge of any basis on which any litigation or proceeding may be brought which may have a Material Adverse Effect on the Bank. The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Entity. There are no suits, actions, claims, proceedings or investigations pending, or to the knowledge of the Seller threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

2.8    Taxes. Except as set forth on Schedule 2.8, the Bank has filed with the appropriate federal, state and local governmental agencies all tax returns and reports required to be filed, and has paid all taxes and assessments shown or claimed therein to be due. Except as described in Schedule 2.8 hereto, the Bank has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is the Bank a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against the Bank. The Bank has not waived any statute of limitations with respect to any tax or other assessment or levy, and except as set forth on Schedule 2.8, all such taxes and other assessments and levies which the Bank is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental agency, domestic and foreign, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by the Bank, as required by law.

2.9    Contracts. Except as otherwise noted in Schedule 2.9 hereto, the Bank is not a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement), consulting or similar agreement which is not terminable by the Bank on less than sixty (60) days notice without payment of any amount on account of such termination; (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures in excess of $25,000 for any one project; (v) contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement involving an annual expenditure in excess of $25,000; (vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (vii) contract, order, memorandum, agreement or letter with respect to the management of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank, (viii) agreement, contract or indenture related to the borrowing by the Bank of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of the Bank or holder of more than ten percent (10%) of the Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; (xi) agreement between the Bank and any present or former officer, director, employee or agent of the Bank or any business in which any of such persons has an interest; or (xii) contracts, other than the foregoing, involving more than $25,000 not made in the ordinary course of business and not otherwise disclosed in this Agreement or in any schedule attached hereto. Complete and correct copies of all contracts, commitments, leases, agreements and other documents described in Schedule 2.9 have been delivered to Purchaser.

2.10    Insurance. Schedule 2.10 hereto is a true and complete list of all insurance policies owned or held by or on behalf of the Bank (other than credit-life policies), including policy numbers, retention levels, insurance carriers and effective and termination dates. Such policies are in full force and effect and contain only standard cancellation or termination clauses. The Bank has received no notice of cancellation or termination of any such policies. In the judgment of the Seller, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Bank and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.

2.11    No Conflict. The execution, delivery and performance of this Agreement by the Seller, and the consummation or performance by the Seller of the transactions contemplated hereby, will not (i) violate any provision of the Articles of Association or Bylaws of the Bank, or (ii) assuming the consents and approvals contemplated by Section 2.3(b) are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its properties or assets or to any Seller, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Purchaser or the Bank to become subject to or liable for the payment of any tax, or result in the creation of any Encumbrance upon any of the properties or assets of the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Bank.

2.12    Laws. Except as otherwise noted in Schedule 2.12 hereto, to the knowledge of the Seller the Bank is in compliance with all applicable federal, state and local laws, rules, regulations and orders. The Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Office of the Comptroller of the Currency (“OCC”), the FDIC or any other regulatory authority having jurisdiction over the Bank, and such reports, registrations and statements are, to the knowledge of the Seller, true and correct.

2.13    Conduct. Since the Balance Sheet Date and except as otherwise disclosed on Schedule 2.13 hereto, the Bank has not (i) issued or sold any of its capital stock or corporate debt obligations (excluding insured deposits) or granted any options or entered into any agreement for the purchase of its capital stock; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its issued and outstanding capital stock; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to an Encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) discharged or satisfied any Encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Balance Sheet, accruals, accounts and notes payable incurred since the Balance Sheet Date in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase (except in the ordinary course of business and in accordance with prior practices of the Bank), paid any bonus, entered into any employment contract or made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or salaried employee or instituted or amended any employee welfare, retirement or similar plan or arrangement; (vii) materially increased the rate of compensation payable or to become payable by the Bank to any of its directors, officers, employees or agents; (viii) made any significant change in any method of management, operation or accounting of the Bank; (ix) suffered any damage, destruction or casualty loss, whether or not covered by insurance, which had or may have a Material Adverse Effect on the Bank; (x) except in the ordinary course of business, entered into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (xi) agreed to do any of the foregoing.

2.14    Allowance for Possible Loan Losses. The allowance for possible loan losses of the Bank has been calculated in accordance with generally accepted accounting principles and in accordance with all applicable rules and regulations. To the knowledge of Seller, such allowance is adequate in all material respects. As of the Closing Date, no material facts relevant to the adequacy of the allowance for possible loan losses as of that date shall have been withheld from the Purchaser.

2.15    Employment Relations. The relations of the Bank with its employees are satisfactory, and the Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Except as disclosed on Schedule 2.15, to the knowledge of the Seller the Bank has complied with all laws relating to employment or labor concerning its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workers’ compensation insurance and social security and similar taxes, and no person has asserted that the Bank is liable for any arrearages of wages, workers’ compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

2.16    ERISA. Except as disclosed in Schedule 2.16 hereto, the Bank and any other entity, which together with the Bank constitutes a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (“ERISA Affiliate”) do not sponsor, maintain or participate in (i) any “employee pension benefit plan” (“Pension Plan”) within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any “employee welfare benefit plan” (“Welfare Plan”) within the meaning of Section 3(1) of ERISA, or (iii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal. All plans of the Bank, or an ERISA Affiliate, which are listed on Schedule 2.16 shall hereinafter be collectively referred to as the “Plans”. Neither the Bank nor an ERISA Affiliate currently contributes to, or at any time within the last six (6) years contributed (or been obligated to contribute) to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA on behalf of any employees of the Bank or an ERISA Affiliate. True and complete copies of each of the Plans have been delivered to the Purchaser together with, as applicable with respect to each such Plan, trust agreements, summary plan descriptions, all Internal Revenue Service (“IRS”) determination letters with respect to any Pension Plans intended to be qualified pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (“Qualified Plans”), and any applications for determination which have been submitted to the IRS since receipt of the most recent favorable determination letter for each Qualified Plan, and the most recently filed valuation or actuarial reports, accountant’s opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R) and summary annual reports. With regard to each of the Plans:

(a) Except as set forth in Schedule 2.16 hereto, (i) the Bank and any ERISA Affiliate have made the contributions required and due to be paid under the Plans, satisfied all material reporting requirements with respect to the Plans to federal, state and local governments and governmental agencies and to all Plan participants and beneficiaries, and satisfied the applicable requirements under Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Plans, and (ii) the Plans and any related trusts have been maintained in substantial compliance with ERISA, the Code and any other applicable laws and regulations.

(b) Except as set forth in Schedule 2.16 hereto or as may be required by this Agreement, neither the Bank nor any ERISA Affiliate has any agreement, arrangement, commitment or understanding: (i) to create any additional plan which would constitute a Plan or to increase the rate of benefit accrual or contribution requirement under any of the Plans; or (ii) to modify or change, in any material respect, or terminate, any existing Plan.

(c) Except as set forth in Schedule 2.16 hereto, to Seller’ knowledge, there is no transaction in connection with the Plans which could be subject to either a civil penalty assessed pursuant to Section 502 of ERISA, a tax imposed by Section 4975 of the Code or liability for a breach of fiduciary responsibility under ERISA.

(d) The Pension Plans listed in Schedule 2.16 hereto have been funded in compliance with the minimum funding standards of ERISA (if applicable), and neither the Bank nor any ERISA Affiliate has sought a waiver of the minimum funding standards under Section 412 of the Code.

(e) With respect to each Pension Plan listed in Schedule 2.16 hereto, no asset of the Bank is subject to a lien by reason of the provisions of Section 412(n) of the Code, and to the best of Seller’ knowledge, there exists no ground upon which the Pension Benefit Guaranty Corporation (“PBGC”) would demand termination of such plan or appointment of itself or its nominee as trustee thereunder.

(f) Schedule 2.16 identifies each of the Plans which are Qualified Plans which have received a favorable determination from the IRS that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. All of such determination letters remain in effect and have not been revoked. No issue concerning qualification of any Qualified Plan is pending before or, to the best knowledge and belief of the Seller, threatened by the IRS. Each Qualified Plan has been administered according to its terms, except for those terms which are inconsistent with any changes required by statutes, regulations, and rulings for which amendments are not yet required to be made, in which case each Qualified Plan has been administered in accordance with the provisions of the statutes, regulations, and rulings, and neither the Bank, any ERISA Affiliate nor any fiduciary of any Qualified Plan has done anything which would adversely affect the qualified status of any Qualified Plan or any related trust.

(g) No notice of a reportable event has been required to be filed with the PBGC under Section 4043(b) of ERISA and the regulations thereunder by the plan administrator of any of the Pension Plans listed in Schedule 2.16 hereto and there has been no event described in Section 4062(e) of ERISA.

(h) Neither the Bank nor any ERISA Affiliate is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an “excess parachute payment,” as defined in Code Section 280G(b).

(i) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to Seller’ knowledge, threatened against any of the Plans or any fiduciary of any of the Plans or against the assets of any of the Plans.

(j) Except as required by law, neither the Bank nor any ERISA Affiliate provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service, and any Plan can be terminated at any time without resulting in any liability to the Bank or to the Purchaser for any additional penalties, premiums, fees, or any other charges. Neither the Bank nor any ERISA Affiliate has made any representations, promises or other affirmations to any employees or former employees with respect to ongoing retiree health or welfare benefits.

2.17    Loans and Deposits.

(a) To the knowledge of the Seller, all documents and instruments which evidence loans and related security interests and investments of the Bank are legal and enforceable in accordance with the terms thereof, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors generally or by the exercise of judicial discretion, and authorized under applicable federal and state laws and regulations. For purposes of the foregoing sentence it is understood and agreed that the phrase “enforceable in accordance with the terms thereof” shall not mean that the borrower or other obligor has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby. All actions necessary to perfect any related security interest have been duly taken. The loans were solicited and currently exist in material compliance with all applicable requirements of federal, state and local laws and related regulations.

(b) The deposit accounts of the Bank were solicited and currently exist in material compliance with all applicable requirements of federal, state and local laws and regulations promulgated thereunder.

2.18    Accurate and Complete Records. The books, ledgers, financial records and other records of the Bank for the period of time which is not less than three (3) years prior to the date hereof or any such longer period as may be required by applicable laws or regulations:

(a) are, or will be prior to the Closing Date, in the possession of the Bank;

(b) have been maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

(c) are accurate and complete and do not contain or reflect any material discrepancies.

2.19    Performance of Obligations. The Bank has performed all of the obligations required to be performed by it to date under, and the Bank is not in default under or in breach of, any term or provision of any covenant, contract, lease, indenture or any other agreement of any kind to which it is a party, is subject or it or its assets or properties are otherwise bound, and no event has occurred that, with or without the giving of notice or the passage of time, may constitute such default or breach, where such default or breach or failure to perform may have a Material Adverse Effect on the Bank. To the Seller’s knowledge no party with whom the Bank has an agreement that is of material importance to the business of the Bank is in default thereunder.

2.20    Brokers or Finders. Seller has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

2.21    No Misleading Statements. The representations and warranties of Seller contained in this Agreement do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made, in light of the circumstances under which they were made, not misleading. The Schedules hereto and all other documents and information furnished to the Purchaser and its representatives pursuant hereto are complete and accurate and do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made, in light of the circumstances under which they were made, not misleading. No notification given pursuant to Section 4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller which is not disclosed herein (other than matters applicable to the banking industry generally or of a general economic nature) which has a Material Adverse Effect or in the future may (so far as the Seller can reasonably foresee) have a Material Adverse Effect on the Bank.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller as follows:

3.1    Organization. The Purchaser, a Texas corporation, is duly organized, validly existing and in good standing under the laws of the State of Texas. The Purchaser has full corporate power and authority to own and lease its properties, to engage in the business and activities now conducted by it and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Purchaser.

3.2    Authority and Enforceability; Approvals.

(a) The Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the Board of Directors of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming it is a valid and binding agreement of the Seller, constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b) Except for the filing of applications and notices with bank and bank holding company regulatory authorities, and the approval of such applications and notices (which approval the Purchaser has no reason to believe will not be promptly forthcoming), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Purchaser of this Agreement (and any related documents) and the consummation and performance by the Purchaser of the contemplated transactions.

3.3    No Conflict With Other Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Purchaser or (ii) assuming the consents and approvals contemplated by Section 3.2(b) are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Purchaser or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, instrument or obligation to which the Purchaser is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Purchaser.

4. COVENANTS OF SELLERS

The Seller hereby covenants and agrees with the Purchaser as follows:

4.1    Best Efforts. The Seller will use its best efforts, and will cause the Bank to use its best efforts, to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approval from, all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement.

4.2    Operations.

(a) From and after the date of this Agreement to the Closing Date, the Seller shall cause the Bank to (i) conduct its business in substantially the same manner as it has been conducted since the Balance Sheet Date and in accordance with prudent business and banking practices, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that it currently maintains, (iv) perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as the Bank may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organizations and present employees and maintain all relationships with its depositors and customers and (vi) comply with and perform all obligations and duties imposed by all federal, state and local laws, by all rules, regulations and orders of Governmental Entities and by the Articles of Association and Bylaws of the Bank.

(b) The Seller will not, without the prior written consent of the Purchaser, (i) permit any amendment or change to be made in the Bank’s Articles of Association or Bylaws, (ii) take or allow the Bank to take any action described or do or allow the Bank to do any of the things listed in Section 2.13 hereof, (iii) enter into or amend or allow the Bank to enter into or amend any contract, agreement or other instrument of any of the types listed in Section 2.9 hereof or (iv) declare or pay any dividend, or allow such action by the Bank, on the outstanding shares of Common Stock.

4.3    Access to Properties and Records. To the extent permitted by law, the Seller shall cause the Bank (i) to afford the Purchaser and authorized representatives (including legal counsel, accountants and consultants) of the Purchaser, upon prior reasonable notice, full access in a reasonable manner and at reasonable times to the Bank’s personnel, books and records and other documents and data (and provide copies thereof) in order that the Purchaser may have full opportunity to make such reasonable investigation as it shall desire to make of the

Bank’s affairs and (ii) to furnish the Purchaser with such additional financial and operating data and other information as to its business and properties as the Purchaser shall, from time to time, request.

4.4    Information for Applications. The Seller shall, and to the extent permitted by law, the Seller shall cause the Bank to, furnish the Purchaser with all information required for inclusion in any application, statement or document to be made or filed by the Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. The Seller represents and warrants to the Purchaser that, to its knowledge, all information to be furnished by Seller or the Bank for inclusion in any application, statement or document filed by the Purchaser in connection with this Agreement and the contemplated transactions shall be true and correct in all material respects and shall not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.5    Additional Disclosures and Notification. The Seller shall give the Purchaser prompt written notice if at any time on or prior to the Closing there is a change in any state of facts, or there is the occurrence, nonoccurrence or existence of any event, which change or event is known to any of the Seller and which (i) makes or would make any representation or warranty (including the information set forth in the Schedules) made by Seller to the Purchaser not true or correct or (ii) may have a Material Adverse Effect on the Bank or a Seller, it being the intention of the parties to this Agreement that Seller shall engage in a continuous disclosure process from the date of this Agreement through the Closing. Should any such fact or condition require any change in the Schedules previously delivered to the Purchaser pursuant to this Agreement, Seller will promptly deliver to the Purchaser supplemental Schedule(s) specifying such change. Each Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller in this Section 4 or the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

4.6    Standstill Provision. So long as this Agreement is in effect, the Seller shall not solicit or encourage any inquiries or consider the merits of any unsolicited inquiries or proposals from, provide any information to or negotiate with any other person with respect to the sale of the Shares or the consolidation, merger, acquisition or sale of all or substantially all of the assets or capital stock of the Bank or similar transaction (or any proposal which could reasonably be expected to lead thereto) (all of which are referred to collectively as a “reorganization”) and shall prevent the Bank and any representative, director, officer or employee of the Bank from taking any such action. The foregoing shall not restrict in any way any reorganization involving the Seller or its affiliates that does not otherwise constitute a reorganization of the Bank. The Seller agrees to notify the Purchaser immediately of any reorganization proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

5. COVENANTS OF PURCHASER

The Purchaser covenants and agrees with the Seller as follows:

5.1    Best Efforts. The Purchaser will use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications or obtaining approvals from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement. Within thirty (30) days from the date of this Agreement, the Purchaser shall file its applications and notices with Governmental Entities seeking approval of the transactions contemplated by this Agreement.

5.2    Confidential Information. The Purchaser shall not disclose any confidential information furnished by the Seller or the Bank to the Purchaser except and to the extent required by law in the reasonable judgment of the Purchaser; the parties acknowledge that appropriate disclosure shall be made to Governmental Entities. In the event of termination of this Agreement, the Purchaser shall return to the Seller all documents and other information obtained pursuant hereto and shall keep confidential all information obtained pursuant to this Agreement. This Section is not applicable to any information that (i) was known to the Purchaser before receipt thereof from the Seller or the Bank; (ii) is learned by Purchaser before receipt thereof from the Seller or the Bank; (iii) becomes known publicly other than through the Purchaser; or (iv) is required by law or court order to be disclosed by the Purchaser.

6. CONDITIONS TO OBLIGATIONS OF THE SELLERS

The obligations of the Seller under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller, in whole or in part, in their sole discretion:

6.1    Accuracy of Representations. The representations and warranties made by the Purchaser in this Agreement (considered both individually and collectively) which are qualified as to materiality must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the representations and warranties which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

6.2    Performance of Obligations. All of the covenants and obligations that the Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered both individually and collectively) must have been duly performed and complied with in all material respects. The Purchaser must have delivered each document required to be delivered by the Purchaser pursuant to Section 10.2 and must have made the required payments in accordance with the terms of this Agreement.

6.3    Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Purchaser is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, shall have been obtained.

7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser, in whole or in part, in its sole discretion:

7.1    Accuracy of Representations. The representations and warranties made by the Seller in this Agreement (considered both individually and collectively) which are qualified as to materiality must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the representations and warranties which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Notwithstanding the foregoing sentence, the representations and warranties in Sections 2.1 and 2.2 must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

7.2    Performance of Obligations. All of the covenants and obligations that the Seller are required to perform or comply with pursuant to this Agreement at or prior to the Closing (considered both individually and collectively) must have been duly performed and complied with in all material respects. The Seller must have delivered each document required to be delivered by the Seller pursuant to Section 10.2 and must have delivered the certificates representing the Shares in accordance with the terms of this Agreement.

7.3    Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Seller or the Bank is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Seller or on the Bank, shall have been obtained.

7.4    Material Adverse Change. Prior to the Closing Date, the Bank shall not have experienced any Material Adverse Effect, nor shall any event have occurred which, with or without notice or the lapse of time, may cause or create any Material Adverse Effect as to the Bank.

7.5    No Default. Neither the Seller nor the Bank shall be in default under any material order, judgment, award or decree of any Governmental Entity binding upon or affecting any Seller or the Bank or by which any of such person’s assets may be bound or affected, and no such order, judgment, award or decree materially adversely affects the ability of the Bank to carry on its business as now conducted or the ability of the Seller to perform its obligations under this Agreement.

7.6    No Proceedings. No litigation, investigation or administrative proceeding of or before any Governmental Entity shall be pending or threatened against any Seller, the Purchaser or the Bank (i) with respect to this Agreement or the transactions contemplated thereby or (ii) that, if adversely determined, may have a Material Adverse Effect on the Bank.

7.7    Ownership Share. The transfer of the Shares to the Purchaser will vest in Purchaser full ownership without Encumbrances of one hundred percent (100%) of the issued and outstanding Common Stock.

7.8    Resignations. The Purchaser shall have received the written resignations effective as of the Closing Date of any officers and/or directors of the Bank as may be requested in writing by the Purchaser.

7.9    Certificates Regarding Indemnification and Other Matters.

(a) The Purchaser shall have received a certificate dated as of the Closing Date executed by each of the directors and officers of the Bank which states that each such person has no claims, and there is no existing or, to their respective knowledge, threatened claim against the Bank or any such director or officer, nor any facts or circumstances, to their respective knowledge, that may give rise to any claim, pursuant to which such director or officer could be entitled to indemnification (including without limitation reimbursement of expenses) under the Bank’s Articles of Association or Bylaws, the laws of Texas or otherwise.

(b) The Purchaser shall have received a certificate executed by the Seller and dated as of the Closing Date which confirm the matters set forth in Sections 7.1, 7.2, 7.4, 7.5 and 7.6 (only with respect to the Seller and the Bank).

7.10    Equity Capital at the Closing Date. The Equity Capital of the Bank (as hereinafter defined) shall be equal to or greater than $3,000,000 on the Closing Date. “Equity Capital” shall equal the sum of the common stock, capital surplus and retained earnings of the Bank, all as determined by Purchaser pursuant to generally accepted accounting principles as of the end of the calendar month immediately preceding the Closing Date.

8. CONDITIONS TO EACH PARTY’S OBLIGATIONS

The respective obligations of the Purchaser and the Seller under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following condition:

8.1    Government Approvals. The Purchaser shall have received the approval (or waiver of approval) of the transactions contemplated by this Agreement from all necessary Governmental Entities whose approval must be received in order to consummate the transactions, which approvals shall not impose any restriction or condition on the operations of the Purchaser or the Bank which are unacceptable to Purchaser, and all waiting periods required to expire shall have expired.

8.2    Fairness Opinion. Seller and the Board of Directors of Seller, or First Community Capital Corporation, the holder of all of the issued and outstanding shares of Seller (“FCCC”), shall have received an opinion of Alex Sheshunoff & Co. Investment Banking addressed to Seller and the Board of Directors of Seller or FCCC and the Board of Directors of FCCC, and for their exclusive benefit, for inclusion in the proxy statement for the shareholder meeting referred to in Section 8.3 hereof and dated effective as of the date of mailing of such proxy statement, based on such matters as Alex Sheshunoff & Co. Investment Banking deems appropriate or necessary, to the effect that the consideration to be received by shareholders of FCCC and/or Seller pursuant to the Agreement is fair from a financial point of view.

8.3    Shareholder Approval. This Agreement and the transactions contemplated thereby shall have been approved by the shareholders of FCCC in accordance with the provisions of Section 2.35-1 of the Texas Business Corporation Act.

9. ADDITIONAL AGREEMENTS

9.1    Name Usage; Signage.

(a) The Seller agrees that Purchaser may use the trade name and service mark “First Community Bank, National Association” or variations thereof and related logo(s) (“Marks”) presently owned by FCCC, Seller or its bank subsidiary known as First Community Bank, N.A. (“Bank Subsidiary”) following the effective date of the conversion (“Conversion Date”) of the Bank Subsidiary to the data processing system of Wells Fargo & Company, or one of its subsidiaries or affiliates (“Wells Fargo”), and that any useable signage bearing the Marks will be transferred to Purchaser. Seller agrees that Purchaser may utilize the Marks in its business (except in the “Restricted Market”, as defined in Section 12.15) from the date of the Closing Date to the Wells Closing Date (in the event that the Closing Date occurs prior to the Wells Closing Date), as defined herein. Seller, Bank Subsidiary and FCCC do hereby sell, assign and transfer unto Purchaser the entire right, title and interest in and to the trade name and service mark “First Community Bank, National Association” or variations thereof and related logos, together with the goodwill of the business in connection with which the trade name and service mark and related logos have been used, such transfer to be as is, where is, without representation or warranty, effective as of the Conversion Date. Likewise, Seller, Bank Subsidiary and FCCC hereby grant, assign and convey all of their right, title and interest in and to such signage to the Purchaser effective as of the Conversion Date.

(b) The provisions of this Section 9.1 shall survive the Closing and continue in full force and effect in accordance with terms hereof and shall be binding on the Seller, FCCC and Bank Subsidiary and the successors and assigns of Seller, FCCC and the Bank Subsidiary.

9.2    Taxes.

(a) Liability for Taxes.

(i) Seller shall be liable for all federal, state, or local income taxes (including interest and penalties, if any), of the Bank attributable to any period ending on or before the Closing Date, including any Tax caused by or resulting from the election pursuant to Section 338(h)(10) of the Code, pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, or local law or regulation.

(ii) Purchaser shall be liable for any tax incurred by or attributable to the Bank for which Seller is not liable under Section 9.2(a).

(iii) Effective as of the Closing Date, all liabilities and obligations between the Bank, on the one hand, and the Seller, on the other hand, under any tax allocation or sharing agreement or arrangement in effect prior to the Closing Date shall be deemed to have been extinguished in full (without the necessity of any payment with respect thereto) and any liabilities or rights existing under any such agreement or arrangement shall terminate and shall no longer be enforceable. Seller shall execute and cause any other member of the Seller’s affiliate group to execute any documents necessary to effectuate the provisions of this Section 9.2(a)(iii).

(b) Preparation of Returns. Seller, at its sole expense, shall prepare or cause to be prepared, and shall file or cause to be filed, all tax returns with respect to taxes of, or which include, the Bank for all taxable periods ending on or prior to the Closing Date. Purchaser, at its sole expense, shall prepare or cause to be prepared, and shall file or cause to be filed, all tax returns with respect to taxes of, or which include, the Bank for all taxable periods ending after the Closing Date.

(c) Refunds. Purchaser agrees to assign and promptly remit (and to cause the Bank to assign and promptly remit) to Seller all refunds for any Pre-Closing Date Period (including interest received thereon) of any taxes received by it or the Bank for which the Seller is responsible under this Section 9.

(d) Assistance and Records. Purchaser and Seller shall provide, and shall cause their respective affiliates to provide, each other with such assistance as they may reasonably request in connection with financial reporting or the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for taxes, or any claim for refund in respect of such taxes, relating to the Bank. Such assistance shall include making employees available to the other party and their counsel, providing additional information and explanation of any material to be provided, furnishing to or permitting the copying by the other party or their counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with such return, audit, examination, proceeding or claim. The requesting party will reimburse the other party for any out of pocket costs reasonably incurred in providing such assistance. Each party will retain under its normal record retention policy after the Closing Date, and upon the request of the other party, provide, any records or information which may be relevant to such reporting, return, audit, examination, proceeding or claim.

(e) Tax Contests.

(i) Purchaser shall promptly notify Seller of any audit or examination of the Bank relating to taxes payable in respect of a taxable period that ends on or before the Closing Date (a “Pre-Sale Year”) for which Seller is liable. Thereafter, if there is commenced an administrative or judicial proceeding in which the Internal Revenue Service or a state or local government is a party relating to taxes payable by the Bank (a “Contest”), Seller shall keep Purchaser advised of any material developments in any such Contest which could affect the way an item is treated in a Post-Sale Year. Seller shall, in good faith, consult with Purchaser concerning the appropriate actions or positions to be taken throughout the course of any such Contest which could affect the way an item is treated in a Post-Sale Year. Seller shall have full control over any such Contest relating solely to a Pre-Sale Year and ultimate discretion with respect to any decision to be made or the nature of any action to be taken in the course thereof. For purposes of this Section 9(e)(i), the term “Contest” shall refer only to a Contest relating to taxes payable with respect to a Pre-Sale Year for which Seller is liable.

(ii) Purchaser shall promptly notify Seller of any issues which arise out of an audit or examination relating to taxes payable in respect of a taxable year or taxable period of the Bank beginning on or after the Closing Date (a “Post-Sale Year”) which could affect the way an item is treated in the Pre-Closing Date Period for any taxes for which Seller is liable, and keep Seller advised of material developments relating thereto. Purchaser shall, in good faith, consult with Seller concerning the appropriate actions or positions to be taken throughout the course of such proceeding, but shall have full control over any Contest and ultimate discretion with respect to any decisions to be made or the nature of any action to be taken in the course thereof. For purposes of this Section 9(e)(iii), the term “Contest” shall refer only to a Contest relating to Taxes payable with respect to a Post-Sale Year for which Purchaser is liable.

(f) Section 338 Election.

(i) Immediately after the Closing Date, Purchaser and Seller shall make an election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to the acquisition of the Shares by Purchaser. Purchaser and Seller shall cooperate fully with each other in the making of such election, and shall take all actions necessary and appropriate (including timely filing such forms, tax returns, elections, schedules, and other documents as may be required), at each party’s cost and expense, to effect and preserve timely Section 338 of the Code (and any comparable election under state or local tax law).

(ii) Seller shall be responsible for preparing and filing the Section 338(h)(10) Elections, and will submit the forms and information schedules necessary to make the Section 338(h)(10) Elections to Purchaser for the appropriate signature no later than ten (10) days prior to the Closing Date. Purchase shall execute and deliver to Seller immediately following the Closing Date such documents and forms as are required by any tax laws to complete properly the Section 338(h)(10) Elections. Seller and Purchaser will file all United States federal and state tax returns in a manner consistent with the Section 338 (h)(10) Elections.

(iii) Purchaser agrees to indemnify Seller (or its affiliates) for any additional taxes Seller (or its affiliates) incurs if Purchaser takes any action after the Closing Date that would cause Purchaser not to be a purchasing corporation within the meaning of Treasury Regulation Section 1.338-3(b)(1).

10. CLOSING

10.1    Closing. Subject to the other provisions of this Section 10 and this Agreement, the closing of the purchase and sale of the Shares as contemplated by this Agreement (“Closing”) shall take place at 14200 Gulf Freeway, Houston, Texas, on a mutually acceptable date (the “Closing Date”) as soon as practicable within a 30-day period commencing with the later of the following dates:

(a) the receipt of the last approval from any Governmental Entity and the expiration of any statutory or regulatory waiting period which is necessary to effect the transaction; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and the Purchaser has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of the Purchaser, to the consummation of the transactions contemplated herein, or such prior date as the Purchaser shall elect, whether or not such proceeding has been brought to a conclusion.

10.2    Closing Obligations. At the Closing, the parties to this Agreement will exchange the certificates, letters and other documents provided for under this Agreement in order to consummate the transactions contemplated hereby and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. The Seller shall deliver to the Purchaser the certificates representing the Shares, together with stock powers duly executed in blank, free and clear of all Encumbrances as provided in Section 1.1. The Purchaser shall deliver to the Seller the Purchase Price as provided in Section 1.2.

11. TERMINATION

11.1    Termination.

(a) This Agreement may be terminated by the Purchaser or Seller at any time prior to the Closing if:

(i) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall be final and non-appealable; or

(ii) the Closing shall not have occurred on or before July 31, 2005 (but in no event later than sixty (60) calendar days after the Closing of the transactions contemplated in that certain Agreement and Plan of Reorganization between FCCC and Wells Fargo & Company dated September 1, 2004 (“Wells Closing Date”), or such later date as shall have been approved in writing by the Purchaser and Seller; provided, however, that the right to terminate under this Section 11.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; provided further, that if all approvals set forth in Section 8.1 hereof have been received, then the date that all waiting periods, if any, shall expire shall be deemed to be a later date approved in writing by the Purchaser and Seller for purposes of this Agreement.

(b) This Agreement may be terminated at any time prior to the Closing by Seller if (i) the Purchaser has committed a material breach of any provision of this Agreement and such breach has not been waived, or (ii) any of the conditions in Sections 6 and 8 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with their obligations under this Agreement) and the Seller have not waived such condition on or before the Closing Date. In the event the Seller desires to terminate this Agreement as provided above, the Seller must notify the Purchaser in writing of its intent to terminate stating the reason therefor. The Purchaser shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or satisfy such condition, subject to the approval of the Seller (which approval shall not be unreasonably delayed or withheld).

(c) This Agreement may be terminated any time prior to the Closing by the Purchaser if (i) the Seller has committed a material breach of any provision of this Agreement and such breach has not been waived, or (ii) any of the conditions in Sections 7 and 8 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Closing Date. In the event the Purchaser desires to terminate this Agreement as provided above, the Purchaser must notify the Seller in writing of its intent to terminate stating the reason therefor. The Seller shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or satisfy such condition, subject to the approval of the Purchaser (which approval shall not be unreasonably delayed or withheld).

(d) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Purchaser and the Seller.

11.2    Effect of Termination. In the event of termination of this Agreement and the abandonment of the transaction by any party hereto, all further obligations of the parties under this Agreement shall terminate without any liability on the part of any party or its affiliates, directors, officers, stockholders or agents, if any; provided, however, that the provisions of Sections 5.2, 11.2 and 12.2 shall remain in force.

11.3    Late Closing/Termination. In addition to any amounts to be paid to Seller pursuant to Section 12.2, in the event that the Closing does not occur until after the Wells Closing Date for any reason, Purchaser shall reimburse Seller for Seller’s internal costs incurred in connection with activities of Seller and its affiliates on behalf of Purchaser and the Bank from the Wells Closing Date to the Closing Date in accordance with the fee schedule attached as Schedule 11.3.

12. MISCELLANEOUS

12.1    Amendments. This Agreement may be amended only by a writing signed by the Purchaser and Seller.

12.2    Expenses. Whether or not the transactions provided for herein are consummated, Purchaser will pay and be responsible for all its expenses and all out-of-pocket expenses of Seller and its affiliates incurred in connection with the preparation and performance of this Agreement and the transactions contemplated hereunder.

12.3    Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid, or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to the Purchaser:

Mr. Nigel J. Harrison

FC Holdings, Inc.

14200 Gulf Freeway

Houston, Texas 77034

Fax: 281-464-3715

If to the Seller:	With a copy to:

Ms. Toni L. Lindsay First Community Capital Corporation of Delaware, Inc. c/o Christiana Bank & Trust Company 1314 King Street Wilmington, DE 19801 Fax: 302-421-9015	Mr. Waverly Vest Bracewell & Patterson, L.L.P. 711 Louisiana, Suite 2900 Pennzoil Place, South Tower Houston, Texas 77002 Fax: 713-221-1212

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

12.4    Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

12.5    Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

12.6    Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

12.7    Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

12.8    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, executors, trustees, administrators, guardians, successors and assigns, but shall not be assigned by any party without the prior written consent of the other party or parties.

12.9    Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the purchase of the Shares and other matters contemplated by this Agreement.

12.10    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

12.11    Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

12.12    Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, notification to other holders of Common Stock, press releases or other public statements (whether written or oral) concerning this Agreement or the transaction will occur upon, and be determined by, the mutual consent of the Purchaser and the Seller.

12.13    Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

“Best Efforts” means the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings; provided that Seller shall not be required to incur any liability or out-of-pocket expense or cost (other than de minimus costs) in taking such steps unless Purchaser agrees to reimburse Seller for such liability or out-of-pocket expense at the Closing as provided in Section 12.2 or upon termination of this Agreement, as applicable, nor shall Seller be required, after the Wells Closing Date, to cause its officers, agents, and employees to engage in any activity out of the ordinary course of such person’s duties or which Seller reasonably deems to be unduly disruptive to its business.

“Knowledge” or “known”—An individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual possessing the requisite knowledge and experience could be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his duties or in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. No individual may deny having actual knowledge of a fact or other matter by reason of such person having failed to review or obtain information available to such individual in the ordinary course of business. A person other than an individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of such person has, or at any time had, knowledge of such fact or other matter.

“Material Adverse Effect” shall mean, with respect to any person (including the parties to this Agreement and the Bank), any effect that is material and adverse to the financial condition, assets, results of operations, earnings, business, prospects or cash flows of that person or that materially impairs the ability of any person to consummate the sale of the Shares, or any of the contemplated transactions under the Agreement. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced person which is caused by (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) changes in interest rates, (e) actions or omissions of a party to the Agreement taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby or (f) actions or omissions of the Bank taken with the prior informed written consent of the Purchaser in contemplation of the transactions contemplated hereby.

12.14    Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement shall terminate at the Closing, provided, however, that the parties’ duties under Section 9 and this Section 12.14, and Purchaser’s duties under Section 5.2 and Section 12.15, shall survive the Closing.

12.15    Non-Competition.

(a) During the period of time from the Closing Date until the Wells Closing Date (if the Closing Date occurs prior to the Wells Closing Date) and for the period of time from the Wells Closing Date until the last day of the forty-second (42nd) calendar month following the Wells Closing Date (“Restricted Period”), Purchaser and its affiliates shall not, directly or through their associates, agents, employees, or others, directly or indirectly, do any of the following within Harris, Galveston and Brazoria Counties, Texas (“Restricted Market”):

(i) engage in any business which competes, directly or indirectly, with Seller, Wells Fargo’s community banking businesses including, but not limited to, the deposit, lending, insurance, consumer, commercial, and mortgage banking businesses and investment services (collectively, the “Restricted Business”);

(ii) except as provided in Section 12.15(a)(vi), aid or assist anyone in engaging in, developing, or entering into the Restricted Business;

(iii) attempt to divert any of the Restricted Business of Seller or Wells Fargo or any Restricted Business which Seller or Wells Fargo have a reasonable expectation of obtaining by soliciting or initiating contact with any existing customers and/or potential customers* of Seller or Wells Fargo in the Restricted Business;

*	For purposes of this Agreement, a “potential customer” is defined as any persons/institutions that Purchaser has had contact with during the twenty-four (24) month period prior to the Closing Date.

(iv) disclose the proprietary methods of conducting the business of Seller or Wells Fargo nor communicate to or use for the benefit of any person, any of the trade secrets or business information used by Seller or Wells Fargo including, but not limited to, the following trade secrets:

(A) actual or potential customer names, addresses, and telephone numbers;

(B) account or customer information, including account numbers, balances, maturity dates and prospective customer information;

(C) loans, investments, insurance or annuity policies, including applications and investment objectives;

(D) any other personal or financial information of any account, customer, client, prospect, or referral;

(E) personnel information, including but not limited to employee personal or financial information, salary and bonus structures and benefits information;

(F) fiduciary, credit and investment policies; and

(G) client/sales presentation materials;

(v) reestablish or reopen any business substantially the same as all or any part of the Restricted Business of Seller or Wells Fargo; or

(vi) in any manner become interested, directly or indirectly, as employee, owner, partner, shareholder, director, officer, advisor, or otherwise, in the Restricted Business; provided, however, that for purposes of this paragraph, the term “shareholder” shall not include any investment in an organization where Purchaser and/or its affiliates owns less than five percent (5%) of the stock issued and outstanding; and further provided, that Purchaser and/or its affiliates may own 5% or more of and operate a financial institution and its affiliates, if any, which conduct Restricted Business outside of the Restricted Market.

(b) In addition, Purchaser and its affiliates shall not, directly or through their associates, agents, employees or others, solicit, directly or indirectly, during the Restricted Period, an employee of the Bank who becomes an employee of Wells Fargo through the acquisition of the Seller and its affiliates by Wells Fargo (the “Acquisition”), for the purpose of encouraging that employee to leave such employment or making an offer of employment to that employee, unless Purchaser obtains Wells Fargo’s express written consent prior to such solicitation or offer. Purchaser (or any person or entity with whom Purchaser is affiliated) may, with Wells Fargo’s prior written consent, (i) employ any such person who contacts Purchaser or its affiliates, if any, on his or her own initiative without any direct or indirect solicitation by or encouragement from Purchaser and (ii) engage in general advertising or solicitation (including through employment search firms) not specifically targeted at employees of the Bank or former employees of the Bank who become employees of Wells Fargo through the Acquisition.

(c) Purchaser agrees that monetary damages may not be an adequate remedy for a breach of Sections 12.15(a) and (b) and that it would be irreparably harmed thereby and agrees to the granting of injunctive relief in the event of any breach of Sections 12.15(a) or (b).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PURCHASER: FC HOLDINGS, INC.

By:	/S/ NIGEL J. HARRISON

Name: Title:	Nigel J. Harrison President

SELLER: FIRST COMMUNITY CAPITAL CORPORATION OF DELAWARE, INC.

By:	/S/ TONI L. LINDSAY

Name: Title:	Toni L. Lindsay President

First Community Capital Corporation and First Community Bank, N.A. join in and execute this Agreement to evidence their agreement to the provisions of Section 9.1 of this Agreement and hereby agree to be bound by such terms.

FIRST COMMUNITY BANK, N.A.		FIRST COMMUNITY CAPITAL CORPORATION

By:	/S/ KENNETH KONCABA	By:	/S/ NIGEL J. HARRISON

Name: Title:	Kenneth Koncaba President	Name: Title:	Nigel J. Harrison President and Chief Executive Officer

APPENDIX E

FIRST COMMUNITY 2004 FORM 10-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 0-32609

FIRST COMMUNITY CAPITAL CORPORATION

(Exact name of Registrant as specified in its charter)

Texas	76-0676739
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14200 Gulf Freeway

Houston, Texas 77034

(Address of principal executive offices including zip code)

(281) 996-1000

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value

(Title of each class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained in this form, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes ☐    No ☒

As of March 15, 2005, the number of outstanding shares of Common Stock, par value $0.01 per share, was 3,183,619. The aggregate market value of the voting and non-voting common equity held by non-affiliates based on the book value on June 30, 2004, the last business day of the registrant’s most recently completed second fiscal quarter, of $10.23 per share, was approximately $22,808,501.

Item 1.    Business

General

First Community Capital Corporation (the “Company”) was incorporated as a business corporation under the laws of the State of Texas in January 2001 to serve as a bank holding company for First Community Bank, N.A. (the “Bank”). In January 2004, the Company acquired Grimes County Capital Corporation and its wholly-owned subsidiary, Community State Bank located in Houston, Texas. On May 10, 2004 the Company completed its plans to convert Community State Bank to a national bank and operate it as a separate subsidiary of the Company headquartered in San Antonio, Texas, known as First Community Bank San Antonio, N.A. The Company owns the Bank and First Community Bank San Antonio, N.A. (the “San Antonio Bank”) (together with First Community Bank, N.A., the “Banks”), through its wholly owned Delaware subsidiary, First Community Capital Corporation of Delaware, Inc. (the “Delaware Company”). The Company, through the Banks, provides a diversified range of commercial banking products and services to small and medium-sized businesses, public and governmental organizations and consumers through 17-full-service banking locations in or near Houston, Texas and 4-full-service banking locations in San Antonio, Texas. The Company’s headquarters are located in Houston, Texas. The Company has grown through a combination of internal growth, including the opening of two de novo branches and the acquisition of Grimes County Capital Corporation. At December 31, 2004, the Company had total assets of $599.3 million, total loans and leases of $423.4 million, total deposits of $478.6 million and total shareholders’ equity of $41.4 million. The Company’s headquarters are located at 14200 Gulf Freeway, Houston, Texas 77034, and its telephone number at that location is (281) 996-1000.

Bank Activities

The Company conducts substantially all of its activities through and derives substantially all of its income from its indirect wholly owned subsidiaries, the Banks. The First Community Bank, N.A. is a commercial bank, which was chartered as a national banking association and opened for business in August 1995. First Community Bank San Antonio, N.A. is a commercial bank that was chartered as a national banking association and opened for business in May 2004. The Company offers a diversified range of commercial banking services for business, industry; public and governmental organizations and individuals located principally in the Harris, Brazoria, Galveston and Bexar County, Texas areas.

Services include the usual deposit functions of commercial banks, safe deposit facilities, commercial and personal banking services, and the making of commercial, interim construction, consumer, real estate, industrial loans, SBA loans and lease financing. When the borrowing needs of a customer exceed applicable lending limits, the Company will participate with other banks in making the loan. Similarly, other services are provided for customers through correspondent and other relationships with other financial institutions. Non-deposit product services such as securities brokerage, insurance and retirement plans are provided through the First Community Bank’s subsidiary, First Community Advisors, Inc., known as First Community Financial Group, and arrangements with third party providers of such products.

The Company is an independent, responsive and locally owned community banking organization that focuses on serving the banking needs of locally owned small to mid-sized businesses and individuals within the Houston and San Antonio areas and surrounding markets. The Company places substantial emphasis on “relationship banking” (i.e., assisting with all banking needs of a customer and seeking to maintain a personal relationship with that customer) in marketing products and serving the banking needs of the customer. Each location is staffed, to the extent feasible, with officers and other personnel who have direct experience in the market area served by the particular banking office facility. The Company’s officers and employees are also often involved in community charitable and civic events in the areas they serve. Forging relationships through the interaction of an experienced and dedicated group of officers, directors and employees within the communities has been an important factor in the Company’s growth and performance.

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Recent Developments

The Company and Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), entered into an Agreement and Plan of Reorganization dated as of September 1, 2004 (the “Merger Agreement”) whereby a wholly owned subsidiary of Wells Fargo will merge with and into the Company (the “Merger”). The Merger Agreement provides, among other things, for the conversion of the shares of Common Stock and Series A Preferred Stock and Series B Preferred Stock of the Company outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of common stock of Wells Fargo valued at an aggregate of $123,655,000. It is expected that the proposed acquisition will exclude First Community Bank San Antonio, N.A. with $26.4 million in assets and four locations. A management led investor group has proposed to acquire the San Antonio operation for cash prior to the closing of the Wells Fargo transaction. The merger, which will require the approval of the Federal Reserve Board and the Company’s shareholders, is expected to be completed in the second quarter of 2005.

Competition

The banking business is highly competitive, and the profitability of the Company will depend principally upon the Company’s ability to compete in its market areas. The Company experiences competition in both lending, leasing and attracting funds from other banks and non-bank financial institutions located in its market areas.

The Company is subject to vigorous competition in all aspects of its business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company.

Many of the banks and other financial institutions with which the Company competes have greater financial strength, marketing capability and name recognition than the Company and operate on a statewide, regional or nationwide basis. The institutions are also likely to have legal loan limits substantially in excess of those maintained by the Company. Such institutions can perform certain functions for their customers, including trust, securities brokerage and international banking services, which the Company presently does not offer directly. Although the Company may offer these services through correspondent banks, the inability to provide such services directly may be a competitive disadvantage.

In addition, recent developments in technology and mass marketing have permitted larger companies to market loans and other products and services more aggressively to the Company’s small business customers. Such advantages may enable competitors of the Company to realize greater economies of scale and operating efficiencies than the Company can. Further, some of the nonbank competitors are not subject to the same extensive regulations that govern the Company. Various legislative acts in recent years have led to increased competition among financial institutions and competition from both financial and nonfinancial institutions is expected to continue.

The Company has been able to compete effectively with other financial institutions by providing a high level of personalized banking service to professionals and owner-operated businesses and by emphasizing quick and flexible responses to customer demands; establishing long-term customer relationships and building customer loyalty; and by products and services designed to address the specific needs of its customers. The Company relies heavily on the efforts of its officers, directors and shareholders for the solicitation and referral of potential customers and expects this to continue for the foreseeable future.

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Employees

The Company primarily conducts its operations through the Banks. The Company does not have any paid employees. As of December 31, 2004, the Banks employ 234 full-time equivalent employees, 14 of whom were executive officers. The Banks provides medical insurance and other benefits to its full-time employees. The employees are not represented by any collective bargaining group. Management believes that the Company’s relationship with employees is satisfactory.

Supervision and Regulation

The business of the Company and the Banks are subject to extensive regulation and supervision under federal banking laws and other federal and state laws and regulations. The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

The following description summarizes some of the laws to which the Company and the Banks are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

The Company

The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is subject to supervision, regulation and examination by the Federal Reserve. The BHC Act and other Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Scope of Permissible Activities.    Except as provided below, the Company is prohibited, with certain limited exceptions, from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except the Company may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve considers a number of factors and weighs the expected benefits to the public (such as greater convenience, increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

The Gramm-Leach-Bliley Act, effective March 11, 2000, amended the BHC Act and eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. The Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines “financial in nature” to include securities underwriting, dealing and market

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making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve.

Safe and Sound Banking Practices.    Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve’s Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of its consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

Regulatory Restrictions on Dividends; Source of Strength.    It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries.

Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Anti-Tying Restrictions.    Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a holding company or its affiliates.

Capital Adequacy Requirements.    The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a “risk-weighted” asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital.

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In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company’s Tier 1 capital divided by its average total consolidated assets. Certain highly rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies are required to maintain a leverage ratio of at least 4.0%.

The federal banking agencies’ risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Imposition of Liability for Undercapitalized Subsidiaries.    Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institutions holding company is entitled to a priority of payment in bankruptcy.

The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5.0% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized. The bank regulators have greater power in situations where an institution becomes significantly or critically undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Acquisitions by Bank Holding Companies.    The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

Control Acquisitions.    The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. The statute and regulations set forth standards and certain presumptions concerning acquisition of control.

In addition, any entity is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the Company’s outstanding common stock, or otherwise obtaining control or a controlling influence over the Company.

Sarbanes-Oxley Act of 2002.    The Sarbanes-Oxley Act is intended to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporation disclosures pursuant to securities laws. The Sarbanes-Oxley Act generally applies to all domestic and foreign companies that file or are required to file periodic reports with the Securities and Exchange Commission (“SEC”) under the Exchange Act such as the Company.

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The Sarbanes-Oxley Act includes additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC.

The Sarbanes-Oxley Act addresses, among other matters:

•	audit committees for all reporting companies;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	the forfeiture of bonuses or other incentive-bases compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement due to material noncompliance of the issuer or misconduct;

•	a prohibition on insider trading during pension plan black-out periods;

•	disclosure of off-balance sheet transactions;

•	a prohibition of personal loans to directors and officers, with certain exceptions;

•	expedite filing requirement for insider stock transaction forms;

•	disclosure of a code of ethics, if applicable, and filing a Form 8-K for a change or waiver of such code;

•	expedite filings of periodic reports for certain issuers;

•	the formation of a public accounting oversight board;

•	auditor independence; and

•	increased criminal penalties for violations of securities laws.

The Securities and Exchange Commission’s (SEC) regulations implementing Section 404 take effect for the Company in the fiscal year ending December 31, 2006.

First Community Bank, N.A. and First Community Bank San Antonio, N.A.

As national banks, the First Community Bank, N.A. and First Community Bank San Antonio, N.A., are principally supervised, examined and regulated by the Office of the Comptroller of the Currency (“OCC”). Because the Banks are also members of the Federal Reserve System and because their deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank’s are also subject to regulation pursuant to the Federal Reserve Act and the Federal Deposit Insurance Act. The aspects of their business which are regulated under federal law include security requirements, reserve requirements, investments, transactions with affiliates, amounts it may lend to a single customer, business activities in which it may engage and minimum capital requirements. The Banks are also subject to applicable provisions of state law insofar as they do not conflict with and are not preempted by federal law, including laws relating to usury, various consumer and commercial loans and the operation of branch offices.

Financial Modernization.    The Gramm-Leach-Bliley Act, which eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers, permits banks meeting certain criteria to engage in activities that are financial in nature. The Gramm-Leach-Bliley Act defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking.

As national banks, the Banks may establish a financial subsidiary and engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting as principal, insurance

6

company portfolio investment, real estate development, real estate investment, annuity issuance and merchant banking activities. To do so, a bank must be well capitalized, well managed and have a CRA rating of satisfactory or better. National banks with financial subsidiaries must remain well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions. These actions or restrictions could include divestiture of the financial in nature subsidiary or subsidiaries.

Restrictions on Transactions with Affiliates and Insiders.    Transactions between the Banks and their non-banking affiliates, including the Company and any of its future nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties, which are collateralized by any of the Company’s securities or obligations or the securities or obligations of any of the Company’s nonbanking subsidiaries.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Banks and their affiliates be on terms substantially the same, or at least as favorable to the Banks, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The Federal Reserve has also issued Regulation W which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Federal Reserve Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

Restrictions on Distribution of Subsidiary Bank Dividends and Assets.    It is anticipated that dividends paid by the Banks to the Company will continue to be its principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the Banks. In addition, the National Bank Act and various regulations promulgated by the OCC, as well as the Federal Deposit Insurance Act, also restrict dividend payments by the Banks to the Company.

The National Bank Act provides that a national banking association may not pay dividends: (i) which impair its capital; (ii) if losses have been sustained equal to or exceeding its undivided profits then on hand; (iii) in an amount greater than its undivided profits, subject to other applicable provisions of law; (iv) unless the surplus fund is equal to or greater than its capital stock, or unless there has been added to the surplus fund not less than 1/10 of its net income of the preceding half year in the case of quarterly or semi-annual dividends or not less than 1/10 of its net income of the preceding two consecutive half-year periods in the case of annual dividends; and (v) without the approval of the OCC if dividends declared in any calendar year should exceed the total of net income for that year combined with the retained net income for the preceding two years, less any required transfers to surplus.

Because the Company is a legal entity separate and distinct from its subsidiaries, the Company’s right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor thereof.

Examinations.    The OCC regularly examines and evaluates national banks. These examinations review areas such as capital adequacy, reserves, loan portfolio quality and management, consumer and other compliance issues, investments and management practices. In addition to these regular exams, the Banks are required to

7

furnish quarterly and annual reports to the OCC. The OCC may exercise cease and desist or other supervisory powers over a national bank if its actions represent unsafe or unsound practices or violations of law. Further, any proposed addition of any individual to the Board of Directors of the Banks or the employment of any individual as a senior executive officer of the Banks, or the change in responsibility of such an officer, will be subject to 90 days prior written notice to the OCC if the Bank is not in compliance with the applicable minimum capital requirements, is otherwise a troubled institution or the OCC determines that such prior notice is appropriate for the Banks. The OCC then has the opportunity to disapprove any such appointment.

Capital Adequacy Requirements.    The OCC has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The OCC’s regulations require national banks to have and maintain a “Tier 1 risk-based capital” ratio of at least 4.0% and a “total risk-based capital” ratio of at least 8.0% of total risk-adjusted assets. Total risk-based capital represents the sum of Tier 1 capital and Tier 2 capital, as those terms are defined in the regulations.

The OCC also requires national banks to meet a minimum “leverage ratio” of Tier 1 capital to total assets of not less than 3.0% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., has a composite rating of 1 on a scale of 1 to 5). Banks that the OCC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 4.0%.

The OCC may establish minimum capital ratios above those set forth in the preceding paragraphs if deemed appropriate by the OCC, in its discretion, in light of the circumstances of a particular bank.

Corrective Measures for Capital Deficiencies.    The prompt corrective action regulations, which were promulgated to implement certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), also effectively impose capital requirements on national banks, by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the prompt corrective action regulations, a bank is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%; a Tier 1 risk-based capital ratio of less than 4.0%; or a leverage ratio of less than 4.0% (or less than 3.0% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a “well capitalized” bank. A bank is “well capitalized” if it has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written requirement to meet and maintain any higher capital level(s).

Under the provisions of FDICIA and the prompt corrective action regulations, for example, an “undercapitalized” bank is subject to a limit on the interest it may pay on deposits. Also, an undercapitalized bank cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). Such a bank also must submit a capital restoration plan to the OCC for approval, restrict total asset growth and obtain regulatory approval prior to making any acquisition, opening any new branch office or engaging in any new line of business. An undercapitalized bank may also be subject to other, discretionary, regulatory actions. Additional mandatory and discretionary regulatory actions apply to “significantly undercapitalized” and “critically undercapitalized” banks. Failure of a bank to maintain the required capital could result in such bank being declared insolvent and closed.

Deposit Insurance Assessments.    The deposits held by the Banks are insured by the FDIC through the Bank Insurance Fund (“BIF”) to the extent provided by law and the Banks must pay assessments to the FDIC for such deposit insurance protection. The FDIC has implemented a risk-based assessment system under which FDIC-insured depository institutions pay annual premiums at rates based on their risk classification. A bank’s risk classification is based on its capital levels and the level of supervisory concern the bank poses to the regulators.

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Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments of higher rates than institutions that pose a lower risk. A decrease in the Banks’ capital ratios or the occurrence of events that have an adverse effect on the Banks’ asset quality, management, earnings or liquidity could result in a substantial increase in deposit insurance premiums paid by the Banks, which would adversely affect the Banks’ earnings. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and 0.27% of deposits.

Federal law aimed at recapitalizing the Savings Association Insurance Fund (“SAIF”) requires, among other things, that banks insured under the BIF pay a portion of the interest due on bonds that were issued to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. With respect to the assessment of the bond obligations, the BIF rate is $0.0144 per $100 of deposits for the first quarter of 2005 and is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report submissions.

Bank Holding Company Regulation.    Under the BHC Act and regulations promulgated thereunder by the Federal Reserve, no company may acquire control of a bank without prior approval of the Federal Reserve. The ownership, control or power to vote 25.0% or more of any class of voting securities is presumed to be a controlling interest under the BHC Act and, depending on the circumstances, control may exist below this level. Any company acquiring such control would become a bank holding company under such act and would be subject to restrictions on its operations as well as registration, examination and regulation by the Federal Reserve.

Federal Deposit Insurance Act.    Section 36 of the Federal Deposit Insurance Act (FDI Act) and Part 363 of the FDIC’s regulations impose annual audit and reporting requirements on insured depository institutions with $500 million or more in total assets. The Company, with total assets in excess of $500 million at December 31, 2004, will be required to comply with the FDI Act for the year ending December 31, 2005. The annual report that the Company will file with the FDIC and other federal and state supervisors, as appropriate, will include a statement of management’s responsibilities for establishing and maintaining an adequate internal control structure and procedures for financial reporting. For purposes of Part 363, financial reporting encompasses both financial statements prepared in accordance with generally accepted accounting principles and those prepared for regulatory reporting purposes. In addition, the Company’s annual report must contain an assessment by management of the effectiveness of internal control over financial reporting as of year-end as well as a report by the Company’s independent auditor on management’s assertion concerning internal control.

Cross-Guarantee Provisions.    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 contains a cross-guarantee provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Community Reinvestment Act.    The CRA and the corresponding regulations are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank’s record in meeting the needs of its service area when considering applications to acquire the assets and assume the liabilities of another bank. Federal banking agencies are required to make public a rating of a bank’s performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations.    In addition to the laws and regulations discussed herein, the Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the

9

Equal Credit Opportunity Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Banks must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Privacy.    In addition to expanding the activities in which banks and bank holding companies may engage, the Gramm-Leach-Bliley Act also imposed new requirements on financial institutions with respect to customer privacy. The Gramm-Leach-Bliley Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the Gramm-Leach-Bliley Act.

The USA Patriot Act of 2001.    The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) was enacted in October 2001. The USA Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including: (i) due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons; (ii) standards for verifying customer identification at account opening; (iii) rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iv) reports by nonfinancial trades and business filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (v) filing of suspicious activities reports involving securities by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

Instability of Regulatory Structure

Various legislation, such as the Gramm-Leach-Bliley Act, which expanded the powers of banking institutions and their holding companies, and proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the environment in which the Company and its banking subsidiaries operate in substantial and unpredictable ways. The Company cannot determine the ultimate effect that such potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Company or its subsidiaries.

Expanding Enforcement Authority

One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve, FDIC and OCC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, appoint conservators and receivers and publicly disclose such actions. FDICIA and other laws have expanded the agencies’ authority in recent years, and the agencies have not yet fully tested the limits of their powers.

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Monetary Policy

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of banks and bank holding companies. Among the means available to the Federal Reserve to regulate the supply of bank credit are open market purchases and sales of U.S. government securities, changes in the discount rate on borrowings from the Federal Reserve System and changes in reserve requirements with respect to deposits. These activities are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits on a national basis, and their use may affect interest rates charged on loans or paid for deposits.

Federal Reserve monetary policies and the fiscal policies of the federal government have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The Company cannot predict the nature of future monetary and fiscal policies and the effect of such policies on the future business and earnings of the Company or its subsidiaries.

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Item 2.    Properties

The Company currently conducts business operations through its two subsidiary banks. First Community Bank, N.A. has its main office and 17 branch office locations in and around the greater Houston metropolitan area and First Community Bank San Antonio, N.A. has its main office and four branch office locations in San Antonio, Texas. A description of each of the properties, whether owned or leased, is presented below:

First Community Bank, N.A.	Description	Deposits December 31, 2004
		(Dollars in thousands)
Houston (Main) Office 14200 Gulf Freeway Houston, Texas 77034	Two-story building leased by the Bank; approximately 31,000 square feet on 3 acres of land; Bank currently utilizes 24,000 square feet with the balance leased to tenants; attached four-lane motor bank.	$82,775

Pasadena 910 Fairmont Parkway Pasadena, Texas 77504	One-story building owned by the Bank; approximately 5,925 square feet on 2.5 acres of land; attached seven-lane motor bank.	56,932

Pearland 1000 East Broadway Pearland, Texas 77581	One-story building owned by the Bank; approximately 4,500 square feet on 1.5 acres of land; attached five-lane motor bank.	45,329

Friendswood 830 South Friendswood Dr. Friendswood, Texas 77546	One-story building owned by the Bank; approximately 4,500 square feet on 0.26 acres of land; Bank currently utilizes 3,000 square feet with the balance leased to a tenant; attached four-lane motor bank.	35,565

West Pearland 6302 Broadway, Suite 100 Pearland, Texas 77584	Approximately 4,000 square foot lease in two-story office building; attached three-lane motor bank.	27,641

League City 710 East Main League City, Texas 77573	One-story office building owned by the bank; approximately 3,200 square feet on 0.5 acres of land; attached four-lane motor bank.	13,920

Alvin 102 W. Sealy Alvin, Texas 77511	Approximately 4,200 square foot lease in two-story office building; located in the old town site of Alvin; no motor bank facility.	11,551

Clear Lake City 1150 Clear Lake City Blvd. Houston, Texas 77062	Approximately 4,022 square foot lease in two-story building; attached three-lane motor bank.	34,575

Nasa Road 1 1400 Nasa Road 1 Nassau Bay, Texas 77058	Approximately 3,500 square foot lease in one-story retail center with detached two-lane motor bank.	20,005

Alvin Drive In 2625 South Loop 35 Alvin, Texas 77511	One-story free standing building owned by bank; approximately 1,024 square feet with attached three-lane motor bank.	592

Alvin 2900 S. Gordon Alvin, Texas 77511	One-story office building owned by the bank; approximately 7,450 square feet on 1.22 acres of land; attached five-lane motor bank.	53,292

Danbury 6015 5th Street Danbury, Texas 77534	One-story office building owned by the bank; approximately 5,700 square feet on 2.06 acres of land; attached three-lane motor bank.	11,442

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First Community Bank, N.A.	Description	Deposits December 31, 2004
		(Dollars in thousands)

Silver Lake 9821 Broadway Pearland, Texas 77584	Approximately 3,300 square foot lease in one-story retail center with detached two-lane motor bank	3,342

Baybrook 1507 West Bay Area Blvd Webster, TX 77598	Approximately 2,200 square foot lease in one-story retail center with detached two-lane motor bank	710

Scarsdale 11102 Scarsdale Houston, TX 77089	One-story office building owned by the bank; approximately 6,000 square feet on 1.03 acres of land; attached four-lane motor bank.	20,371

West Houston 1035 Dairy Ashford Houston, TX 77079	Approximately 6,900 square foot lease in a multi-story building with detached seven-lane motor bank	32,778

Iola 203 Main Street Iola, TX 77861	One-story office building owned by the bank; approximately 4,325 square feet on 12,250 square feet of land; no drive-in	4,939

First Community Bank N.A. San Antonio
Pacific Plaza 14100 San Pedro Suite 100 San Antonio, TX 78232	Approximately 4,806 square foot lease in an eight story building with attached 2 lane motor bank	22,039

Ingram Park 3305 Wurzbach San Antonio, TX 78238	Approximately 1,816 square foot lease in one-story retail center with attached four-lane motor bank	841

Stone Oak (1) 18450 Blanco Ste 3 San Antonio, TX 78258	Approximately 3,000 square foot lease in a one-story building. It is scheduled to have a two lane detached motor bank.

Medical Center (2) 8431 Fredricksburg Rd. San Antonio, TX 78232	Approximately 3,971 square foot lease in a four-story building. It is scheduled to have a two lane attached motor bank.

(1)	Stone Oak branch opened January 20, 2005
(2)	Medical Center branch opened March 1, 2005

Item 3.    Legal Proceedings

The Company and the Banks from time to time are involved in routine litigation which has arisen in the normal course of business. Management believes that neither the Company nor the Banks are party to, nor any of their property the subject of, any material pending or threatened legal proceedings which, if determined adversely, would have a material adverse effect upon the consolidated financial condition, results of operations or cash flows of the Company.

Item 4.    Submission of Matters to a Vote of Security Holders.

No matters were submitted to a vote of security holders during the fourth quarter of 2004.

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PART II.

Item 5.	Market for Common Equity, Related Stockholder Matters and Purchases of Equity Securities.

Market Information

The Company’s Common Stock is not listed on an exchange or quoted on the NASDAQ Stock Market or any automated services, and there is no established trading market for the Common Stock. Trades in shares of Common Stock are often privately negotiated between the buyer and the seller and management of the Company may not know the prices at which some or all of such transactions took place. During the three year period ended December 31, 2004, management is aware of trades in the Common Stock at prices ranging from $11.50 to $15.50 per share.

Holders

As of March 15, 2005, there were approximately 759 holders of record of the Company’s Common Stock. The number of beneficial owners is unknown to the Company at this time.

Dividends

Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors out of funds legally available therefore. The Company has occasionally paid a cash dividend on the Common Stock. Although the Company paid a dividend of $0.10 per share in December 2004, the Company cannot predict if or when it will pay dividends on the Common Stock in the future. The payment of dividends on shares of Common Stock may be subject to the prior rights of holders of any outstanding shares of preferred stock of the Company. The holders of the Company’s Series A Preferred Stock are entitled to receive non-cumulative dividends out of funds legally available therefore, if, as and when properly declared by the Board of Directors, payable semi-annually, equal to 7% per annum of the liquidation price ($13.00 per share), although the Company is not required to declare and pay such dividends. In 2004, $350,350 in dividends were paid to holders of the Company’s Series A Preferred Stock. No dividends will be paid with respect to shares of Series B Preferred Stock.

For a foreseeable period of time, the principal source of cash revenues to the Company will be dividends paid by the Banks with respect to their respective capital stock. There are certain restrictions on the payment of these dividends imposed by federal and state banking laws, regulations and authorities.

Further, the dividend policy of the Banks are subject to the discretion of the respective boards of directors of the Banks and will depend upon such factors as future earnings, financial conditions, cash needs, capital adequacy and general business conditions.

In the future, the declaration and payment of dividends on the Common Stock will depend upon the Company’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, the Company’s ability to service any equity or debt obligations senior to the Common Stock and other factors deemed relevant by the Board of Directors. As of December 31, 2004, an aggregate of approximately $4.3 million was available for the payment of dividends by the Banks to the Company under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of the Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company currently has stock options outstanding. The following table provides information as of December 31, 2004 regarding the Company’s equity compensation plans under which the Company’s equity securities are authorized for issuance.

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EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	86,500	$11.95	128,750
Equity compensation plans not approved by security holders	—	—	—

Total	86,500	$11.95	128,750

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Item 6.     Selected Financial Data

The following consolidated selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, appearing elsewhere in this annual report on Form 10-K, and the information contained in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected historical consolidated financial data as of the end of and for each of the five years in the period ended December 31, 2004 are derived from the Company’s Consolidated Financial Statements which have been audited by independent accountants.

	Year Ended December 31,
	2004	2003	2002	2001	2000 (Bank only)
	(dollars in thousands except per share data)
Income Statement Data
Interest income	$29,103	$23,146	$21,622	$18,386	$15,831
Interest expense	7,853	6,210	6,447	7,546	7,193

Net interest income	21,250	16,936	15,175	10,840	8,638
Provision for loan loss	2,025	1,700	1,570	1,600	1,121

Net interest income after provision for loan losses	19,225	15,236	13,605	9,240	7,517
Non interest income	5,072	4,642	3,923	3,111	1,601
Non interest expenses	23,310	17,362	14,641	10,955	8,155

Income before income taxes	987	2,516	2,887	1,396	963
Provision for income taxes	(19)	452	653	170	321

Net income	$1,006	$2,064	$2,234	$1,226	$642

Per Share Data
Basic earning per common share (1)	$0.22	$0.60	$0.76	$0.53	$0.31
Diluted earnings per common share (1)	$0.20	$0.56	$0.73	$0.52	$0.29
Cash dividends per common share	$0.10	$0.10	$0.10	$—	$0.03
Book value per common share	$13.13	$13.37	$11.36	$8.42	$7.93
Average common shares outstanding (in thousands)	2,934	2,862	2,618	2,314	2,100
Average common share equivalents (in thousands)	3,329	3,035	2,729	2,353	2,211
Performance Ratios:
Return on average assets	0.18%	0.46%	0.62%	0.49%	0.34%
Return on average common shareholders' equity	2.60%	5.80%	8.20%	6.53%	4.18%
Dividend payout ratio	65.99%	30.92%	20.59%	—%	9.64%
Net interest margin	4.39%	4.33%	4.79%	4.94%	5.05%
Efficiency ratio (3)	87%	80%	78%	83%	80%
Balance Sheet Data(2):
Total assets	$599,287	$469,239	$421,361	$287,565	$216,249
Securities	93,798	116,097	97,923	63,030	35,113
Loans	423,352	287,439	260,755	193,273	154,369
Allowance for loan losses	3,930	2,930	3,017	2,020	1,214
Total deposits	478,639	367,296	338,267	216,408	199,570
Borrowings	58,740	43,764	38,795	40,997	—
Junior subordinated debentures	18,558	—	—	—	—
Company obligated mandatorily redeemable trust preferred securities	18,000	10,000	10,000
Total shareholders' equity	41,437	38,453	32,332	19,512	18,071
Capital Ratio:
Average equity to average assets	7.16%	7.95%	7.59%	7.46%	8.17%
Asset Quality Ratios (2):
Nonperforming assets(4) to loans and other real estate	1.30%	1.10%	1.45%	2.67%	1.32%
Net charge-offs to average loans	0.44%	0.67%	0.47%	0.46%	0.51%
Allowance for credit losses to total loans	0.93%	1.02%	1.15%	1.05%	0.78%
Allowance for loan losses to nonperforming loans (5)	118.30%	127.30%	92.86%	62.44%	59.66%

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(1)	Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is computed by dividing net income available to common shareholders, adjusted for any changes in income that would result from the assumed conversion of all potential dilutive common shares, by the sum of the weighted average number of common shares outstanding and the effect of all dilutive potential common shares outstanding for the period.
(2)	At period end, except net charge-offs to average loans.
(3)	Calculated by dividing total noninterest expenses, excluding amortization of intangibles, by net interest income plus noninterest income, excluding net securities gains (losses).
(4)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans, troubled debt restructuring and loans contractually past due 90 days or more.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this document and in documents incorporated by reference herein, including under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company’s future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control. The use of any of the words “believe,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “may,” “will,” “should,” or similar expressions identifies these forward-looking statements. The Company cautions you that a number of important factors or events could cause actual results to differ materially from those currently anticipated in any forward-looking statements. Those possible events or factors without limitation:

•	changes in interest rates and market prices, which could reduce the Company’s net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of the Company’s loan portfolio;

•	changes in local economic and business conditions which adversely affect the Company’s customers and their ability to transact profitable business with the Company, including the ability of the Company’s borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	the timing, impact and other uncertainties of the Company’s ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in the Company’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for credit losses;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	increased asset levels and changes in the composition of assets and the resulting impact on the Company’s capital levels and regulatory capital ratios;

•	the Company’s ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

17

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

•	changes in statutes and government regulations or their interpretations applicable to banks and the Company’s present and future subsidiaries, including changes in tax requirements and tax rates.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. However, the Company cautions you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.

The Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise unless the securities laws require the Company to do so.

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of the consolidated balance sheets and statements of earnings of the Company. This section should be read in conjunction with the Company’s consolidated financial statements and notes thereto and other detailed information included elsewhere in this document.

The financial position and results of operations as of and for the years ended December 31, 2004, 2003 and 2002 represent the Company, the First Community Bank, N.A. and the First Community Bank San Antonio, N.A., on a consolidated basis and include the Company and the Delaware Company as bank holding companies for the Banks.

For the Years Ended December 31, 2004, 2003 and 2002

Overview

The Company generates the majority of its revenues from interest income on loans, service charges on customer accounts and income from investment in securities. The revenues are offset by interest expense paid on deposits and other borrowings and non-interest expenses such as administrative and occupancy expenses. Net interest income is the difference between interest income on earning assets such as loans and securities and interest expense on liabilities such as deposits and borrowings which are used to fund those assets. Net interest income is the Company’s largest source of revenue, representing 62.2% of total revenue during 2004.

Net income was $1.0 million, $2.1 million and $2.2 million for the years ended December 31, 2004, 2003 and 2002, respectively, and diluted earnings per share were $0.20, $0.56 and $0.73, respectively, for these same periods. The Company posted returns on average assets of 0.18%, 0.46% and 0.62% and returns on average equity of 2.6%, 5.8% and 8.2% for the years ended December 31, 2004, 2003 and 2002, respectively. The acquisition of Community State Bank, and conversion related costs, amortization of the core deposit intangible asset, the Baybrook branch opening, the opening of our newest San Antonio branch and the associated additional overhead expense were major contributors to the reduced earnings.

Total assets at December 31, 2004, 2003 and 2002 were $599.3 million, $469.2 million, and $421.4 million, respectively. Total deposits were $478.6 million, $367.3 million, and $338.3 million at December 31, 2004, 2003 and 2002, respectively. Included in the deposit increase in 2004 was $47.7 million resulting from The Community State Bank acquisition. Total loans and leases, net of unearned discount and fees and allowance for possible credit losses, were $419.4 million, $284.5 million and $257.7 million at December 31, 2004, 2003, and 2002. Included in the increase in loans for 2004 was $34.8 million resulting from The Community State Bank acquisition. Shareholders’ equity was $41.4 million, $38.5 million, and $32.3 million at December 31, 2004, 2003 and 2002, respectively.

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Critical Accounting Policies

The Company’s accounting policies are integral to understanding the results reported. The Company’s accounting policies are described in detail in Note A to the consolidated financial statements. The Company believes that of its significant accounting policies, the allowance for credit losses may involve a higher degree of judgment and complexity.

Allowance for Possible Credit Losses—The allowance for possible credit losses is a reserve established through charges to earnings in the form of a provision for possible credit losses. Management has established an allowance for possible credit losses, which it believes is adequate for estimated losses in the Company’s loan and lease portfolio. Based on an evaluation of the loan and lease portfolio, management presents a quarterly review of the allowance for possible credit losses to the Company’s Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers factors such as historical loan loss experience, industry diversification of the Company’s commercial loan portfolio, the amount of non-performing assets and related collateral, the volume, growth and composition of the Company’s loan and lease portfolio, current economic changes that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the Company’s loan and lease portfolio through its internal and external loan review process and other relevant factors. Charge-offs occur when loans are deemed to be un-collectible.

Stock–based Compensation—The Company accounts for stock-based employee compensation plans using the intrinsic value-based method. Because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized on options granted. Pro forma disclosures of net income and earnings per share assuming the fair value-based accounting method are set forth in Note O to the Company’s Consolidated Financial Statements.

Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS No. 123R”) requires that stock-based compensation be recognized as compensation expense in the income statement based on their fair values on the date of the grant. The provisions of this statement become effective for all equity awards granted after July 1, 2005.

The Company established deferred compensation plans (the “Plans”) whereby eligible executive officers and directors of the Banks and Company (the “Participants”) earn retirement benefits during their tenure as employees or directors of the Bank and Company, subject to certain provisions contained in the Plans. Benefits are provided over future periods of time subsequent to the Participants’ termination of employment from the Bank or at such time that the Participants are no longer directors of the Company as defined by the Plans. The Plan benefits are indexed to earnings generated by single premium Bank Owned Life Insurance (BOLI). This insurance provides cash values, earnings, and death benefits of varying amounts as defined in the insurance policies.

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Goodwill and Other Intangible Assets

The Banks have recorded goodwill that is not subject to a amortization in accordance with SFAS No. 142 in the amount of $13,872,690 at December 31, 2004. The changes in the carrying amount of core deposit intangibles and goodwill and the associated accumulated amortization for the years ended December 31, 2002 and 2003 and 2004 is as follows:

	Core Deposit Intangibles	Goodwill	Total
Balance, May 10, 2002	$2,369$	6,578	$8,947
Amortization	(260)	—	(260)

Balance, December 31, 2002	2,109	6,578	8,687
Amortization	(389)	—	(389)
Balance, December 31, 2003	1,720	6,578	8,298
Intangibles Resulting from Acquisition (1)	898	7,295	8,193
Amortization	(514)	—	(514)

Balance, December 31, 2004	$2,104	$13,873	$15,977

Accumulated Amortization at December 31, 2004	$1,163	$—	$1,163

(1)	Intangibles resulting from acquisition of Community State Bank on January 6, 2004

Results of Operations

Earnings

For the year ended December 31, 2004, the Company earned $1.0 million or $0.20 per diluted share, compared with $2.1 million or $0.56 per diluted share, for the year ended December 31, 2003. The acquisition of Community State Bank and conversion related costs, the Baybrook branch opening, the opening of our newest San Antonio branch and the associated additional overhead and acquisition related costs were major contributors to the reduced earnings.

For the year ended December 31, 2003, the Company earned $2.1 million, or $0.56 per diluted share, compared with $2.2 million or $0.73 per diluted share for the year ended December 31, 2002. Continued focus on expanding the franchise with entry into San Antonio, early redemption of mortgage backed securities resulting in accelerated premium amortization and additional accruals combined to contribute to the reduced earnings in 2003 compared with 2002.

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans and leases, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company’s earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. The Company’s net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change.” It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits, trust preferred securities, and other borrowed funds, referred to as a “rate change.”

The Company has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities, in an attempt to maximize interest margins and to provide adequate liquidity for anticipated needs. Approximately 30.5% of the Company’s deposits consists of non-interest bearing deposits and approximately 20.6% are in low cost savings deposits, as compared to higher cost

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certificates of deposit. These lower cost deposits have contributed to both a lower cost of funds and the Company’s ability to maintain a strong net interest margin in the low interest rate environment of the last two years.

2004 versus 2003.    Net interest income increased to $21.2 million in 2004 from $16.9 million in 2003, a $4.3 million or 25.4% increase. The increase is primarily attributable to the increase in earning assets related to the acquisition of Community State Bank, and lower interest rates paid on liabilities during this period, offset partially by an increase in interest expense as the result of interest on debentures being treated as interest expense rather than non-interest expense and additional debentures issued in the fourth quarter of 2003. In periods prior to July 1, 2003, interest paid on debentures was included as a component of non-interest expense. This change in presentation resulted in a $1.1 million increase in interest expense for the year ended December 31, 2004. The Banks were successful in maintaining a stable net interest margin of 4.4%, 4.3% and 4.8% and the net interest spread was 4.0%, 3.8% and 4.2% for 2004, 2003 and 2002, respectively.

2003 versus 2002.    Net interest income increased to $16.9 million in 2003 from $15.2 million in 2002, a $1.7 million or 11.8% increase, primarily due to continued loan growth, an increase in investment securities, and attention to pricing and interest rate management as well as the full year effect of The Express Bank acquisition completed in May 2002. Net interest income for 2003 was partially offset by an increase in interest expense as a result of interest on debentures being treated as interest expense rather than non-interest expense. The Bank was successful in maintaining a stable net interest margin was 4.3% and 4.8% and the net interest spread was 3.8% and 4.2% for 2003 and 2002, respectively.

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The following table presents for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earnings assets for the same periods. No tax-equivalent adjustments were made and all average balances are yearly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Years Ended December 31,
	2004			2003			2002
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans and Leases	$366,867	$24,740	6.74%	$267,764	$18,967	7.08%	$230,544	$18,067	7.84%
Taxable securities	93,171	3,577	3.84	96,751	3,404	3.52	55,769	2,469	4.43
Tax-exempt securities	12,456	493	3.96	13,339	553	4.15	14,631	714	4.88
Federal funds sold and other temporary investments	11,040	294	2.66	12,922	221	1.71	15,957	372	2.33

Total interest-earning assets	483,534	29,104	6.02%	390,776	23,145	5.92	316,901	21,622	6.82

Less: allowance for possible credit losses	(3,678)			(2,942)			(2,529)

Total interest-earning assets, net of allowance for possible credit losses	479,856			387,834			314,372
Non-interest-earning assets	68,449			57,466			43,887

Total assets	$548,305			$445,300			$358,259

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$37,002	$335	0.91%	$34,126	$199	0.58%	$23,036	$221	0.96%
Savings and money market accounts	117,514	868	0.74	94,807	979	1.03	83,252	1,440	1.73
Time deposits	160,257	4,517	2.82	125,319	3,735	2.98	108,311	4,098	3.78
Junior subordinated debentures	18,558	1,121	6.04	—	—	—	—	—	—
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust (2)	—	—	—	5,344	388	7.26	—	—	—
Federal funds purchased	2,711	40	1.48	705	7	1.00	1,640	20	1.22
Other borrowings	48,908	972	1.99	37,256	902	2.42	26,556	668	2.52

Total interest-bearing liabilities	384,950	7,853	2.04	297,557	6,210	2.09	242,795	6,447	2.66

Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	123,980			94,448			76,940
Other liabilities	141			12,903			1,350

Total liabilities	509,071			404,908			321,085

Company obligated mandatory redeemable trust preferred securities of subsidiary trusts	—			5,000			10,000
Stockholders’ equity	39,234			35,392			27,174

Total liabilities and stockholders’ equity	$548,305			$445,300			$358,259

Net interest income		$21,251			$16,935			$15,175
Net interest spread			3.98%			3.83%			4.16%
Net interest margin (1)			4.39%			4.33%			4.79%

(1)	The net interest margin is equal to net interest income divided by average interest-earning assets.
(2)	See discussion on adoption of SFAS 150 on page 36 of this document.

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The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of these tables, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

	Year Ended December 31, 2004 Compared with 2003			Year Ended December 31, 2003 Compared with 2002
	Increase (Decrease) due to			Increase (Decrease) due to
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans, including fees	$6,684	$(911)	$5,773	$2,652	$(1,752)	$900
Investment securities	(160)	273	113	1,381	(607)	774
Federal funds sold and other investments	(32)	105	73	(71)	(80)	(151)

Total increase (decrease) in interest income	6,492	(533)	5,959	3,962	(2,439)	1,523

Interest-bearing liabilities:
Deposits other than time	192	(167)	25	250	(733)	(483)
Time, $100,000 and over	417	(284)	133	321	(535)	(214)
Time under $100,000	581	68	649	47	(196)	(149)
Junior subordinated debentures	1,121	—	1,121	—	—	—
Company obligated mandatorily redeemable trust preferred securities (1)	(388)	—	(388)	388	—	388
Federal funds purchased and other borrowings	262	(159)	103	246	(25)	221

Total increase (decrease) in interest expense	2,185	(542)	1,643	1,252	(1,489)	(237)

Increase (decrease) in net interest income	$4,307	$9	$4,316	$2,710	$(950)	$1,760

(1)	See discussion on adoption of SFAS 150 on page 36 of this document.

Provision for Possible Credit Losses

The provision for possible credit losses is established through charges to earnings in the form of a provision in order to bring the Company’s allowance for possible credit losses to a level deemed appropriate by management based on the factors discussed under “—Allowance for Possible Credit Losses.” The Company performs an analysis of its allowance for possible credit losses on a quarterly basis. The provision for possible credit losses for the year ended December 31, 2004 was $2.0 million compared with $1.7 million for the year ended December 31, 2003 and $1.6 million for the year ended December 31, 2002. The increase in the provision is consistent with the growth in the loan and lease portfolio. The provisions in 2004, 2003 and 2002 were made by the Company in response to the risk inherent in the loan and lease portfolio.

Non-Interest Income

The Company’s primary source of non-interest income is service charges on deposit accounts. The remaining non-interest income sources include wire transfer fees, collection and cashier’s check fees, safe deposit box rentals, credit card income, rental income and credit life sales income. Also included in this category are net gains or losses realized on the sale of investment securities.

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The following table presents, for the periods indicated, the major categories of non-interest income:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Service charges on deposit accounts	$4,192	$3,671	$2,773
Other non-interest income	766	722	434
Gain on sales of securities	114	249	716

Total non-interest income	$5,072	$4,642	$3,923

For the year ended December 31, 2004, the Company earned $4.2 million in income from service charges, an increase of $521 thousand or 14.2% compared with the year ended December 31, 2003. Total non-interest income increased in this period by 9.3% compared with the same period in 2003. The increase was primarily attributable to the increased number of deposit accounts from both Community State Bank acquisition and internal growth.

For the year ended December 31, 2003, the Company earned $3.7 million in income from service charges, an increase of $898 thousand or 32.4% compared with the year ended December 31, 2002. Total non-interest income increased in this period by 18.3% compared with the same period in 2002. The increase was primarily attributable to the increased number of deposit accounts from both The Express Bank acquisition and internal growth.

For the year ended December 31, 2002, the Company earned $2.8 million in income from service charges, an increase of $723 thousand or 35.3% compared with the year ended December 31, 2001. Total non-interest income increased in this period by 26.1% compared with the same period in 2001. The increase was primarily attributable to the increased number of deposit accounts from both The Express Bank acquisition and internal growth.

In 2004, the Company earned $113.5 thousand from gains on the sale of investment securities compared to $248.7 thousand in 2003, and $716.4 thousand in 2002. Due to low interest rates in 2002 many agency and municipal bonds were called. These bonds were replaced with Mortgage Backed Securities (MBS) to maintain/improve yields.

Non-Interest Expense

The major component of non-interest expenses is employee compensation and benefits. The Company’s non-interest expenses also include day-to-day operating expenses, such as professional fees, advertising, supplies, occupancy expense, depreciation and amortization of building, leasehold improvements, furniture and equipment. The Bank has focused on building a de novo branch network through the employment of experienced lenders and staff in each of its designated market areas.

For the years ended December 31, 2004, 2003 and 2002, non-interest expense totaled $23.3 million, $17.4 million, and $14.6 million, respectively. The $5.9 million or 33.9% increase in 2004 was primarily the result of additional salaries, benefits, and occupancy expenses with the acquisition of Community State Bank in January 2004, the opening of the Baybrook branch in December 2003 and the opening of the San Antonio banking operations.

The increase in non-interest expense was partially offset by a decrease in minority interest expense from trust preferred securities due to the Company’s adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, on July 1, 2003, which required reclassification of minority interest expense for trust preferred securities from non-interest expense to interest expense. In 2004, 2003 and 2002 the Company paid $1.1 million, $771.5 thousand, and $807.0 thousand, respectively, in minority

24

interest expense to its subsidiary trusts. In compliance with SFAS No. 150, minority interest expense subsequent to July 1, 2003 is recorded as interest expense. For all prior periods, minority interest expense is recognized as non-interest expense in compliance with SFAS No. 150. In 2003, $383.4 thousand of minority interest expense was recorded as non-interest expense and $388.1 thousand was recorded as interest expense.

The following table presents, for the periods indicated, the major categories of non-interest expense:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Employee compensation and benefits	$10,825	$7,710	$6,540
Non-staff expenses:
Occupancy expense and equipment	4,170	2,729	2,073
Professional and outside service fees	2,957	2,263	2,076
Office expenses	1,490	1,106	928
Minority interest expense, trust preferred securities	—	383	807
Other	3,868	3,171	2,217

Total non-staff expenses	12,485	9,652	8,101

Total non-interest expense	$23,310	$17,362	$14,641

Employee Compensation and Benefits.    Employee compensation and benefits expense for the year ended December 31, 2004 was $10.8 million, an increase of $3.1 million or 40.3% compared to the same period in 2003. December 31, 2003 was $7.7 million, an increase of $1.2 million or 18.5% over $6.5 million for the same period in 2002. The increase during both of these periods was primarily due to the addition of employees to handle growth, the addition of employees in the Community State Bank acquisition, the addition of employees for the Silverlake, San Antonio, and Baybrook branches, as well as salary increases.

Non-Staff Expenses.    Non-staff expenses for the year ended December 31, 2004 was $12.5 million, an increase of $2.8 million or 28.9% compared to the same period in 2003. The increase was due to branch openings, expense dealing with the Community State Bank acquisition and normal internal growth.

Income Taxes

Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other nondeductible expense. Income tax expense decreased approximately $471.2 thousand to a $19.1 thousand tax benefit for the year ended December 31, 2004 as compared with $452.1 thousand tax expense at December 31, 2003. The decrease in income associated with branch openings, expenses related to the acquisition of Community State Bank and additional debt associated with the First Community Capital Trust III that was formed in December of 2003, resulted in the decrease in taxable income and the resulting income tax owed in 2004.

Income tax expense decreased approximately $200.9 thousand to $452.1 thousand for the year ended December 31, 2003 compared with $653.1 thousand for the year ended December 31, 2002. A group of assets acquired through the acquisition of The Express Bank was retired during 2003 resulting in a loss, which contributed to a decrease in tax expense at December 31, 2003.

Impact of Inflation

The Company’s consolidated financial statements and related notes included in this annual report on Form 10-K have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

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Unlike many industrial companies, substantially all of the Company’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

Financial Condition

Loan and Lease Portfolio

The loan and lease portfolio is the largest category of the Company’s earning assets. The Company presently is, and in the future expects to remain, a community banking organization serving consumers, professionals and businesses with interests in and around the Texas counties of Harris, Brazoria, Galveston and Bexar. The Company’s primary strategy is to provide full service commercial banking with experienced loan officers and staff who focus on small to medium-sized businesses with loan requirements between $50.0 thousand and $3.5 million. This strategy includes building strong relationships while providing comprehensive banking services including working capital, fixed asset, real estate, and personal loan needs, and lease financing. Additional loan services, such as long-term mortgages and factoring are also provided through third party providers.

Total loans and leases increased by $135.9 million or 47.3% to $423.4 million at December 31, 2004. This increase was due to the acquisition of Community State bank and internal growth. Total loans and leases increased by $26.6 million or 10.2% to $287.4 million at December 31, 2003 compared with $260.8 million at December 31, 2002. This increase was the result of additional branch openings and internal growth. Total loans and leases increased by $67.5 million or 35.0% to $260.8 million at December 31, 2002 compared with $193.3 million at December 31, 2001. The balance of loans acquired from The Express Bank acquisition was approximately $38.0 million at December 31, 2002. The remainder of the increase was primarily due to internal growth.

During 2001, the Company began providing lease financing, which at December 31, 2004 had a balance, net of unearned income, of $6.2 million. The majority of these leases are three to five year operating equipment leases made primarily to small businesses.

The following table summarizes the Company’s loan and lease portfolio by type of loan at the dates indicated:

	December 31,
	2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial and industrial (1)	$102,487	24.2%	$62,888	21.9%	$59.385	22.8%	$69,230	35.8%	$61,989	40.2%
Construction/land develop	49,981	11.8	20,688	7.2	19,472	7.5	24,685	12.8	17,257	11.2
1-4 Family first lien	20,908	4.9	16,491	5.7	15,491	5.9	4,906	2.5	5,095	3.3
1-4 Family junior lien	6,157	1.5	6,269	2.2	7,324	2.8	3,832	2.0	1,438	0.9
Multifamily residential	3,042	0.7	4,991	1.8	4,678	1.8	2,962	1.5	707	0.5
Non farm non residential	208,399	49.2	139,849	48.6	116,653	44.7	78,632	40.7	63,190	40.9
Consumer (net) (1)	26,886	6.4	27,305	9.5	27,771	10.6	3,828	2.0	5,617	3.6
Lease financing	7,109	1.7	11,150	3.9	12,782	4.9	7,123	3.7	—	—

Gross loans and leases	424,969	100.4	289,631	100.8	263,556	101.0	195,198	101.0	155,293	100.6
Less unearned discounts and fees	(1,617)	(0.4)	2,192	(0.8)	2,801	(1.0)	1,925	(1.0)	924	(0.6)

Total loans and leases	$423,352	100.0%	$287,439	100.0%	$260,755	100.0%	$193,273	100.0%	$154,369	100.0%

(1)	Consumer loans previously classified as commercial and industrial have been reclassified to consumer for 2002, 2003 and 2004.

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Real Estate.    The Company’s real estate loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to seven years. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. The Company seeks to minimize these risks in a variety of ways, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower and guarantors.

Construction Loans.    The Company makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company’s construction lending activities. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that it will be able to recover all of the unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While the Company has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

Commercial Loans.    The Company’s commercial loans are primarily made within its market area and are underwritten on the basis of the borrower’s ability to service the debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment, or other assets owned by the borrower and obtains the personal guaranty of the borrower. In general, commercial loans involve more credit risk than residential mortgage loans and commercial mortgage loans and, therefore, usually yield a higher return. The increased risk in commercial loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the operations of the business, and those operations may not be successful. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. As a result of these additional complexities, variables and risks, commercial loans require more thorough underwriting and servicing than other types of loans.

Consumer Loans.    The consumer loans the Company makes include direct “A”-credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of the collateral and size of the loan. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

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The Company rarely makes loans at its legal lending limit. At December 31, 2004 First Community Bank, N.A. legal lending limit was approximately $5.8 million and First Community Bank San Antonio N.A. legal lending limit was approximately $518.1 thousand. Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. The Company has four Regional Loan Committees that review and act upon loans above the assigned individual levels of loan approval authority. All loans above $1 million are evaluated and acted upon by the Senior Loan Committee, which meets weekly and is comprised of six directors and senior lending staff. The Company’s strategy is to invest funds in loans that will insure positive benefits to shareholders while providing protection to depositors’ funds. Also, the Company’s intent is to serve the legitimate needs of the community and general market area while maximizing returns and minimizing risk. Granting loans on a sound and collectible basis requires that loans be made that follow conservative loan policies and underwriting practices including:

•	ensuring that primary and secondary sources of repayment are adequate,

•	obtaining adequate collateral as a tertiary source of repayment where needed,

•	ensuring that credit and collateral files are fully and properly documented,

•	thorough investigation of the character, creditworthiness and financial condition of potential and existing borrowers to ensure that loans can and will be repaid, and

•	diversification of the portfolio among types of borrowers and types of collateral to ensure that no concentrations exist that create an undue level of risk from adverse occurrences.

The Company’s senior credit officer interacts daily with commercial and consumer lenders to identify potential underwriting or technical exception variances. In addition, the Company has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum.

The contractual maturity ranges of the loan and lease portfolio before unearned discounts and unearned loan and lease income, and the amount of such loans with predetermined and floating interest rates in each maturity range as of December 31, 2004, are summarized in the following table:

	December 31, 2004
	One Year Or Less	After One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Credits with a predetermined interest rate	$30,796	$95,878	$28,163	$154,837
Credits with a floating interest rate	217,777	52,355	—	270,132

Total	$248,573	$148,233	$28,163	$424,969

Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable rate and fixed rate loans at lower rates).

The Company accrues interest on its performing loans and leases daily. Interest is computed using the simple interest method. This method recognizes that as the principal balance falls during the life of the loan, a smaller portion of each payment constitutes interest earned on the outstanding balance. The Company often charges points and fees upon origination of certain real estate and construction loans which are accounted for in compliance with the appropriate accounting principles when these fees and points are charged and when the resulting income and costs are recognized.

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Nonperforming Assets

The accrual of interest on a loan and lease is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower’s financial condition is such that the collection of interest is doubtful. The Company has a general policy of placing past due loans and leases on nonaccrual status when such loans and leases are 90 days or more past due or when management believes that the collateral may be insufficient to cover both interest and principal of the loan.

Nonperforming assets were $5.5 million at December 31, 2004, an increase of $2.3 million or 71.9% compared with $3.2 million at December 31, 2003. This increase was partially due to the acquisition of Community State Bank. Nonperforming assets were $3.2 million at December 31, 2003, a decrease of $600 thousand or 16% compared with $3.8 million at December 31, 2002. As of December 31, 2004, 37 loans and leases in the amount of $2.3 million were on nonaccrual status. Had nonaccrual loans and leases been performing loans and leases, $135.7 thousand would have been recorded as income. Management believes the risks in nonperforming assets to be significant as there may be some portion of the principal which will become uncollectible.

Placing a loan or lease on nonaccrual status has a two-fold impact on net interest earnings. First, it may cause a charge against earnings for the interest which had been accrued in the current year but not yet collected on the loan or lease. Secondly, it eliminates future interest earnings with respect to that particular loan from the Company’s revenues. Interest on such loans or leases is not recognized until all of the principal is collected or until the loan or lease is returned to a performing status.

Impaired loans and leases, with the exception of groups of smaller balance homogeneous loans and leases are collectively evaluated for impairment, are defined as loans or leases for which, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, both interest and principal according to the contractual terms of the loan or lease agreement. The allowance for possible credit losses related to impaired loans and leases is determined based on the present value of expected cash flows discounted at the loan’s or lease’s effective interest rate or, as a practical expedient, the loan’s or lease’s observable market price or the fair value of the collateral if the loan or lease is collateral dependent.

The Company may renegotiate the terms of a loan or lease because of a deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. There were no restructured loans at December 31, 2004, or 2003 and one at December 31, 2002. The Company obtains appraisals on loans secured by real estate, as required by applicable regulatory guidelines, and may update such appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write downs or appropriate additions to the allowance for possible credit losses. The Company records other real estate at fair value at the time of acquisition, less estimated costs to sell.

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The following table presents information regarding nonperforming assets as of the dates indicated:

	December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans and leases	$2,929	$2,199	$2,887	$2,268	$1,762
Restructured loans and leases	—	—	12	15	17
Loans and leases which are contractually past due 90 or more days as to interest or principal payments but are not included above	394	87	349	952	256

Total nonperforming loans and leases	3,323	2,286	3,248	3,235	2,035
Other real estate	2,164	924	520	1,927	—

Total nonperforming assets	$5,487	$3,210	$3,768	$5,162	$2,035

Ratios:
Nonperforming loans and leases to total loans	0.8%	0.8%	1.2%	1.7%	1.3%
Nonperforming assets to total loans, leases plus other real estate	1.3%	1.1%	1.4%	2.6%	1.3%

Allowance for Possible Credit Losses

The allowance for possible credit losses is a reserve established through charges to earnings in the form of a provision for possible credit losses. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for possible credit losses to the Banks board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance.

In making its evaluation, management considers factors such as the Company’s historical loan and lease loss experience, the diversification by industry of the commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and leases and related collateral security, the evaluation of the loan portfolio by the monthly external loan reviews that had been conducted by Temple and Associates for the first three quarters of 2004 and other relevant factors including in house reviews performed for the fourth quarter of 2004. Charge-offs occur when loans are deemed to be uncollectible.

The allowance for possible credit losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan and lease portfolio in the normal course of business. The Company makes specific allowances for each loan based on its type and classification as discussed below. However, there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or categories of loans, including general economic and business conditions and credit quality trends. The Company has established an unallocated portion of the allowance based on its evaluation of these risks, which management believes is prudent and consistent with regulatory requirements. Due to the uncertainty of risks in the loan and lease portfolio, management’s judgment of the amount of the allowance necessary to absorb credit losses is approximate. The allowance is also subject to regulatory examinations and determination by the regulatory agencies as to the adequacy of the allowance.

The Company follows a loan review program to evaluate the credit risk in the loan portfolio. In addition, the Company had contracted with Temple and Associates to perform a monthly loan review through the third quarter of 2004. Due to the pending sale of the Company only in house reviews were conducted for the fourth quarter of 2004. Through the loan review process, the Company maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for possible credit losses. Loans internally classified as “substandard” or in the more severe categories of “doubtful” or “loss” are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial

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condition, which may jeopardize recoverability of the debt. At December 31, 2004 the Company had $9.1 million of loans classified as “substandard”, compared to $9.0 million at December 31, 2003 and $4.9 million at December 31, 2002.

The internally classified loan list and certain other non-classified, non-criticized loans are maintained on the Bank’s internal “watch list”. Along with the delinquency list, these loans are closely monitored to ensure appropriate steps are taken to ensure collection. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Company reviews these loans to assist in assessing the adequacy of the allowance for possible credit losses. At December 31, 2004, the Company had $4.5 million of such loans.

In originating loans, the Company establishes unallocated allowances recognizing that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in case of a collateralized loan, the quality of the collateral for such loan. In addition to these unallocated allowances, specific allowances are provided for impaired loans which are defined as individual loans whose ultimate collection of principal and interest are considered questionable by management after reviewing the current status of the loans and considering the net realizable value of the collateral and/or the present value of future cash flow.

Loans and leases are charged-off against the allowance for possible credit losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for possible credit losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of December 31, 2004, the allowance for possible credit losses amounted to $3.9 million or .9% of total loans and leases. The allowance for possible credit losses as a percentage of nonperforming loans and leases was 118.3% at December 31, 2004. Although additional losses may occur, management believes the allowance for possible credit losses is adequate to absorb probable losses inherent in the loan and lease portfolio at December 31, 2004. As of December 31, 2003, the Company’s allowance for possible credit losses was $2.9 million or approximately 1.0% of the loans outstanding at such date. This compares to the Company’s allowance for possible credit losses of $3.0 million or 1.2% of the loans outstanding at December 31, 2002.

The Company had net loan and lease charge offs of $1.6 million during the year ended December 31, 2004 (0.4% of average loans), an decrease of $159 thousand or 8.9% compared with net loan and lease charge offs of $1.8 million during the year ended December 31, 2003 (0.7% of average loans). Recoveries with respect to charged off loans have been insignificant to date.

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The following table presents, for the periods indicated, an analysis of the allowance for possible credit losses and other related data:

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Average loans and leases outstanding	$366,867	$267,764	$230,544	$172,601	$138,967

Gross loans and leases outstanding at end of period	$423,352	$287,439	$260,755	$193,273	$154,369

Allowance for possible credit losses at end of Period	$2,930	$3,017	$2,020	$1,214	$803
Balance acquired from Community State Bank	603	—	500	—	—
Provision for credit losses	2,025	1,700	1,570	1,600	1,121
Charge-offs	(1,809)	(1,906)	(1,295)	(872)	(789)
Recoveries	181	119	222	78	79

Net loan and lease charge-offs	(1,628)	(1,787)	(1,073)	(794)	(710)

Allowance for possible credit losses at end of Period	$3,930	$2,930	$3,017	$2,020	$1,214

Ratio of allowance to average loans and Leases	1.07%	1.09%	1.31%	1.17%	0.87%
Ratio of net charge-offs to average loans and leases	0.44%	0.67%	0.47%	0.46%	0.51%
Ratio of net charge-offs to end of period loans and leases	0.38%	0.62%	0.41%	0.41%	0.46%
Ratio of allowance to end of period nonperforming loans and leases	118.3%	127.3%	92.86%	62.44%	59.66%

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The following table describes the allocation of the allowance for possible credit losses among various categories of loans and leases and certain other information as the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans and leases.

	December 31,
	2004		2003		2002
	Amount	Percent of Loans to Total Loans(1)	Amount	Percent of Loans to Total Loans(1)	Amount	Percent of Loans to Total Loans(1)
	(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Commercial and industrial	$571	24.1%	$448	21.9%	$645	22.8%
Real estate	573	67.9	657	65.5	524	62.7
Consumer and other	51	6.3	14	9.4	2	10.5
Lease financing	183	1.7	281	3.2	162	4.0
Unallocated	2,552	—	1,530	—	1,684	—

Total allowance for credit losses	$3,930	100%	$2,930	100%	$3,017	100%

	December 31,
	2001		2000
	Amount	Percent of Loans to Total Loans(1)	Amount	Percent of Loans to Total Loans(1)
	(dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Commercial and industrial	$485	35.8%	$446	40.2%
Real estate	827	59.5	360	56.8
Consumer and other	1	1.7	1	3.0
Lease financing	59	3.0	—	—
Unallocated	648	—	407	—

Total allowance for credit losses	$2,020	100%	$1,214	100%

(1)	Total loans represent gross loans less unearned discounts and fees.

Interest Rate Sensitivity Management

Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as gap, by maintaining an interest rate sensitivity position within a particular time frame.

Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with adverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may not change simultaneously and may change by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or “positive gap” is created (rate sensitivity ratio is greater than 100%), which means asset rates respond more quickly when interest rates

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change. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or “negative gap” is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

The Company has an Asset Liability Committee comprised of executive management and outside Bank directors who meet at least quarterly to review the Bank’s interest rate risk position. One of the duties of the committee is to review the financial results provided by an internal interest rate risk model. The interest rate risk model includes a shock test of the bank’s balance sheet. This shock test simulates the effects of changes in interest rates on the Bank’s earnings, balance sheet, and equity capital. The interest rate risk model provides valuable information that is useful in managing the Bank’s interest rate risk.

In addition to a gap analysis, the Company uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts. Based on the Company’s December 31, 2004 simulation analysis, the Company estimates that its current net interest income would decrease by approximately 8.54% over the next twelve months assuming an immediate 100 basis point decline in rates and increase by approximately 5.91% over the next twelve months assuming an immediate 100 basis point increase in rates. The Company estimates that its current net interest income would decrease by approximately 17.35% over the next twelve months assuming an immediate 200 basis point decline in rates and increase by approximately 11.07% over the next twelve months assuming an immediate 200 basis point increase in rates. The results are primarily from the behavior of demand, money market and savings deposits. The Company has found that historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis.

The following table presents an analysis of the Company’s interest rate sensitivity position at December 31, 2004:

	Term to Repricing
	0-90 days	91-180 days	181-365 days	After 1 year	Total
	(Dollars in thousands)
Interest earning assets:
Loans and leases (excluding non-accruals)	$225,114	$28,916	$45,639	$120,772	$420,441
Investment securities	6,077	2,987	8,461	76,273	93,798
Other earning assets	8,451	—	—	—	8,451

Total interest earning assets	239,642	31,903	54,100	197,045	522,690

Interest-bearing liabilities:
Certificates of deposit	41,63	23,329	25,298	91,011	181,301
Federal Home Loan Bank advances	45,170	6,000	6,500	1,070	58,740
Other interest bearing liabilities	151,282	—	—	—	151,282

Total interest-bearing liabilities	238,115	29,329	31,798	92,081	391,323

Cumulative interest rate gap	$1,527	$4,101	$26,403	$131,367	—

Cumulative rate sensitivity ratio	0.26%	0.68%	4.41%	21.94%	—

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Deposit and Liability Management

The Company relies primarily on its deposit base to fund its lending and investing activities. The Company follows a policy of paying interest rates on interest-bearing accounts which are competitive with other commercial banks in its market area. It sells federal funds on an overnight basis and from time to time makes other investments with various maturities. The Company follows a policy of not soliciting or accepting brokered deposits.

At December 31, 2004, demand, money market and savings deposits accounted for approximately 62.1% of total deposits, while certificates of deposit made up 37.9% of total deposits. Noninterest-bearing demand deposits totaled $146.1 million or 30.5% of total deposits at December 31, 2004 compared with $94.7 million or 25.8% of total deposits at December 31, 2003. The average cost of deposits, including noninterest-bearing demand deposits, was 1.3% for the year ended December 31, 2004 compared to 1.4% for the year ended December 31, 2003 and 2.0% for the year ended December 31, 2002. The decrease in the average cost of deposits was primarily due to the sustained low interest rate environment throughout 2004.

At December 31, 2004, total deposits increased to $478.6 million from $367.3 million at December 31, 2003, an increase of $111.3 million or 30.3%. The increase can be attributed primarily to the acquisition of Community State Bank in January 2004 as well as internal growth, At December 31, 2003, total deposits increased to $367.3 million from $338.3 million at December 31, 2002, an increase of $29.0 million or 8.6%. The increase can be attributed primarily to new locations added in 2003 and 2002 and overall growth of the Company.

The following table presents for the periods indicated the average year to date balances and weighted average rates paid on deposits:

	Years Ended December 31,
	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Noninterest-bearing deposits	$124,538	—%	$94,448	—%	$76,940	—%
Interest-bearing deposits	154,516	0.78	128,933	0.91	111,412	1.43
CDs in amounts of less than $100M	71,659	2.99	52,297	2.86	45,113	3.57
CDs in amounts of $100M or more	88,598	2.68	73,022	3.07	58,074	4.33

Total deposits	$439,311	1.30%	$348,700	1.38%	$291,539	1.98%

The following table sets forth the amount of the Company’s certificates of deposit that are $100 thousand or greater by time remaining until maturity at December 31, 2004:

December 31, 2004
(Dollars in thousands)
Three months or less	$30,796
Over three months through six months	13,921
Over six months through one year	10,782
Over one year	41,337

Total	$96,836

The amount of deposits in certificates of deposit (“CDs”) including IRA and public funds in amounts of $100 thousand or more was 21.6% of total deposits as of December 31, 2003, 19.9% of total deposits as of December 31, 2003, and 20.2% of total deposits as of December 31, 2004.

The Company’s CD rates are competitive with local independent community banks. However, the rates paid on CDs in amounts of $100 thousand or more normally exceed the rates paid by the Company on smaller retail

35

deposits. Because CDs in amounts of $100 thousand or more normally command higher rates than smaller retail deposits in the marketplace, such CDs are subject to being moved to other financial institutions if a higher rate can be obtained by the depositor. Thus, CDs in amounts of $100 thousand or higher may be considered less stable than other deposits. However, because a significant portion of the Company’s CDs in amounts of $100 thousand or more are owned by customers who have a full banking relationship with the Company, management considers these CDs to be more stable than CDs owned by other institutions and owned by customers who do not maintain full banking relationships.

Interest expense on CDs in amounts of $100 thousand or more was $2.8 million, $2.5 million and $2.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The decrease in interest expense in 2004, 2003 and 2002 was primarily due to lower interest rates paid thereon. The higher cost of such funds relative to other deposits has had a negative impact on the Company’s net interest margin.

In the ordinary course of its operations, the Company maintains correspondent bank accounts with various banks, which accounts aggregated approximately $26.6 million as of December 31, 2004. The largest of these accounts is with Federal Reserve Bank of Dallas, which is the principal bank through which the Company clears checks. As of December 31, 2004, the balance in this account was approximately $20.6 million. Each of the correspondent accounts is a demand account and the Company receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing of checks, sales and purchases of participations in loans and sales and purchases of federal funds.

Liquidity

The Company’s asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. The Company accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. To the extent practicable, the Company attempts to match the maturities of its rate sensitive assets and liabilities. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar “gap” data. The Company believes its present position to be adequate to meet its current and future liquidity needs.

The liquidity of the Company is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, the Federal Reserve Bank of Dallas, the Federal Home Loan Bank of Dallas, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, the Company’s management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan and lease portfolios and deposits. In addition to the liquidity provided by the foregoing, the Company has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. The Company has established a $4.0 million overnight line of credit with TIB—The Independent Bankers Bank, Dallas, Texas, a $3.0 million overnight line of credit with Southwest Bank of Texas, N.A., Houston, Texas and a $15 million overnight line of credit for the purchase of Fed Funds with Bank One, N.A. The Bank’s securities safekeeping is handled by the Federal Home Loan Bank of Dallas, which allows the Bank the capability of borrowing up to the amount of available collateral.

Off-Balance Sheet Arrangements

The Company is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Company has in particular classes of

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financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2004, 2003 and 2002, the Company had outstanding unfunded standby letters of credit, which are primarily cash secured, totaling $790.6 thousand, $764.1 thousand and $228.1 thousand, respectively, and unfunded loan commitments (including guidance lines) of $123.9 million, $43.9 million and $32.3 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company considers approximately 35% to be firm and will be exercised. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

New Accounting Standards

FIN No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51. FIN 46 establishes accounting guidance for consolidation of variable interest entities (“VIE”) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIE’s were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003, and are otherwise effective at the beginning of the first interim period beginning after June 15, 2003. First Community Capital Trust I and II were formed in 2001 for the purpose of issuing $10 million of trust preferred securities and First Community Capital Trust III was formed in December 2003 for the purpose of issuing $8 million of trust preferred securities. Trust I, II and III are currently subject to the requirements of FIN 46. In December 2003, the FASB issued Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). FIN 46R provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, non-controlling interests and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will consolidate the entity if the company’s interest in the variable interest entity is such that the company will absorb a majority of the variable interest entity’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. As of December 31, 2004, the Company had no investments in variable interest entities requiring consolidation. FIN 46R requires that the Trusts that issued the Company’s outstanding company-obligated mandatorily redeemable trust preferred securities be deconsolidated from the consolidated financial statements. The Company adopted FIN 46R effective January 1, 2004. As a result, the trust preferred securities are no longer shown in the consolidated financial statements. Instead, the junior subordinated debentures issued by the Company to these trusts are shown as liabilities in the consolidated balance sheets and interest expense associated with the junior subordinated debentures are shown in the consolidated statements of income.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify financial instruments that are within its scope as a liability, in most circumstances. Such financial instruments include (i) financial instruments that are issued in the form of shares that are mandatorily redeemable; (ii) financial instruments that embody an obligation to repurchase the issuer’s equity shares, or are

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indexed to such an obligation, and that require the issuer to settle the obligation by transferring assets; (iii) financial instruments that embody an obligation that the issuer may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is predominately based on a fixed amount, variations in something other than the fair value of the issuer’s equity shares or variations inversely related to changes in the fair value of the issuer’s equity shares; and (iv) certain freestanding financial instruments. SFAS 150 is effective for contracts entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123, Share-Based Payment, (“SFAS No. 123R”). SFAS No. 123R eliminates the ability to account for stock-based compensation using Accounting Principles Board Opinion No. 25 (“APB No. 25”) and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. The provisions of this statement become effective for all equity awards granted after July 1, 2005. Although the Company has not yet completed an analysis to quantify the exact impact the new standard will have on its future financial performance, the Stock-Based Compensation disclosures in “Note O Stock Option Plan” provide detail as to the Company’s financial performance as if the Company had applied the fair value based method and recognition provision of SFAS No. 123R to stock-based compensation in the current reporting periods.

On June 4, 2004, the Emerging Issues Task Force (“EITF”) issued EITF Issue 03-1 (“EITR 03-1”), The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. Generally, an impairment is considered other-than-temporary unless: (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to or beyond the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, an impairment loss should be recognized equal to the difference between the investment’s cost and its fair value. Certain disclosure requirements of EITF 03-1 were adopted in 2004. The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the effective date of these provisions was delayed until the finalization of a FASB Staff Position to provide additional implementation guidance. The Company continues to follow the requirements of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and Staff Accounting Bulletin No. 59, Accounting for Noncurrent Marketable Equity Securities.

Borrowings

At December 31, 2004, Federal Home Loan Bank (FHLB) borrowings were $58.7 million compared to $43.8 million in 2003 and $34.8 million 2002. The FHLB borrowings were primarily used to fund loan demand and purchase additional mortgage-backed and collateralized mortgage obligations (CMOs) which increased the spread over the interest cost of those funds.

The Company has issued a total of $18.6 million of junior subordinated debentures to three wholly-owned Delaware statutory business trusts, First Community Capital Trust I (Trust I), First Community Capital Trust II (Trust II) and First Community Capital Trust III (Trust III).

Description	Issue Date	Trust Preferred Securities Outstanding	Interest Rates	Junior Subordinated Debt Owed to Trusts	Final Maturity Date
Trust I	3/28/2001	$5,000,000	10.18% Fixed	$5,155,000	6/8/2031
Trust II	11/28/2001	5,000,000	LIBOR Floating + 3.75 bp	5,155,000	12/28/2031
Trust III	12/15/2003	8,000,000	LIBOR floating + 2.75 bp	8,248,000	12/28/2033

		$18,000,000		$18,558,000

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Each of the trusts are statutory business trusts organized for the sole purpose of issuing trust securities and investing the proceeds thereof in junior subordinated debentures of the Company, the sole assets of each trust. The preferred trust securities of each trust represent preferred beneficial interests in the assets of the respective trusts and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the trusts. The Company wholly owns the common securities of each trust. Each trust’s ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the related junior subordinated debentures. The Company’s obligations under the junior subordinated debentures and other relevant trust agreements, in aggregate, constitute a full and unconditional guarantee by the Company of each respective trust’s obligations under the trust securities issued by each respective trust.

In December 2003, the FASB issued FIN 46R. FIN 46R requires that the trust-preferred securities be deconsolidated from the Company’s consolidated financial statements. The Company adopted FIN 46R on January 1, 2004. The trust preferred securities are no longer shown in our consolidated financial statements. Instead, the junior subordinated debentures are shown as liabilities in the consolidated balance sheets and interest expense associated with the junior subordinated debentures is shown in the consolidated statement of income.

Investment Portfolio

The Company uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities available for sale totaled $93.8 million at December 2004 compared to $116.1 million at December 31, 2003, a decrease of $22.3 million or 19.2%. The average life of the securities portfolio at December 31, 2004, 2003 and 2002 was 4.6 years, 4.1 years and 3.7 years respectively. The average life of the securities portfolio is based on historical principal pay downs of mortgage back securities and CMO’s and not the contractual maturity of these securities as borrowers have the right to prepay their obligations at any time. At December 31, 2004, securities represented 15.7% of total assets compared with 24.7% of total assets at December 31, 2003 and 23.2% at December 31, 2002. The yield on average securities for the year ended December 31, 2004, 2003 and 2002 was 3.2%, 3.6% and 4.5%.

At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders’ equity until realized. The Company has no securities classified as trading or held to maturity at December 31, 2004, 2003 or 2002.

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The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of December 31, 2004:

	December 31, 2004
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Government agencies	$—%		$3,044	1.90%	$8,382	4.19%	$—%		$11,426	3.59%
Mortgage-backed securities	—		—		8,782	3.47	51,391	4.02	60,173	3.94
Obligations of state and political subdivisions	77	4.68	1,914	3.99	4,502	3.94	5,335	3.82	11,828	3.91
Collateralized mortgage obligations	—		—	—	—	—	11,350	4.37	11,350	4.37

Total	$77	4.68%	$4,958	2.72%	$21,666	3.85%	$68,076	4.06%	$94,777	3.95%

Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time.

Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

Unlike U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are generally purchased at a premium, will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Conversely, mortgage-backed securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal, and consequently the average life of this security will be lengthened. If interest rates begin to fall, prepayments will increase.

CMOs are bonds that are backed by pools of mortgages. The pools can be Ginnie Mae, Fannie Mae or Freddie Mac pools or they can be private-label pools. The CMOs are designed so that the mortgage collateral will generate a cash flow sufficient to provide for the timely repayment of the bonds. The mortgage collateral pool can be structured to accommodate various desired bond repayment schedules, provided that the collateral cash flow is adequate to meet scheduled bond payments. This is accomplished by dividing the bonds into classes to which payments on the underlying mortgage pools are allocated in different order. The bond’s cash flow, for example, can be dedicated to one class of bondholders at a time, thereby increasing call protection to bondholders. In private-label CMOs, losses on underlying mortgages are directed to the most junior of all classes and then to the classes above in order of increasing seniority, which means that the senior classes have enough credit protection to be given the highest credit rating by the rating agencies.

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The following tables summarizes the amortized cost of securities classified as available-for-sale and their approximate fair values as of the dates shown:

	December 31, 2004				December 31, 2003
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
	(Dollars in thousands)
Government Agencies	$11,426	$—	$(309)	$11,117	$—	$—	$—	$—
Mortgage-backed securities	60,173	17	(613)	59,577	87,473	100	(643)	86,930
Obligations of state and political subdivisions	11,828	176	(29)	11,975	13,188	270	(79)	13,379
Collateralized mortgage obligations	11,350	—	(221)	11,129	16,324	13	(549)	15,788

Total	$94,777	$193	$(1,172)	$93,798	$116,985	$383	$(1,271)	$116,097

	December 31, 2002
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
	(Dollars in thousands)
Mortgage-backed securities	$62,901	$375	$(41)	$63,235
Obligations of state and political subdivisions	12,800	322	(83)	13,039
Collateralized mortgage obligations	21,402	251	(4)	21,649

Total	$97,103	$948	$(128)	$97,923

It is the policy of the Company to utilize the investment portfolio as a vehicle for investment of excess funds in minimal risk assets, usually securities rated Aa or higher or backed by the full faith and credit of the United States government. Investment policies are made by the Asset Liability and Investment Committee of the Board of Directors. The investment portfolio provides additional liquidity on a short-term basis through the sale or pledging, if necessary, of the portfolio securities.

Shareholders’ Equity

Total shareholders’ equity as of December 31, 2004 was $41.4 million, an increase of $2.9 million or 7.5% compared with shareholders’ equity of $38.5 million at December 31, 2003. The increase was primarily due to the sale of stock options during 2004.

Total shareholders’ equity as of December 31, 2003 was $38.5 million, an increase of $6.2 million or 19.2% compared with shareholders’ equity of $32.3 million at December 31, 2002. The increase was primarily due to the sale of Series B Preferred Stock and net income of $2.1 million, partially offset by a dividend paid on the common stock and Series A Preferred Stock of $638.1 thousand. During the second half of 2003, rising interest rates had a negative impact on the market value of the Company’s investment portfolio. At the end of 2002, the portfolio had net unrealized gains of $541 thousand and at the end of 2003, the portfolio has net unrealized losses of $586 thousand. Unrealized losses in the portfolio do not affect the earnings of the Company provided that the securities are not sold prior to original maturity.

Capital Resources

Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve and the Bank is subject to capital adequacy requirements imposed by the OCC. Both the Federal Reserve and the OCC have adopted risk-

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based capital requirements for assessing bank holding company and national bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have “Tier 1 capital” of at least 4.0% and “total risk-based” capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. “Tier 1 capital” generally includes common shareholders’ equity, trust preferred securities and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Bank is subject to capital adequacy guidelines of the OCC that are substantially similar to the Federal Reserve’s guidelines. Also pursuant to FDICIA, the OCC has promulgated regulations setting the levels at which an insured institution such as the bank would be considered “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” The Bank is classified “well capitalized” for purposes of the applicable prompt corrective action regulations.

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The following table provides a comparison of leverage and risk-weighted capital ratios as of December 31, 2004 to the minimum and well-capitalized regulatory standards:

	Minimum Required for Capital Adequacy Purposes		To be Well- Capitalized Under Prompt Corrective Action Provisions	Actual Ratio at December 31, 2004
First Community Capital Corporation
Leverage ratio	4.0	%(1)	N/A	7.7%
Tier 1 risk-based capital ratio	4.0%		N/A	9.0%
Risk-based capital ratio	8.0%		N/A	10.7%
First Community Bank, N.A.
Leverage ratio	4.0	%(2)	5.0%	7.1%
Tier 1 risk-based capital ratio	4.0%		6.0%	9.0%
Risk-based capital ratio	8.0%		10.0%	9.8%
First Community Bank, San Antonio
Leverage ratio	4.0	%(2)	5.0%	13.3%
Tier 1 risk-based capital ratio	4.0%		6.0%	13.0%
Risk-based capital ratio	8.0%		10.0%	13.8%

(1)	The Federal Reserve may require the Company to maintain a leverage ratio above the required minimum.
(2)	The OCC may require the Bank to maintain a leverage ratio above the required minimum.

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk

Asset/Liability Management.    The Company’s primary earnings source is net interest income; therefore, the Company devotes significant time and has invested in resources to assist in the management of market risk, liquidity risk, capital and asset quality. The Company’s net interest income is affected by changes in market interest rates and by the level and composition of interest-earning assets and interest-bearing liabilities. The Company’s objectives in its asset/liability management are to utilize its capital effectively, to provide adequate liquidity and to enhance net interest income, without taking undue risks or subjecting the Company unduly to interest rate fluctuations. The Company takes a coordinated approach to the management of market risk, liquidity and capital. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee (“ALCO)”). The ALCO, which is comprised of members of senior management and the Board, meets to review, among other things economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and off-balance sheet financial instruments.

Interest Rate Sensitivity Management.    Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between the rate sensitive assets and liabilities, referred to as gap, by maintaining an interest rate sensitivity position within a particular time frame.

Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with adverse changes in market rates, but is will not guarantee a stable net interest spread because yields and rates may not change simultaneously and may change by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or “positive gap” is created (rate sensitivity ratio is greater than 100%), which means asset rates respond more quickly when interest rates change. During a positive gap, a decline in market rates will have a negative impact on net interest income.

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Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or “negative gap” is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

Liquidity.    The Company’s asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. The Company accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. To the extent practicable, the Company attempts to match the maturities of its rate sensitive assets and liabilities. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar “gap” data. The Company believes its present position to be adequate to meet its current and future liquidity needs.

The liquidity of the Company is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, the Federal Reserve Bank of Dallas, the Federal Home Loan Bank of Dallas, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, the Company’s management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan and lease portfolios and deposits. In addition to the liquidity provided by the foregoing, the Company has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. The Company has established a $4.0 million overnight line of credit with TIB—The Independent Banker’s Bank, Dallas, Texas, a $3.0 million overnight line of credit with Southwest Bank of Texas, Houston, Texas and a $15 million overnight line of credit for the purchase of Fed Funds with Bank One, N.A. The Company’s securities safekeeping is handled by the Federal Home Loan Bank of Dallas, which allows the Company the capability of borrowing up to the amount of available collateral.

Item 8.    Financial Statements and Supplementary Data

Reference is made to the financial statements, the reports thereon and the notes thereto commencing at page F-1 of this annual report on Form 10-K, which financial statements, reports, notes and data are incorporated herein by reference.

	2004				2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands except per share data)
Interest income	$7,867	$7,609	$6,918	$6,710	$5,926	$5,643	$5,865	$5,711
Interest expense	2,218	2,018	1,836	1,781	1,576	1,600	1,460	1,574

Net interest income	5,649	5,591	5,082	4,929	4,350	4,043	4,405	4,137
Provision for loan loss	700	450	400	475	350	425	450	475

Net interest income after provision for loan losses	4,949	5,141	4,682	4,454	4,000	3,618	3,955	3,662
Non interest income	1,221	1,384	1,243	1,224	1,079	1,075	1,375	1,113
Non interest expenses	6,235	6,153	5,634	5,288	4,472	4,268	4,685	3,937

Income (loss) before income taxes	(65)	372	291	390	607	425	645	838
Provision for income taxes	(113)	20	30	44	131	(1)	135	187

Net income	$48	$352	$261	$346	$476	$426	$510	$651

Basic earning per common share	$(0.02)	$0.09	$0.06	$0.09	$0.13	$0.12	$0.15	$0.20
Diluted earnings per common share	$(0.01)	$0.08	$0.05	$0.08	$0.12	$0.11	$0.14	$0.19
Dividends per common share	$0.10	—	—	—	$0.10	—	—	—

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Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with accountants on any matter of accounting principles or practices or financial statement disclosures during the two year period ended December 31, 2004.

Item 9A.    Controls and Procedures

Evaluation of disclosure controls and procedures.    As of the end of the period covered by this report the Company carried out an evaluation, under the supervision and with the participation of our management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the Company’s management within the time periods specified in the Securities and Exchange Commission’s rules and forms.

Changes in internal control over financial reporting.    There were no changes in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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PART III

Item 10.     Directors and Executive Officers of the Registrant

Identification of Directors

The following table sets forth certain information with respect to each director of the Company.

Director (Age)	Position with Company
George A. Clark, Jr. (64)	Director of the Company since March 2001; Director of the Bank since April 1997; Advisory Director of the Bank from August 1995 to March 1997; President and owner of Limeco, Inc., Houston, Texas, a construction materials company, for more than the past five years.

Linn C. Eignus (79)	Director and Secretary of the Company since March 2001; Director of the Bank since August 1995; retired insurance agency owner and executive; active in personal investments for more than the past five years.

Robert A. Ferstl (61)	Director of the Company since March 2001; Director of the Bank since August 1995; Vice President of Texas Truck & Body; formerly President and owner of Alvin Dodge in Alvin, Texas and Bob Ferstl’s Chrysler Plymouth in Pasadena, Texas.

Louis F. Goza (66)	Director of the Company since March 2001; Director of the Bank since August 1995; President and co-owner of Strago Petroleum Corporation, an independent oil and gas producer, and majority owner of Lingo Properties, Inc., a real estate development and investment firm, for more than the past five years.

Nigel J. Harrison (52)	Director, President and Chief Executive Officer of the Company since January 2001; Chief Executive Officer and Director of the Bank since August 1995; served as President of the Bank from August 1995 to October 2002.

Thomas R. Johnson (61)	Director of the Company since March 2001; Director of the Bank since August 1995; owner/manager of the Friendswood branch of Southland Title Co., a real estate title insurance company, for more than the past five years.

Kenneth A. Love (46)	Director of the Company since March 2001; Director of the Bank since August 1995; attorney for more than the past five years.

George I. Pinder (74)	Director of the Company since March 2001; Director of the Bank since January 1999; Advisory Director of the Bank from June 1997 to December 1998; Chief Executive Officer of International Modular & Panel Bldg., Inc., International Building Systems, Cary-Way Building Co. and Advantage Contract Services for more than the past five years.

Richard L. Wagoner (61)	Director of the Company since March 2001; Director of the Bank since August 1995; President and owner of Hyseco, Inc., a company specializing in the manufacture, sale and service of hydraulic pumps and cylinders, for more than the past five years.

Charles L. Whynot (78)	Director of the Company since March 2001; Director of the Bank since August 1995; President and owner of Alliance Commercial Properties, a real estate brokerage firm, for more than the past five years.

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Identification of Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company not also listed as a director for the Company and certain executive officers of the Banks:

First Community Bank N.A.
Executive Officer (Age)	Position(s) and Business Experience
Paul J. Knoble (47)	Senior Executive Vice President/Chief Credit Officer of the Bank since January 2004; Executive Vice President/Market Manager of the Bank from 1996 to January 2004; Advisory Director of the Bank since 1996; formerly an officer of Premier Bank & Trust, Elyria, Ohio from 1983 to 1996

Kenneth R. Koncaba (47)	Director and President of the Bank since October 2002; Advisory Director and Executive Vice President/Business Development Manager of the Bank from September 2001 to October 2002; served as Senior Vice President/Market Manager of the Bank from 2000 to September 2001; Regional Business Unit Manager for Texas-New Mexico Power Company for the previous 21 years.

Ervin A. Lev (61)	Senior Executive Vice President/Chief Bank Operations Officer and Cashier of the Bank since January 2004; Advisory Director of the Bank since March 1998; served as Executive Vice President and Cashier of the Bank from March 1998 to January 2004; formerly Executive Vice President and Cashier of Pinemont Bank from 1994 to 1998.

James M. McElray (38)	Executive Vice President and Chief Financial Officer of the Company since May 2003; Advisory Director of the Bank since May 2003; formerly Vice President and Controller of Sterling Bank from February 1998 to April 2003.

Wes Morehead (54)	Advisory Director and Executive Vice President of the Bank since April 1997; served as Senior Credit Officer of the Bank from 1997 until January 2004; formerly Vice President, Comerica Bank-Texas from 1994 to 1997.

First Community Bank, San Antonio N.A.
Executive Officer (Age)	Position(s) and Business Experience
Bobby S. Davis (46)	Executive Vice President/Senior Lending Officer of the Bank since April 2004. Advisory director of the Bank since 2004. Formerly an officer of Jefferson State Bank, San Antonio, TX from 1989 to 2004.

John G. Turcotte (43)	Executive Vice President of the Bank since August 2004. Advisory director of the bank since 2004. Formerly an officer of First Capital Bank, ssb, San Antonio, TX from 2002 to 2004.

Each officer of the Company or the Bank is elected by the Board of Directors of the Company or the Banks, respectively, and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held 12 meetings during 2004. The Company serves as a holding company for the Banks. During 2004, the Board of Directors of the Houston Bank held 12 meetings and the Board of Directors of the San Antonio Bank held 7 meetings. There was no director who attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which he served.

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Committees of the Board of Directors

The Company’s Board of Directors has two committees, the Audit and Information Technology Committees, which are described below.

Audit Committee.    The Board of Directors has established an Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders and others, the Company’s internal controls and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters. During 2004, the Audit Committee held four meetings. The Audit Committee is comprised of Messrs. Johnson, Ferstl, Goza and Love. Each of the members is an “independent director” of the Company, as defined in the rules of The Nasdaq Stock Market, Inc. The Board of Directors has determined that Mr. Johnson is an “audit committee financial expert,” as defined in the SEC rules.

Information Technology Committee.    The Board of Directors has established an Information Technology Committee. The primary purpose of the Information Technology Committee is to serve as a steering committee providing long-range planning strategies and goals for the Banks’ information technology needs. The committee is comprised of five members consisting of the Banks’ President, Senior Operations Officer, Director of Technology, Information Technology Manager and an outside board member. The committee meets at least quarterly and makes its recommendations to the Board of Directors.

Independent Directors

The Company’s Board of Directors is comprised of ten directors. The Board of Directors has determined that the following directors are independent directors as defined in the corporate listing standards of the Nasdaq Stock Market: George A. Clark, Jr., Linn C. Eignus, Robert A. Ferstl, Louis F. Goza, Thomas R. Johnson, Kenneth A. Love, George I. Pinder, Richard L. Wagoner and Charles L. Whynot.

Code of Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all employees and directors of the Banks and the Company. This document is available upon request at the Company’s headquarters.

Item 11.    Executive Compensation

The Company is a bank holding company and conducts its operations through its subsidiary, the Banks. The officers of the Company also serve as officers of the Banks as set forth herein. Such persons are compensated by the Banks and receive no separate compensation for their services to the Company. However, the Company may determine that such compensation is appropriate in the future.

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Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Banks to or on behalf of the Company’s President and Chief Executive Officer and the other three most highly compensated executive officers of the Banks (determined as of the end of the last fiscal year) (“named executive officers”) for each of the three fiscal years ended December 31, 2004:

Name and Principal Position	Year	Salary(1)		Bonus	Securities Underlying Options	All Other Compensation(2)
Nigel J. Harrison President and Chief Executive Officer of the Company; Chief Executive Officer of the Bank	2004 2003 2002	$242,694 153,105 170,581		$42,500 37,500 25,000	— — —	$18,000 17,189 11,738

Kenneth R. Koncaba Director and President of the Bank	2004 2003 2002	$159,202 115,398 93,080		$30,000 22,500 7,500	15,000 — —	$18,000 17,359 5,241

James M. McElray Executive Vice President and Chief Financial Officer of the Company	2004 2003	$116,523 67,557	(3)	$6,000	5,000 —	$6,000 6,315

Paul J. Knoble Advisory Director and Senior Executive Vice President/Chief Credit Officer of the Bank	2004 2003 2002	$108,936 105,123 97,434		$15,000 11,500 7,000	— — —	$6,000 5,650 4,200

(1)	Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the officer.
(2)	Consists of director or advisory director fees and discretionary contributions by the Bank to the 401(k) plan, which contribution was less than $1,000 in each case
(3)	Mr. McElray was employed on May 5, 2003.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning option grants to each of the named executive officers for the year ended December 31, 2004:

	Option Grants in Last Fiscal Year				Potential Realizable Value at Assumed
	Number of Securities Underlying Options Granted	Individual Grants		Expiration Date
Name		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)		Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Kenneth R. Koncaba	15,000	27.8%	$15.50	6/17/14	$146,218	$370,545
Steve Davis	10,000	18.5%	$15.50	4/1/14	$97,479	$247,030

(1)	Options to purchase 54,000 shares of Common Stock were granted to the Company’s employees during the year ended December 31, 2004.
(2)	These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of the grant. Actual gains, if any, on stock option exercises and common stock holdings are dependent on future performance of the Company’s Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved.

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Stock Options Exercises and Fiscal Year-End Option Values

The following table sets forth certain information concerning option exercises during the year ended December 31, 2004 and any value realized thereon by the named executive officers, and the number and value of unexercised options held by such executive officers at December 31, 2004:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nigel J. Harrison	23,556	$177,615
Kenneth R. Koncaba	14,000	$56,000	15,000		$—
Wes Morehead	8,372	$39,767
James M. McElray	5,000	$10,000		5,000		$10,000
Paul J. Knoble	10,000	$47,500
Erv Lev	14,000	$44,500
Steve Davis	10,000	$155,000

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date of exercise without considering any taxes which may have been owed
(2)	The value is based on $15.50 per share, which was the price per share of convertible preferred stock sold by the Company in a private placement in 2004.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company currently has stock options outstanding. The options were granted under the Company’s 1996 Stock Option Plan, which was approved by the Bank’s shareholders and assumed by the Company in connection with its formation. The following table provides information as of December 31, 2004 regarding the Company’s equity compensation plans under which the Company’s equity securities are authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	86,500	$11.95	128,750
Equity compensation plans not approved by security holders	—	—	—

Total	86,500	$11.95	128,750

(1)	The information set forth in this table is as of December 31, 2004.

Stock Option Plan

The First Community Bank, N.A. 1996 Stock Option Plan (the “Bank Option Plan”) was adopted by the Board of Directors and approved by the shareholders of the Bank in 1996, as amended. The Bank directors and shareholders have approved several amendments to increase the number of shares issuable under the Bank

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Option Plan. Upon consummation of the holding company formation on March 1, 2001, the Company assumed all of the Bank’s obligations and liabilities under the Bank Option Plan and shares of Company Common Stock are issued in lieu of Bank common stock. The Bank Option Plan was amended and restated and renamed the First Community Capital Corporation 1996 Stock Option Plan (the “1996 Plan”). The shareholders approved an amendment to the 1996 Plan in 2002 to increase the number of shares of Common Stock available for issuance pursuant to options to 570,000 shares, subject to adjustment as provided in the 1996 Plan and in 2004 the shareholders approved an amendment to the 1996 Plan to increase the number of shares of Common Stock available for issuance pursuant to options to 720,000, subject to adjustment as provided in the Plan.

The 1996 Plan is intended to serve as an important means of retaining and attracting capable personnel who will be needed for the continued growth and success of the Company. The 1996 Plan permits the holder of an option to purchase the number of shares of Common Stock covered by the option at a price established by a committee, composed of certain of the members of the board of directors, at the time the option is granted. Issuance of shares pursuant to an option granted under the 1996 Plan would increase the number of shares of Common Stock outstanding and reduce proportionately the percentage of ownership of the Company by other shareholders.

As of March 15, 2005, there were options to purchase 122,251 shares of Common Stock outstanding, 57,500 of which were exercisable as of such date.

Benefit Plan

The Board of Directors of the Bank has approved a 401(k) plan for employees of the Bank. While the Bank does not have a policy of matching any contributions to the 401(k) plan made by employees, the Bank made discretionary contributions of approximately $7,650, in 2004 and $25,000 in 2003 and 2002 which were allocated among participants based on their respective contributions, subject to plan restrictions.

Executive Retirement Plan

The Board of Directors of the Bank approved an Executive Supplemental Retirement Plan in 2000 to provide supplemental retirement benefits to the directors and certain executive officers, including Nigel J. Harrison, Kenneth R. Koncaba and Paul J. Knoble, each a named executive officer. Pursuant to the plan, the Bank purchased life insurance policies for the benefit of each participant and, provided the policy has been in effect for at least five years, the excess earnings from such policies will be paid to the respective participant for the period following such person’s retirement from the Bank and/or from service on the board of directors through the participant’s death. At the participant’s death, the Bank receives a tax-free death benefit sufficient to recover the costs associated with the purchase of the insurance policy for that participant and the participant’s beneficiary receives the excess.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consisted of Messrs. Johnson, Ferstl, Goza and Love. Each member of the Audit Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. listing standards.

Notwithstanding anything to the contrary set forth in any of the Bank’s previous filings under the regulations of the Office of the Comptroller of the Currency or the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

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The Audit Committee’s general role as an audit committee is to assist the Board of Directors in overseeing the Company’s financial reporting process and related matters.

The Audit Committee has reviewed with the Company’s management and Harper & Pearson Company, P.C. (“Harper Pearson”), the Company’s independent auditors, the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.

The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee has received and reviewed the written disclosures and the letter from Harper Pearson required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Harper Pearson such independent auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Harper Pearson is compatible with maintaining their independence.

Based on the review and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee

Robert A. Ferstl

Louis F. Goza

Thomas R. Johnson

Kenneth A. Love

Performance Graph

There has not been a public market for registrant’s common stock for the past five years. Consequently, no performance graph is being filed with this annual report on Form 10-K.

Item 12.	Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 2005 by (1) each director and executive officer of the Company and certain executive officers of the Bank, (2) all directors and executive officers as a group and (3) each person who is known by the Company to beneficially own 5% or more of the Common Stock. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each person is the same address as the Company.

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Directors and Executive Officers

Name	Number of Shares		Percentage of Outstanding Shares Beneficially Owned(1)
George A. Clark, Jr.	18,540		*
Steve Davis	10,000		*
Linn C. Eignus	23,000	(2)	*
Robert A. Ferstl	84,270	(3)	2.65%
Louis F. Goza	61,896	(4)	1.94%
Nigel J. Harrison	82,000		2.58%
Thomas R. Johnson	20,000	(5)	*
Kenneth R. Koncaba	32,546	(6)	1.02%
Paul J. Knoble	22,000		*
Ervin A. Lev	24,000		*
Kenneth A. Love	43,830	(7)	1.38%
James M. McElray	10,500	(8)	*
Wes Morehead	29,800		*
George Pinder	93,098	(9)	2.92%
Richard L. Wagoner	41,000	(10)	1.29%
Charles L. Whynot	38,596	(11)	1.21%
All directors and executive officers as a group (16 persons)	635,076		19.95%

*	Indicates beneficial ownership less than 1.0%
(1)	Based on 3,183,619 shares of Common Stock issued and outstanding. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.
(2)	Includes 500 shares held of record by Mr. Eignus’ IRA, 500 shares held of record by his spouse’s IRA.
(3)	Includes 2,000 shares held of record by Texas Truck & Body, Inc., of which Mr. Ferstl is President, and 10,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.
(4)	Includes 4,100 shares held of record by Lingo Properties, Inc., of which Mr. Goza is the controlling shareholder, 12,000 shares held of record by Lingo Family Partnership, of which Mr. Goza is the general partner.
(5)	Includes 9,600 shares held of record by the T&P Johnson Family Trust, of which Mr. Johnson is trustee, and 4,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.
(6)	Includes 1,000 shares held of record by Mr. Koncaba’s spouse, 213 shares held of record by his spouse’s IRA and 15,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.
(7)	Includes 10,830 shares held of record by Kenneth A. Love as custodian for his minor children. Excludes shares held by GAR Company Inc. as indicated in the following table.
(8)	Includes 5,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.
(9)	Includes 13,334 shares held of record by Mr. Pinder’s spouse.
(10)	Includes 7,000 shares held of record by W’s Five Partnership, of which Mr. Wagoner is a general partner.
(11)	Includes 10,000 shares which may be acquired within 60 days pursuant to options granted under the 1996 Plan.

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Principal Shareholders

Name	Number of Shares		Percentage of Outstanding Shares Beneficially Owned(1)
Wayne K. Love, Trustee GAR Company Inc. Profit Sharing Plan P. O. Box 266084 Houston, Texas 77207	178,274	(2)	5.60
Voting Representatives under the Voting Agreement (Messrs. Eignus, Ferstl, Goza, Harrison, Johnson, Love, Wagoner and Whynot, each of whom is a director) 14200 Gulf Freeway Houston, Texas 77034	2,039,353		64.06%

(1)	Based on 3,183,619 shares of Common Stock issued and outstanding.
(2)	Mr. Kenneth Love, a director and shareholder of the Company, serves as one of three trustees for the profit sharing plan, is an employee of GAR Company Inc. and has voting and investment control over the Common Stock held by the profit sharing plan. This total does not include additional 57,332 shares of Common Stock held by the profit sharing plan for Copper State Rubber of Arizona, Inc., a wholly owned subsidiary of GAR Company Inc.

Voting Agreement

When the Bank was established, a group of shareholders entered into the Voting Agreement dated as of June 29, 1995. Following formation of the Company, the Voting Agreement was amended and restated and covers the shares of Common Stock which were received by parties to the agreement in exchange for their shares of common stock of the Bank.

The Voting Agreement vests the voting rights of the shares subject to the Voting Agreement in named voting representatives, who have the power to vote the stock at all meetings of shareholders of the Company on any issue, as determined by two-thirds of the voting representatives. The Voting Agreement provides a procedure to replace and remove a voting representative. The Voting Agreement imposes certain restrictions on the ability of the parties to the Voting Agreement to sell their shares of Common Stock to other persons by providing that any transfer is subject to a right of first refusal by the Company and by the other parties to the agreement. However, there are exceptions to the right of first refusal for certain transfers. In the event of a proposed sale of control of the Company, the holders of a majority of the stock subject to the agreement will determine whether to accept the offer, subject to the procedures set forth in the agreement. The initial term of the Voting Agreement is ten years, subject to specific terms for early termination and for renewal.

At present, the voting representatives have the power to vote 2,039,353 shares, approximately 64.06% of the issued and outstanding Common Stock, held of record by 364 persons, pursuant to the terms of the Voting Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

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To the Company’s knowledge, based solely on review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2004, the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) reporting requirements.

Item 13.    Certain Relationship and Related Transactions

Many of the directors and executive officers of the Company and the Bank and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2004, the Bank made loans in the ordinary course of business to many of the directors and executive officers of the Company and the Bank and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to such directors, executive officers and principal shareholders are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers and directors of the Company and the Bank and principal shareholders of the Company satisfy the foregoing standards. As of December 31, 2004, all of such loans aggregated $6.4 million which was approximately 15.5% of the Company’s equity capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors and executive officers of the Company and the Bank and principal shareholders of the Company and their associates in the future.

Item 14.    Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Harper Pearson for the audit of the Company’s annual consolidated financial statements for fiscal 2004 and 2003, and fees billed for other services rendered by Harper Pearson:

	2004	2003
Audit fees.	$163,543	$148,000
Audit related fees (1)	9,309	10,000
Tax fees (2)	87,960	23,000
Other fees (3)	11,206	2,000

Total fees	$272,018	$183,000

(1)	Consists of fees billed for professional services rendered for 401-K audit.
(2)	Consists of fees billed for professional services rendered for tax filings including acquisition related tax issues.
(3)	Consists of fees billed for professional services rendered for acquisition related matters.

The Audit Committee pre-approves all auditing and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms of those services.

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PART IV

Item 15.    Exhibits and Financial Statement Schedules

Consolidated Financial Statements and Schedules

Reference is made to the Consolidated Financial Statements, the reports thereon, the notes thereto and supplementary data commencing at page F-1 of this Annual Report on Form 10-K. Set forth below is a list of such Consolidated Financial Statements:

Independent Auditor’s Report
Consolidated Statements of Condition as of December 31, 2004 and 2003
Consolidated Statements of Earnings for the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements

Financial Statement Schedules

All supplemental schedules are omitted as inapplicable or because the required information is included in the Consolidated Financial Statements or notes thereto.

Exhibits

Each exhibit marked with an asterisk is filed with this Annual Report on Form 10-K.

Exhibit Number		Description of Exhibit

2.1		Agreement and Plan of Reorganization dated as of November 16, 2000 by and among First Community Capital Corporation, First Community Bank, N.A. and First Community Capital Corporation of Delaware, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 27, 2001 (the “Form 8-A”)).

2.2		Stock Purchase Agreement dated as of January 8, 2002 by and among First Community Capital Corporation, as Purchaser, and the Stockholders of The Express Bank, as Sellers (incorporated herein by reference to Exhibit 2.2 to the Company’s annual report on Form 10-KSB for the year ended December 31, 2001).

2.3		Agreement and Plan of Reorganization dated as of September 1, 2004 by and between First Community Capital Corporation and Wells Fargo & Company (incorporated herein by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 7, 2004).

2.4	*	Amendment to Agreement and Plan of Reorganization dated as of November 30, 2004 by and between First Community Capital Corporation and Wells Fargo & Company.

3.1		Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to Form 8-A).

3.2		Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Form 8-A).

4.1		Form of Certificate representing shares of common stock of First Community Capital Corporation (incorporated herein by reference to Exhibit 4.1 to the Form 8-A).

4.2		Indenture, dated as of March 28, 2001, between First Community Capital Corporation, as issuer, and Wilmington Trust Company, as Trustee, with respect to the Junior Subordinated Deferrable Interest Debentures of First Community Capital Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-A).

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Exhibit Number		Description of Exhibit

4.3		Amended and Restated Declaration of Trust dated as of March 28, 2001 of First Community Capital Trust I (incorporated herein by reference to Exhibit 4.3 to the Form 8-A).

4.4		Capital Securities Guarantee Agreement dated as of March 28, 2001 by and between First Community Capital Corporation, as guarantor, and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.4 to the Form 8-A).

4.5		Indenture, dated as of November 28, 2001, between First Community Capital Corporation, as issuer, and Wilmington Trust Company, as Trustee, with respect to the Junior Subordinated Debt Securities of First Community Capital Corporation (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2002 (the “Form 8-K”)).

4.6		Form of Floating Rate Junior Subordinated Debt Security (incorporated herein by reference to Exhibit 4.2 to the Form 8-K).

4.7		Amended and Restated Declaration of Trust of First Community Capital Trust II dated as of November 28, 2001 (incorporated herein by reference to Exhibit 4.3 to the Form 8-K).

4.8		Guarantee Agreement dated as of November 28, 2001 by and between First Community Capital Corporation, as guarantor, and Wilmington Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.4 to the Form 8-K).

4.9	**	Indenture, dated as of December 19, 2003 between First Community Capital Corporation, as issuer, and Wilmington Trust Company, as Trustee, with respect to the Junior Subordinated Debt Securities due 2033 of First Community Capital Corporation.

10.1†		Amended and Restated First Community Capital Corporation 1996 Stock Option Plan (incorporated herein by reference to Appendix B to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2004).

10.2†		Form of Incentive Stock Option Agreement under the 1996 Stock Option Plan (incorporated herein by reference to Exhibit 4.5 to the Form S-8).

10.3†		Form of Nonqualified Stock Option Agreement under the 1996 Stock Option Plan (incorporated herein by reference to Exhibit 4.6 to the Form S-8).

21.1	*	Subsidiaries of First Community Capital Corporation

23.1	*	Consent of Harper & Pearson Company, P.C.

31.1	*	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

31.2	*	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

32.1	*	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 if the Sarbanes-Oxley Act of 2002.

32.2	*	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 if the Sarbanes-Oxley Act of 2002.

*	Filed herewith
†	Represents management contract or compensatory plan or arrangement
**	This exhibit is not filed herewith because it meets the exclusion set forth in Section 601(b)(4)(ii) of Regulation S-B.

(b)	Reports on Form 8-K

The Company did not file any Current Report on Form 8-K during the fourth quarter of 2004.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 31, 2005

First Community Capital Corporation

By:	/s/ Nigel J. Harrison
Name: Nigel J. Harrison
Title: President and Chief Executive Officer

In accordance with the regulations of the United States Securities and Exchange Commission and the Exchange Act, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on March 29, 2005.

By:	/s/ Nigel J. Harrison	By:	/s/ James M. McElray
Name:	Nigel J. Harrison	Name:	James M. McElray
Title:	President and Chief Executive Officer (Principal executive officer)	Title:	Executive Vice President and Chief Financial Officer (Principal financial officer)

By:	/s/ Linn C. Eignus	By:	/s/ George A. Clark, Jr.
Name:	Linn C. Eignus	Name:	George A. Clark, Jr.
Title:	Director	Title:	Director

By:	/s/ Robert A. Ferstl	By:	/s/ Thomas R. Johnson
Name:	Robert A. Ferstl	Name:	Thomas R. Johnson
Title:	Director	Title:	Director

By:	/s/ Louis F. Goza	By:	/s/ Kenneth A. Love
Name:	Louis F. Goza	Name:	Kenneth A. Love
Title:	Director	Title:	Director

By:	/s/ Charles L. Whynot	By:	/s/ Richard L. Wagoner
Name:	Charles L. Whynot	Name:	Richard L. Wagoner
Title:	Director	Title:	Director

By:	/s/ George I. Pinder
Name:	George I. Pinder
Title:	Director

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Report of Independent Registered Public Accounting Firm

To the Board of Directors

First Community Capital Corporation

Houston, Texas

We have audited the accompanying consolidated statements of condition of First Community Capital Corporation and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Capital Corporation and its subsidiaries at December 31, 2004 and 2003 and the results of their operations and their cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with generally accepted accounting principles in the United States.

/s/ HARPER & PEARSON COMPANY

Houston, Texas

March 11, 2005

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Cash and non-interesting bearing due from banks	$26,993,725	$24,304,702
Federal funds sold	1,900,000	—

Total cash and cash equivalents	28,893,725	24,304,702
Securities available for sale	93,797,865	116,096,938
Interest-bearing deposits in financial institutions	3,601,402	8,265,835
Other investments	2,999,515	330,000
Loans and leases, net of unearned fees	423,351,988	287,439,012
Less allowance for possible credit losses	(3,929,612)	(2,929,852)

Loans and leases, net	419,422,376	284,509,160
Bank premises and equipment, net	12,950,728	11,074,480
Accrued interest receivable	2,287,332	1,753,559
Federal Home Loan Bank stock	3,504,400	2,590,400
Federal Reserve Bank stock	1,392,000	619,300
Bank owned life insurance	9,514,099	8,698,334
Other real estate owned	2,164,221	924,208
Goodwill	13,872,690	6,578,425
Core deposit intangible	2,103,369	1,719,959
Other assets	2,784,206	1,773,137

	$599,287,928	$469,238,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	146,056,008	$94,707,239
Interest-bearing	332,583,347	272,588,789

Total Deposits	478,639,355	367,296,028
Federal Home Loan Bank borrowings	58,739,570	43,764,570
Accrued interest payable and other liabilities	1,914,350	1,725,002
Junior subordinated debentures	18,558,000	—
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts	—	18,000,000

Total Liabilities	557,851,275	430,785,600

Stockholders’ Equity
Preferred stock, Series A—$0.01 par value, 2,000,000 shares authorized; 384,999 shares outstanding at December 31, 2004 and 2003.	3,850	3,850
Preferred stock, Series B—$0.01 par value, 666,667 shares authorized; 375,654 shares outstanding at December 31, 2004 and 2003.	3,757	3,757
Common stock—$0.01 par value, 5,000,000 shares authorized; 3,167,467 and 2,889,969 shares issued and 3,154,619 and 2,877,121 shares outstanding at December 31, 2004 and 2003, respectively.	31,675	28,900
Treasury stock, at par; 12,800 shares	(128)	(128)
Capital surplus	37,308,720	34,576,191
Retained earnings	4,768,464	4,426,212
Accumulated other comprehensive loss	(679,685)	(585,945)

Total Stockholders’ Equity	41,436,653	38,452,837

	$599,287,928	$469,238,437

See accompanying notes.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
INTEREST INCOME
Interest and fees on loans and leases	$24,739,554	$18,966,721	$18,066,718
Securities available for sale	4,070,095	3,957,350	3,183,323
Other investments	237,909	156,969	226,123
Federal funds sold	56,068	64,496	146,256

Total Interest Income	29,103,626	23,145,536	21,622,420

INTEREST EXPENSE
Deposits	5,720,749	4,912,533	5,759,547
Subordinated debentures	1,121,036	388,051	—
Other borrowed funds	1,011,528	909,352	687,879

Total Interest Expense	7,853,313	6,209,936	6,447,426

NET INTEREST INCOME	21,250,313	16,935,600	15,174,994

PROVISION FOR POSSIBLE CREDIT LOSSES	(2,025,001)	(1,700,000)	(1,569,985)

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE CREDIT LOSSES	19,225,312	15,235,600	13,605,009

NON-INTEREST INCOME
Service charges	4,192,319	3,671,303	2,772,957
Gain on sales of securities	113,440	248,747	716,442
Other	766,123	722,073	433,621

Total Non-Interest Income	5,071,882	4,642,123	3,923,020

NON-INTEREST EXPENSE
Salaries and employee benefits	10,825,083	7,709,802	6,539,589
Net occupancy and equipment expense	4,169,468	2,728,599	2,072,742
Professional and outside service fees	2,957,026	2,262,961	2,076,684
Office expenses	1,489,942	1,105,865	927,973
Minority interest expense, trust preferred securities	—	383,437	807,065
Other	3,868,561	3,171,061	2,217,011

Total Non-Interest Expense	23,310,080	17,361,725	14,641,064

EARNINGS BEFORE INCOME TAXES	987,114	2,515,998	2,886,965
INCOME TAX (Benefit) Expense	(19,100)	452,108	653,052

NET EARNINGS	$1,006,214	$2,063,890	$2,233,913

NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS	$655,864	$1,713,541	$2,000,347

BASIC EARNINGS PER COMMON SHARE	$0.22	$0.60	$0.76

DILUTED EARNINGS PER COMMON SHARE	$0.20	$0.56	$0.73

See accompanying notes.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Preferred Stock Series A	Preferred Stock Series B	Common Stock	Treasury Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance—December 31, 2001	$—	$—	$23,252	$(88)	$18,449,652	$1,226,358	$(187,231)	$19,511,943
Issuance of Common Stock (534,721 shares)	—	—	5,348	—	5,434,983	—	—	$5,440,331
Issuance of Preferred Stock (384,999 shares)	3,850	—	—	—	4,913,990	—	—	$4,917,840
Purchase of Treasury Stock (4,000 shares)	—	—	—	(40)	(40,960)	—	—	$(41,000)
Net Earnings	—	—	—	—	—	2,233,913	—	2,233,913
Unrealized Gain on Securities	—	—	—	—	—	—	728,450	728,450

Total Comprehensive Income	—	—	—	—	—	—	—	2,962,363
Dividends Paid on Preferred Stock, Series A	—	—	—	—	—	(175,175)	—	(175,175)
Dividends Paid on Common Stock, $0.10 per share	—	—	—	—	—	(284,712)	—	(284,712)

Balance—December 31, 2002	3,850	—	28,600	(128)	28,757,665	3,000,384	541,219	32,331,590
Issuance of Common Stock (30,000 shares)	—	—	300	—	240,700	—	—	241,000
Issuance of Preferred Stock (375,645 shares)	—	3,757	—	—	5,577,826	—	—	5,581,583
Net Earnings	—	—	—	—	—	2,063,890	—	2,063,890
Unrealized Loss on Securities	—	—	—	—	—	—	(1,127,164)	(1,127,164)

Total Comprehensive Income	—	—	—	—	—	—	—	936,726
Dividends Paid on Preferred Stock, Series A	—	—	—	—	—	(350,349)	—	(350,349)
Dividends Paid on Common Stock, $0.10 per share	—	—	—	—	—	(287,713)	—	(287,713)

Balance—December 31, 2003	3,850	3,757	28,900	(128)	34,576,191	4,426,212	(585,945)	38,452,837
Issuance of Common Stock (277,498 Shares)	—	—	2,775	—	2,732,529	—	—	2,735,304
Net Earnings	—	—	—	—	—	1,006,214	—	1,006,214
Unrealized Loss on Securities	—	—	—	—	—	—	(93,740)	(93,740)

Total Comprehensive Income	—	—	—	—	—	—	—	912,474
Dividends Paid on Preferred Stock, Series A	—	—	—	—	—	(350,350)	—	(350,350)
Dividends Paid on Common Stock, $0.10 per share	—	—	—	—	—	(313,612)	—	(313,612)

Balance—December 31, 2004	$3,850	$3,757	$31,675	$(128)	$37,308,720	$4,768,464	$(679,685)	$41,436,653

See accompanying notes.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,006,214	$2,063,890	$2,233,913
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Provision for possible credit losses	2,025,001	1,700,000	1,569,985
Provision for depreciation	1,394,570	1,013,548	815,462
Deferred gain on sale of bank premises	73,932	73,932	73,932
Amortization of core deposits	514,285	389,424	194,713
Amortization and accretion of premiums and
discounts on investment securities, net	798,883	1,309,098	426,402
Change in other real estate owned	(308,420)	(492,667)	1,307,361
Loss on sale of other real estate owned, net	66,544	88,459	100,000
Gain on sale of investment securities, net	(113,440)	(248,747)	(716,442)
Loss on sale of fixed assets	10,774	12,909	—
Change in operating assets and liabilities:
Accrued interest receivable	(313,702)	(33,640)	102,336
Other assets	(148,421)	108,823	(349,958)
Accrued interest payable and other liabilities	93,265	(242,941)	1,360,162

Total Adjustments	4,093,271	3,678,198	4,883,953

Net cash provided by operating activities	5,099,485	5,742,088	7,117,866

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities, paydowns, and sales of available
for sale investment securities	42,320,927	91,652,366	99,868,523
Purchases of available for sale investment securities	(19,398,834)	(112,014,096)	(104,593,361)
Sale (purchase) of deposits in financial institutions	4,664,433	(6,380,298)	(1,885,537)
Purchase of other investments	(2,659,515)	—	—
Net increase in loans	(102,270,074)	(28,471,119)	(36,381,394)
Purchases of bank premises and equipment, net	(2,661,294)	(2,944,333)	(631,558)
Purchase of Federal Home Loan Bank stock	(634,400)	(477,000)	(54,300)
Sale (purchase) of Federal Reserve Bank stock	(772,700)	6,000	(133,900)
The Express Bank acquisition	—	—	(15,136,541)
Cash from acquisition of The Express Bank	—	—	23,733,122
Community State Bank acquisition	(11,551,341)	—	—
Cash from acquisition of Community State Bank	12,583,756	—	—
Increase in cash surrender value of life insurance	(815,765)	(813,924)	(3,040,797)

Net cash used by investing activities	(81,194,807)	(59,442,404)	(38,255,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in noninterest-bearing deposits	36,095,634	1,926,997	3,234,915
Net increase in interest-bearing deposits	27,542,369	27,102,179	37,354,725
(Decrease) increase of federal funds purchased	—	(4,000,000)	300,000
Net Federal Home Loan Bank borrowings (repayments)	14,975,000	8,970,000	(2,502,430)
Proceeds from sale of common stock	2,735,304	241,000	5,440,331
Proceeds from sale of preferred stock	—	5,581,583	4,917,840
Proceeds from issuance of Company obligated mandatorily redeemable trust preferred securities	—	8,000,000	—
Purchase of treasury stock	—	—	(41,000)
Dividends paid	(663,962)	(638,062)	(459,887)

Net cash provided by financing activities	80,684,345	47,183,697	48,244,494

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,589,023	(6,516,619)	17,106,617
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,304,702	30,821,321	13,714,704

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,893,725	$24,304,702	$30,821,321

See accompanying notes.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of First Community Capital Corporation (Company) and its wholly owned subsidiary First Community Capital Corporation of Delaware, Inc. (Delaware Company). First Community Bank Houston (the Houston Bank) and First Community Bank San Antonio (the San Antonio Bank) are wholly owned subsidiaries of Delaware Company.

First Community Capital Corporation—On November 16, 2000, the Company entered into an Agreement and Plan of Reorganization with First Community Bank, N.A. and the Delaware Company and a related Plan of Consolidation with the Company and FC Interim Bank, N.A. pursuant to which, among other things, the Company became a one-bank holding company for the Bank and each share of common stock of the Bank outstanding at the effective date was converted into and exchanged for two shares of common stock of the Company. The transaction was approved by the shareholders of the Bank on February 15, 2001 and was consummated on March 1, 2001.

In January 2002, the Company entered into a stock purchase agreement with The Express Bank to acquire the outstanding shares of The Express Bank for a cash payment of $15,000,000 and acquisition costs totaling $136,541. The purchase of The Express Bank by the Delaware Company was completed May 10, 2002. From this date until February 20, 2003, The Express Bank was operated as a separate subsidiary of the Company. On February 20, 2003, the Houston Bank acquired substantially all the assets and assumed the liabilities of The Express Bank.

On January 6, 2004, the Company acquired Grimes County Capital Corporation (Grimes County), a Texas corporation and the parent company of Community State Bank for aggregate consideration of $9.5 million in cash. In addition, the Company paid a net tax liability of $1.7 million in the fourth quarter 2004 as a result of this transaction. The Company will ultimately realize a tax savings of this amount as goodwill is deducted for tax purposes in future years. On May 10, 2004, the Company completed its conversion of Community State Bank to a national bank and began operating it as a separate subsidiary of the Delaware Company headquartered in San Antonio, Texas. As part of this process, the Houston Bank purchased substantially all the assets and assumed the liabilities of Community State Bank and transferred the deposits and assets associated with the Bank’s San Antonio branch office to the new subsidiary, First Community Bank San Antonio.

Issuance of Preferred Securities of Subsidiary Trusts—During the first quarter of 2001, the Company formed a new, wholly-owned Delaware statutory business trust, First Community Capital Trust I, which issued $5.0 million of 10.18% capital securities to a third party. Trust I invested the proceeds in an equivalent amount of the Company’s 10.18% Junior Subordinated Deferrable Interest Debentures due June 8, 2031 (Debentures I). Interest payment dates on Debentures I are June 8 and December 8. The Debentures I will mature on June 8, 2031, which date may be shortened to a date not earlier than June 8, 2006 if certain conditions are met, including prior approval of the Federal Reserve and other required regulatory approvals. Debentures I, which are the only assets of Trust I, are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has fully and unconditionally guaranteed the Trust’s capital securities obligations. For financial reporting purposes, Trust I was treated as a subsidiary of the Company and consolidated in the

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Company’s financial statements for the years ended December 31, 2003 and 2002. For financial reporting purposes for 2004, Trust I has been deconsolidated and is no longer treated as a subsidiary or consolidated in the Company’s financial statements.

During the fourth quarter of 2001, the Company formed another wholly-owned Delaware statutory business trust, First Community Capital Trust II, which issued $5.0 million of capital securities to a third party. Trust II invested the proceeds in an equivalent amount of the Company’s Floating Rate Junior Subordinated Debt Securities due December 8, 2031 (Debentures II). The Debentures II will mature on December 8, 2031, which date may be shortened to a date not earlier than December 8, 2006 if certain conditions are met, including prior approval of the Federal Reserve and other required regulatory approvals.

Debentures II, which are the only assets of Trust II, are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. Debentures II accrue interest at a floating rate equal to the six-month LIBOR (the London Interbank Offered Rate) plus 3.75%, provided that the rate may not exceed 11.0% through December 8, 2006. Interest payment dates on Debentures II are June 8 and December 8. The Company has fully and unconditionally guaranteed the Trust’s capital securities obligations. For financial reporting purposes, Trust II was treated as a subsidiary of the Company and consolidated in the Company’s financial statements for the years ended December 31, 2003 and 2002. For financial reporting purposes for 2004, Trust II has been deconsolidated and is no longer treated as a subsidiary or consolidated in the Company’s financial statements.

During the fourth quarter of 2003, the Company formed another wholly-owned Delaware statutory business trust, First Community Capital Trust III, which issued $8 million of capital securities to a third party. Trust III invested the proceeds in an equivalent amount of the Company’s Floating Rate Junior Subordinated Debt Securities due 2034 (Debentures III). The Debentures III will mature on December 12, 2034, which date may be shortened to a date not earlier than December 8, 2008 if certain conditions are met, including prior approval of the Federal Reserve and other required regulatory approvals. Debentures III, which are the only assets of Trust III, are subordinate and junior in right of payment to all present and future senior indebtedness of the of the Company. Debentures III accrue interest at a floating rate equal to LIBOR (the London Interbank Offered Rate for three-month U.S. Dollar deposits in Europe) plus 2.75% with no interest rate ceiling. Interest payment dates are January 23, April 23, July 23, and October 23 each year beginning April 23, 2004. The Company has fully and unconditionally guaranteed the Trust’s capital securities obligations. For financial reporting purposes, Trust III was treated as a subsidiary of the Company and consolidated in the Company’s financial statements for the years ended December 31, 2003 and 2002. For financial reporting purposes for 2004, Trust III has been deconsolidated and is no longer treated as a subsidiary or consolidated in the Company’s financial statements.

Statement of Financial Accounting Standard No. 150 (“Statement 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” establishes standards for how an issuer classifies, measures and discloses in its financial statements certain financial instruments with characteristics of both liabilities and equity. Statement 150 requires that an issuer classify financial instruments that are within its scope as a liability, in most

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

circumstances. Effective July 1, 2003, the Company adopted Statement 150 which resulted in the reclassification at that time of the trust preferred securities and the related interest costs. Statement 150 required the reclassification of the Company-obligated mandatorily redeemable trust preferred securities of the subsidiary trust, commonly known as trust preferred securities, from the mezzanine section of the Consolidated Statement of Condition to borrowings and the related interest expense in the Consolidated Statement of Earnings from non-interest expense to interest expense as of July 1, 2003.

Prior to this date, the interest expense related to these securities was treated as minority interest expense on the Consolidated Statement of Earnings and not included in the calculation of the net interest income or net interest margin. For all periods prior to July 1, 2003, amounts previously recognized as minority interest expense on trust preferred securities are not reclassified to interest expense under the standard.

In December 2003, the FASB issued Interpretation No. 46R, “Consolidation of Variable Interest Entities” (FIN 46R). FIN 46R provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, non-controlling interest and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will consolidate the entity if the company’s interest in the variable interest entity is such that the company will absorb a majority of the variable interest entity’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. As of December 31, 2004, 2003, and 2002, the Company had no investments in variable interest entities requiring consolidation. FIN 46R requires that the trusts that issued the Company’s outstanding company obligated mandatorily redeemable trust preferred securities be deconsolidated from the consolidated financial statements. The Company adopted FIN 46R on January 1, 2004. These trust preferred securities are no longer shown in the consolidated financial statements. Instead, the junior subordinated debentures issued by the Company to these trusts are shown as liabilities in the consolidated financial statements and interest expense associated with the junior subordinated debentures is shown in the consolidated statements of income. Compliance with FIN 46R has no substantive effect on the Company’s total liabilities, equity or results of operations.

Statement of Financial Accounting Standards No. 123 (“SFAS 123R”)—“Share-Based Payment (Revised 2004)” establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. The Company will implement SFAS 123R effective July 1, 2005, the effect of which is not anticipated to have a material effect on the Company’s results of operations.

Federal Deposit Insurance Act—Section 36 of the Federal Deposit Insurance Act (FDI Act) and Part 363 of the FDIC’s regulations impose annual audit and reporting requirements on insured depository institutions with $500 million or more in total assets. The Company, with total assets in excess of $500 million at December 31, 2004, will be required to comply with

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

the FDI Act for the year ending December 31, 2005. The annual report that the Company will file with the FDIC and other federal and state supervisors, as appropriate, includes a statement of management’s responsibilities for establishing and maintaining an adequate internal control structure and procedures for financial reporting. For purposes of Part 363, financial reporting encompasses both financial statements prepared in accordance with generally accepted accounting principles and those prepared for regulatory reporting purposes.

In addition, the Company’s annual report must contain an assessment by management of the effectiveness of internal control over financial reporting as of year-end as well as a report by the Company’s independent auditor on management’s assertion concerning internal control.

Using language substantially similar to that in Section 36 of the FDI Act, Section 404 of the Sarbanes-Oxley Act requires public companies to include in their annual reports under the federal securities laws a statement of management’s responsibilities for internal control over financial reporting, management’s assessment of the effectiveness of this internal control, and an attestation report on this assessment by the public company’s independent auditor. The independent auditor’s attestation and reporting on the effectiveness of internal control for public companies must be performed in accordance with the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”. The Securities and Exchange Commission’s (SEC) regulations implementing Section 404 and PCAOB Auditing Standard No. 2 take effect for the Company in the fiscal year ending December 31, 2006.

Summary of Significant Accounting and Reporting Policies—The accounting and reporting policies of the Company and Banks are in accordance with generally accepted accounting principles (GAAP) in the United States and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

Use of Estimates—In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible credit losses.

The allowance for possible credit losses is maintained at a level, which, in management’s judgment, is adequate to absorb possible credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. In connection with the determination of the estimated losses on loans, management will obtain independent appraisals for significant collateral.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions and changes in the borrowers’ capacity to repay their debts. In addition, regulatory

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and Due from Banks—The Banks, as members of the Federal Reserve System, are required to maintain reserves for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of balances at the Federal Reserve Bank or by vault cash. The Banks’ reserve requirement was $12,449,000, $7,336,000 and $4,494,000 at December 31, 2004, 2003 and 2002, respectively. Accordingly, “cash and due from banks” balances were restricted to that extent.

The majority of cash and cash equivalents are maintained with the Federal Reserve Bank. Other cash deposits are maintained with major financial institutions in the United States. Deposits with these financial institutions may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and therefore, bear minimal risk. In monitoring this credit risk, the Banks periodically evaluate the stability of the financial institutions with which they have deposits.

Investment Securities—Securities are classified as trading, held to maturity or available for sale. Management determines the classification of securities at the time of purchase and reevaluates this classification periodically as conditions change that could require reclassification.

Trading securities are bought and held principally for resale in the near term. They are carried at their fair value with realized and unrealized gains and losses reflected in non-interest income. At December 31, 2004, 2003, and 2002, the Banks did not classify any of its securities as trading securities.

Held to maturity investment securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances, securities held to maturity may be sold or transferred to another portfolio. At December 31, 2004, 2003, and 2002, the Banks did not classify any of its securities as held to maturity.

Available for sale investment securities are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders’ equity until realized. Securities within the available for sale portfolio may be used as part of the Banks’ assets/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

time and the extent to which the fair value has been less than cost, (2) the financial condition and the near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The specific identification method of accounting is used to compute gains or losses on the sale of these assets.

Banks that are members of the Federal Home Loan Bank are required to maintain a stock investment equal to .20% of total assets plus 4.25% of all current outstanding Federal Home Loan Bank advances. Investments in stock of the Federal Home Loan Bank are stated at cost.

Banks that are members of the Federal Reserve System are required to subscribe to Federal Reserve Bank stock in an amount equivalent to 6% of the Bank’s capital and surplus. Although the par value of the stock is $100 per share, member banks pay only $50 per share at the time of purchase with an understanding that the other half of the subscription amount is subject to call at any time. Investments in stock of the Federal Reserve Bank are stated at cost.

Interest and dividend income earned on securities are recognized in interest income, including amortization of premiums and accretion of discounts computed using the interest method. Realized gains and losses on securities are computed based upon specifically identified amortized cost and are reported as a separate component of non-interest income or expense.

Investment Risk—The Banks’ investments potentially subject the Banks to various levels of risk associated with economic and political events beyond management’s control. Consequently, management’s judgment as to the level of losses that currently exist or may develop in the future involves the consideration of current and anticipated conditions and their potential effects on the Banks’ investments. In determining fair value of these investments, management obtains information, which is considered reliable, from third parties in order to value its investments. Due to the level of uncertainty related to changes in the value of investment securities, it is possible that changes in risks could materially impact the amounts reflected herein.

Concentrations of Credit—Generally all of the Banks’ loans, commitments and letters of credit have been granted to customers in the Banks’ market area, which includes Harris, Brazoria, Galveston, and Bexar Counties, Texas. The Banks’ loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Banks have a diversified portfolio, a substantial portion of their debtors’ ability to honor their contracts is dependent on local economic conditions. Concentrations of credit by type of loan are set forth in Note C. It is the Banks’ policy to not extend credit to any single borrower or group of related borrowers in excess of the Banks’ legal lending limit as defined by state and federal banking regulations.

Interest Rate Risk—The Banks are principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and intermediate-term, fixed rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates. Deposits that are not utilized to fund loans are invested in securities that meet the Banks’ investment quality guidelines. Unrealized investment gains and losses resulting from changing market interest rates are reflected in other comprehensive income.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

From time to time, the Banks may manage their interest rate risk on long-term fixed rate loans through the matched funding services offered by the Federal Home Loan Bank.

Loans—Loans are stated at unpaid principal balances, less the allowance for possible credit losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method. Loan origination and commitment fees, in excess of management’s estimate of the costs to fund and book a loan as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. The effect of this method is not deemed by management to be materially different from the deferral if direct origination fees and costs and the amortization thereof as an adjustment to the yield on the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Lease Financing—Financing leases are stated at the sum of the aggregate minimum lease payments and the un-guaranteed residual value. Excess of the recorded value over the actual cost of the property leased is recorded as unearned lease income and is amortized over the life of the lease using the effective income method which spreads the income over the life of the lease.

Non-Performing and Past Due Loans and Leases—Non-performing loans and leases are loans and leases which have been categorized by management as nonaccrual because collection of interest is doubtful and loans and leases which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

When the payment of principal or interest on a loan or lease is delinquent for 90 days, or earlier in some cases, the loan or lease is placed on nonaccrual status, unless the loan or lease is in the process of collection and the underlying collateral fully supports the carrying value of the loan or lease. If the decision is made to continue accruing interest on the loan or lease, periodic reviews are made to confirm the accruing status of the loan or lease.

When a loan is placed on nonaccrual status or identified as impaired, interest accrued during the current year prior to the judgment of uncollectibility, is charged to operations. Interest accrued during prior periods that has not been paid by the borrower is generally charged to allowance for possible credit losses. Any payments received on nonaccrual loans are applied first to outstanding principal amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Impaired loans, with the exception of groups of smaller balance homogeneous loans that are collectively evaluated for impairment, are defined as loans for which, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, both interest and principal, according to the contractual terms of the loan agreement. The allowance for possible credit losses related to impaired loans is determined based on the present value of expected cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Renegotiated loans and leases are those loans or leases on which concessions in terms have been granted because of a borrower’s financial difficulty. Interest is generally accrued on such loans and leases in accordance with the new terms.

Allowance for Possible Credit Losses—The allowance for possible credit losses is a valuation allowance available for losses incurred on loans, leases, and other commitments to extend credit. All losses are charged to the allowance for possible credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery. The allowance for credit losses is primarily composed of general allocations that are based upon management’s estimate of potential losses in the portfolio and specific allocations for loans that are deemed by management to be impaired.

Throughout the year, management estimates the likely level of losses to determine whether the allowance for possible credit losses is adequate to absorb anticipated losses in the existing loan portfolio. Based on these estimates, an amount is charged to the provision for possible credit losses and credited to the allowance for possible credit losses in order to adjust the allowance to a level determined by management to be adequate to absorb losses.

Management’s judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; results of examinations of the loan portfolio through an external review; and management’s internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating, or other conditions beyond the Banks’ control.

It should be understood that estimates of credit losses involve judgment. While it is possible that in particular periods the Banks may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowances for credit losses reflected in the statements of condition are adequate to absorb losses which may exist in the current loan and lease portfolio.

Premises and Equipment—Bank premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets which range from 3 to 30 years. Leasehold improvements are amortized over the life of the lease plus renewal options. Land is carried at cost. Gains and losses on dispositions are included in other income or other expense.

Real Estate Acquired by Foreclosure—Real estate acquired by foreclosure is recorded at the fair value of the property less any selling costs, as applicable, at the time of foreclosure. Carrying amounts are reduced to reflect this value through charges to the allowance of possible credit losses. Subsequent to foreclosure, real estate is carried at the lower of its new cost basis or fair value, less estimated costs to sell. Subsequent adjustments to reflect declines in value below the recorded amounts are recognized and are charged to expense in the period such determinations are assessed. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other noninterest expense.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

Income Taxes—Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between financial and income tax methods of recording the allowance for possible credit losses, core deposit intangibles, and depreciation expense. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Preferred Stock, Series A—During 2002, the Company authorized 2,000,000 shares of Series A, $.01 par value preferred stock. At December 31 2004, 2003 and 2002, 384,999 shares of these non-voting, manditorily convertible, non-cumulative preferred shares were issued and outstanding. Dividends on these shares equal to 7% of the liquidation price ($13.00 per share) will be paid semi-annually if, as and when declared. These shares are redeemable, in whole or in part, at the option of the Board of Directors of the Company at any time at their per share liquidation value, and are manditorily convertible to common stock, on a one to one per share basis, five years after the date of issuance subject to certain anti-dilution adjustments. The liquidation value of these shares is $5,004,987.

Preferred Stock, Series B—During 2003, the Company established the Series B mandatorily convertible preferred stock, $.01 par value, which is non-voting and does not pay a dividend. The Company authorized up to 666,667 shares of which 375,654 shares were sold at a price of $15.00 per share pursuant to a Confidential Private Offering Memorandum dated May 2, 2003. The proceeds of the Offering are being used for general corporate purposes, including the establishment of a branch of the Company’s bank in San Antonio, Texas. These shares are automatically convertible on the second anniversary date of the opening of the San Antonio office (September 15, 2005) into one share of common stock. However, if the San Antonio office meets its incentive goals as outlined in the Offering Memorandum prior to the second anniversary of the office opening date, each share will be converted into 1.06 shares of common stock at such anniversary date. Prior to conversion into common stock, these shares will have a liquidation preference of $5,634,810 prior to any liquidating distribution to holders of common stock.

Earnings Per Share (EPS)—The Company accounts for EPS in compliance with Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share”. Under SFAS No. 128, because the Company has potential common stock equivalents, the Company has a complex capital structure and must disclose both basic and diluted EPS. Basic EPS is computed by dividing consolidated net income available to common shareholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if all dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the consolidated net income of the Company. As of December 31, 2004, 2003 and 2002, the potential conversion to common stock of the preferred stock, Series A would be anti-dilutive and therefore does not impact earnings per share. For the purpose of calculating

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE A	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)

earnings per share, dividends on preferred stock, which are based on the maximum rate payable versus amounts actually paid, are deducted from earnings to derive net earnings available to common stockholders. The following table sets forth the computation of basic and diluted earnings per share at December 31, 2004, 2003 and 2002:

	2004	2003	2002
Numerator for earnings per share
Net earnings	$1,006,214	$2,063,890	$2,233,913
Dividends on preferred stock	(350,350)	(350,349)	(233,566)

Net earnings available to common shareholders	$655,864	$1,713,541	$2,000,347

Denominator for basic earnings per share
Weighted average common shares outstanding	2,933,790	2,861,599	2,618,338
Conversion of dilutive stock options	19,806	110,869	110,985
Conversion of preferred stock, series B	375,654	62,609	—

Denominator for diluted earnings per share
Adjusted weighted average common shares outstanding	3,329,250	3,035,077	2,729,323

Basic earnings per share	$0.22	$0.60	$0.76

Diluted earnings per share	$0.20	$0.56	$0.73

Conversion of preferred stock, series B is based upon an effective issuance date of October 31, 2003.

Goodwill—Goodwill is periodically assessed for impairment pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which addresses the accounting for goodwill and other intangible assets. Among other things, this standard specifies that intangible assets with an indefinite useful life and goodwill will no longer be amortized. This standard requires goodwill to be periodically tested for impairment and written down to fair value if considered impaired. Management of the Company does not believe that goodwill that arose as a result of the acquisition of The Express Bank and Grimes County Capital Corporation is impaired at December 31, 2004, 2003 and 2002.

Core Deposit Intangibles—Core deposit intangibles are amortized pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations, which establishes accounting and reporting standards for business combinations. Among other things, this standard requires that all intangible assets, including core deposit intangibles, acquired in a business combination be reported separately from goodwill. These intangible assets must then be amortized over an estimated useful life which management of the Company has estimated as six years.

Statements of Cash Flows—For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE B	INVESTMENT SECURITIES

Investment securities have been classified according to management’s intent. The amortized cost and estimated fair values of securities are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2004
Securities Available for Sale:
Agencies	$11,426,007	$—	$(308,985)	$11,117,022
Municipalities	11,828,366	176,279	(29,308)	11,975,337
Collateralized Mortgage Obligations	11,350,351	—	(221,843)	11,128,508
Mortgage-backed Securities	60,172,482	17,183	(612,667)	59,576,998

	$94,777,206	$193,462	$(1,172,803)	$93,797,865

2003
Securities Available for Sale:
Municipalities	$13,187,767	$269,754	$(78,586)	$13,378,935
Collateralized Mortgage Obligations	16,323,963	13,432	(548,803)	15,788,592
Mortgage-backed Securities	87,473,004	99,657	(643,250)	86,929,411

	$116,984,734	$382,843	$(1,270,639)	$116,096,938

2002
Securities Available for Sale:
Municipalities	$12,799,865	$321,715	$(82,584)	$13,038,996
Collateralized Mortgage Obligations	21,401,975	250,842	(3,662)	21,649,155
Mortgage-backed Securities	62,900,854	374,698	(40,980)	63,234,572

	$97,102,694	$947,255	$(127,226)	$97,922,723

The amortized cost and estimated fair value of debt securities at December 31, 2004, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
Amounts Maturing In:
1 year or less	$77,016	$77,293
1 year through 5 years	4,958,057	4,992,827
5 years through 10 years	12,884,142	12,645,416
After 10 years	5,335,158	5,376,824

	23,254,373	23,092,360
Mortgage-backed securities and collateralized mortgage
obligations	71,522,833	70,705,505

	$94,777,206	$93,797,865

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE B	INVESTMENT SECURITIES (CONTINUED)

Available for sale investment securities with a carrying amount of approximately $87,894,000, $110,361,000 and $72,919,000 at December 31, 2004, 2003 and 2002, respectively, were pledged to secure public deposits and Federal Home Loan Bank borrowings.

The following table shows gross unrealized losses and fair value by length of time that individual securities available for sale have been in a continuous unrealized loss position at December 31, 2004. There were no securities held to maturity in an unrealized loss position for more than 12 months at December 31, 2004.

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities Available For Sale
Agencies	$308,985	$11,117,021	$—	$—
Municipalities	$5,900	$1,184,572	$23,407	$1,210,865
CMOs	$—	$—	$221,843	$11,128,508
Mortgage Backed Securities	216,898	33,912,787	395,770	23,055,544

	$531,783	$46,214,380	$641,020	$35,394,917

At December 31, 2004, twenty six of the Banks’ security holdings available for sale were in an unrealized loss position for a consecutive period of twelve months or more. Bank management believes that the decline in fair value of these investments is not other-than-temporary. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Banks to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. These investments consist of municipalities, collateralized mortgage obligations and mortgage backed securities, and have experienced unrealized market losses due to market timing and interest fluctuations. At December 31, 2003, the Banks held no securities that had been in an unrealized loss position for a period of longer than 12 months.

Net realized gains on sales of securities during the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Realized gains	$191,103	$424,991	$893,205
Realized losses	(77,663)	(176,244)	(176,763)

Net realized gain on sale of securities	$113,440	$248,747	$716,442

The tax expense applicable to these net realized gains was $38,569, $84,574 and $243,590, respectively.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE C	LOANS AND LEASES

Loans and leases at December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002
Commercial, financial and industrial	$102,486,453	$62,887,787	$59,384,945
Real estate	288,487,290	188,288,223	163,617,905
Lease financing	7,109,354	11,149,966	12,781,901
Consumer	26,886,392	27,305,017	27,771,698

	424,969,489	289,630,993	263,556,449
Less unearned discount on consumer loans	(33,773)	(90,541)	(199,815)
Less unearned loan and lease income	(1,583,728)	(2,101,440)	(2,601,988)

	$423,351,988	$287,439,012	$260,754,646

Loan and lease financing maturities before unearned discount and unearned loan and lease income, at December 31, 2004 are as follows:

	Within 1 Year	1-5 Years	After 5 Years	Total
Credits at fixed interest rates	$30,796,546	$95,877,933	$28,163,239	$154,837,718
Credits at variable interest rates	217,776,642	52,355,129	—	270,131,771

	$248,573,188	$148,233,062	$28,163,239	$424,969,489

In the ordinary course of business, the Banks have and expect to continue to have transactions, including borrowings, with its executive officers, directors, stockholders and their affiliates with 10% or more ownership in the Company. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Banks. Loans to such borrowers are summarized as follows:

	2004	2003	2002
Balance, January 1	$3,920,664	$5,710,349	$4,291,390
New loans during the year	3,023,416	1,013,109	2,980,154
Repayments during the year	(517,926)	(2,802,794)	(1,561,195)

Balance, December 31	$6,426,154	$3,920,664	$5,710,349

The Banks had $496,099, $276,692 and $3,630,753 unfunded commitments to its executive officers, directors, stockholders with 10% or more ownership, and their affiliates as of December 31, 2004, 2003 and 2002, respectively.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE D	NONPERFORMING LOANS AND PAST DUE LOANS

The following is a summary of information pertaining to non-accrual loans, past due or restructured loans and impaired loans at December 31, 2004, 2003 and 2002:

	2004	2003	2002
Total non-accrual loans	$2,929,340	$2,199,515	$2,887,052

Total loans past-due 90 days or more and still accruing	$394,092	$87,348	$348,925

Total Restructured Loans	$—	$—	$12,435

Impaired loans without a valuation allowance	$2,073,000	$1,046,000	$1,447,000
Impaired loans with a valuation allowance	897,000	1,196,000	1,480,000

Total impaired loans	$2,970,000	$2,242,000	$2,927,000

Valuation allowance related to impaired loans	$198,000	$354,000	$444,000

Interest income recorded on impaired loans was not significant for the years ended December 31, 2004, 2003 and 2003. The Bank has no commitments to loan additional funds to borrowers whose loans have been classified as impaired.

With respect to nonaccrual loans, the following table presents additional interest income that would have been earned under the original terms of the loans. There was no interest income not reversed for the years ended December 31, 2004, 2003 and 2002.

	2004	2003	2002
Foregone income	$135,722	$124,586	$171,098

NOTE E	ALLOWANCE FOR POSSIBLE CREDIT LOSSES

The following is a summary of the activity in the allowance for possible credit losses at December 31, 2004, 2003 and 2002:

	2004	2003	2002
Balance at beginning of year	$2,929,852	$3,016,605	$2,020,496
Acquisition of Express Bank	—	—	500,000
Acquisition of Community State Bank	602,690	—	—
Provision for credit losses	2,025,001	1,700,000	1,569,985
Recoveries	180,698	119,558	221,852
Charged off	(1,808,629)	(1,906,311)	(1,295,728)

Balance at end of year	$3,929,612	$2,929,852	$3,016,605

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE F	BANK PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following:

	2004	2003	2002
Land	$1,517,405	$1,414,904	$1,632,759
Buildings and leasehold improvements	10,034,470	8,513,942	6,906,296
Furniture, fixtures and equipment	6,826,561	5,466,594	4,431,466
Construction in progress	555,340	74,795

	18,933,776	15,470,235	12,970,521
Less accumulated depreciation and amortization	(5,983,048)	(4,395,755)	(3,739,985)

Bank premises and equipment, net	$12,950,728	$11,074,480	$9,230,536

The Bank plans to open two branches in San Antonio in the first quarter of 2005 which will require additional leasehold improvements and furniture and equipment costs of approximately $128,000 to complete the branch locations.

The Banks lease office facilities under non-cancelable operating leases. Rent expense for the years ended December 31, 2004, 2003 and 2002 relating to operating leases amounted to $1,270,511, $796,291 and $556,637, respectively. Future minimum lease payments under the non-cancelable operating leases are as follows:

2005	$825,797
2006	874,031
2007	854,541
2008	819,410
2009	761,752
Thereafter	2,181,127

$6,316,658

It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property.

NOTE G	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at December 31, 2004, 2003 and 2002:

	2004	2003	2002
Loans and leases	$1,725,211	$1,116,341	$1,157,377
Investments and other	562,121	637,218	562,542

	$2,287,332	$1,753,559	$1,719,919

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE H	OTHER REAL ESTATE

An analysis of activity in other real estate acquired by foreclosure is as follows:

	2004	2003	2002
Balance, beginning of year	$924,208	$520,000	$1,927,361
Acquisition of Community State Bank	998,137	—	—
Real estate foreclosures	1,139,853	1,479,420	1,244,555
Real estate sales	(897,677)	(1,034,212)	(2,651,916)
Real estate write-downs	(300)	(41,000)	—

Balance, end of year	$2,164,221	$924,208	$520,000

NOTE I	GOODWILL AND OTHER INTANGIBLE ASSETS

The Banks have recorded goodwill that is not subject to amortization as a result of adopting SFAS No. 142 in the amount of $13,872,690 at December 31, 2004. The Banks have recorded core deposit intangible assets subject to amortization on a straight-line basis over the estimated life of these assets as of December 31, 2004, 2003 and 2002 as follows:

	2004	2003	2002
Core Deposit Intangibles:
Gross carrying amount	$3,266,695	$2,369,000	$2,369,000
Accumulated amortization	(1,163,326)	(649,041)	(259,617)

Net carrying amount	$2,103,369	$1,719,959	$2,109,383

Amortization expense	$514,285	$389,424	$259,617

The estimated amortization period for core deposit intangibles, as of the origination date of these intangibles is approximately 6 years. The projected amortization expense for the core deposit intangibles at December 31, 2004 is $539,257 per year until fully amortized or written off due to impairment. At December 31, 2004, management does not believe that any impairment exists with respect to the core deposit intangible assets.

NOTE J	DEPOSITS

The aggregate amount of time deposits in the amount of $100,000 or more at December 31, 2004, 2003 and 2002 was $96,836,000, $73,069,000 and $71,077,000, respectively. Interest expense for time deposits of $100,000 or more was approximately $2,846,000, $2,551,000 and $2,515,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

At December 31, 2004, the scheduled maturities of all time deposits are as follows:

2005	$90,291,014
2006	13,691,360
2007	4,628,941
2008	27,761,939
2009 and thereafter	44,927,569

$181,300,823

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE J	DEPOSITS (CONTINUED)

The Banks have no brokered deposits and there are no major concentrations of deposits. Deposits from related parties held by the Banks at December 31, 2004, 2003 and 2002 amounted to $7,261,000, $3,407,000 and $4,610,000, respectively. Overdrawn deposit accounts that were reclassified as loans at December 31, 2004, 2003 and 2002 were approximately $1,183,000, $592,000 and $446,000, respectively.

NOTE K	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Banks are party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit for loans in process, commercial lines of credit, overdraft lines, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Banks use the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

The following is a summary of the various financial instruments whose contract amounts represent credit risk:

	2004	2003	2002
Commitments to extend credit (including guidance lines)	$123,859,987	$43,886,301	$32,344,115
Standby letters of credit	$790,666	$764,147	$228,120

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit carry both fixed and variable rates of interest. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

The Banks evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Banks upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE L	BORROWINGS

At December 31, 2004, 2003 and 2002, the Banks had outstanding advances of $58,739,570, $43,764,570 and $34,794,570 from the Federal Home Loan Bank. Of the advances outstanding at December 31, 2004, principal payments of $57,670,000 and $1,069,570 are due in 2005 and 2007, respectively. Interest rates ranged from 1.49% to 4.01% with interest due monthly. The borrowings at December 31, 2004 were collateralized by a pool of mortgage-backed securities with a carrying amount of $37,749,971 and coupon rates ranging from 3.73% to 5.50% and a blanket pledge of other qualifying assets. At December 31, 2004, the Banks had available borrowings through the Federal Home Loan Bank of approximately $114,341,000.

The Company has issued a total of $18.6 million of junior subordinated debentures to three wholly owned statutory business trusts, Trust I, Trust II, and Trust III. Details of the Company’s transactions with these trust are as follows:

Description	Issue Date	Trust Preferred Securities Outstanding	Interest Rates	Junior Subordinated Debt Owed to Trusts	Final Maturity Date
Trust I	3/28/2001	$5,000,000	10.18% Fixed	$5,155,000	6/8/2031
Trust II	11/28/2001	5,000,000	LIBOR Floating + 3.75 bp	5,155,000	12/28/2031
Trust III	12/15/2003	8,000,000	LIBOR Floating + 2.75 bp	8,248,000	12/28/2033

		$18,000,000		$18,558,000

The debentures are the sole assets of the Trusts.

NOTE M	STATEMENTS OF CASH FLOWS

Interest payments of approximately $6,605,000, $6,291,000 and $6,426,000 were made during 2004, 2003 and 2002, respectively. Federal income tax payments of approximately $1,989,000, $625,000 and $715,000 were made during 2004, 2003 and 2002, respectively.

During 2004, the Company paid $11,551,341 for the acquisition of Grimes County Capital Corporation and its subsidiary, Community State Bank. The acquisition price was allocated based upon the fair value of the assets and liabilities as follows: cash—$12,583,756; loans, net—$34,688,143; goodwill and core deposit intangibles—$8,183,579; other assets—$3,897,269; deposits—$47,705,324; other liabilities—$96,082.

NOTE N	SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

	2004	2003	2002
Foreclosure and repossession of real estate
In partial satisfaction of debt	$1,139,853	$1,479,420	$1,244,555

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE O	STOCK OPTION PLAN

The Company maintains a 1996 Stock Option Plan (the 1996 SOP). The purpose of the 1996 SOP is to offer eligible employees and directors of the Company an opportunity to acquire or increase their proprietary interests in the Company and provide additional incentive to contribute to its performance and growth. The Board of Directors has reserved 570,000 shares under the Plan.

Stock Option Summary	Number of Shares	Option Price Range	Weighted Average Exercise Price
Options Outstanding at December 31, 2001	392,900	$5.00-$11.50	$7.75
Options Granted	107,000	$11.50-$13.50	$11.74
Options Exercised	110,071	$5.00-$10.75	$5.93
Options Forfeited	19,000	$6.75-$10.75	$9.03

Options Outstanding at December 31, 2002	370,829	$5.00-$13.50	$9.46
Options Granted	78,000	$12.50-$15.25	$14.22
Options Exercised	30,000	$5.00-$11.50	$8.03
Options Forfeited	27,000	$9.00-$12.50	$10.91

Options Outstanding at December 31, 2003	391,829	$5.00-$15.25	$10.43
Options Granted	54,000	$15.00-$15.50	$15.42
Options Exercised	274,328	$5.00-$15.50	$9.80
Options Forfeited	20,250	$9.00-$15.25	$12.51

Options Outstanding at December 31, 2004	151,251	$6.75-$15.50	$13.00

Exercisable at December 31, 2004	86,500	$6.75-$15.50	$11.95

Available for future grant at December 31, 2004	128,750

Weighted-average remaining contractual life in years at December 31, 2004	7.76

Weighted-average grant—date fair value of each option granted
2002	$4.32

2003	$6.21

2004	$6.30

Statement of Financial Accounting Standards No. 148 (“Statement 148”) “Accounting for Stock-Based Compensation-Transition and Disclosure” was issued in December 2002. Statement 148 amends FASB No. 123 “Accounting for Stock-Based Compensation” (“Statement 123”) to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. First Community Capital Corporation has adopted only the disclosure provisions included in Statement 148.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE O	STOCK OPTION PLAN (CONTINUED)

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require, companies to record compensation costs for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, which requires compensation costs for stock options to be measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Under this method, no compensation cost was recorded by the Company. Had the Company followed the provisions of SFAS 123, the compensation expense during fiscal 2004, 2003 and 2002 would have amounted to approximately $445,000, $327,000 and $436,000, respectively. Proforma net earnings, had this compensation expense been recorded, would have amounted to approximately $712,000, $1,848,000 and $1,946,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Proforma basic and diluted earnings per share had compensation expense been recorded would be $0.12 and $0.11 for 2004, $.52 and $.49 for 2003, and $.65 and $.63 for 2002, respectively. Assumptions utilized in determining the option values include: risk free interest rate 5.25% in 2004, and 4.5% in 2003 and 2002, 10 year expected life, 10% expected volatility and a dividend yield of .65%, .66%, and .74%, respectively.

NOTE P	EMPLOYEE BENEFIT PLANS

In 1999, the Banks began a 401(K) benefit plan for all eligible Bank employees. Benefit plan expense in 2004, 2003 and 2002 amounted to $7,939, $8,470 and $4,705, respectively. The Banks made discretionary contributions to the plan of $7,650, in 2004 and $25,000 in 2003 and 2002.

In 2000, the Company established deferred compensation plans (the Plans) wherein eligible executives and directors of the Banks and Company (the Participants) earn retirement benefits during their tenure as employees or directors of the Banks and Company subject to certain provisions contained in the Plans. The expense of the Plans, which is based upon actuarial estimates of benefits, is recorded during the period(s) the Participants are employed either by the Bank or serve as directors of the Company. Benefits are provided over future periods of time subsequent to the Participants’ termination of employment from the Bank or at such time that the Participants are no longer directors of the Company as defined by the Plans. At December 31, 2004, 2003 and 2002, the accrued liability associated with the Plans amounted to $804,900, $425,983 and $176,338, respectively. Expense associated with these Plans amounted to $378,917, $249,645 and $157,333 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Plan benefits are indexed to earnings generated by single premium Bank Owned Life Insurance (BOLI). This insurance provides cash values, earnings, and death benefits of varying amounts as defined in the insurance policies. At December 31, 2004, 2003 and 2002, the BOLI asset value, as reflected on the accompanying consolidated statements of condition amounted to $9,514,099, $8,698,334 and $7,884,410, respectively. Earnings on BOLI for the years ended December 31, 2004, 2003 and 2002 amounted to $309,765, $273,924 and $312,797, respectively.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE Q	INCOME TAXES

The components of the provision for federal income tax expense are as follows:

	2004	2003	2002
Current	$236,183	$391,919	$875,095
Deferred	(255,283)	60,189	(222,043)

	$(19,100)	$452,108	$653,052

The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% on earnings as follows:

	2004	2003	2002
Taxes calculated at statutory rate	$335,619	$855,439	$981,568
Decrease resulting from:
Nontaxable interest income	(321,929)	(353,073)	(280,776)
Nontaxable increase in cash surrender value	(105,320)	(93,134)	(106,341)
Nondeductable expenses and other	72,530	42,876	58,601

	$(19,100)	$452,108	$653,052

Significant deferred tax assets and liabilities are as follows:

	2004	2003	2002
Deferred Tax Assets
Loan los reserve	$958,882	$826,144	$855,640
Unrealized loss on securities	332,976	301,851	—
Deferred compensation	273,666	138,373	53,493
Deferred acquisition costs	49,680	3,625	6,444

	$1,615,204	1,269,993	915,577

Deferred Tax Liabilities
Depreciable assets	(640,651)	(600,272)	(299,626)
Unrealized gain on securities	—	—	(160,757)
Core deposit intangible	(592,035)	(584,828)	(717,190)

	(1,232,686)	(1,185,100)	(1,177,573)

Net Deferred Tax Asset (Liability)	$382,518	$84,893	$(261,996)

NOTE R	COMMITMENTS AND CONTINGENT LIABILITIES

The Banks have overnight lines of credit amounting to $4,000,000 and $3,000,000 with Texas Independent Bank—The Independent Bankers Bank and Southwest Bank of Texas, respectively. The Banks also have a $15,000,000 available limit for the purchase of Federal Funds through Bank One, NA. At December 31, 2004 and 2003, the Banks had no advances under these lines of credit. At December 31, 2002, the Banks had $4,000,000 outstanding under these lines of credit.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE R	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

The Banks are subject to claims and lawsuits, which arise, primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Banks, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of the Banks.

NOTE S	REGULATORY MATTERS

The Company and Banks are subject to various regulatory capital requirements administered by their primary federal regulators. These regulations for the Bank include, but are not limited to, the payment of dividends in excess of the sum of the current year’s earnings plus undistributed earnings from the prior two years. As of December 31, 2004, the Banks had $4,319,751 of retained earnings that could be paid under this restriction. These regulations for the Company include, but are not limited to, the payment of dividends out of income available over the past year and only if prospective earnings retention is consistent with the Company’s expected future needs and financial condition. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material affect on the financial statements of the Company and Banks. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines based on the Banks’ assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

The Company’s capital amount and the Banks’ classification under the regulatory framework for prompt corrective action guidelines are also subject to qualitative judgments by the regulators.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE S	REGULATORY MATTERS (CONTINUED)

To meet the capital adequacy requirements, the Company and Banks must maintain minimum capital amounts and ratios as defined in the regulations. Management believes, as of December 31, 2004, 2003 and 2002, that the Company and the Banks met all the capital adequacy requirements to which they are subject.

At the most recent notification from the Banks’ primary regulators, the Banks were categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Banks will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage and capital ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Banks’ prompt corrective action category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2004 (Consolidated)
Total Risk Based Capital	$49,420,000	10.7%	$36,922,000	8.0%	N/A
(to Risk Weighted Assets)
Tier 1 Capital	$41,529,000	9.0%	$18,461,000	4.0%	N/A
(to Risk Weighted Assets)
	$41,529,000	7.7%	$21,595,000	4.0%	N/A
(to Adjusted Total Assets)

2004 (First Community Bank—Houston)
Total Risk Based Capital	$42,593,000	9.8%	$34,752,000	8.0%	$43,440,000	10.0%
(to Risk Weighted Assets)
Tier 1 Capital	$38,863,000	9.0%	$17,376,000	4.0%	$26,064,000	6.0%
(to Risk Weighted Assets)
Tier 1 Capital	$38,863,000	7.1%	$21,982,000	4.0%	$27,478,000	5.0%
(to Adjusted Total Assets)

2004 (First Community Bank—San Antonio)
Total Risk Based Capital	$3,654,000	13.8%	$2,120,000	8.0%	$2,650,000	10.0%
(to Risk Weighted Assets)
Tier 1 Capital	$3,454,000	13.0%	$1,060,000	4.0%	$1,590,000	6.0%
(to Risk Weighted Assets)
Tier 1 Capital	$3,454,000	13.3%	$1,040,000	4.0%	$1,300,000	5.0%
(to Adjusted Total Assets)

2003 (Consolidated)
Total Risk Based Capital	$51,291,000	16.0%	$25,696,000	8.0%	N/A
(to Risk Weighted Assets)
Tier 1 Capital	$43,374,000	13.5%	$12,848,000	4.0%	N/A
(to Risk Weighted Assets)
Tier 1 Capital	$43,374,000	9.9%	$17,465,000	4.0%	N/A
(to Adjusted Total Assets)

2003 (First Community Bank)
Total Risk Based Capital	$37,152,000	11.6%	$25,623,000	8.0%	$32,029,000	10.0%
(to Risk Weighted Assets)
Tier 1 Capital	$34,222,000	10.7%	$12,812,000	4.0%	$19,218,000	6.0%
(to Risk Weighted Assets)
Tier 1 Capital	$34,222,000	7.7%	$17,897,000	4.0%	$22,371,000	5.0%
(to Adjusted Total Assets)

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE S	REGULATORY MATTERS (CONTINUED)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2002 (Consolidated)
Total Risk Based Capital	$35,766,000	12.5%	$22,933,000	8.0%	N/A
(to Risk Weighted Assets)
Tier 1 Capital	$32,750,000	11.4%	$11,466,000	4.0%	N/A
(to Risk Weighted Assets)
Tier 1 Capital	$32,750,000	9.4%	$13,969,000	4.0%	N/A
(to Adjusted Total Assets)

2002 (First Community Bank)
Total Risk Based Capital	$26,923,000	11.2%	$19,252,000	8.0%	$24,065,000	10.0%
(to Risk Weighted Assets)
Tier 1 Capital	$24,316,000	10.1%	$9,626,000	4.0%	$14,439,000	6.0%
(to Risk Weighted Assets)
Tier 1 Capital	$24,316,000	7.5%	$13,057,000	4.0%	$16,321,000	5.0%
(to Adjusted Total Assets)

2002 (The Express Bank)
Total Risk Based Capital	$7,899,000	17.4%	$3,638,000	8.0%	$4,548,000	10.0%
(to Risk Weighted Assets)
Tier 1 Capital	$7,490,000	16.5%	$181,900	4.0%	$2,729,000	6.0%
(to Risk Weighted Assets)
Tier 1 Capital	$7,490,000	9.5%	$3,154,000	4.0%	$3,942,000	5.0%
(to Adjusted Total Assets)

NOTE T	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents—For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities—For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities.

Other Investments—Other investments consist of Federal Reserve Bank Stock, Federal Home Loan Bank Stock, Texas Independent Bank Stock and other bank stock. For these investments, cost which is generally the carrying amount is a reasonable estimate of fair value.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE T	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loan and Lease Receivables—For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. The fair values for other loans and leases are estimated using discounted cash flow analysis, using interest rates being offered for loans with similar terms to borrowers of comparable credit quality. The carrying amount of accrued interest approximates its fair value.

Bank Owned Life Insurance—The recorded value is the cash surrender value of the policies which is a reasonable estimate of fair value.

Deposit Liabilities—The fair values disclosed for demand deposits, savings accounts, and money market deposits are reported at a value equal to the amount payable on demand at the reporting date. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

Federal Home Loan Bank Advances, Federal Funds Purchased, and Other Liabilities—For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Junior Subordinated Debentures/Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts—The fair value of the Junior Subordinated Debentures Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts is considered to be the carrying value at December 31, 2004, 2003 and 2002 due to the rate feature of the securities.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE T	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2004		2003		2002
	Carrying Amount	Fair Values	Carrying Amount	Fair Values	Carrying Amount	Fair Values
Financial Assets
Cash and cash equivalents	$28,894	$28,894	$24,305	$24,305	$30,821	$30,821
Investment securities	93,798	93,798	116,097	116,097	97,923	97,923
Interest bearing deposits in financial institutions	3,601	3,601	8,266	8,266	1,886	1,886
Other investments	7,896	7,896	3,540	3,540	3,069	3,069
Loans and leases, net	419,422	418,863	284,509	277,221	257,738	248,358
Bank owned life insurance	9,514	9,514	8,698	8,698	7,884	7,884

Total Financial Assets	$563,125	$562,566	$445,415	$438,127	$399,321	$389,941

Financial Liabilities
Deposits	$478,369	$455,138	$367,296	$356,356	$338,267	$328,034
Federal Home Loan Bank advances and Fed Funds purchased	58,740	58,740	43,765	43,765	38,795	38,795
Junior subordinated debentures	18,000	18,000	18,000	18,000	—	—
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts	—	—	—	—	10,000	10,000
Other liabilities	1,914	1,914	1,725	1,725	1,968	1,968

Total Financial Liabilities	$557,023	$533,792	$430,786	$419,846	$389,030	$378,797

The fair value estimates are based on pertinent information available to management as of December 31, 2004, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE U	COMPREHENSIVE INCOME

The Company’s other comprehensive income (loss) consists of the change in net unrealized gains and losses on investment securities. Other comprehensive income (loss) and its tax effects at December 31, 2003 and 2002 are summarized as follows:

	2004			2003
	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
Unrealized gains (losses) on investment securities:
Net unrealized holding gains (losses) arising during period	$(51,137)	$17,386	$(33,751)	$(1,056,745)	$359,293	$(697,452)
Less reclassification adjustments for net realized gains (losses) on securities no longer held	3,749	(1,275)	2,474	126,512	(43,014)	83,498
Less reclassification adjustments for net realized gains (losses) on securities sold	87,144	(29,629)	57,515	524,567	(178,353)	346,214

Other Comprehensive (Loss) Income	$(142,030)	$48,290	$(93,740)	$(1,707,824)	$580,660	$(1,127,164)

				2002
				Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
Unrealized gains (losses) on investment securities:
Net unrealized holding gains (losses) arising during period				$842,110	$(286,317)	$555,793
Less reclassification adjustments for net realized gains (losses) on securities no longer held				27,647	(9,400)	18,247
Less reclassification adjustments for net realized gains (losses) on securities sold				(289,249)	98,345	(190,904)

Other Comprehensive (Loss) Income				$1,103,712	$(375,262)	$728,450

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE V	SALE OF COMPANY

The Company and Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), entered into an Agreement and Plan of Reorganization dated as of September 1, 2004 (the “Merger Agreement”) whereby a wholly owned subsidiary of Wells Fargo will merge with and into the Company (the “Merger”). The Merger Agreement provides, among other things, for the conversion of the shares of common stock and Series A Preferred Stock and Series B Preferred Stock, of the Company outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of common stock of Wells Fargo valued at an aggregate of $123,655,000. At the time the sale closes all outstanding stock options will become fully vested and exercisable. It is expected that the proposed acquisition will exclude First Community Bank San Antonio, N.A. with $26.4 million in assets and four locations. A management led investor group has proposed to acquire the San Antonio operation for cash prior to the closing of the Wells Fargo transaction. The merger, which will require the approval of the Federal Reserve Board and the Company’s Shareholders, is expected to be completed in the second quarter of 2005.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE W	PARENT COMPANY ONLY FINANCIAL STATEMENTS

FIRST COMMUNITY CAPITAL CORPORATION

STATEMENTS OF CONDITION

	December 31,
	2004	2003
ASSETS

Cash	$753,616	$13,334,463
Investment in subsidiary	57,616,467	41,933,831
Investment in First Community Capital Trust I	155,000	155,000
Investment in First Community Capital Trust II	155,000	155,000
Investment in First Community Capital Trust III	248,000	248,000
Other assets	1,314,078	1,353,224

TOTAL	$60,242,161	$57,179,518

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accrued interest and other liabilities	$247,508	$168,681
Junior subordinated debentures	18,558,000	18,558,000

Total liabilities	18,805,508	$18,726,681
STOCKHOLDERS’ EQUITY
Preferred stock, Series A	3,850	3,850
Preferred stock, Series B	3,757	3,757
Common Stock	31,675	28,900
Treasury Stock, at par	(128)	(128)
Capital Surplus	37,308,720	34,576,191
Retained earning	4,768,464	4,426,212
Accumulated other comprehensive (loss) income	(679,685)	(585,945)

Total stockholders’ equity	41,436,653	38,452,837

TOTAL	$60,242,161	$57,179,518

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE W	PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

FIRST COMMUNITY CAPITAL CORPORATION

STATEMENTS OF EARNINGS

	For the Years Ended December 31,
	2004	2003	2002
OPERATING INCOME:
Dividends from subsidiaries	$1,734,753	$829,586	$984,906
Other income	—	1,647	62,049

Total Income	1,734,753	831,233	1,046,955

OPERATING EXPENSE
Junior subordinated debentures interest expense	1,155,788	795,405	—
Minority interest expense, Company obligated manditorily redeemable trust preferred securities of subsidiary trust			832,084
Other expenses	433,123	299,106	280,567

Total operating expense	1,588,911	1,094,511	1,112,651

INCOME(LOSS) BEFORE INCOME TAX BENEFIT AND EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	145,842	(263,278)	(65,696)
FEDERAL INCOME TAX BENEFIT	512,999	308,892	358,582

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	658,841	45,614	292,886
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARIES	347,373	2,018,276	1,941,027

NET INCOME	$1,006,214	$2,063,890	$2,233,913

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE W	PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

FIRST COMMUNITY CAPITAL CORPORATION

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,006,214	$2,063,890	2,233,913

Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(347,373)	(2,018,276)	(1,941,027)
Decrease (increase) in the assets	39,146	(380,203)	(44,673)
Increase in accrued interest payable and other liabilities	78,827	41,335	53,647

Total Adjustments	(229,400)	(2,357,144)	(1,932,053)

Net cash used by operating activities	776,814	(293,254)	301,860

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in interest-bearing deposits in financial institutions	—	—	5,219,784
Capital contribution to subsidiary	(15,429,003)		(14,946,242)

Net cash provided by investing activities	(15,429,003)	—	(9,726,458)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Preferred Stock, series A	—	—	4,917,840
Issuance of Preferred Stock, series B	—	5,581,583	—
Issuance of Common Stock	2,735,304	241,000	5,440,331
Payment of dividends	(663,962)	(638,062)	(459,887)
Proceeds from issuance of Company obligated mandatorily redeemable trust preferred securities	—	8,000,000	—
Purchase of treasury stock	—	—	(41,000)
Net cash used by financing activities	2,071,342	13,184,521	9,857,284

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,580,847)	12,891,267	432,688
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13,334,463	443,196	10,508

CASH AND CASH EQUIVALENTS, END OF PERIOD	$753,616	$13,334,463	$443,196

Exhibit 2.4

AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) dated as of November 30, 2004 to that certain Agreement and Plan of Reorganization (the “Agreement”) entered into as of the 1st day of September, 2004 by and between FIRST COMMUNITY CAPITAL CORPORATION (“Company”), a Texas corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, Company and Wells Fargo have entered into the Agreement; and

WHEREAS, the Agreement provided that the Adjusted Wells Fargo Shares shall be a number equal to $123,655,000, minus the Grimes County Tax Amount, divided by the Wells Fargo Measurement Price; and

WHEREAS, Company and Wells Fargo have agreed that there shall be no reduction for the Grimes County Tax Amount and that the Adjusted Wells Fargo Shares shall be a number equal to $123,655,000, divided by the Wells Fargo Measurement Price; and

WHEREAS, the parties desire to amend the Agreement as provided herein.

1. Capitalized defined terms used herein but not defined herein shall have the meaning given them in the Agreement.

2. Paragraph 1(a) of the Agreement is amended and restated in its entirety as follows:

“1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the “Merger Co.”) will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock and each share of Preferred Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock and Preferred Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of Company Common Stock and Preferred Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted)) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of Company Common Stock and Preferred Stock and “Company Stock Options” (as defined in paragraph 1(b) below) outstanding immediately prior to the Effective Time (the “Merger Exchange Ratio”). The “Adjusted Wells Fargo Shares” shall be a number equal to (A) $123,655,000 divided by (B) the Wells Fargo Measurement Price, rounded to the nearest ten-thousandth. The “Wells Fargo Measurement Price” is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement, rounded to the nearest ten-thousandth.”

3. Paragraph 1(h) of the Agreement is deleted in its entirety.

4. The second sentence of paragraph 2(c) of the Agreement is amended and restated in its entirety as follows:

“The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto were exercised is 4,066,522.”

1

5. Paragraph 7(h) of the Agreement is amended and restated in its entirety as follows:

(h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 4,066,552.

6. This Amendment shall constitute an amendment to the Agreement as provided in Paragraph 17 thereof. Except as specifically amended herein, the Agreement remains in full force and effect. This Amendment and the Agreement, as amended by this Amendment, shall be deemed one and the same instrument and may be amended and restated in one instrument.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

[The rest of this page has intentionally been left blank.]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WELLS FARGO & COMPANY

By:	/S/ TODD J. MAY
	Its	Senior Vice President

FIRST COMMUNITY CAPITAL CORPORATION

By:	/S/ NIGEL J. HARRISON
	Its	Vice Chairman & Chief Executive Officer

3

Exhibit 21.1

SUBSIDIARIES OF FIRST COMMUNITY CAPITAL CORPORATION

Name of Subsidiary	Jurisdiction of Incorporation
First Community Bank, N.A.	United States
First Community Capital Corporation of Delaware, Inc.	Delaware
First Community Capital Trust I	Delaware
First Community Capital Trust II	Delaware
First Community Capital Trust III	Delaware
First Community Advisors, Inc.	Texas
First Community Bank San Antonio, N.A.	Texas

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103087 and 333-66376 on Form S-8 of First Community Capital Corporation of our report dated March 11, 2005, relating to the consolidated financial statements of First Community Capital Corporation and Subsidiaries as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, appearing in this Annual Report on Form 10-K of First Community Capital Corporation for the year ended December 31, 2004.

/s/ Harper & Pearson Company

Houston, Texas

March 31, 2005

Exhibit 31.1

Certification of the Chief Executive Officer pursuant to

Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended

I, Nigel J. Harrison, President and Chief Executive Officer, certify that:

1.	I have reviewed this annual report on Form 10-K of First Community Capital Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date March 31, 2005

/s/ NIGEL J. HARRISON
Nigel J. Harrison President and Chief Executive Officer

Exhibit 31.1

Certification of the Chief Executive Officer pursuant to

Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended

I, James M. McElray, Executive Vice President and Chief Financial Officer, certify that:

1.	I have reviewed this annual report on Form 10-K of First Community Capital Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

c)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date March 31, 2005

/s/ JAMES M. MCELRAY
James M. McElray Executive Vice President and Chief Financial Officer

Exhibit 32.1

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the annual report of First Community Capital Corporation (the “Company”) on Form 10-K for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Nigel J. Harrison, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.    The information contained in the Report fairly presents, in all material respects, the financial condition and operating results of the Company.

/s/ NIGEL J. HARRISON
Nigel J. Harrison President and Chief Executive Officer March 31, 2005

Exhibit 32.2

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the annual report of First Community Capital Corporation (the “Company”) on Form 10-K for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James M. McElray, Executive Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.    The information contained in the Report fairly presents, in all material respects, the financial condition and operating results of the Company.

/s/ JAMES M. MCELRAY
James M. McElray Executive Vice President and Chief Financial Officer March 31, 2005

APPENDIX F

FIRST COMMUNITY FIRST QUARTER 2005 FROM 10-Q

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM              TO

Commission File Number 000-32609

FIRST COMMUNITY CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	76-0676739
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14200 Gulf Freeway

Houston, Texas 77034

(Address of principal executive offices, including zip code)

(281) 996-1000

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐.

Indicate by check mark whether the registrant is an accelerated filer (as defined in rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 12, 2005, there were 3,184,619 shares of the registrant’s Common Stock, par value $0.01 per share, outstanding.

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

PART I—FINANCIAL INFORMATION

ITEM 1. UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004

	March 31, 2005	December 31, 2004
ASSETS
Cash and non-interesting bearing due from banks	$26,708,773	$26,993,725
Federal funds sold	5,000,000	1,900,000

Total cash and cash equivalents	31,708,773	28,893,725
Securities available for sale	88,448,480	93,797,865
Interest-bearing deposits in financial institutions	3,723,242	3,601,402
Other investments	2,961,709	2,999,515
Loans and leases, net of unearned fees	427,788,289	423,351,988
Less allowance for possible credit losses	(4,126,376)	(3,929,612)

Loans and leases, net	423,661,913	419,422,376
Bank premises and equipment, net	13,433,285	12,950,728
Accrued interest receivable	2,191,250	2,287,332
Federal Home Loan Bank stock	4,737,100	3,504,400
Federal Reserve Bank stock	1,392,000	1,392,000
Bank owned life insurance	9,670,416	9,514,099
Other real estate owned	2,164,221	2,164,221
Goodwill	13,872,690	13,872,690
Core deposit intangible	1,973,289	2,103,369
Other assets	3,614,707	2,784,206

Total	$603,553,075	$599,287,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$138,594,001	$146,056,008
Interest-bearing	318,494,360	332,583,347

Total Deposits	457,088,361	478,639,355
Federal Home Loan Bank borrowings	83,839,570	58,739,570
Accrued interest payable and other liabilities	2,534,118	1,914,350
Junior subordinated debentures	18,558,000	18,558,000

Total Liabilities	562,020,049	557,851,275

Stockholders’ Equity
Preferred stock, Series A-$0.01 par value, 2,000,000 shares authorized: 384,999 shares outstanding at March 31, 2005 and December 31, 2004	3,850	3,850
Preferred stock, Series B-$0.01 par value, 666,667 shares authorized: 375,654 shares outstanding at March 31, 2005 and December 31, 2004	3,757	3,757
Common stock-$0.01 par value, 5,000,000 shares authorized; 3,196,467 and 3,167,467 shares issued and 3,183,619 and 3,154,619 shares outstanding at March 31, 2005 and December 31, 2004, respectively.	31,965	31,675
Treasury stock, at par; 12,848 shares	(128)	(128)
Capital surplus	37,643,680	37,308,720
Retained earnings	5,350,760	4,768,464
Accumulated other comprehensive loss	(1,500,858)	(679,685)

Total Stockholders’ Equity	41,533,026	41,436,653

Total	$603,553,075	$599,287,928

See accompanying notes.

3

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)

	Three Months Ended March 31,
	2005	2004
INTEREST INCOME
Interest and fees on loans and leases	$7,059,343	$5,526,339
Securities available for sale	906,912	1,140,175
Other investments	60,993	26,526
Federal funds sold	19,775	16,984

Total Interest Income	8,047,023	6,710,024

INTEREST EXPENSE
Deposits	1,783,693	1,290,003
Subordinated debentures	318,476	265,773
Other borrowed funds	484,881	225,401

Total Interest Expense	2,587,050	1,781,177

NET INTEREST INCOME	5,459,973	4,928,847

PROVISION FOR POSSIBLE CREDIT LOSSES	(650,000)	(475,001)

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE CREDIT LOSSES	4,809,973	4,453,846

NON-INTEREST INCOME
Service charges	910,499	1,020,843
Gain on sales of securities	744	66,361
Other	639,229	136,640

Total Non-Interest Income	1,550,472	1,223,844

NON-INTEREST EXPENSE
Salaries and employee benefits	2,932,745	2,454,503
Net occupancy and equipment expense	1,124,505	979,160
Professional and outside service fees	650,730	618,718
Office expenses	336,277	337,838
Other	824,398	897,244

Total Non-Interest Expense	5,868,655	5,287,463

EARNINGS BEFORE INCOME TAXES	491,790	390,227

INCOME TAX (BENEFIT) EXPENSE	(90,506)	44,291

NET EARNINGS	$582,296	$345,936

NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS	$494,708	$258,348

BASIC EARNINGS PER COMMON SHARE	$0.16	$0.09

DILUTED EARNINGS PER COMMON SHARE	$0.14	$0.08

See accompanying notes.

4

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)

	Three Months Ended March 31,
	2005	2004
NET EARNINGS	$582,296	$345,936

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gain (loss) on available for sale securities	(821,173)	697,445

COMPREHENSIVE (LOSS) INCOME	$(238,877)	$1,043,381

See accompanying notes.

5

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)

	March 31, 2005
	Preferred Stock Series A	Preferred Stock Series B	Common Stock	Treasury Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance—December 31, 2004	$3,850	$3,757	$31,675	$(128)	$37,308,720	$4,768,464	$(679,685)	$41,436,653

Issuance of Common Stock (29,000 shares)	—	—	290	—	334,960	—	—	335,250

Net Earnings	—	—	—	—	—	582,296	—	582,296

Unrealized Loss on Securities	—	—	—	—	—	—	(821,173)	(821,173)

Total Comprehensive Loss	—	—	—	—	—	—	—	(238,877)

Balance—March 31, 2005	$3,850	$3,757	$31,965	$(128)	$37,643,680	$5,350,760	$(1,500,858)	$41,533,026

	March 31, 2004
	Preferred Stock Series A	Preferred Stock Series B	Common Stock	Treasury Stock	Capital Surplus	Retained Earnings	Other Accumulated Comprehensive Income (Loss)	Total
					(Unaudited)
Balance—December 31, 2003	$3,850	$3,757	$28,900	$(128)	$34,576,191	$4,426,212	$(585,945)	$38,452,837

Issuance of Common Stock (3,320 shares)	—	—	33	—	48,531	—	—	48,564

Net Earnings	—	—	—	—	—	345,936	—	345,936

Unrealized Gain on Securities	—	—	—	—	—	—	697,445	697,445

Total Comprehensive Income	—	—	—	—	—	—	—	1,043,381

Balance—March 31, 2004	$3,850	$3,757	$28,933	$(128)	$34,624,722	$4,772,148	$111,500	$39,544,782

See accompanying notes.

6

FIRST COMMUNITY CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED)

	March 31, 2005	March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$582,296	$345,936

Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for possible credit losses	650,000	475,001
Provision for depreciation	413,014	316,853
Amortization of core deposits	130,080	109,842
Amortization and accretion of premiums and discounts on investment securities, net	146,967	195,419
Gain (Loss) on sale of investment securities, net	(744)	(66,361)
Change in operating assets and liabilities:
Accrued interest receivable	96,082	138,491
Other real estate owned	—	(651,315)
Other assets	(830,501)	(319,765)
Accrued interest payable and other liabilities	619,768	941,970

Total adjustments	1,224,666	1,140,135

Net cash provided by operating activities	1,806,962	1,486,071

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and sales of investment securities	6,158,992	21,318,598
Purchases of investment securities	(1,739,197)	(19,121,706)
Decrease in deposits in financial institutions	(121,840)	4,533,975
Purchase of other investments	—	(2,710,000)
Net increase in loans	(4,889,537)	(17,600,075)
Purchases of bank premises and equipment	(895,571)	(164,019)
Purchase of Federal Home Loan Bank stock	(1,232,700)	(323,600)
Purchased of Federal Reserve Bank stock	—	(369,600)
Community State Bank acquisition	—	(9,812,338)
Cash from acquisition of Community State Bank	—	12,583,756
Change in cash surrender value of life insurance	(156,317)	(60,000)

Net cash used by investing activities	(2,876,170)	(11,725,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Federal Home Loan Bank borrowings	25,100,000	(1,500,000)
Proceeds from sale of common stock	335,250	48,564
Net increase (decrease) in noninterest-bearing deposits	(7,462,007)	10,449,084
Net increase in interest-bearing deposits	(14,088,987)	12,043,623

Net cash provided by financing activities	3,884,256	21,041,271

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,815,048	10,802,333

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,893,725	24,304,702

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,708,773	$35,107,035

See accompanying notes.

7

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005 AND 2004 (UNAUDITED)

NOTE A BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the rules and regulations adopted by the United States Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year or any interim period. For further information, refer to the financial statements and notes thereto included in the annual report on Form 10-K of First Community Capital Corporation for the year ended December 31, 2004.

STOCK OPTIONS

Statement of Financial Accounting Standards No. 148 (“Statement 148”) “Accounting for Stock-Based Compensation-Transition and Disclosure” was issued in December 2002. Statement 148 amends FASB No. 123 “Accounting for Stock-Based Compensation” (“Statement 123”) to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. First Community Capital Corporation has adopted only the disclosure provisions included in Statement 148, which are included in the notes to the consolidated financial statements for the three months ending March 31, 2005 and 2004.

As provided in Statement 123, the Company accounts for its stock compensation programs in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under this method no stock-based compensation expense is reflected in net income, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Statement 123 as amended by Statement 148.

	Three Months Ended March 31,
	2005	2004
Net Earnings, as reported	$582,296	$345,936
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of all tax effects	(31,726)	(36,865)

Undeclared Dividends on Preferred Stock, Series A	(87,588)	(87,588)

Pro Forma Net Earnings Available to Common Stockholders	$462,982	$221,483

Earnings Per Share:
Basic-as reported less undeclared dividends on preferred stock	$0.16	$0.09
Basic-pro forma	$0.15	$0.08
Diluted-as reported less undeclared dividends on preferred stock	$0.14	$0.08
Diluted-pro forma	$0.13	$0.07

Weighted Average Shares Used to Compute EPS:
Basic	3,103,464	2,879,342
Diluted	3,492,989	3,361,908

8

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005 AND 2004 (UNAUDITED)

Statement of Financial Accounting Standards No. 123 (“SFAS 123R”)—“Share-Based Payment (Revised 2004)” establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. The Company will implement SFAS 123R effective July 1, 2005, the effect of which is not anticipated to have a material effect on the Company’s results of operations.

NOTE B EARNINGS PER COMMON SHARE

Earnings per common share (“EPS”) were computed as follows:

	Three Months Ended March 31,
	2005		2004
	Amount	Per Share	Amount	Per Share
Net Earnings	$582,296		$345,936
Less undeclared dividends on preferred stock, Series A	(87,588)		(87,588)

Net earnings available to common shareholders	$494,708		$258,348

Basic
Weighted Average Shares outstanding	3,103,464	$0.16	2,879,342	$0.09

Diluted
Add incremental shares for:
Conversion of dilutive stock options	13,871		406,612
Conversion of preferred stock, series B	375,654		375,654

	3,492,989	$0.14	3,361,908	$0.08

NOTE C STATEMENTS OF CASH FLOWS

Interest payments of $2.5 million and $1.7 million were made during the three-month periods ended March 31, 2005 and 2004, respectively. The Company made no federal income tax payments of during the three-month periods ended March 31, 2005 and 2004, respectively.

NOTE D ACQUISITIONS

On January 6, 2004, the Company acquired Grimes County Capital Corporation, a Texas corporation and the parent company of Community State Bank, for aggregate consideration of $9.5 million in cash. In addition, the Company paid a net tax liability of $1.7 million in the fourth quarter 2004 as a result of this transaction. The Company will ultimately realize a tax savings of this amount as goodwill is deducted for tax purposes in future years. The acquisition of Grimes County resulted in the recognition of $7,294,265 in goodwill and $898,000 in a core deposit intangible. Under Statement of Financial Accounting Standards No. 142, the goodwill recorded as a result of the Community State Bank acquisition will be periodically tested for impairment and written down to fair value if considered impaired. The core deposit intangible will be amortized based upon a calculated attrition rate over ten years. On May 10, 2004 the Company completed its conversion of Community State Bank to a national bank and began operating it as a separate subsidiary of the Delaware Company, headquartered in San Antonio, Texas. As part of this process, First Community Bank - Houston purchased substantially all the assets

9

FIRST COMMUNITY CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005 AND 2004 (UNAUDITED)

and assumed the liabilities of Community State Bank and transferred the deposits and assets associated with the Bank’s San Antonio branch office to the new subsidiary, First Community Bank San Antonio.

The results of operations of Grimes County are effectively reflected in the March 31, 2004 consolidated statement of earnings for the entire period presented due to the early January 2004 date of acquisition and therefore no supplemental pro forma information is presented for the period ending March 31, 2004.

NOTE E SALE OF COMPANY

The Company and Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), entered into an Agreement and Plan of Reorganization dated as of September 1, 2004 (the “Merger Agreement”) whereby a wholly owned subsidiary of Wells Fargo will merge with and into the Company (the “Merger”). The Merger Agreement provides, among other things, for the conversion of the shares of common stock and Series A Preferred Stock and Series B Preferred Stock of the Company outstanding immediately prior to the time the Merger becomes effective, in accordance with the provisions of the Merger Agreement, into the right to receive shares of common stock of Wells Fargo valued at an aggregate of $123,655,000. At the time the sale closes all outstanding stock options will become fully vested and exercisable. It is expected that the proposed acquisition will exclude First Community Bank San Antonio, N.A. with $31.4 million in assets and four locations. A management led investor group has proposed to acquire the San Antonio operation for cash prior to the closing of the Wells Fargo transaction. The merger, which will require the approval of the Federal Reserve Board and the Company’s Shareholders, is expected to be completed in the second quarter of 2005.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Cautionary Notice Regarding Forward-Looking Statements

Statements and financial discussion and analysis contained in this quarterly report on Form 10-Q of First Community Capital Corporation (the “Company”) that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company’s future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	changes in interest rates and market prices, which could reduce the Company’s net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of the Company’s loan portfolio;

•	changes in local economic and business conditions which adversely affect the Company’s customers and their ability to transact profitable business with the Company, including the ability of the Company’s borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	the timing, impact and other uncertainties of the Company’s ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in the Company’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for possible credit losses;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	increased asset levels and changes in the composition of assets and the resulting impact on the Company’s capital levels and regulatory capital ratios;

•	the Company’s ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

•	changes in statutes and government regulations or their interpretations applicable to banks and the Company’s present and future subsidiaries, including changes in tax requirements and tax rates.

The Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

General Overview

First Community Capital Corporation (the “Company”) was incorporated as a business corporation under the laws of the State of Texas in January 2001 to serve as a bank holding company for First Community Bank, N.A. (the “Bank”). In January 2004, the Company acquired Grimes County Capital Corporation and its wholly-owned subsidiary, Community State Bank located in Houston, Texas. On May 10, 2004 the Company completed its plans to convert Community State Bank to a national bank and operate it as a separate subsidiary of the

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Company headquartered in San Antonio, Texas, known as First Community Bank San Antonio, N.A. (the “San Antonio Bank”). The Company owns the Bank and the San Antonio Bank (together, the “Banks”), through its wholly owned Delaware subsidiary, First Community Capital Corporation of Delaware, Inc. (the “Delaware Company”). The Company, through the Banks, provides a diversified range of commercial banking products and services to small and medium-sized businesses, public and governmental organizations and consumers through 17-full-service banking locations in or near Houston, Texas and 4-full-service banking locations in San Antonio, Texas. The Company’s headquarters are located in Houston, Texas. The Company has grown through a combination of internal growth, including the opening of two de novo branches and the acquisition of Grimes County Capital Corporation. The Company’s headquarters are located at 14200 Gulf Freeway, Houston, Texas 77034, and its telephone number at that location is (281) 996-1000.

On September 1, 2004, the Company and Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) whereby a wholly owned subsidiary of Wells Fargo will merge with and into the Company (the “Merger”). The Merger Agreement provides, among other things, for the conversion of the shares of Common Stock and Series A Preferred Stock and Series B Preferred Stock of the Company outstanding immediately prior to the time the Merger becomes effective, in accordance with the provisions of the Merger Agreement, into the right to receive shares of common stock of Wells Fargo valued at an aggregate of $123,655,000. It is expected that the proposed acquisition will exclude the San Antonio Bank, with $31.4 million in assets and four locations. A management led investor group has proposed to acquire the San Antonio Bank for cash prior to the closing of the Wells Fargo transaction. The merger, which will require the approval of the Federal Reserve Board and the Company’s shareholders, is expected to be completed in the second quarter of 2005.

For the three months ended March 31, 2005 net earnings were $582.3 thousand, a $236.4 thousand or 68.3% increase compared with net earnings of $345.9 thousand for the three months ended March 31, 2004. The increase in earnings was primarily the result of proceeds received from a bank owned key man life insurance policy and proceeds received due to the merger of Discover and Pulse.

Total assets were $603.6 million at March 31, 2005 compared with $599.3 million at December 31, 2004, an increase of $4.3 million or 0.7%. Total loans and leases, net of unearned discount and fees and allowance for possible credit losses, increased to $423.7 million at March 31, 2005 from $419.4 million at December 31, 2004, an increase of $4.3 million or 1.0%. Total deposits were $457.1 million at March 31, 2005 compared with $478.6 million at December 31, 2004, a decrease of $21.5 million or 4.5%. The decrease is the result of normal deposit transactions during the first quarter of the year. Stockholders’ equity increased approximately $100 thousand during the three month period ended March 31, 2005 compared with year-end 2004, primarily the result of current year earnings and issuance of common stock through the exercise of options which was partially offset by an increase in the unrealized losses on the Company’s available for sale investment securities portfolio.

Critical Accounting Policies

The Company’s accounting policies are integral to understanding the results reported. Accounting policies are disclosed in Note A of the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Company follows financial accounting and reporting policies that are in accordance with generally accepted accounting principles as more fully discussed in its Form 10-K for the year ended December 31, 2004. Not all significant accounting policies require management to make difficult, subjective or complex judgments. However, the policies noted below could be deemed to meet the SEC’s definition of critical accounting policies.

Allowance for Possible Credit Losses—The allowance for possible credit losses is a reserve established through charges to earnings in the form of a provision for possible credit losses. Management has established an allowance for possible credit losses, which it believes is adequate for estimated losses in the Company’s loan and lease portfolio. Based on an evaluation of the loan and lease portfolio, management presents a quarterly review of the allowance for possible credit losses to the Company’s Board of Directors, indicating any change in the

12

allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers factors such as historical loan loss experience, industry diversification of the Company’s commercial loan portfolio, the amount of non-performing assets and related collateral, the volume, growth and composition of the Company’s loan and lease portfolio, current economic changes that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the Company’s loan and lease portfolio through its internal and external loan review process and other relevant factors. Charge-offs occur when loans are deemed to be un-collectible.

Stock–based Compensation—The Company accounts for stock-based employee compensation plans using the intrinsic value-based method. Because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized on options granted. Pro forma disclosures of net income and earnings per share assuming the fair value-based accounting method are set forth in Note A to the Company’s interim unaudited Consolidated Financial Statements included herein for the period ended March 31, 2005.

Statement of Financial Accounting Standards No 123, Share-Based Payment (“SFAS No 123R”) requires that stock-based compensation be recognized as compensation expense in the income statement based on their fair values on the date of the grant. The provisions of this statement become effective for all equity awards granted after July 1, 2005.

The Company established deferred compensation plans (the “Plans”) whereby eligible executive officers and directors of the Banks and/or Company (the “Participants”) earn retirement benefits during their tenure as employees or directors of the Banks and/or Company, subject to certain provisions contained in the Plans. Benefits are provided over future periods of time subsequent to the Participants’ termination of employment from the Banks or at such time that the Participants are no longer directors of the Company as defined by the Plans. The Plan benefits are indexed to earnings generated by single premium Bank Owned Life Insurance (BOLI). This insurance provides cash values, earnings and death benefits of varying amounts as defined in the insurance policies.

Goodwill and Other Intangible Assets

The Banks have recorded goodwill that is not subject to amortization in accordance with SFAS NO. 12 in the amount of $13.9 million at March 31, 2005. The changes in the carrying amount of core deposit intangibles and goodwill for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005 are as follows:

	Core Deposit Intangibles	Goodwill	Total
	(dollars in thousands)
Balance, May 10, 2002	$2,369	$6,578	$8,947
Amortization	(260)	—	(260)

Balance, December 31, 2002	2,109	6,578	8,687
Amortization	(389)	—	(389)

Balance, December 31, 2003	$1,720	$6,578	$8,298
Intangibles resulting from acquisition (1)	898	7,295	8,193
Amortization	(514)	—	(514)

Balance December 31, 2004	$2,104	$13,873	$15,977
Amortization	(130)	—	(130)

Balance, March 31, 2005	1,974	13,873	15,847

(1)	Core deposit intangibles and goodwill resulting from the acquisition of Community State Bank on January 6, 2004.

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Results of Operations

Earnings

For the three months ended March 31, 2005, the Company earned $582.3 thousand, or $0.16 per weighted average common share ($0.14 per common share on a fully diluted basis), compared with $345.9 thousand for the three months ended March 31, 2004, or $.09 per weighted average common share ($.08 per common share on a fully diluted basis). The increase in earnings was primarily the result of proceeds received from a bank owned key man life insurance policy and proceeds received due to the merger of Discover and Pulse.

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets, including investment securities and loans and leases, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company’s earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. The Company’s net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change.” It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits, trust preferred securities and other borrowed funds, referred to as a “rate change.”

Net interest income increased $531 thousand or 10.8% to $5.5 million for the three months ended March 31, 2005 compared with $4.9 million for the three months ended March 31, 2004. The increase is primarily attributable to loan growth during the last three quarters of 2004.

The Company has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities, in an attempt to maximize interest margins and to provide adequate liquidity for anticipated needs. Approximately 30.3% of the Company’s deposits consists of non-interest bearing deposits and approximately 30.7% are in low cost savings deposits, as compared to higher cost certificates of deposits. These lower cost deposits have contributed to both a lower cost of funds and the Company’s ability to maintain a strong net interest margin in the low interest rate environment of the last two years.

For the three months ended March 31, 2005, the net interest margin was 4.17% compared to 4.30% for the three months ended March 31, 2004.

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The following table presents for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities and the net interest margin on average total interest-earnings assets for the same periods. No tax-equivalent adjustments were made and all average balances are yearly average balances. Non-accruing loans and leases have been included in the table as loans and leases carrying a zero yield.

	For the Three Months Ended March 31,
	2005			2004
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans and leases	$429,191	$7,059	6.67%	$329,590	$5,526	6.72%
Taxable securities	80,268	793	4.01	104,483	1,010	3.88
Tax-exempt securities	11,883	114	3.89	12,985	130	4.02
Federal funds sold and other temporary investments	10,043	81	3.27	12,620	44	1.40

Total interest-earning assets	531,385	8,047	6.14%	459,678	6,710	5.85%

Less allowance for possible credit losses	(4,151)			(3,395)

Total interest-earning assets, net of allowance for possible credit losses	527,234			456,283
Non-interest-earning assets	74,187			75,754

Total assets	$601,421			$532,037

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$35,334	$108	1.24%	$36,935	$166	1.80%
Saving and money market accounts	112,428	308	1.11	124,681	225	0.72
Time deposits	177,017	1,368	3.13	147,931	899	2.44
Jr. subordinated debentures	18,558	318	6.95	18,000	266	5.93
Federal funds purchased & other borrowings	77,603	485	2.53	44,753	225	2.02

Total interest-bearing liabilities	420,940	2,587	2.49%	372,300	1,781	1.92%

Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	138,194			116,600
Other liabilities	802			4,072

Total liabilities	559,936			492,972

Stockholders’ equity	41,485			39,065

Total liabilities and stockholders’ equity	$601,421			$532,037

Net interest income		$5,460			$4,929

Net interest spread			3.65%			3.93%
Net interest margin (1)			4.17%			4.30%

(1)	The net interest margin is equal to net interest income divided by average interest-earning assets.

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The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of these tables, changes attributable to both rate and volume, which cannot be segregated, have been allocated to rate.

	Three Months Ended March 31, 2005 vs. 2004
	Increase (Decrease) due to
	Amount	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans and leases, including fees	$1,619	$(86)	$1,533
Investment securities	(247)	14	(233)
Federal funds sold and other investments	(9)	46	37

Total increase (decrease) in interest income	1,363	(26)	1,337

Interest-bearing liabilities:
Deposits other than time	(35)	60	25
Time, $100,000 and over	64	83	147
Time under $100,000	179	143	322
Trust preferred Jr. subordinated debentures	9	43	52
Federal funds purchased and other borrowings	205	55	260

Total increase (decrease) in interest expense	422	384	806

Increase (decrease) in net interest income	$941	$(410)	$531

Provision for Possible Credit Losses

The provision for possible credit losses is established through charges to earnings in the form of a provision in order to bring the Company’s allowance for possible credit losses to a level deemed appropriate by management based on the factors discussed under “Financial Condition—Allowance for Possible Credit Losses.” The Company performs an analysis of its allowance for possible credit losses on a quarterly basis. For the three months ended March 31, 2005, the provision for possible credit losses increased by $175.0 thousand to $650.0 thousand compared with $475.0 thousand for the three months ended March 31, 2004. The increase in loan loss reserve was due to loan growth and an increase in the portfolio of non-performing loans.

Non-Interest Income and Non-Interest Expense

The Company’s primary source of non-interest income is service charges on deposit accounts. The remaining non-interest income sources include wire transfer fees, collection and cashier’s check fees, safe deposit box rentals, credit card income, rental income and credit life sales income. Also included in this category are net gains or losses realized on the sale of investment securities.

The major component of non-interest expense is employee compensation and benefits. The Company’s non-interest expenses also include day-to-day operating expenses, such as professional fees, advertising, supplies, occupancy expense, depreciation and amortization of building, leasehold improvements, furniture and equipment. The Bank has focused on building a de novo branch network through the employment of experienced lenders and staff in each of its designated market areas. The additional expenses related to the de novo branch expansion will reduce earnings until branch growth is sufficient to cover those expenses. The Company has also made selective bank acquisitions; cost associated with the acquisitions and integration of the acquired banks into the Company also increased non-interest expense.

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The following table compares the various components of the change in non-interest income and non-interest expense information for the periods indicated:

	Three Months Ended March 31,
	2005	2004	Increase (Decrease)	Percent Change
	(Dollars in thousands)
Non-interest income:
Service charges on deposit accounts	$910	$1,021	$(111)	(10.9)%
Other operating income	639	137	502	366.4%
Gain on sale of securities	1	66	(65)	(98.5)%

Total non-interest income	$1,550	$1,224	$326	26.6%

Non-interest expense:
Employee compensation and benefits	$2,933	$2,454	$479	19.5%
Non-staff expenses:
Occupancy expense and equipment	1,125	979	146	14.9%
Professional and outside service fees	651	619	32	5.2%
Office expenses	336	338	(2)	(0.6)%
Other	824	897	(73)	(8.1)%

Total non-staff expenses	2,936	2,833	103

Total non-interest expense	$5,869	$5,287	$582	11.0%

For the three months ended March 31, 2005, the Company earned $910 thousand in income from service charges, a decrease of $111 thousand or 10.9% in income from service charges compared with income from service charges of $1.0 million for the three months ended March 31, 2004. Total non-interest income increased this period by $326 thousand or 26.6% compared with the same period in 2004. The increase in earnings was primarily the result of proceeds received from a bank owned key man life insurance policy and proceeds received due to the merger of Pulse and Discover.

Non-interest expense for the three months ended March 31, 2005 increased $582 thousand or 11.0% to $5.9 million compared with non-interest expense of $5.3 million for the three months ended March 31, 2004. The increase during the period is mainly the result of increased salary and employee benefit expenses and occupancy expenses connected with the San Antonio expansion and internal growth.

Income Taxes

Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other nondeductible expense. Income tax expense decreased $134.7 thousand resulting in a benefit in the amount of $90.5 thousand for the three months ended March 31, 2005 compared with tax expense of $44.2 thousand for the three months ended March 31, 2004. The decrease during this period was partially due to non-taxable income related to the proceeds from bank owned key man life insurance policy and an increase in loan interest income from non-taxable entities.

Financial Condition

Loan and Lease Portfolio

The loan and lease portfolio is the largest category of the Company’s earning assets. The Company is a community banking organization serving consumers, professionals and businesses with interests in and around the Texas counties of Harris, Brazoria, Galveston and Bexar. The Company’s primary strategy is to provide full service commercial banking with experienced loan officers and staff who focus on small to medium-sized

17

businesses with loan requirements between $50.0 thousand and $3.5 million. This strategy includes building strong relationships while providing comprehensive banking services including working capital, fixed asset, real estate and personal loan needs, and lease financing. Additional loan services, such as long-term mortgages and factoring, are also provided through third party providers.

At March 31, 2005, loans and leases, net of unearned discount and fees, had increased $4.3 million or 1.0% to $423.7 million from $419.4 million at December 31, 2004. The increase was due to internal growth.

The following table shows the composition of the Company’s loan and lease portfolio as of March 31, 2005 and December 31, 2005:

	As of March 31, 2005		As of December 31, 2004
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial, financial and industrial	$101,050	23.6%	$102,487	24.2%
Construction/land development	49,017	11.5%	49,981	11.8%
Real estate:
1-4 Family first lien	20,542	4.8%	20,908	4.9%
1-4 Family jr. lien	6,219	1.5%	6,157	1.5%
Multi family residential	3,098	0.7%	3,042	0.7%
Non farm non-residential	215,971	50.5%	208,399	49.2%
Consumer	27,423	6.4%	26,886	6.4%
Lease financing	5,865	1.4%	7,109	1.7%

Gross loans and leases	429,185	100.3%	424,969	100.4%
Less: unearned discount and fees	(1,397)	(0.3)%	(1,617)	(0.4)%

Total loans and leases	$427,788	100.0%	$423,352	100.0%

Commercial Loans.    The Company’s commercial loans are primarily made within its market area and are underwritten on the basis of the borrower’s ability to service the debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment or other assets owned by the borrower and obtains the personal guaranty of the borrower. In general, commercial loans involve more credit risk than residential mortgage loans and commercial mortgage loans and, therefore, usually yield a higher return. The increased risk in commercial loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the operations of the business, and those operations may not be successful. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. As a result of these additional complexities, variables and risks, commercial loans require more thorough underwriting and servicing than other types of loans.

Construction Loans.    The Company makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company’s construction lending activities. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that it will be able to recover all of the unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

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While the Company has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

Real Estate.    The Company’s real estate loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to seven years. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. The Company seeks to minimize these risks in a variety of ways, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower and guarantors.

Consumer Loans.    The consumer loans the Company makes include direct “A”-credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of the collateral and size of the loan. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

Non-performing Assets

The Company had $8.3 million and $5.5 million in non-performing assets for the periods ended March 31, 2005 and December 31, 2004, respectively. Management believes the risks in non-performing assets to be significant as there may be some portion of the principal which will become uncollectible. The increase of $2.8 million was primarily attributable to one relationship totaling $1.7 million that entered into bankruptcy in the first quarter of 2005.

The accrual of interest on a loan or lease is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower’s financial condition is such that the collection of interest is doubtful. The Company has a general policy of placing past due loans and leases on non-accrual status when such loans and leases are 90 days or more past due or when management believes that the collateral may be insufficient to cover both interest and principal of the loan or lease. As of March 31, 2005, 56 loans and leases in the aggregate amount of $5.9 million were on non-accrual status.

Placing a loan or lease on non-accrual status has a two-fold impact on net interest income. First, it may cause a charge against earnings for the interest, which had been accrued but not yet collected on the loan or lease. Secondly, it eliminates future interest earnings with respect to that particular loan from the Company’s revenues. Interest on such loans or leases is not recognized until the entire principal amount is collected or until the loan or lease is returned to a performing status.

Impaired loans and leases, with the exception of groups of smaller balance homogeneous loans and leases are collectively evaluated for impairment, are defined as loans or leases for which, based on current information and events, it is probable that the Bank will be unable to collect all amounts due, both interest and principal according to the contractual terms of the loan or lease agreement. The allowance for possible credit losses related

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to impaired loans and leases is determined based on the present value of expected cash flows discounted at the loan’s or lease’s effective interest rate or, as a practical expedient, the loan’s or lease’s observable market price or the fair value of the collateral if the loan or lease is collateral dependent.

The Company may renegotiate the terms of a loan or lease because of deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. There were no restructured loans or leases at March 31, 2005 or December 31, 2004. The Company obtains appraisals on loans secured by real estate, as required by applicable regulatory guidelines, and may update such appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write downs or appropriate additions to the allowance for possible credit losses. The Company records other real estate at fair value at the time of acquisition, less estimated costs to sell.

Other real estate consists of property owned by the Company as a result of foreclosure on collateral or similar actions. It is recorded at fair value at the time of acquisition, less estimated selling costs. As of March 31, 2005 the Company’s other real estate totaled $2.2 million and consisted of nine commercial properties.

The following table presents information regarding nonperforming assets as of the dates indicated:

	March 31, 2005	December 31, 2004
	(Dollars in thousands)
Nonaccrual loans and leases	$5,898	$2,929
Restructured loans and leases	—	—
Loans and leases which are contractually past due 90 or more days as to interest or principal payments but are not included above	213	394

Total nonperforming loans and leases	6,111	3,323
Other real estate	2,164	2,164

Total nonperforming assets	$8,275	$5,487

Ratios:
Nonperforming loans and leases to total loans and leases	1.4%	0.8%
Nonperforming assets to total loans and leases plus other real estate	1.9%	1.3%

Allowance for Possible Credit Losses

The allowance for possible credit losses is a reserve established through charges to earnings in the form of a provision for possible credit losses. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for possible credit losses to the Banks board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance.

In making its evaluation, management considers factors such as the Company’s historical loan and lease loss experience, the diversification by industry of the commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and leases and related collateral security, the evaluation of the loan portfolio by the monthly external loan reviews that had been conducted by Temple and Associates for the first three quarters of 2004 and other relevant factors including in house reviews performed for the fourth quarter of 2004 and first quarter of 2005. Charge-offs occur when loans are deemed to be uncollectible.

The allowance for possible credit losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan and lease portfolio in the normal course of business. The

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Company makes specific allowances for each loan based on its type and classification as discussed below. However, there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or categories of loans, including general economic and business conditions and credit quality trends. The Company has established an unallocated portion of the allowance based on its evaluation of these risks, which management believes is prudent and consistent with regulatory requirements. Due to the uncertainty of risks in the loan and lease portfolio, management’s judgment of the amount of the allowance necessary to absorb credit losses is approximate. The allowance is also subject to regulatory examinations and determination by the regulatory agencies as to the adequacy of the allowance.

The Company follows a loan review program to evaluate the credit risk in the loan portfolio. In addition, the Company had contracted with Temple and Associates to perform a monthly loan review through the third quarter of 2004. Due to the pending sale of the Company only in house reviews were conducted for the fourth quarter of 2004 and first quarter of 2005. Through the loan review process, the Company maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for possible credit losses. Loans internally classified as “substandard” or in the more severe categories of “doubtful” or “loss” are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At March 31, 2005, the Company had $10.0 of loans classified as “substandard”, compared to $8.2 at March 31, 2004.

The internally classified loan list and certain other non-classified, non-criticized loans are maintained on the Bank’s internal “watch list”. Along with the delinquency list, these loans are closely monitored to ensure appropriate steps are taken to ensure collection. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Company reviews these loans to assist in assessing the adequacy of the allowance for possible credit losses. At March 31, 2005, the Company had $4.0 of such loans.

In originating loans, the Company establishes unallocated allowances recognizing that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in case of a collateralized loan, the quality of the collateral for such loan. In addition to these unallocated allowances, specific allowances are provided for impaired loans which are defined as individual loans whose ultimate collection of principal and interest are considered questionable by management after reviewing the current status of the loans and considering the net realizable value of the collateral and/or the present value of future cash flow.

Loans and leases are charged-off against the allowance for possible credit losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for possible credit losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations.

The Company charged off a net of $454.0 thousand (0.43% of average net loans and leases) and $1.6 million (0.44% of average loans and leases) in loans and leases during the three-month period ended March 31, 2005 and the year ended December 31, 2004, respectively.

As of March 31, 2005, the Company’s allowance for possible credit losses was $4.1 million or 0.96% of the average net loans and leases compared with $3.9 million or 1.07% of the average net loans and leases as of December 31, 2004. Although additional losses may occur, based on the detailed analysis and evaluation performed, management believes the allowance for possible credit losses to be adequate to absorb probable losses inherent in the loan and lease portfolio at March 31, 2005.

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The following table presents, for the periods indicated, an analysis of the allowance for possible credit losses and other related data:

	As of and for the Three Months Ended March 31, 2005	As of and for the Year Ended December 31, 2004
	(Dollars in thousands)
Loans and leases (1):
Average net loans and leases outstanding during period	$429,191	$366,867

Gross loans and leases outstanding at end of period	$427,788	$423,352

Transactions in Allowance for Possible Credit Losses:
Balance at beginning of period	$3,930	$2,930
Balance acquired in the Community State Bank acquisition	—	603
Charge-offs for period:
Commercial and industrial	(444)	(1,257)
Real estate	(—)	(88)
Leases	(9)	(210)
Consumer and other	(15)	(254)
Recoveries of loans and leases previously charged off:
Commercial and industrial	9	55
Real estate	—	9
Leases	5	70
Consumer and other	—	47

Net charge offs	(454)	(1,628)
Provision for possible credit losses	650	2,025

Allowance for possible credit losses at end of period	$4,126	$3,930

Ratios:
Net loan and lease charge-offs (annualized) to average net loans and leases	0.43%	0.44%
Net loan and lease charge-offs (annualized) to end of period net loans and leases	0.43%	0.38%
Allowance to average net loans and leases	0.96%	1.07%
Allowance to end of period net loans and leases	0.96%	0.93%
Net loan and lease charge-offs annualized to allowance	44.01%	41.42%

(1)	All loan and lease amounts are net of unearned discount.

The following table describes the allocation of the allowance for possible credit losses among various categories of loans and leases and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of the loans and leases.

	As of March 31 2005		As of December 31, 2004
	Amount	Percent of Loans to Total Loans and Leases	Amount	Percent of Loans to Total Loans and Leases
	(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Commercial, financial and industrial	$788	23.5%	$571	24.1%
Real estate	933	68.7%	573	67.9%
Consumer (net)	62	6.4%	51	6.3%
Lease financing	152	1.4%	183	1.7%
Unallocated	2,191	—	2,552	—

Total allowance for possible credit losses	$4,126		$3,930

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Deposits and Liability Management

The Company relies primarily on its deposit base to fund its lending and investment activities. The Company follows a policy of paying interest rates on interest-bearing accounts which are competitive with other commercial banks in its market area. It sells federal funds on an overnight basis and from time to time makes other investments with various maturities. The Company follows a policy of not soliciting or accepting brokered deposits.

The following table presents an analysis of deposits by type at the indicated dates:

	March 31, 2005	December 31, 2004
	Amount	Amount
	(Dollars in thousands)
Noninterest-bearing deposits	$138,594	$146,056
Interest-bearing deposits	140,380	151,282
CDs in amounts of less than $100M	87,899	84,465
CDs in amounts of $100M or more	90,215	96,836

Total deposits	$457,088	$478,639

The Company’s total deposits decreased from $478.6 million as of December 31, 2004 to $457.1 million as of March 31, 2005, which represented an decrease of $21.5 million or 4.5%. Non-interest-bearing deposits constituted 30.3% of total deposits at March 31, 2005 compared to 30.5% at December 31, 2004.

The amount of deposits in certificates of deposit (“CDs”) including IRAs and public funds in amounts of $100.0 thousand or more was 19.7% of deposits as of March 31, 2005 compared to 20.8% as of December 31, 2004.

The Company’s CD rates are competitive with local independent community banks. However, the rates paid on CDs in amounts of $100 thousand or more normally exceed the rates paid by the Company on smaller retail deposits. Because CDs in amounts of $100 thousand or more normally command higher rates than smaller retail deposits in the marketplace, such CDs are subject to being moved to other financial institutions if a higher rate can be obtained by the depositor. Thus, CDs in amounts of $100 thousand or higher may be considered less stable than other deposits. However, because a significant portion of the Company’s CDs in amounts of $100 thousand or more are owned by customers who have a full banking relationship with the Company, management considers these CDs to be more stable than CDs owned by other institutions and owned by customers who do not maintain full banking relationships.

Interest expense on CDs in amounts of $100.0 thousand or more was $643.7 and $533.9 thousand for the three months ended March 31, 2005 and 2004, respectively. This increase in interest expense is primarily the result of increased interest rates in 2005. Interest expense on CDs in amounts of $100.0 thousand or more was $2.8 million for the year ended December 31, 2004. The higher cost of such funds relative to other deposits can have a negative impact on the Company’s net interest margin.

The following table sets forth the amount of the Company’s certificates of deposit that are $100.0 thousand or greater by the time remaining until maturity as of March 31, 2005:

As of March 31, 2005
(Dollars in thousands)
Remaining maturity
Three months or less	$15,879
Over three months through six months	10,683
Over six months through one year	12,932
Over one year	50,721

Total	$90,215

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Borrowings

During the first quarter of 2005, borrowings consisted of Federal Home Loan Bank advances. At March 31, 2005, FHLB borrowings were $83.8 million compared to $58.7 million at December 31, 2004. There were no federal funds purchased at March 31, 2005 or December 31, 2004. The increase in FHLB borrowings were primarily the result of loan growth and a decrease in deposits during the three months ended March 31, 2005. As of March 31, 2005, the Company had $18.6 million of junior subordinated debentures outstanding issued to its subsidiary business trusts.

First Community Capital Trust I (Trust I), First Community Capital Trust II (Trust II) and First Community Capital Trust III (Trust III).

Description	Issue Date	Trust Preferred Securities Outstanding	Interest Rates	Junior Subordinated Debt Owned to Trusts	Final Maturity Date
Trust I	3/28/2001	$5,000,000	10.18% Fixed	$5,155,000	6/8/2031
Trust II	11/28/2001	5,000,000	LIBOR Floating +3.75 bp	5,155,000	12/28/2031
Trust III	12/15/2003	8,000,000	LIBOR Floating +2.75 bp	8,248,000	12/28/2033

		$18,000,000		$18,558,000

Each of the trusts are statutory business trusts organized for the sole purpose of issuing trust securities and investing the proceeds thereof in junior subordinated debentures of the Company, the sole assets of each trust. The preferred trust securities of each trust represent preferred beneficial interests in the assets of the respective trusts and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the trusts. The Company wholly owns the common securities of each trust. Each trust’s ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the related junior subordinated debentures. The Company’s obligations under the junior subordinated debentures and other relevant trust agreements, in aggregate, constitute a full and unconditional guarantee by the Company of each respective trust’s obligations under the trust securities issued by each respective trust.

Off-Balance Sheet Risk

The Company is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

At March 31, 2005 and December 31, 2004, the Company had outstanding unfunded standby letters of credit, which are primarily cash secured, totaling $746.0 thousand and $790.6 thousand, respectively, and unfunded loan commitments of $81.7 million and $123.9 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company considers approximately 35% to be firm and will be exercised. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

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Correspondent Banks

In the ordinary course of its operations, the Company maintains correspondent bank accounts with various banks, which accounts aggregated approximately $25.7 million as of March 31, 2005. The largest of these accounts is with Federal Reserve Bank of Dallas, which is the principal bank through which the Company clears checks. As of March 31, 2005, the balance in this account was approximately $19.4 million. Each of the correspondent accounts is a demand account and the Company receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing of checks, sales and purchases of participations in loans and sales and purchases of federal funds.

Investment Portfolio

The Company uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities available for sale totaled $88.4 million at March 31, 2005, a decrease of $5.4 million or 5.8% from $93.8 million at December 31, 2004. The average life of the securities portfolio at March 31, 2005 was 4.8 years compared to 4.6 years at December 31, 2004.

At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders’ equity until realized. The Company has no securities classified as trading or held to maturity at March 31, 2005.

Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time.

Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

Unlike U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are generally purchased at a premium, will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Conversely, mortgage-backed securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal, and consequently the average life of this security will be lengthened. If interest rates begin to fall, prepayments will increase.

CMOs are bonds that are backed by pools of mortgages. The pools can be Ginnie Mae, Fannie Mae or Freddie Mac pools or they can be private-label pools. The CMOs are designed so that the mortgage collateral will generate a cash flow sufficient to provide for the timely repayment of the bonds. The mortgage collateral pool can be structured to accommodate various desired bond repayment schedules, provided that the collateral cash flow is adequate to meet scheduled bond payments. This is accomplished by dividing the bonds into classes to

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which payments on the underlying mortgage pools are allocated in different order. The bond’s cash flow, for example, can be dedicated to one class of bondholders at a time, thereby increasing call protection to bondholders. In private-label CMOs, losses on underlying mortgages are directed to the most junior of all classes and then to the classes above in order of increasing seniority, which means that the senior classes have enough credit protection to be given the highest credit rating by the rating agencies.

It is the policy of the Company to utilize the investment portfolio as a vehicle for investment of excess funds in minimal risk assets, usually securities rated Aa or higher or backed by the full faith and credit of the United States government. Investment policies are made by the Asset Liability and Investment Committee of the Board of Directors. The investment portfolio provides additional liquidity on a short-term basis through the sale or pledging, if necessary, of the portfolio securities.

Capital Resources

Total stockholders’ equity was $41.5 million at March 31, 2005 compared with $41.4 million at December 31, 2004, an increase of $100 thousand or .24%. The increase was due to increased earnings and the exercise of stock options partially offset by an increase in the unrealized losses on the Company’s available for sale investment securities portfolio.

Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve and the Banks are subject to capital adequacy requirements imposed by the Office of the Comptroller of Currency (“OCC”). Both the Federal Reserve and the OCC have adopted risk-based capital requirements for assessing bank holding company and national bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require the Company to have “Tier 1 capital” of at least 4.0% and “total risk-based capital” (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. “Tier 1 capital” generally includes common shareholders’ equity, trust preferred securities, and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest

26

rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Banks are subject to capital adequacy guidelines of the OCC that are substantially similar to the Federal Reserve’s guidelines. Also pursuant to FDICIA, the OCC has promulgated regulations setting the levels at which an insured institution such as the banks would be considered “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” The Banks are classified “well capitalized” for purposes of the OCC’s prompt corrective action regulations.

The following table provides a comparison of the Company’s and the Banks’ leverage and risk-weighted capital ratios as of March 31, 2005 to the minimum and well-capitalized regulatory standards:

	Minimum Required for Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions	Actual Ratio at March 31, 2005
The Company
Leverage ratio	4.00	%(1)	N/A	7.04%
Tier 1 risk-based capital ratio	4.00		N/A	8.94
Total risk-based capital ratio	8.00		N/A	10.63

First Community Bank, N.A.
Leverage ratio	4.00	%(2)	5.00%	7.20%
Tier 1 risk-based capital ratio	4.00		6.00	9.35
Total risk-based capital ratio	8.00		10.00	10.25

First Community Bank San Antonio, N. A.
Leverage ratio	4.00	%(2)	5.00%	11.50%
Tier 1 risk-based capital ratio	4.00		6.00	10.02
Total risk-based capital ratio	8.00		10.00	10.81

(1)	The Federal Reserve may require the Company to maintain a leverage ratio above the required minimum.
(2)	The OCC may require the Banks to maintain a leverage ratio above the required minimum.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Asset/Liability Management.    The Company’s primary earnings source is net interest income; therefore, the Company devotes significant time and has invested in resources to assist in the management of market risk, liquidity risk, capital and asset quality. The Company’s net interest income is affected by changes in market interest rates and by the level and composition of interest-earning assets and interest-bearing liabilities. The Company’s objectives in its asset/liability management are to utilize its capital effectively, to provide adequate liquidity and to enhance net interest income, without taking undue risks or subjecting the Company unduly to interest rate fluctuations. The Company takes a coordinated approach to the management of market risk, liquidity and capital. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee (“ALCO”). The ALCO, which is comprised of members of senior management and the Board, meets to review, among other things, economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and off-balance sheet financial instruments.

Interest Rate Sensitivity Management.    Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as gap, by maintaining an interest rate sensitivity position within a particular time frame.

27

Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with adverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may not change simultaneously and may change by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or “positive gap” is created (rate sensitivity ratio is greater than 100%), which means asset rates respond more quickly when interest rates change. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or “negative gap” is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

Liquidity.    The Company’s asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. The Company accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. To the extent practicable, the Company attempts to match the maturities of its rate sensitive assets and liabilities. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar “gap” data. The Company believes its present position to be adequate to meet its current and future liquidity needs.

The liquidity of the Company is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, the Federal Reserve Bank of Dallas, the Federal Home Loan Bank of Dallas, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, the Company’s management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan and lease portfolios and deposits. In addition to the liquidity provided by the foregoing, the Company has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. The Company has established a $4.0 million overnight line of credit with TIB—The Independent Bankers Bank, Dallas, Texas, a $3.0 million overnight line of credit with Amegy Bank of Texas, Houston, Texas and a $15 million overnight line of credit for the purchase of Fed Funds with Bank One, N.A. The Company’s securities safekeeping is handled by the Federal Home Loan Bank of Dallas, which allows the Company the capability of borrowing up to the amount of available collateral.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures.    As of the end of the period covered by this report the Company carried out an evaluation, under the supervision and with the participation of our management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the Company’s management within the time periods specified in the SEC’s rules and forms.

Changes in internal control over financial reporting.    There were no changes in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

28

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Not applicable

ITEM 2.	CHANGES IN SECURITIES USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES

a. Not applicable

b. Not applicable

c. Not applicable

d. Not applicable

e. Not applicable

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

Not applicable

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable

ITEM 5.	OTHER INFORMATION

Not applicable

ITEM 6.	EXHIBITS AND REPORTS ON FORM 8-K

a.	Exhibits:

The following exhibits are filed with this Quarterly Report on Form 10-Q:

Exhibit Number	Description of Exhibit
31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended.

32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

b.	Reports on Form 8-K

None

29

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY CAPITAL CORPORATION
(Registrant)

Date: May 16, 2005	/s/ NIGEL J. HARRISON
Nigel J. Harrison
President and Chief Executive Officer

Date: May 16, 1005	/s/ JAMES M. MCELRAY
James M. McElray
Executive Vice President and Chief Financial Officer

30

Exhibit 31.1

Certification of the Chief Executive Officer pursuant to

Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended

I, Nigel J. Harrison, President and Chief Executive Officer, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of First Community Capital Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrants as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrants, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s third fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date May 16, 2005

/s/ NIGEL J. HARRISON
Nigel J. Harrison President and Chief Executive Officer

Exhibit 31.2

Certification of the Chief Financial Officer pursuant to

Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended

I, James M. McElray, Executive Vice President and Chief Financial Officer, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of First Community Capital Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrants as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrants, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s third fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date May 16, 2005

/s/ JAMES M. MCELRAY
James M. McElray Executive Vice President and Chief Financial Officer

Exhibit 32.1

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the quarterly report of First Community Capital Corporation (the “Company”) on Form 10-Q for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Nigel J. Harrison, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.    The information contained in the Report fairly presents, in all material respects, the financial condition and operating results of the Company.

/s/ NIGEL J. HARRISON
Nigel J. Harrison President and Chief Executive Officer May 16, 2005

Exhibit 32.2

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the quarterly report of First Community Capital Corporation (the “Company”) on Form 10-Q for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, James M. McElray, Executive Vice President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.    The information contained in the Report fairly presents, in all material respects, the financial condition and operating results of the Company.

/s/ JAMES M. MCELRAY
James M. McElray Executive Vice President and Chief Financial Officer May 16, 2005

APPENDIX G

OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING

June 24, 2005

Board of Directors

First Community Capital Corporation

14200 Gulf Freeway

Houston, TX 77275-2289

Members of the Board:

You have requested that we update our written opinion dated August 27, 2004 as to the fairness, from a financial point of view, to First Community Capital Corporation, Houston, Texas (the “Seller”) as seller of the outstanding shares of common stock of First Community Bank San Antonio, N.A. (the “Bank”) to FC Holding, Inc. (the “Purchaser”). Pursuant to the Stock Purchase Agreement dated November 3, 2004, the Purchaser has agreed to pay cash in an amount equal to the equity capital on the closing date as defined in the Stock Purchase Agreement plus $450,000 plus an amount to fully reimburse Seller for any federal and state tax liabilities resulting from the sale (the “Consideration”) for all of the outstanding shares of the Bank.

The Bank is a national bank with operations in San Antonio, Texas and was formed from the Seller’s existing banking operations in San Antonio. Certain officers and shareholders of the Seller will be officers and shareholders of the Purchaser.

Alex Sheshunoff & Co. Investment Banking (“Sheshunoff”) is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. Sheshunoff did not advise the Seller or the Purchaser as to the amount of Consideration to be received or as to the terms and conditions of the contemplated sale.

In connection with our opinion, we have, among other things:

1.	Reviewed Call Report information as of June 30, 2004 for the Bank;

2.	Conducted conversations with management regarding recent and projected financial performance of the Bank;

3.	Analyzed the present value of the after-tax cash flows the Bank is expected produce through the year 2009 and beyond based on assumptions provided by management; and

4.	Compared the premium to the estimated tangible book value in the sale contemplated by the Stock Purchase Agreement with the premiums observed in certain secondary offerings of stock by privately-held banks.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by the Seller on the Bank for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information.

We have not made an independent evaluation of the assets or liabilities of the Bank nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the

2801 Via Fortune, Suite 625, Austin, TX 78746

Phone 800.279.2241 • Fax 512.472.8953 • asheshunoff.com

G-1

Board of Directors

First Community Capital Corporation

June 24, 2005

adequacy of the allowance for loan and lease losses and have assumed that such allowance for the Bank is, in the aggregate, adequate to cover such losses. We have not conducted an on-site review of the Bank or its operations.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Consideration, from a financial point of view, to the Seller. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Consideration or the Stock Purchase Agreement. It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Consideration to be received by the Seller pursuant to the Stock Purchase Agreement is fair, from a financial point of view.

Very truly yours,

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING

G-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant’s Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits.  See Exhibit Index.

(b) Financial Statement Schedules. Not Applicable.

(c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on June 24, 2005.

WELLS FARGO & COMPANY

By:	/s/ Richard M. Kovacevich
Richard M. Kovacevich President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this pre-effective Amendment No. 1 to Registration Statement on Form S-4 has been signed on June 24, 2005 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich Richard M. Kovacevich	President and Chief Executive Officer (Principal Executive Officer)

/s/ Howard I. Atkins Howard I. Atkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard D. Levy Richard D. Levy	Senior Vice President and Controller (Principal Accounting Officer)

J.A. BLANCHARD III

SUSAN E. ENGEL

ENRIQUE HERNANDEZ, JR.

ROBERT L. JOSS

REATHA CLARK KING

RICHARD M. KOVACEVICH

RICHARD D. McCORMICK

CYNTHIA H. MILLIGAN

PHILIP J. QUIGLEY

DONALD B. RICE

JUDITH M. RUNSTAD

STEPHEN W. SANGER

SUSAN G. SWENSON

MICHAEL W. WRIGHT

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	A majority of the Board of Directors*

*	Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/	Richard M. Kovacevich
Richard M. Kovacevich Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated as of September 1, 2004, by and between First Community Capital Corporation and Wells Fargo & Company, as amended, and the form of related agreement and plan of merger to be entered into between First Community Capital Corporation and Wells Fargo FCCC Merger Co., included as Appendix A in the accompanying proxy statement-prospectus.

3.1	Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), Exhibits 3(b) and 3(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant’s name and increasing authorized common and preferred stock, respectively), and Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (increasing authorized common stock).

3.2	Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to Exhibit 3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

3.3	Certificate Eliminating the Certificate of Designations for the Registrant’s Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant’s Current Report on Form 8-K dated November 1, 1995.

3.4	Certificate Eliminating the Certificate of Designations for the Registrant’s 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated February 20, 1996.

3.5	Certificate of Designations for the Registrant’s 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated February 26, 1996.

3.6	Certificate of Designations for the Registrant’s 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 14, 1997.

3.7	Certificate of Designations for the Registrant’s 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 20, 1998.

3.8	Certificate of Designations for the Registrant’s Adjustable Cumulative Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

3.9	Certificate of Designations for the Registrant’s 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K dated April 21, 1999.

3.10	Certificate of Designations for the Registrant’s 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

3.11	Certificate of Designations for the Registrant’s 2001 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 17, 2001.

Exhibit Number	Description
3.12	Certificate of Designations for the Registrant’s 2002 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated April 16, 2002.

3.13	Certificate of Designations for the Registrant’s 2003 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 15, 2003.

3.14	Certificate of Designations for the Registrant’s 2005 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(a) to the Company’s Current Report on Form 8-K dated March 15, 2005.

3.15	Certificate of Designations for the Registrant’s 2005 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(a) to the Company’s Current Report on Form 8-K dated March 15, 2005.

3.16	Certificate Eliminating the Certificate of Designations for the Registrant’s Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant’s Current Report on Form 8-K dated April 21, 1999.

3.17	By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.

4.1	See Exhibits 3.1 through 3.17.

5.1	Opinion of Robert J. Kaukol as to the legality of the shares to be issued (including consent).*

8.1	Opinion of Bracewell & Giuliani, L.L.P. regarding tax matters (including consent).

23.1	Consent of Robert J. Kaukol (included in Exhibit 5.1).

23.2	Consent of Bracewell & Giuliani, L.L.P. (included in Exhibit 8.1).

23.3	Consent of KPMG LLP relating to the audited consolidated financial statements of Wells Fargo & Company and Subsidiaries.

23.4	Consent of Harper & Pearson Company relating to the audited consolidated financial statements of First Community Capital Corporation.

24.1	Powers of Attorney.*

99.1.1	Form of proxy for common stock for special meeting of shareholders of First Community Capital Corporation.

99.1.2	Form of proxy for preferred stock for special meeting of shareholders for First Community Capital Corporation.

99.1.3	Cover letter and Voting Instruction form for special meeting of shareholders for First Community Capital Corporation.

99.2	Consent of Bear, Stearns & Co. Inc.

99.3	Consent of Alex Sheshunoff & Co. Investment Banking, L.P.

99.4	Annual Report on Form 10-K for the year ended December 31, 2004, of First Community Capital Corporation, included as Appendix E in the accompanying proxy statement-prospectus.

99.5	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, of First Community Capital Corporation, included as Appendix F in the accompanying proxy statement-prospectus.

*	Filed with the initial Registration Statement on Form S-4, dated December 22, 2004.